Form 10-K, Exhibit 13
period 1997-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 1998-03-30
CIK 1047170

[LOGO]





                                 Southside Bank
                                 --------------
                          Bank of Northumberland, Inc.






Index to Annual Report                                        Notes to Financial Statement        29
Financial Data                                         2      Report of Independent Auditors      41
Chairman and President's Letter to Stockholders        3      Board of Directors                  42
Management's Discussion and Analysis                   9      Officers                            43
Financial Statements                                  25      Bank Locations                      44

Selected Financial Data
(In thousands, except ratios and per share amounts)


                                                                            Year Ended December 31,
                                                  ---------------------------------------------------------------------------
Income Statement Data:                                1997           1996            1995            1994            1993
-----------------------------------------------------------------------------------------------------------------------------
Interest income                                     $ 24,773       $ 22,913       $ 21,669         $ 19,468       $  18,613
Interest expense                                      11,144         10,360         10,315            8,097           7,894
                                                    --------       --------        --------        --------       ---------
 Net interest income                                  13,629         12,553         11,354           11,371          10,719
Provision for loan losses                                412            437            575              796             944
                                                    --------       --------        --------        --------       ---------
 Net interest income after
  provision for loan losses                           13,217         12,116         10,779           10,575           9,775
Non-interest income                                    1,789          1,621          1,446            1,296           1,183
Securities gains (losses)                                (28)           (52)            (9)             (52)            159
Non-interest expense                                   7,705          6,931          6,774            6,433           6,089
                                                    --------       --------        ---------       --------       ---------
Income before income taxes                             7,273          6,754          5,442            5,386           5,028
Income taxes                                           1,965          1,710          1,317            1,292           1,135
                                                    --------       --------        ---------       --------       ---------
Net Income                                          $  5,308       $  5,044       $  4,125         $  4,094       $   3,893
                                                    ========       ========        =========       ========       =========
Per Share Data:
---------------------------------------------------------------------------------------------------------------------------
Net Income, basic and diluted                       $   1.02       $   0.97       $   0.79         $   0.79       $    0.75
Cash dividends                                          0.34           0.31           0.25             0.24            0.23
Book value at period end                                7.57           6.84           6.23             5.48            5.16
Balance Sheet Data:
---------------------------------------------------------------------------------------------------------------------------
Assets                                              $323,430       $308,724       $286,734         $269,832       $ 256,945
Loans, net of unearned income                        227,981        206,343        192,894          183,862         166,666
Securities                                            77,274         82,129         72,561           65,824          71,552
Deposits                                             280,882        269,903        251,612          238,880         228,077
Shareholders' equity                                  39,265         35,457         32,393           28,439          26,785
Average shares outstanding                             5,188          5,177          5,192            5,192           5,192
Performance Ratios:
----------------------------------------------------------------------------------------------------------------------------
Return on average assets                                1.68%          1.72%          1.48%            1.55%           1.57%
Return on average equity                               13.97%         14.57%         13.20%           14.83%          15.40%
Dividend payout                                        32.78%         31.91%         31.70%           30.47%          30.09%
Efficiency (1)                                         47.26%         46.04%         49.79%           48.60%          48.95%
Average equity to average assets                       12.01%         11.79%         11.23%           10.48%          10.16%
Asset Quality Ratios:
----------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses to period end loans           1.70%          1.77%          1.98%            1.96%           1.80%
Allowance for loan losses to nonaccrual loans         127.99%         94.11%         92.75%          117.00%         129.34%
Nonperforming assets to period end loans
 and foreclosed properties                              1.36%          2.00%          2.44%            1.89%           1.58%
Net charge-offs to average loans                        0.09%          0.31%          0.19%            0.11%           0.18%
Capital and Liquidity Ratios:
----------------------------------------------------------------------------------------------------------------------------
Leverage                                               12.87%         11.89%         12.24%           11.12%          10.48%
Risk-based capital ratios:
 Tier 1 capital                                        19.30%         19.59%         16.07%           13.12%          12.04%
 Total capital                                         20.56%         20.85%         17.32%           13.73%          13.16%
Average loans to average deposits                      79.01%         76.82%         76.84%           73.64%          72.92%
----------------------------------------------------------------------------------------------------------------------------

(1) Efficiency ratio is computed by dividing non-interest expense by the sum of net-interest income on a tax equivalent basis and non-interest income, net of securities gains or losses.
Note: The amounts previously reported for the periods have been retroactively restated to reflect the merger of Southside Bank and Bank of Northumberland, Inc. to form Eastern Virginia Bankshares, Inc. as of December 29, 1997.

To Our Stockholders



On behalf of the boards of directors and staffs of Bank of Northumberland Inc., Southside Bank, and our newly formed holding company, Eastern Virginia Bankshares Inc., we are pleased to present our first annual report, for the year ended December 31, 1997. Your company's two member banks enjoyed outstanding results in their respective operations for the year. 1997 was an exciting year for these two successful institutions, as they joined together at year end. It is with great pleasure and pride that we present this information to you.

     As we look at the results on a consolidated basis, Eastern Virginia Bankshares Inc. experienced an 13.97% return on equity and return on assets of 1.68% for 1997. Total assets grew




[PHOTO]
[PHOTO CAPTION]
------------------------------------------------------------------------------
Eastern Virginia Bankshares Board of Directors: Seated left to right; Thomas M. Boyd, Jr., Robert L. Covington, F.L. Garrett, III, standing left to right; W. Rand Cook, Lewis R. Reynolds, Eric A. Johnson, L. Edelyn Dawson, Jr., F. Warren Haynie, Jr., William L. Lewis.




                                                   EASTERN VIRGINIA BANKSHARES 3

4.8%, or $14.7 million, to $323,430,000 as of December 31, 1997. Total loans grew 10.5%, or $21.6 million, to $227,981,000 at year end, and deposits grew 4.1%, or $11.0 million, to $280,882,000 for the same period. Other ratios for the holding company also look very favorable when compared to industry averages.

We invite you to review the accompanying "Selected Financial Data."
 1997 was a record year for bank merger


[PHOTO]

[PHOTO CAPTION]

Southside Bank Board of Directors: Seated left to right; T.M. Boyd, Jr., F.L. Garrett III, standing left to right; William W. Lowery, III, Charles R. Revere, Emmett Upshaw, J. Thomas Newman, Lawrence R. Moter, M.D., E. Gary Ball, Eric A. Johnson, Leslie E. Taylor, William L. Lewis, W. Gerald Cox, not pictured W. Rand Cook.


activity, as nationwide $94.9 billion worth of banks and thrifts announced consolidation plans during the year. In Virginia three of the five largest independents agreed to sell. This rush for consolidation within the industry has been viewed by our boards as an enormous opportunity.

     There were many reasons why our bank boards of directors and management felt that this was a good marriage for these two success-ful institutions at this time, and ultimately for you, our shareholder. Recent stock trades (NASDAQ) indicate that the market agrees with our assess ment. Aside from the tremendous opportunity created in our mid-Atlantic market, as the larger banks are becoming even larger, it was our opinion that, with all of the technological changes occurring within the industry, it was the appropriate time to find a strong, like-minded, compatible partner to meet the competitive challenges arising from recent and anticipated changes in the banking and financial services industry. The joint proxy statement sent to shareholders of both institutions in early December outlined the advantages of this merger from the prospective of each of the boards of our banks in some detail.

        Particularly important to both boards during our discussions was the feeling that both institutions should maintain their names, names which were built on solid reputations, and names which have excellent franchise value in their respective markets. In today's changing world, we feel the consumer is looking for the stability of the strong community bank. At the same time, this merger presents organizational and management opportunities, which, again benefit shareholder value. Additionally, we feel that this alliance and our holding company philosophy of individual bank autonomy may be attractive to other institutions with a similar philosophy as well.

Southside Bank

Balance Sheet as of 12/31/97 (in 000's)
Cash and cash equivalents:           $   7,855
Investments                             30,225
Loans, Net                             141,888
Other Assets                             7,334
                                      --------
Total Assets                          $187,302

Deposits                              $173,590
Other Liabilities                        2,428
Shareholders Equity                     11,284
                                      --------
Total Liabilities & Capital           $187,302

Income Statement as of 12/31/97 (in 000's)
Interest Income                       $ 14,815
Interest Expense                         6,624
                                      --------
Net Interest Income                   $  8,191
Provision For Loan Losses                  390
Other Income                             1,237
Other Expense                            5,138
Federal Income Tax                       1,105
                                      --------
Net Income                            $  2,795
                                      ========
----------------------------------------------
Deltaville Office with its new atrium addition


     While much effort was given to our "merger of equals," both banks were able to accomplish a great deal during the year. Bank of Northumberland enjoyed yet another outstanding year by all standards of performance, and continued its commitment to cost containment controls which have kept its overhead expense levels below that of its peer group. At the same time, it has continued its role as the leading



                                                   EASTERN VIRGINIA BANKSHARES 5
banking institution in its Northern Neck market, a market which is becoming increasingly more competitive.




[PHOTO]

[PHOTO CAPTION]

Heathsville Office

     In September, Southside Bank opened an office in Middlesex county in Deltaville in a facility formerly occupied by another bank. The decision to reopen this office was based on the bank's success in Middlesex with its two existing offices, Urbanna and Hartfield, and the opportunity we see in the eastern end of the county. Kay Snow joined the bank as manager of the Deltaville office. A native of Middlesex, she has years of retail banking experience. We are delighted to have her as part of the Southside Bank team.

     By mid-year 1998 Southside Bank will add the ninth office to its system by opening an office in Gloucester County near the courthouse, on U.S. Route 17. This office was also formerly a full-service banking facility. In addition to fully renovating the building, we will add an ATM at this location. Gloucester county is in the midst of rapid growth, particularly in the courthouse area, which is near this location. We see this newest office as a natural expansion of our market and its addition to our branch network comes at an opportune time.

     Much has been written about the year 2000 and its ramifications for financial institutions. We can assure you that your company and its two organizations have established plans which include obtaining confirmation from our mission critical suppliers and vendors regarding their year 2000 plans. We are making every effort necessary to prepare our systems for the millennium change, and every effort to ensure that all vendors and all counterparty relationships and customers are in compliance. A great deal of management effort has been expended in the assessment of our year 2000 exposure, and we have sought legal and regulator guidance on this issue.

[PHOTO]

[PHOTO CAPTION]

Bank of Northumberland Board of Directors: Seated left to right; W. Leslie Kilduff, Lewis R. Reynolds, Robert L. Covington, standing left to right; Charles
R. Rice, S. Lakes Cowart, Sr., L. Edelyn Dawson, Jr., F. Warren Haynie, Jr., Howard R. Straughan, Jr., not pictured William E. Sanford, Jr.



Bank of Northumberland

Balance Sheet as of 12/31/97 (in 000's)
Cash and cash equivalents                     $       4,106
Interest-Bearing Deposits-Other Banks                   100
Investments                                          47,048
Loans, Net                                           82,225
Other Assets                                          2,649
                                                   --------
Total Assets                                       $136,128

Deposits                                           $122,891
Other Liabilities                                       855
Shareholders Equity                                  12,382
                                                   --------
Total Liabilities & Capital                        $136,128
                                                   --------
Income Statement as of 12/31/97 in (000's)
Interest Income                                    $  9,958
Interest Expense                                      4,520
                                                   --------
Net Interest Income                                $  5,438
Provision For Loan Losses                                22
Other Income                                            523
Other Expense                                         2,566
Federal Income Tax                                      860
                                                    --------
Net Income                                         $  2,513
                                                   ========

     Noted bank consultant Arnold Danielson of Danielson Associates, Inc. recently stated, in his National Banking Report - Winter 1998, article entitled Battle for Supremacy, "The year just ended may not have matched the `shock waves' of the monster mergers being announced every other Monday morning throughout the summer of 1995, but the consolidation process took a major step forward in 1997 with interindustry financial services mergers being added to the combining of the banking `goliaths.' No longer are we just waiting to see where First Union and NationsBank will strike next, but now we also are awaiting the inevitability of Travelers or some other big nonbank challenging the major remaining legal constraint within the financial services business by announcing the acquisition of a large bank." Danielson further stated, "While the big get bigger, they also will have to deal with the likelihood that much of what they


                                                   EASTERN VIRGINIA BANKSHARES 7
do can be done better by specialized boutiques. Many of the better boutiques will have disappeared because of the wisdom of selling while the pricing is good in an industry with considerable future uncertainty, but that does not mean they did not have an important role to play if they had stayed around. For every Wal-Mart and Nordstrom success story, there will be a Home Depot and Sports Authority excelling at its specialty."






     Looking ahead, we see many challenges and many opportunities. For Eastern Virginia Bankshares and the member community banks, we are challenged to use our resources to gain operational effectiveness in our operations. With our strong capital base of approximately $39 million , we are positioned well to explore many opportunities to gain a competitive advantage in our marketplace. As we have said many times before, and still believe firmly, especially now with our new partnership in place, we have located in an excellent market for future growth.

     We want to thank the boards of directors of both banks for their loyalty and dedication and for their hard work this past year. Both boards negotiated and worked tirelessssly for their institutions, and now have come together with great enthusiasm as a team. We especially thank officers Lewis Reynolds and Ned Stephenson for their hard work and dedication during the merger process. We have in place an excellent team on the holding company level and within both banks. We are well positioned to meet the challenges of the future.

     Finally, we thank you for your support and confidence.



                                     [BOX]


 T. M. Boyd, Jr.                                   R. L. Covington
President and CEO                               Chairman of the Board

Management's Discussion and Analysis
of Financial Condition and Results of Operations


The following discussion provides information about the major components of the results of operations, financial condition, liquidity and capital resources of Eastern Virginia Bankshares (EVB). This discussion and analysis should be read in conjunction with "Selected Financial Data" and the Consolidated Financial Statements and notes to consolidated Financial Statements presented elsewhere in this report. Operating results include Southside Bank and Bank of Northumberland, Inc. combined for all periods presented.



Overview

Late in December, 1997, EVB brought together into one holding company two 88-year-old independent community banks, Southside Bank and Bank of Northumberland, Inc. Both institutions have a long history of being customer-oriented, financial service providers in their respective communities, while providing consistent superior returns to their shareholders. Combined assets of $323 million produced consolidated net income of $5.3 million, resulting in return on stockholders' average assets of 1.68%. Total capital exceeded $39 million, resulting in a risk-based capital ratio in excess of 20%, and a return on shareholders' average equity of 13.97%.

The two subsidiary banks collectively serve 10 counties though 11 offices in the central, middle peninsula, and northern-neck regions of Virginia. Shareholders of both banks became shareholders in the holding company in a tax-free exchange, resulting in 5.2 million shares outstanding. Simultaneous with the share exchange was the listing of the stock on the NASDAQ Small Cap market, and the engagement of three independent market makers. Although consummated in late December, this combination provides unprecedented opportunities among the subsidiary banks for operational efficiencies, expense reduction, and expansion of modern technological financial services to a rural market in the new millenium.



Results of Operations

It is important to note at the outset of this discussion that the two subsidiaries, although presented on a consolidated basis with pooling-of-interests accounting, actually operated in combination for only 2 days in 1997. As a result, merger expenses of $364,285 were incurred without the corresponding opportunity to benefit from operational efficiencies inherent in the combination. Nevertheless, net income increased from $5.0 million in 1996 to $5.3 million in 1997, a record high for the consolidated entity. On a per share basis, net income was $1.02, up from $0.97 in 1996 and $0.79 in 1995.


The improvement in net income in 1997 was the result of improvement in both net interest income, and non-interest income. Net interest income, after provision for loan losses, was up 9.1% to $13.2 million and non-interest income was up 10.3% to $1.8 million. The improvement in net interest income can be attributed to both volume and rate. Average earning assets increased 7.6% to $302.6 million while the yield on these assets increased from 8.50% to 8.51%. While interest-bearing liabilities also increased by 6.9% to $247.7 million, the cost of these liabilities increased only modestly from 4.47% to 4.50%.

Loan demand remained strong in 1997, with total loans increasing 10.5% over 1996 levels. The securities portfolio actually declined 5.9% from $82.1 million to $77.2 million as maturing securities were used to fund loan demand throughout the year. At the end of 1997, the loan-to-deposit ratio stood at 81.2%, up from 76.5% at the end of 1996.

The Corporation's efficiency ratio, a measure of the control of non-interest-related costs, deteriorated slightly from 46.04% in 1996 to 47.26% in 1997, but remained below the Corporation's own five year average. Expenses of the merger were included in the computation of the efficiency ratio. Non-interest expenses for the Corporation have trended upward at the rate of 11.2% in 1997, 2.3% in 1996 and 5.3% in 1995. It is anticipated that the Corporation will have the opportunity to economize certain functions by the elimination of duplicate systems in the two subsidiary banks. Non-interest expense such as data processing, bank franchise taxes, and insurance costs are examples of these opportunities.

Overall asset growth and earnings improvement have followed a steady trend for several years. Assets grew 4.8% in 1997, 7.7% in 1996, and 6.3% in 1995. This trend in asset growth has been fueled primarily by branch expansion into new markets, such as Hanover County and Middlesex County. Such growth trends are likely to continue for several years as these new markets approach maturity. Existing, more mature markets are growing less rapidly than the Corporation as a whole. The trend toward increased net income has been evident for each year in the last five. Net interest margins have moved from 4.59% in the year ending December, 1995, to 4.82% in 1996, and 4.83% in 1997. This increased margin has resulted from falling interest rates in the market in recent years. Falling rates caused almost immediate reductions in liability cost, while asset returns were not as interest sensitive. The result has been increased margins, however, this trend is changing as rates stabilize and asset yields adjust to lower rates. Any significant increase in market interest rates would reverse this trend.


                                                   EASTERN VIRGINIA BANKSHARES 9

                    Summary of Financial Results by Quarter




                                             Three Months Ended
                             ---------------------------------------------------
                                                    1997
                             ---------------------------------------------------
(Dollars in thousands)          Dec. 31      Sep. 30      June 30      Mar. 31
---------------------------- ------------ ------------ ------------ ------------
Interest income                $  6,377     $  6,252     $  6,165     $  5,979
Interest expense                  2,885        2,832        2,739        2,688
                               --------     --------     --------     --------
Net interest income               3,492        3,420        3,426        3,291
Provision for loan losses           150           90           88           84
                               --------     --------     --------     --------
Net interest income after
 provision for loan losses        3,342        3,330        3,338        3,207
Non-interest income                 485          442          412          422
Non-interest expense              2,595        1,724        1,787        1,599
                               --------     --------     --------     --------
Income before income taxes        1,232        2,048        1,963        2,030
Applicable income taxes             424          544          495          502
                               --------     --------     --------     --------
Net income                     $    808     $  1,504     $  1,468     $  1,528
Net income per share,
 basic and diluted             $   0.16     $   0.29     $   0.28     $   0.29





                                             Three Months Ended
                             ---------------------------------------------------
                                                    1996
                             ---------------------------------------------------
(Dollars in thousands)          Dec. 31      Sep. 30      June 30      Mar. 31
---------------------------- ------------ ------------ ------------ ------------
Interest income                $  5,922     $  5,746     $  5,729     $  5,516
Interest expense                  2,656        2,546        2,544        2,614
                               --------     --------     --------     --------
Net interest income               3,266        3,200        3,185        2,902
Provision for loan losses           210           92           68           67
                               --------     --------     --------     --------
Net interest income after
 provision for loan losses        3,056        3,108        3,117        2,835
Non-interest income                 414          362          417          376
Non-interest expense              2,092        1,602        1,708        1,529
                               --------     --------     --------     --------
Income before income taxes        1,378        1,868        1,826        1,682
Applicable income taxes             401          469          417          423
                               --------     --------     --------     --------
Net income                     $    977     $  1,399     $  1,409     $  1,259
Net income per share,
 basic and diluted             $   0.19     $   0.27     $   0.27     $   0.24



Net Interest Income

Net interest income represents the principal source of earnings for EVB. Net interest income equals the amount by which interest income exceeds interest expense and represents the Corporation's gross profit margin. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income.

Net interest income, on a taxable-equivalent basis, for the year ended December 31, 1997, increased to $14.6 million, up 7.9% over the $13.5 million reported for 1996, and up 10.8% in 1996 over the $12.2 million reported for 1995. Net interest income in 1997 was affected by a strong economy increasing loan demand. Average loans increased $20.0 million (10.1%) to $217.3 million in 1997 from $197.3 million in 1996, and increased $9.0 million (4.8%) in 1996 from $188.3 million in 1995. Loan growth was funded primarily by average deposits which increased to $275.0 million, up $18.1 million (7.0%) from $256.9 million in 1996. The Corporation's net interest margin increased to 4.83% in 1997 compared to 4.82% in 1996 and 4.59% in 1995. The yield on earning assets increased to 8.51% in 1997, up slightly from 8.50% in 1996, while the cost of interest bearing deposits increased only 3 basis points to 4.50% from 4.47% in 1996. As a result, EVB was able to realize an increase of $1.1 million in net interest income compared to 1996 (see Volume and Rate Analysis table). Strong deposit and loan growth was the result of offering attractive market rates coupled with customer desire to place deposits in a strong, well capitalized institution.

During 1996, net interest income, on a taxable-equivalent basis, increased 10.8% to $13.5 million from $12.2 million in 1995. EVB's net interest margin increased to 4.82% in 1996, from 4.59% in 1995. Net interest income in 1996 was affected by increasing loan demand, resulting attractive market rates and an expanding economy. Loans increased $9.0 million (4.8%) to $197.3 million in 1996, from $188.3 million in 1995. Loan growth was funded by an $11.8 million (4.8%) increase in deposits to $256.9 million from $245.1 million in 1995. The yield on earning assets in 1996 increased 4 basis points to 8.50% from 8.46% in 1995, while the cost of interest bearing deposits decreased 15 basis points to 4.47% in 1996, from 4.62% in 1995. As a result, EVB was able to realize an increase of $1.3 million in net interest income compared to 1995.

The following table depicts interest income on average earning assets, and related average yields, as well as interest expense on average interest-bearing liabilities and related average rates paid for the periods indicated.

          Average Balances, Income and Expense, Yields and Rates (1)





                                                                  Twelve Months Ended December 31,
                                               -----------------------------------------------------------------------
                                                               1997                                1996
                                               ------------------------------------ ----------------------------------
                                                  Average      Income/     Yield/     Average     Income/     Yield/
(Dollars in thousands)                            Balance      Expense      Rate      Balance     Expense      Rate
---------------------------------------------- ------------- ----------- ---------- ----------- ----------- ----------
Assets:
Securities
 Taxable                                         $  41,432    $  2,794       6.74%   $ 40,745    $  2,702       6.63%
 Tax exempt (1)                                     36,872       2,878       7.81%     36,583       2,911       7.96%
                                                 ---------    --------               --------    --------
  Total securities                                  78,304       5,672       7.24%     77,328       5,613       7.26%
Federal funds sold                                   6,964         392       5.63%      6,558         349       5.32%
Loans (net of unearned income) (2)(5)              217,320      19,687       9.06%    197,336      17,940       9.09%
Interest-bearing deposits in other banks                 8           1      12.50%         --          --         --
                                                 ---------    --------               --------    --------
  Total earning assets                             302,596      25,752       8.51%    281,222      23,902       8.50%
Less allowance for loan losses                      (3,777)                            (3,726)
Total non-earning assets                            17,488                             16,178
                                                 ---------                           --------
Total assets                                     $ 316,307                           $293,674
                                                 =========                           ========
Liabilities & Shareholders' Equity
Interest bearing deposits
 Checking                                        $  28,480    $    782       2.75%   $ 27,254    $    751       2.76%
 Savings                                            61,414       2,504       4.08%     57,453       2,264       3.94%
 Money market savings                               29,127         956       3.28%     27,889         912       3.27%
 Certificates of deposit
  $100,000 and over                                 14,469         771       5.33%     13,012         713       5.48%
  Less than $100,000                               114,129       6,125       5.37%    106,179       5,720       5.39%
                                                 ---------    --------      -----    --------    --------       ----
    Total interest-bearing deposits                247,619      11,138       4.50%    231,787      10,360       4.47%
Other borrowings                                        84           6       7.14%         --          --         --
                                                 ---------    --------      -----    --------    --------       ----
 Total interest-bearing liabilities                247,703      11,144       4.50%    231,787      10,360       4.47%
Non-interest-bearing liabilities
 Demand deposits                                    27,347                             25,089
 Other liabilities                                   3,270                              2,186
                                                 ---------                           --------
  Total liabilities                                278,320                            259,062
Shareholders' equity                                37,987                             34,612
                                                 ---------                           --------
Total liabilities and shareholders' equity       $ 316,307                           $293,674
                                                 =========                           ========
Net interest income                                           $ 14,608                           $ 13,542
                                                              ========                           ========
Interest rate spread (3)                                                     4.01%                              4.03%
Interest expense as a percent of average
 earnings assets                                                             3.68%                              3.68%
Net interest margin (4)                                                      4.83%                              4.82%




                                                Twelve Months Ended December 31,
                                               ----------------------------------
                                                              1995
                                               ----------------------------------
                                                 Average     Income/     Yield/
(Dollars in thousands)                           Balance     Expense      Rate
---------------------------------------------- ----------- ----------- ----------
Assets:
Securities
 Taxable                                        $ 38,966    $  2,520       6.47%
 Tax exempt (1)                                   31,179       2,542       8.15%
                                                --------    --------
  Total securities                                70,145       5,062       7.22%
Federal funds sold                                 7,882         455       5.77%
Loans (net of unearned income) (2)(5)            188,335      17,016       9.03%
Interest-bearing deposits in other banks              --          --         --
                                                --------    --------
  Total earning assets                           266,362      22,533       8.46%
Less allowance for loan losses                    (3,713)
Total non-earning assets                          15,793
                                                --------
Total assets                                    $278,442
                                                ========
Liabilities & Shareholders' Equity
Interest bearing deposits
 Checking                                       $ 25,907    $    820       3.17%
 Savings                                          53,325       2,259       4.24%
 Money market savings                             29,130       1,083       3.72%
 Certificates of deposit
  $100,000 and over                               12,073         663       5.49%
  Less than $100,000                             102,746       5,490       5.34%
                                                --------    --------       ----
    Total interest-bearing deposits              223,181      10,315       4.62%
Other borrowings                                      --
                                                --------
 Total interest-bearing liabilities              223,181      10,315       4.62%
Non-interest-bearing liabilities
 Demand deposits                                  21,919
 Other liabilities                                 2,081
                                                --------
  Total liabilities                              247,181
Shareholders' equity                              31,261
                                                --------
Total liabilities and shareholders' equity      $278,442
                                                ========
Net interest income                                         $ 12,218
                                                            ========
Interest rate spread (3)                                                   3.84%
Interest expense as a percent of average
 earnings assets                                                           3.87%
Net interest margin (4)                                                    4.59%


Notes:
(1) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

(2) Nonaccrual loans have been included in the computation of average loan balances.

(3) Interest rate spread is the average yield on earning assets, calculated on a fully taxable basis, less the average rate incurred on interest-bearing liabilities.

(4) Net interest margin is the net interest income, calculated on a fully taxable basis assuming a federal income tax rate of 34%, expressed as a percentage of average earning assets.

(5) Income on loans includes loan fees (in thousands) of $667, $593, and $459 for 1997, 1996, and 1995 respectively.

                                                  EASTERN VIRGINIA BANKSHARES 11

The following table analyzes changes in net interest income attributable to the volume of interest-bearing assets and liabilities compared to changes in interest rates. Nonaccruing loans are included in average loans outstanding.


Volume and Rate Analysis

Tax equivalent basis

                                                         1997 vs. 1996                            1996 vs. 1995
                                             Increase (Decrease) Due to Changes in:   Increase (Decrease) Due to Changes in:
                                             --------------------------------------   --------------------------------------
(Dollars in thousands)                         Volume         Rate         Total        Volume         Rate         Total
------------------------------------------   ----------   -----------   -----------   ----------   -----------   -----------
Earning Assets:
Taxable securities                            $    46       $  46         $    92       $  117       $  65         $   182
Tax exempt securities                              23         (56)            (33)         435         (66)            369
Loans, (net)                                    1,781         (34)          1,747          807         117             924
Federal funds sold                                 22          21              43          (72)        (34)           (106)
Interest-bearing deposits -- other banks            1          --               1           --          --              --
                                              -------       -----         -------       ------       ------        -------
 Total earning assets                         $ 1,873       $ (23)        $ 1,850       $1,287       $  82         $ 1,369
Interest-Bearing Liabilities:
 Interest checking                                 34          (3)             31           43        (112)            (69)
 Savings                                          156          84             240          170        (165)              5
 Money market savings                              41           3              44          (46)       (125)           (171)
 Certificates of deposit:
  $100,000 and over                                80         (22)             58           51          (1)             50
  Less than $100,000                              429         (24)            405          180          50             230
 Short-term borrowings                              6          --               6           --          --              --
                                              -------       -------       -------       ------       -------       -------
  Total interest-bearing liabilities              746          38             784          398        (353)             45
                                              -------       -------       -------       ------       -------       -------
Change in net interest income:                $ 1,127       $ (61)        $ 1,066       $  889       $ 435         $ 1,324
                                              -------       -------       -------       ------       -------       -------

Notes: Changes caused by the combination of rate and volume are allocated based on the percentage of volume caused by each.


Liquidity and Interest Sensitivity Analysis

Liquidity measures the ability to meet customer demands for loans and deposit withdrawals without impairing profitability. To meet these needs, EVB maintains cash reserves and readily marketable securities in addition to funds provided from loan repayments and maturing securities. Funds can also be obtained by borrowing privileges at the Federal Reserve Bank and through the Federal Home Loan Bank. In addition the Corporation also has lines of credit available.

A related concern of liquidity management is interest rate sensitivity. EVB's primary goals in interest rate risk management are to minimize fluctuations in net interest margin as a percentage of earning assets and to increase the dollar amount of net interest income at a growth rate consistent with the growth rate of total assets. These goals are accomplished by managing the interest sensitivity gap, which is the difference between interest sensitive assets and interest sensitive liabilities in a specific time interval. Interest sensitivity gap is managed by balancing the volume of floating-rate liabilities with a similar volume of floating-rate assets, by keeping the average maturity of fixed rate asset and liability contracts reasonably consistent and short, and by routinely adjusting pricing to market conditions on a regular basis.

Matching the amount of assets and liabilities maturing in the same time interval helps to hedge interest rate risk and to minimize the impact on net interest income in periods of rising or falling interest rates. Interest rate gaps are managed through investments, loan pricing and deposit pricing. Accordingly, EVB has developed guidelines that the targeted gap should be between a negative 15% and a positive 15%. The one year income statement gap at December 31, 1997 was (3.6%) which is well within the targeted gap.

At December 31, 1997, EVB had $11.0 million more in interest sensitive liabilities than interest sensitive assets subject to repricing within one year and was, therefore, in a liability-sensitive position. A liability-sensitive institution's net interest margin and net interest income generally will be impacted favorably by decreasing interest rates, while that of an asset-sensitive institution generally will be impacted favorably by increasing interest rates.

                      Interest Rate Sensitivity Analysis




                                                                            December 31, 1997
                                                  ---------------------------------------------------------------------
                                                      Within       91-365       1 to 5          Over
(Dollars in thousands)                               90 Days        Days         Years        5 Years         Total
------------------------------------------------- ------------- ----------- -------------- ------------- --------------
Earning Assets:
Loans, net of unearned income (1) (2)               $  51,064    $  34,330    $  119,527     $  20,119     $  225,040
Investment securities
 U.S. Treasury and agencies                             1,801        5,495        21,389         8,539         37,224
 State, county and municipal                            1,060        2,359        14,281        20,889         38,589
 Other securities                                         400           --           499           562          1,461
Federal funds sold and other                            2,642           --            --            --          2,642
                                                    ---------    ---------    ----------     ---------     ----------
 Total rate sensitive assets                           56,967       42,184       155,696        50,109        304,956
Interest-Bearing Liabilities:
Deposits
 Money market deposit accounts (3)                      5,221        3,731        50,046            --         58,998
 Savings deposits (3)                                   4,318        3,029        51,766            --         59,113
 Certificates of deposit $100,000 and over              2,855        8,045         6,736            --         17,636
 All other time deposits                               26,642       56,268        33,014           116        116,040
                                                    ---------    ---------    ----------     ---------     ----------
 Total rate sensitive liabilities                      39,036       71,073       141,562           116        251,787
Rate sensitivity gap                                   17,931      (28,889)       14,134        49,993         53,169
Cumulative gap                                         17,931      (10,958)        3,176        53,169         53,169
Ratio of cumulative gap to total earning assets          5.88%       -3.59%         1.04%        17.43%         17.43%



Notes:
(1) Repricing dates may differ from maturity dates for certain assets due to prepayment assumptions and variable rate adjustments

(2) Excludes nonaccrual loans

(3) The Corporation has found that interest-bearing money market deposits and regular savings deposits are not sensitive to changes in related market rates and therefore, it has placed them predominantly in the "1-5 year" column.



Non-interest Income

Non-interest income increased by $192 thousand (12.2%) from $1.6 million in 1996 to $1.8 million in 1997. Service charges, the largest source of non-interest income, increased $49 thousand from $939 thousand in 1996, to $988 thousand in 1997. Other operating income increased $118 thousand from $682 thousand in 1996 to $800 thousand in 1997. Other operating income includes credit life premiums, ATM fees charged to non EVB users, safe deposit box fees, late charges and gain on sale of foreclosed real estate. Realized loss on sale of securities declined from $52 thousand in 1996 to $28 thousand in 1997.

Other income increased by $133 thousand (9.2%) from 1995 to 1996, attributable to increases of $38 thousand in service charges and $137 thousand in other income. Those increases were partially offset by an increase of $43 thousand in realized losses on sale of securities.


                                         Year ended December 31,
                                -----------------------------------------
(Dollars in thousands)              1997          1996           1995
-----------------------------   -----------   -----------   -------------
Service Charges                   $   988       $   939        $  901
Gain (loss) on securities             (28)          (52)           (9)
Other operating income                801           682           545
                                  -------       -------        --------
  Total non-interest income       $ 1,761       $ 1,569        $ 1,437
                                  =======       =======        ========


                                                  EASTERN VIRGINIA BANKSHARES 13

Non-interest Expense

Total non-interest expense increased $774 thousand (11.2%) from $6.9 million in 1996, to $7.7 million in 1997. The largest contributor to this increase was $364 thousand of non-recurring merger expenses. Other than merger expenses, the increase in non-interest expense was a more modest 5.8%. Salaries and benefits increased $170 thousand or 5.0%. Net occupancy expense, including depreciation on furniture and fixtures, increased $92 thousand or 10.5% due in large part to the opening of a new office in Deltaville. Printing, supplies and postage increased $58 thousand or 12.9%, and FDIC insurance assessment increased $29 thousand following a reduction in 1996 to reflect the FDIC achieving a proper funding status. Other operating expenses increased $33 thousand or 2.4%; equipment expenses increased $17 thousand or 6.4%, and data processing expenses saw a decline of $15 thousand or 5.4%. As the Corporation strives to take advantage of its December merger, it expects to make further investments in technology to achieve efficiencies in the areas of personnel, taxes other than occupancy, and printing, supplies and postage.

Non-interest expense increased $158 thousand, or 2.3% from $6.8 million in 1995 to $6.9 million in 1996. This increase was primarily due to an $80 thousand (2.4%) increase in salaries and benefits, a $44 thousand (10.9%) increase in printing, supplies and postage and a $429 thousand increase in other operating expenses, largely offset by a $272 thousand decrease in FDIC insurance. The increase in other operating expenses, while most other non-interest expense categories are shown as flat, is partially the result of reclassification of various expense items beginning in 1996.


                                         Years ended December 31,
                                   ------------------------------------
(Dollars in thousands)                1997         1996         1995
--------------------------------   ----------   ----------   ----------
Salaries and employee benefits     $ 3,542      $ 3,372      $ 3,292
Net occupancy expense                  972          880          995
Equipment expense                      289          271          262
Printing, supplies and postage         506          448          404
Taxes other than income                302          276          285
Data processing                        261          276          284
FDIC assessment                         33            4          276
Merger expenses                        364           --           --
Other operating expenses             1,436        1,404          975
                                   -------      -------      -------
 Total non-interest expense        $ 7,705      $ 6,931      $ 6,773
                                   =======      =======      =======


Income Taxes

Income tax expense for 1997 was $1.96 million, up from $1.71 million in 1996, and up from $1.32 million in 1995. The increase in income taxes is attributable to increased taxable earnings at the federal statutory income tax rate of 34%. Income tax expense corresponds to an effective rate of 27.0%, 25.3% and 24.2% for the three years ended December 31, 1997, 1996 and 1995, respectively. Note 10 to the Consolidated Financial Statements provides a reconciliation between the amount of income tax expense computed using the federal statutory income tax rate and EVB's actual income tax expense. Also included in Note 10 to the Consolidated Financial Statements is information regarding deferred taxes for 1997 and 1996.


Loan Portfolio


Loans, net of unearned income, increased to $228 million at December 31, 1997, up $21.6 million or 10.5% from $206.3 million at year end 1996. The year 1997 saw strong demand in all sectors of EVB's loan portfolio. This loan demand is indicative of a healthy economy in the Corporation's banking market area. Both of EVB's subsidiary banks offer commercial, real estate and consumer loans with the greatest focus being in the residential real estate mortgage business within the banks' respective market areas. Southside Bank's increasing market share in consumer loans is expected to mesh well with Bank of Northumberland Inc.'s strength in commercial lending.

At year end 1996, loans net of unearned income were $206.3 million, an increase of $13.4 million or 7.0% over $192.9 million at 1995 year end. The loan portfolio in 1996, while comprised primarily of real estate loans, was highlighted by a 20% growth in consumer lending and a 10% growth in commercial lending.

                                Loan Portfolio



                                                                                December 31,
                                                  -------------------------------------------------------------------------
(Dollars in thousands)                                 1997           1996          1995           1994            1993
-----------------------------------------------   -------------   -----------   -----------   -------------   -------------
Commercial, industrial and agricultural loans       $  32,901      $ 29,195      $ 26,533       $  27,108       $  26,656
Real estate mortgage                                  118,639       109,015       105,233         103,808          92,640
Real estate construction                                6,430         3,808         3,941           3,586           2,547
Commercial real estate                                 27,324        25,330        24,464          19,455          15,969
Consumer loans                                         45,723        41,887        34,746          31,610          30,434
All other loans                                           294           496           613             552             449
                                                    ---------      --------      --------       ---------       ---------
 Total loans                                          231,311       209,731       195,530         186,119         168,695
Less unearned income                                   (3,330)       (3,388)       (2,636)         (2,257)         (2,029)
                                                    ---------      --------      --------       ---------       ---------
 Loans, net of unearned income                      $ 227,981      $206,343      $192,894       $ 183,862       $ 166,666
                                                    =========      ========      ========       =========       =========



Maturity Schedule of Selected Loans



                                  December 31, 1997
                           --------------------------------
                            Commercial and     Real Estate
(Dollars in thousands)       Agricultural      Construction
------------------------   ----------------   -------------
Within 1 year                   $24,632           $5,919
                                -------           ------
Variable rate:
  1 to 5 years                    5,098              173
  After 5 years                   1,626               38
                                -------           ------
   Total                          6,724              211
Fixed rate:
  1 to 5 years                      868              114
  After 5 years                     677              186
                                -------           ------
   Total                          1,545              300
                                -------           ------
Total Maturities                $32,901           $6,430
                                =======           ======



Approximately 67% of EVB's combined loan portfolio at December 31, 1997 was comprised of loans secured by real estate. Residential real estate mortgages made up 52% of the loan portfolio as compared to 53% at year end 1996 and 55% at year end 1995. The Corporation attempts to limit its exposure to the risk of local real estate markets by controlling the size of its commercial real estate loan portfolio, and by focusing on making real estate loans on owner-occupied properties. The Corporation's residential real estate mortgage loans are primarily 20 year loans with the rate adjusted every three years. Real estate construction loans accounted for only 2.8% of total loans outstanding at year end 1997, and commercial real estate loans accounted for 12% of total loans. The Corporation's losses on loans secured by real estate have historically been low, averaging $20 thousand per year over the past five years, and accounting for only $6 thousand of net charge offs in 1997.

Consumer loans are the second largest and fastest growing component of EVB's loan portfolio. Consumer loans were 20% of the combined loan portfolio at year end 1997 and 1996, and 18% at 1995 year end. This portfolio consists principally of installment loans. Total consumer loans to individuals for household, family and other personal expenditures totaled $45.7 million at 1997 year end, up $3.8 million from $41.9 million at 1996 year end. Loans at December 31, 1996 were up $7.1 million from $34.7 million at 1995 year end. Performance of the consumer loan portfolio is closely tied to the general economic conditions in our market region. Commercial and industrial loans are designed specifically to meet the needs of our small and medium-size business customers. This category of loans has consistently comprised approximately 14% of our total loan portfolio.

Consistent with its focus on providing community-based financial services, EVB generally does not make loans outside of its principal market region. The Corporation does not engage in foreign lending activities, consequently our loan portfolio is not exposed to risk from foreign credits. EVB further maintains a policy not to originate or purchase loans classified by regulators as highly leveraged transactions or loans to foreign entities or individuals. The Corporation's unfunded loan commitments (excluding credit card lines) and standby letters of credit at 1997 year end totaled $19.8 million, up $2.9 million from $16.9 million at December 31, 1996. Unfunded loan commitments are used in large part to meet seasonal funding needs which are generally heavier from Spring through Fall than at year end. On December 31, 1997, EVB had no concentration of loans in any one industry in excess of 10% of its loan portfolio. Historically, EVA's loan collateral has been primarily real estate because of the nature of our market region.

                                                  EASTERN VIRGINIA BANKSHARES 15

Asset Quality

The allowance for loan losses is an estimate of the amount adequate to provide for potential losses inherent in the loan portfolio. In determining adequacy of the allowance, management considers the Corporation's historical loss experience, the size and composition of the loan portfolio, specific impaired loans, and the overall level of nonaccrual loans, the value and adequacy of collateral and guarantors, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance are charged to or credited to the provision for loan losses. Because the risk of loan loss includes general economic trends as well as conditions affecting individual borrowers, the allowance for loans losses can only be an estimate.

Both of EVB's subsidiary banks have a formal loan review function consisting of a committee of bank officers and board members that regularly reviews loans and assigns a classification based on current or perceived credit risk. Additionally an independent credit review consultant at Southside Bank performs a monthly review of selected loans and refers those deemed appropriate to the Bank's Officers' Loan Committee and the Loan Committee of the Southside Bank Board. Bank of Northumberland, Inc.(BNI) has a formal review process on a quarterly basis by senior credit personnel. As a matter of policy, Southside Bank generally places loans on a nonaccrual status when a loan becomes 90 days past due as to principal and interest. BNI is only slightly less aggressive in moving past due loans to nonaccrual status. BNI makes a management determination as to when the borrower can no longer meet the contractual terms of the loan agreement. For the Corporation, this detailed management analysis forms the basis for determining the amount needed in the allowance for loan losses. Management believes the allowance for loan losses to be adequate based on this loan review process and analysis.

In 1997 and 1996, improved loan quality, declining levels of nonperforming assets and improved loan underwriting standards allowed EVB to maintain a lower allowance for loan losses. The ratio of allowance for loans losses to period end loans, net for 1997, 1996 and 1995 was 1.70%, 1.77% and 1.98%, respectively. For the same periods the ratio of allowance for loan losses to nonaccrual loans was 128%, 94% and 93%, indicating that the allowance is adequate with respect to nonaccrual loans. The allowance for loan losses amount and methodology are subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as methodology used to calculate the allowance and the size of the allowance in comparison to peer companies identified by regulatory agencies.

                           Allowance for Loan Losses




                                                                               December 31,
                                                   ---------------------------------------------------------------------
(Dollars in thousands)                                  1997          1996          1995          1994          1993
-------------------------------------------------- ------------- ------------- ------------- ------------- -------------
Average loans outstanding, net of unearned
 income                                              $ 217,320     $ 197,336     $ 188,335     $ 173,012     $ 158,958
Allowance for loan losses balance, beginning of
 year                                                $   3,643     $   3,814     $   3,599     $   2,998     $   2,339
Loans charged off:
 Commercial and agricultural                               252           435           278           219           204
 Real Estate                                                12            23            17            70            58
 Consumer                                                  381           371           196           165           175
                                                     ---------     ---------     ---------     ---------     ---------
  Total loans charged off                                  645           829           491           454           437
Recoveries:
 Commercial and agricultural                               279            19            16           112            21
 Real estate                                                 6            48            12            11             1
 Consumer                                                  173           154           103           136           130
                                                     ---------     ---------     ---------     ---------     ---------
  Total recoveries                                         458           221           131           259           152
                                                     ---------     ---------     ---------     ---------     ---------
Net loans charged off                                      187           608           360           195           285
Provision for loan losses                                  412           437           575           796           944
                                                     ---------     ---------     ---------     ---------     ---------
Balance, end of year                                 $   3,868     $   3,643     $   3,814     $   3,599     $   2,998
Ratios:
Ratio of allowance for loan losses to total loans
 outstanding at end of year                               1.70%         1.77%         1.98%         1.96%         1.80%
Ratio of net charge-offs to average loans
 outstanding during the year                              0.09%         0.31%         0.19%         0.11%         0.18%
=======================================================================================================================


                                                  EASTERN VIRGINIA BANKSHARES 17

Nonperforming Assets

Total nonperforming assets, consisting of nonaccrual loans and foreclosed properties, decreased 24.6% and 12.8% during 1997 and 1996, respectively, following an increasing trend in 1995 and 1994. The improvement in nonperforming assets during the past two years was due to improved underwriting standards combined with an improving economy that reduced levels of new nonperforming loans, and management's focus on identifying deteriorating assets early enough to ensure prompt resolution.

Nonperforming assets at December 31, 1997, were $3.1 million, or 1.36% of total loans, down from $4.1 million or 2.0% at December 31, 1996, and down from $4.7 million or 2.4% at December 31, 1995. Nonperforming loans at year end 1997, consisted primarily of commercial real estate mortgage loans secured by real estate in the Corporation's market area. Based on estimated fair values of the related real estate, management considers these amounts recoverable, with any individual deficiency well covered by the allowance for loan losses. No interest is accrued on loans past due 90 days or greater, and any unpaid interest previously accrued on past due loans is reversed when a loan is placed in nonaccrual status. If interest on nonaccrual loans had been accrued, such income would have approximated $308 thousand, and $290 thousand for the years 1997 and 1996.


                                                                               December 31,
                                                 ------------------------------------------------------------------------
(Dollars in thousands)                               1997           1996           1995           1994           1993
----------------------------------------------   ------------   ------------   ------------   ------------   ------------
Nonaccrual loans                                  $   3,022       $  3,871       $  4,112      $   3,076      $   2,318
Restructured loans                                       --             --             --             --             --
Foreclosed property                                      86            196            618            407            325
                                                  ---------       --------       --------      ---------      ---------
Total nonperforming assets                        $   3,108       $  4,124       $  4,730      $   3,483      $   2,643
Loans past due 90 days and accruing interest            927            597            905          1,222          1,201
Nonperforming assets to total loans and
 other real estate                                     1.36%          2.00%          2.44%          1.89%          1.58%
Allowance for loan losses to nonaccrual
 loans                                               127.99%         94.11%         92.75%        117.00%        129.34%
Net charge-offs to average loans outstanding
 during the year                                       0.09%          0.31%          0.19%          0.11%          0.18%
Allowance for loan losses to year end loans            1.70%          1.77%          1.98%          1.96%          1.80%
Foregone interest income on nonaccrual
 loans                                            $     308       $    290       $    198      $     215      $     131
Interest income recorded on nonaccrual
 loans                                            $      --       $     --       $     --      $      --      $      --


At December 31, 1997, loans past due 90 days or more and still accruing interest because they are both well secured and in the process of collection were $927 thousand. Although trends for credit quality factors continue to improve, it is likely that EVB will continue modest provisions for loan losses in 1998. The primary factor for additional provisions is growth in the loan portfolio as the result of continued improvement in the region's economy. The Corporation has historically reflected a high level of nonaccrual real estate loans, but has had minimal losses from those loans because of the well collateralized position. Therefore, effective with 1997, management has revised its formula for allocation of the allowance to reflect current net loans and nonaccrual loans plus the five year history for net charge offs by loan category. That allocation appears on the following page.

Potential Problem Loans. At December 31, 1997, potential problem loans were approximately $1.8 million, including 8 lending relationships with principal balances in excess of $100,000, which had aggregate principal balance outstanding of $1.4 million. Loans are viewed as potential problem loans according to the ability of such borrowers to comply with current repayment terms. These loans are subject to constant management attention, and their status is reviewed on a regular basis. The potential problem loans identified at December 31, 1997 are generally secured by residential and commercial real estate with appraised values that exceed the principal balance.

                    Allocation of Allowance for Loan Losses





                                         December 31, 1997             December 31, 1996            December 31, 1995
                                   ----------------------------- ----------------------------- ----------------------------
                                               Percent of loans              Percent of loans              Percent of loans
                                               in each category              in each category              in each category
(Dollars in thousands)               Amount     to Total loans     Amount     to Total loans     Amount     to Total loans
---------------------------------- ---------- ------------------ ---------- ------------------ ---------- -----------------
Commercial and agricultural        $ 1,346           14.21%      $   496           13.62%      $   486           12.74%
Real estate mortgage                 1,207           51.29%        1,894           51.98%        2,053           53.82%
Real estate construction                65            2.78%           66            1.82%           77            2.02%
Commercial real estate                 279           11.82%          433           11.89%          485           12.71%
Installment                            969           19.77%          739           20.29%          701           18.37%
Other loans                              2            0.13%           15            0.41%           12            0.34%
                                   -------          ------       -------          ------       -------          ------
 Total allowance for loan losses   $ 3,868          100.00%      $ 3,643          100.00%      $ 3,814          100.00%



                                            December 31, 1994                December 31, 1993
                                     -------------------------------   ------------------------------
                                                   Percent of loans                  Percent of loans
                                                   in each category                  in each category
(Dollars in thousands)                 Amount       to Total loans       Amount       to Total loans
----------------------------------   ----------   ------------------   ----------   -----------------
Commercial and agricultural          $   495             13.77%        $   439             14.64%
Real estate mortgage                   2,032             56.46%          1,646             54.92%
Real estate construction                  70              1.95%             45              1.51%
Commercial real estate                   355              9.92%            286              9.51%
Installment                              638             17.66%            573             19.11%
Other loans                                9              0.24%              9              0.31%
                                     -------            ------         -------            ------
 Total allowance for loan losses     $ 3,599            100.00%        $ 2,998            100.00%
=====================================================================================================




Securities

The securities portfolio consists of two components, investment securities and securities available for sale. Securities are classified as investment securities when management has the intent and the Corporation has the ability, at time of purchase, to hold such securities to maturity. Investment securities are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities available for sale include those securities that may be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, general liquidity needs, and other similar factors, and are carried at estimated fair market value. Generally EVB utilizes tax exempt securities for its investment portfolio and taxable securities in its available for sale portfolio.

At December 31, 1997, the combined securities portfolio was $77.3 million, a 5.9% decline from $82.1 million at year end 1996. Book value of the investment component of this portfolio was $38.4 million compared to $39.5 million at December 31, 1996. The available for sale portion of the securities portfolio at 1997 year end, at estimated fair market value, was $38.9 million compared to $42.6 million at December 31, 1996.

At December 31, 1996, the combined securities portfolio was $82.1 million, a 13.0% increase from $72.7 million at year end 1995. Book value of the investment component of the portfolio was $39.5 million compared to $36.4 million at December 31, 1995. The available for sale portion of the portfolio at 1996 year end was $42.6 million compared to $36.3 million at 1995 year end.

FASB Pronouncement No. 115 effective January 1, 1994, required EVB to show the effect of market value changes in the value of securities available for sale. The market value of this portfolio at 1997 year end was $38.9 million. The effect of valuing the available for sale portfolio at market net of income taxes, is reflected as a line in the Shareholders' Equity section of the Balance Sheet as an unrealized gain of $132 thousand at December 31, 1997, and an unrealized loss of $101 thousand at December 31, 1996.

EVB follows a policy of not engaging in activities considered to be derivative in nature such as options, futures, swaps or forward commitments. The Corporation considers derivatives to be speculative in nature and contrary to EVB's historical philosophy. EVB does not hold or issue financial instruments for trading purposes.


                                                  EASTERN VIRGINIA BANKSHARES 19

Investment Securities and Securities Available For Sale

The following table presents the book value and fair value of investment securities for the years ended December 31, 1997, 1996, and 1995.


                                          December 31, 1997           December 31, 1996          December 31, 1995
                                      -------------------------   -------------------------   ------------------------
                                       Amortized        Fair       Amortized        Fair       Amortized       Fair
(Dollars in thousands)                    Cost         Value          Cost         Value          Cost         Value
-----------------------------------   -----------   -----------   -----------   -----------   -----------   ----------
Available for sale
U.S. Treasury securities               $ 12,900      $ 12,978      $ 11,632      $ 11,653       $ 8,846      $  8,984
U.S. government agency securities        16,538        16,584        23,426        23,360        21,500        21,613
States and political subdivisions         1,109         1,126           411           409           204           210
Mortgage-backed securities                7,604         7,662         7,044         6,938         5,175         5,128
Other                                       562           562           283           283           338           341
                                       --------      --------      --------      --------       -------      --------
 Total available-for-sale                38,713        38,912        42,796        42,643        36,063        36,276
                                       ========      ========      ========      ========       =======      ========

Held-to-maturity
U.S. government agency securities            --            --           200           199            --            --
States and political subdivisions        37,463        38,438        37,650        38,275        34,793        35,971
Other                                       899           912         1,636         1,665         1,638         1,699
                                       --------      --------      --------      --------       -------      --------
 Total held-to-maturity                  38,362        39,350        39,486        40,139        36,431        37,670
                                       --------      --------      --------      --------       -------      --------
 Total securities                      $ 77,075      $ 78,262      $ 82,282      $ 82,782       $72,494      $ 73,946
                                       ========      ========      ========      ========       =======      ========

Maturity Distribution and Yields of Securities


                                              December 31, 1997
                                ---------------------------------------------
                                        Due in               Due after
                                        1 year               1 through
                                       or less                5 years
                                ---------------------- ----------------------
(Dollars in thousands)             Amount      Yield      Amount      Yield
------------------------------- ----------- ---------- ----------- ----------
Securities held for investment
 Taxable securities              $    700       6.57%   $    800       7.50%
 Tax exempt municipals (1)          2,969       8.40%     13,820       7.66%
                                 --------               --------
  Total                             3,669       8.06%     14,620       7.65%

Securities available for sale
 U.S. Government securities         6,931       5.79%     22,251       6.01%
 Other taxable securities              --         --         215       7.91%
                                 --------               --------
  Total                             6,931       5.79%     22,466       6.03%
                                 --------       ----    --------       ----
Total securities                 $ 10,600       6.54%   $ 37,086       6.68%
                                 ========       ====    ========       ====



                                                        December 31, 1997
                                -----------------------------------------------------------------
                                      Due after             Due after
                                      5 through           10 years and
                                      10 years          equity securities           Total
                                --------------------- --------------------- ---------------------
(Dollars in thousands)            Amount      Yield     Amount      Yield     Amount      Yield
------------------------------- ---------- ---------- ---------- ---------- ---------- ----------
Securities held for investment
 Taxable securities              $  1,833      7.31%   $    --         --    $  3,333      7.20%
 Tax exempt municipals (1)         15,304      8.32%     2,936       7.88%     35,029      8.03%
                                 --------              -------               --------
  Total                            17,137      8.21%     2,936       7.88%     38,362      7.96%

Securities available for sale
 U.S. Government securities         5,141      6.36%     2,901       6.55%     37,224      6.05%
 Other taxable securities           1,002      7.88%       471       8.92%      1,688      8.18%
                                 --------              -------               --------
  Total                             6,143      6.61%     3,372       6.88%     38,912      6.15%
                                 --------      ----    -------       ----    --------      ----
Total securities                 $ 23,280      7.78%   $ 6,308       7.34%   $ 77,274      7.05%
                                 ========      ====    =======       ====    ========      ====


(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.

See Note 3 to the Consolidated Financial Statements as of December 31, 1997, for an analysis of gross unrealized gains and losses in the securities portfolio.

Deposits

In recent years EVB has focused on increasing core deposits to reduce the need for other borrowings to fund growth in earning assets. Core deposits provide a low cost stable source of funding for the Corporation's asset growth. Interest rates paid on deposits are carefully managed to provide an attractive market rate while at the same time not adversely affecting the net interest margin.

Total deposits at December 31, 1997, of $280.9 million reflected an increase of $11.0 million (4.1%) compared to $269.9 million at 1996 year end. Non-interest-bearing demand deposits increased $3.7 million (14.6%) to $29.1 million at 1997 year end compared to $25.4 million at December 31, 1996. During the same period, interest bearing deposits increased a more modest 3.0% to $251.8 million at December 31, 1997, compared to $244.5 million at 1996 year end. While these figures are as of as a specific day at year end, it is more meaningful to review average deposits for the entire year. For 1997, average total deposits of $275.0 million reflected a 7.0% increase over the 1996 average total deposits of $256.9 million. All components of deposits showed increases in 1997 demonstrating that the Corporation has not had to rely on higher cost jumbo certificates of deposit to fund its growth of earning assets.


Total deposits at 1996 year end of $269.9 million reflected a 7.3% increase over December 31, 1995 deposits of $251.6 million. Average deposits for 1996 were $256.9 million, an increase of 4.8% compared to 1995 average deposits of $245.1 million. Average non-interest-bearing deposit growth in 1996 was 14.5% while interest bearing deposits increased 3.9%. The trend of a higher growth rate of non-interest bearing deposits compared to more costly certificates of deposit has permitted the Corporation to control the cost of funds and to increase its net interest margin.



Average Deposits and Rates Paid





                                                         For the Year Ended December 31
                                  -----------------------------------------------------------------------------
                                            1997                       1996                      1995
                                  ------------------------   ------------------------   -----------------------
(Dollars in thousands)               Amount        Rate         Amount        Rate        Amount        Rate
-------------------------------   -----------   ----------   -----------   ----------   ----------   ----------
Non-interest-bearing accounts      $  27,347                  $  25,089                  $ 21,919
Interest-bearing accounts:
 Interest checking                    28,480    2.75%            27,254    2.76%           25,907    3.17%
 Money market                         29,127    3.28%            27,889    3.27%           29,130    3.72%
 Regular savings                      61,414    4.08%            57,453    3.94%           53,325    4.24%
 Certificates of deposit:
  Less than $100,000                 114,129    5.37%           106,179    5.39%          102,746    5.34%
  $100,000 and over                   14,469    5.33%            13,012    5.48%           12,073    5.49%
                                   ---------    ----          ---------    ----          --------    ----
Total interest-bearing               247,619    4.50%           231,787    4.47%          223,181    4.62%
                                   ---------                  ---------                  --------
 Total average deposits            $ 274,966                  $ 256,876                  $245,100
                                   =========                  =========                  ========



Maturities of Certificates of Deposit of $100,000 and Over





                                                       December 31, 1997
                           -------------------------------------------------------------------------
                                                                                            Percent
                             Within        3-12          1-3       Over 3                   of Total
(Dollars in thousands)      3 Months      Months        Years       Years       Total       Deposits
------------------------   ----------   ----------   ----------   --------   -----------   ---------
At December 31, 1997        $ 2,855      $ 8,045      $ 5,847      $ 889      $ 17,636        6.28%
At December 31, 1996          3,576        8,692        5,650         --      $ 17,918        6.98%
At December 31, 1995          2,798        6,841        4,494                 $ 14,133        5.77%



                                                  EASTERN VIRGINIA BANKSHARES 21

Capital Resources

Capital resources are managed to maintain a capital structure that provides the Corporation the ability to support asset growth, absorb potential losses and to expand EVB's franchise when appropriate. Capital represents original investment by shareholders along with retained earnings and provides financial resources over which management can exercise greater control as compared to deposits or borrowed funds.

Regulatory authorities have adopted guidelines to establish minimum capital standards. Specifically the guidelines classify assets and off balance sheet items into four risk-weighted categories. The minimum regulatory total capital to risk-weighted assets is 8.0% of which at least 4.0% must be Tier 1 capital, defined as common equity and retained earnings. At December 31, 1997, EVB had a total capital ratio of 20.56% and a Tier 1 ratio of 19.3%, both far in excess of regulatory guidelines and the amount needed to support each subsidiary's banking business.

Capital represents a double-edged sword to management as the financial opportunities of a high capital base are weighed against the impact of the return on equity ratio. Both of the subsidiary banks had a capital structure that far exceeded regulatory guidelines and created significant challenges in managing the ratio of return on equity. After evaluating a variety of alternatives to more effectively utilize its strong capital base and to create additional value for our shareholders, management transferred $15.6 million from the subsidiary banks to the parent company at year end 1997. After this transfer the subsidiary banks remain "well capitalized", which is the highest capital classification under regulatory standards. Management and the Board are developing a strategy to best utilize this excess capital in the Corporation to maximize return on shareholders' investment.

The table which follows provides an analysis of the Corporation's capital as of December 31, 1997, 1996 and 1995. Note 17 in the Consolidated Financial Statements provides an analysis of the capital position of each of the subsidiary banks as of year end 1997 and 1996.



Analysis of Capital




                                                   December 31
                                  ---------------------------------------------
(Dollars in thousands)                 1997            1996            1995
-------------------------------   -------------   -------------   -------------
Tier 1 capital:
  Common stock                    $ 10,377        $ 10,374        $ 10,402
  Additional paid-in capital          221             206             308
  Retained earnings                28,535          24,977          21,543
                                  --------        --------        --------
     Total Tier 1 capital          39,133          35,557          32,253

Tier 2 capital:
  Allowable portion of
     allowance
  for loan losses                   2,552           2,281           2,510
     Total risk-based capital      41,685          37,838          34,763

Risk-weighted assets -- total     204,103         184,724         200,728
Risk-weighted assets -- net       202,786         183,390         199,304
Capital ratios:
  Tier 1 risk-based capital
     ratio                          19.30%          19.59%          16.07%
  Total risk-based capital
     ratio                          20.56%          20.85%          17.44%
  Tier 1 capital to average
     total assets                   12.87%          11.89%          11.30%



Common Stock Performance and Dividends

Subsequent to the December 31, 1997 effective date of this report, Eastern Virginia Bankshares, Inc common stock began trading on the NASDAQ Small Cap Market on January 5, 1998, under the symbol EVBS. Prior to the effective date of the merger of the banks into EVB, shares of the banks traded in private transactions. There was no known market in the Corporation's common stock from the December 29, 1997 effective date until January 5, 1998. The SEC's Office of the Chief Accountant has advised EVB management that based on the lack of a market for the Corporation's common stock in 1997, that providing trading history for the predecessor companies would not be appropriate. On December 31, 1997, there were approximately 1,863 shareholders of record. Dividends were paid during the second and fourth quarters of 1997 by each of the subsidiary banks at a rate that would have totaled $0.34 and $0.31 per share for the years 1997 and 1996 respectively had EVB been in existence and paid the same dividends. The most recent trades at March 13, 1998, were at $20.50.



Liquidity

Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds though liability management. Liquid assets include cash, deposits with other banks, federal funds sold, investments and loans maturing within one year. EVB's management of liquid assets combined with the ability to generate liquidity through liability funding provides a liquidity level which management believes is sufficient to satisfy its depositors' requirements and to meet its customers' credit needs. At December 31, 1997, $99.2 million or 32.5% of total earning assets were due to mature or reprice within the next year.

EVB also maintains additional sources of liquidity through a variety of borrowing arrangements. Federal funds borrowing arrangements with major regional banks combined with lines of credit with the Federal Home Loan Bank totaled $20 million at December 31, 1997. There were no outstanding borrowings at 1997 year end, and the average of outstanding borrowings for the year was less than $100 thousand.


Inflation

In financial institutions, unlike most manufacturing companies, virtually all of the assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on a bank's performance than the effects of general levels of inflation. Interest rate movement is not necessarily tied to movements in the same direction or with the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.


Forward-Looking Statements


Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although EVB believes that its expectations concerning certain forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results and performance achievements of the Corporation will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.


                                                  EASTERN VIRGINIA BANKSHARES 23

Impact of the Year 2000 Issue

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Corporation's computer programs that have data-sensitive software may recognize a date using "00" as the year 1900 rather that the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions or engage in normal business activities.

Based on a recent assessment, the Corporation determined that it will be required to modify or replace some portions of its software so that its computer systems will properly utilize dates beyond December 31, 1999. The Corporation presently believes that with modifications to existing software, the Year 2000 issue can be mitigated. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 Issue could have a material impact on operations of the Corporation.

The Corporation has initiated formal communications with all of its significant vendors to determine the extent to which EVB is vulnerable to those third parties' failure to remediate their own Year 2000 Issue. The Corporation's action plan to update computer systems and critical applications includes plans that are appropriate to specific situations. Some systems will be upgraded to new systems (or to new releases of existing systems) which are year 2000 compliant. The Corporation plans to complete the Year 2000 project not later than December 31, 1998. The cost of the project and the date on which the Corporation plans to complete the Year 2000 modifications and testing are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including third party modification plans and other factors. However there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those plans.

The project cost is being expensed as incurred and is not anticipated to have a material impact on earnings.


Accounting Rule Changes

In June 1996, the FASB issued FASB No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial components approach that focuses on control of the affected asset or liability that it controls or surrenders. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively.

In October 1996, the FASB issued FASB Statement No. 127 which deferred for one year paragraphs 9-12 (Accounting for Transfers and Servicing of Financial Assets) under FASB No. 125 for securities lending, repurchase agreements, dollar rolls, and other secured transactions. The FASB also agreed to defer for one year paragraph 15 (Secured Borrowings and Collateral) under FASB No. 125 for all transactions.

During June 1997, the FASB issued FASB No. 130 "Reporting Comprehensive Income." This pronouncement established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. FASB No. 130 is effective for financial statements beginning after December 31, 1997.

Additionally during June of 1997, the FASB issued FASB No. 131, "Disclosures about Segments of an Enterprise and Related Information." FASB No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement becomes effective for financial statements for periods beginning after December 31, 1997.

                          Consolidated Balance Sheets


                                                                                       December 31
                                                                            ---------------------------------
                                                                                  1997              1996
                                                                            ---------------   ---------------
Assets
Cash and due from banks                                                      $  9,319,359      $  9,089,675
Interest-bearing deposits, in other banks                                          99,570                --
Federal funds sold                                                              2,642,000         5,527,000
Securities available for sale at fair value                                    38,912,154        42,643,042
Securities held to maturity at amortized cost, fair value of $39,349,876
 and $40,138,530, respectively                                                 38,361,408        39,486,191
Loans, net                                                                    224,113,138       202,699,729
Deferred income taxes                                                           1,242,428         1,321,363
Bank premises and equipment                                                     4,200,373         3,604,012
Accrued interest receivable                                                     2,479,356         2,402,283
Other real estate                                                                  85,794           195,704
Federal Home Loan Bank and Federal Reserve stock, at cost                         824,150           732,950
Other assets                                                                    1,150,121         1,022,078
                                                                             ------------      ------------
 Total assets                                                                $323,429,851      $308,724,027
                                                                             ============      ============
Liabilities and Shareholders' Equity
Liabilities
 Noninterest-bearing demand accounts                                         $ 29,094,646      $ 25,394,787
 Savings accounts and interest-bearing deposits                               118,110,797       113,558,827
 Time deposits                                                                133,676,261       130,949,049
                                                                             ------------      ------------
  Total deposits                                                              280,881,704       269,902,663
 Accrued interest payable                                                         794,507           746,512
 Other liabilities                                                              2,488,724         2,618,312
 Commitments and contingent liabilities                                                --                --
                                                                             ------------      ------------
  Total liabilities                                                           284,164,935       273,267,487
                                                                             ------------      ------------
Shareholders' Equity
 Common stock of $2 par value per share; authorized 50,000,000 shares; issued and outstanding 5,188,576 and 5,187,220,
  respectively                                                                 10,377,152        10,374,440
 Surplus                                                                          220,803           205,987
 Retained earnings                                                             28,535,343        24,976,854
 Net unrealized gain (loss) on securities available for sale, net                 131,618          (100,741)
                                                                             ------------      ------------
  Total shareholders' equity                                                   39,264,916        35,456,540
                                                                             ------------      ------------
  Total liabilities and shareholders' equity                                 $323,429,851      $308,724,027
                                                                             ============      ============

See Notes to Consolidated Financial Statements.


                                                  EASTERN VIRGINIA BANKSHARES 25

                       Consolidated Statements of Income


                                                                    For the Years Ended December 31
                                                            ------------------------------------------------
                                                                 1997             1996             1995
                                                            --------------   --------------   --------------
Interest Income
 Loans                                                       $19,687,318      $17,940,274      $17,016,479
 Interest on investment securities:
  Taxable interest income                                        327,679          293,197          298,878
  Tax exempt interest income                                   1,899,613        1,921,589        1,677,719
 Interest on securities available for sale:
  Taxable interest income                                      2,398,437        2,351,633        2,170,320
  Dividends                                                       67,519           57,554           51,168
 Interest on Federal funds sold                                  391,978          348,736          454,873
 Interest on deposits in other banks                                 510               --               --
                                                             -----------      -----------      -----------
   Total interest income                                      24,773,054       22,912,983       21,669,437
                                                             -----------      -----------      -----------
Interest Expense
 Deposits                                                     11,138,095       10,360,045       10,315,222
 Short-term borrowings                                             5,928               --               --
                                                             -----------      -----------      -----------
   Total interest expense                                     11,144,023       10,360,045       10,315,222
                                                             -----------      -----------      -----------
   Net interest income                                        13,629,031       12,552,938       11,354,215
Provision for Loan Losses                                        412,200          437,186          575,473
                                                             -----------      -----------      -----------
    Net interest income after provision for loan losses       13,216,831       12,115,752       10,778,742
                                                             -----------      -----------      -----------
Other Income
 Service charges on deposit accounts                             988,406          939,012          901,312
 Loss on sale of available for sale securities                   (27,604)         (52,327)          (9,127)
 Other operating income                                          800,277          682,390          544,489
                                                             -----------      -----------      -----------
                                                               1,761,079        1,569,075        1,436,674
                                                             -----------      -----------      -----------
Other Expenses
 Salaries and benefits                                         3,541,517        3,372,107        3,291,883
 Net occupancy expense of premises                               972,334          880,367          995,671
 Other operating expenses                                      3,191,280        2,678,865        2,485,842
                                                             -----------      -----------      -----------
                                                               7,705,131        6,931,339        6,773,396
                                                             -----------      -----------      -----------
  Income before income taxes                                   7,272,779        6,753,488        5,442,020
Income Tax Expense                                             1,964,985        1,709,981        1,316,763
                                                             -----------      -----------      -----------
  Net income                                                 $ 5,307,794      $ 5,043,507      $ 4,125,257
                                                             ===========      ===========      ===========
Earnings Per Share, basic and assuming dilution              $      1.02      $       .97      $       .79
                                                             ===========      ===========      ===========

See Notes to Consolidated Financial Statements.

                Consolidated Statements of Shareholders' Equity


                                                          For the Three Years in the Period Ended December 31, 1997
                                              ----------------------------------------------------------------------------------
                                                                                                 Net Unrealized
                                                                                                  Gain (Loss)
                                                                                                 on Securities
                                                  Common                          Retained         Available
                                                   Stock          Surplus         Earnings          for Sale           Total
                                              --------------   -------------   --------------   ---------------   --------------
Balance, January 1, 1995                       $10,383,139      $  226,047      $ 18,725,246      $ (895,538)      $ 28,438,894
 Net income                                             --              --         4,125,257              --          4,125,257
 Cash dividends declared                                --              --        (1,307,683)             --         (1,307,683)
 Shares sold under dividend
  reinvestment plan                                 41,188         175,401                --              --            216,589
 Shares purchased and retired                      (22,500)        (93,284)               --              --           (115,784)
 Change in net unrealized gain (loss)
  on securities available for sale, net
  of deferred income taxes of
  $533,680                                              --              --                --       1,035,968          1,035,968
                                               -----------      ----------      ------------      ----------       ------------
Balance, December 31, 1995                      10,401,827         308,164        21,542,820         140,430         32,393,241
 Net income                                             --              --         5,043,507              --          5,043,507
 Cash dividends declared                                --              --        (1,609,473)             --         (1,609,473)
 Shares sold under dividend
  reinvestment plan                                 30,110         152,169                --              --            182,279
 Shares purchased and retired                      (57,497)       (254,346)               --              --           (311,843)
 Change in net unrealized gain (loss)
  on securities available for sale, net
  of deferred income taxes of
  $(124,239)                                            --              --                --        (241,171)          (241,171)
                                               -----------      ----------      ------------      ----------       ------------
Balance, December 31, 1996                      10,374,440         205,987        24,976,854        (100,741)        35,456,540
 Net income                                             --              --         5,307,794              --          5,307,794
 Cash dividends declared                                --              --        (1,740,175)             --         (1,740,175)
 Shares sold under dividend
  reinvestment plan                                 11,616          62,151                --              --             73,767
 Shares purchased and retired                       (8,904)        (47,335)               --              --            (56,239)
 Cash paid in lieu of fractional shares                 --              --            (9,130)             --             (9,130)
 Change in net unrealized gain (loss)
  on securities available for sale, net
  of deferred income taxes of
  $119,713                                              --              --                --         232,359            232,359
                                               -----------      ----------      ------------      ----------       ------------
Balance, December 31, 1997                     $10,377,152      $  220,803      $ 28,535,343      $  131,618       $ 39,264,916
                                               ===========      ==========      ============      ==========       ============



See Notes to Consolidated Financial Statements.


                                                  EASTERN VIRGINIA BANKSHARES 27

                     Consolidated Statements of Cash Flows


                                                                           For the Years Ended December 31
                                                                ------------------------------------------------------
                                                                      1997               1996               1995
                                                                ----------------   ----------------   ----------------
Cash Flows from Operating Activities
 Net income                                                      $   5,307,794      $   5,043,507      $   4,125,257
 Adjustments to reconcile net income to net cash provided by operating activities:
  Loss from equity investment in partnership                            18,912              8,915              7,874
  Depreciation and amortization                                        710,939            721,662            686,804
  Deferred tax (benefit) provision                                     (40,765)            26,826           (112,174)
  Provision for loan losses                                            412,200            437,186            575,473
  Net gain on other real estate                                        (28,273)           (24,000)           (37,932)
  Net gain on sale of bank premises and equipment                           --               (100)              (750)
  Losses realized on available for sale securities                      27,604             52,327              9,127
  Accretion of discounts and amortization of premiums, net             (25,738)            44,702            (12,172)
  Changes in assets and liabilities:
    (Increase) in accrued interest receivable                          (77,074)          (110,254)          (272,564)
    (Increase) in other assets                                        (189,907)          (168,000)          (184,194)
    Increase in accrued interest payable                                47,996              1,672            190,638
    Increase (decrease) in other liabilities                          (129,588)           816,116           (111,252)
                                                                 -------------      -------------      -------------
     Net cash provided by operating activities                       6,034,100          6,850,559          4,864,135
                                                                 -------------      -------------      -------------
Cash Flows from Investing Activities
 Proceeds from sales of securities available for sale               10,775,770          3,024,280          4,758,785
 Maturities of securities available for sale                         4,300,000         10,828,662          9,233,944
 Maturities of securities held to maturity                           6,690,050          3,419,292          5,633,265
 Proceeds from sale of other real estate                               270,128            489,734            244,682
 Purchases of investment securities available for sale             (10,943,611)       (20,830,851)       (13,569,694)
 Purchases of investment securities held to maturity                (5,573,394)        (6,497,794)       (11,374,904)
 Purchases of Federal Home Loan Bank stock                             (91,200)           (10,800)           (64,800)
 Purchases of other real estate                                             --                 --           (358,439)
 Net (increase) in loans                                           (21,957,554)       (14,115,522)        (9,501,047)
 Purchases of bank premises and equipment                           (1,307,300)          (202,073)          (788,551)
 Proceeds from sale of bank premises and equipment                          --                100                750
 (Increase) in deposits with other banks                               (99,570)                --                 --
                                                                 -------------      -------------      -------------
    Net cash (used in) investing activities                        (17,936,681)       (23,894,972)       (15,786,009)
                                                                 -------------      -------------      -------------
Cash Flows from Financing Activities
 Net increase in demand deposit accounts, interest-bearing
  demand deposits and savings accounts                               8,251,830          8,729,466          4,627,105
 Net increase in certificates of deposit                             2,727,212          9,514,100          8,110,561
 Proceeds from sale of stock                                            73,767            182,279            216,589
 Repurchases and retirement of stock                                   (56,239)          (311,843)          (115,784)
 Dividends paid                                                     (1,749,305)        (1,609,473)        (1,307,683)
                                                                 -------------      -------------      -------------
  Net cash provided by financing activities                          9,247,265         16,504,529         11,530,788
                                                                 -------------      -------------      -------------
  Net increase (decrease) in cash and cash equivalents              (2,655,316)          (539,884)           608,914
Cash and Cash Equivalents
 Beginning of year                                                  14,616,675         15,156,559         14,547,645
                                                                 -------------      -------------      -------------
 End of year                                                     $  11,961,359      $  14,616,675      $  15,156,559
                                                                 =============      =============      =============
Supplemental Disclosures of Cash Flow Information
 Cash payments for:
  Interest                                                       $  11,096,028      $  10,358,373      $  10,124,584
                                                                 =============      =============      =============
  Income taxes                                                   $   1,946,176      $   1,829,247      $   1,140,078
                                                                 =============      =============      =============
Supplemental Disclosures of Noncash Financing Activities,
 transfers from loans to foreclosed real estate                  $     131,945      $      43,000      $     418,439
                                                                 =============      =============      =============



See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
December 31, 1997, 1996 and 1995

Note 1. Summary of Significant Accounting Policies

The accounting and reporting policies of Eastern Virginia Bankshares, Inc. and Subsidiaries (the "Corporation") conform to generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant of those policies:


(a) Nature of Operations

Eastern Virginia Bankshares, Inc. is a bank holding company that provides full banking services, including commercial and consumer demand and time deposit accounts, commercial and consumer loans, Visa and Mastercard revolving credit accounts, drive-in banking services and automated teller machine transactions through its wholly-owned subsidiaries, Southside Bank ("SSB") and Bank of Northumberland, Inc. ("BNI"). The area served by the Corporation is primarily the counties of Essex, Richmond, Northumberland, Lancaster, King & Queen, King William, Middlesex, Hanover and Caroline.


(b) Principles of Consolidation

The consolidated statements of Eastern Virginia Bankshares, Inc. and its wholly-owned subsidiaries, Southside Bank and Bank of Northumberland, Inc. include the accounts of all companies. All material intercompany balances and transactions have been eliminated in consolidation. SSB and BNI were merged with and into the Corporation on December 29, 1997. The mergers were accounted for as pooling of interest and, accordingly, the amounts in the 1996 and 1995 consolidated financial statements include the accounts of SSB and BNI.


(c) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


(d) Cash and Cash Equivalents

The Corporation's definition of cash and cash equivalents as shown in the Consolidated Statements of Cash Flows includes Federal funds sold.


(e) Securities

The Corporation has classified securities as either held to maturity or available for sale. The Corporation does not have any securities classified as trading securities. Securities classified as held to maturity are accounted for at amortized cost, and require the Corporation to have both the positive intent and ability to hold those securities to maturity. All other securities are classified as available for sale and are carried at fair value with unrealized gains and losses included in shareholders' equity on an after tax basis. Realized gains or losses on the sale of investments are recognized at the time of sale using the specific identification method.


(f) Loans

Loans are shown on the consolidated balance sheets net of unearned discounts and the allowance for loan losses. Interest is computed by methods which result in level rates of return on principal. Loans are charged off when in the opinion of management they are deemed to be uncollectible after taking into consideration such factors as the current financial condition of the customer and the underlying collateral and guarantees.

The Corporation adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement has been amended by FASB No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.

The Corporation considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loans are not subject to impairment under FASB 114. A loan is considered impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired, if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally


                                                  EASTERN VIRGINIA BANKSHARES 29
qualify as an impaired loan under FASB 114. Charge-offs for impaired loans occur when the loan or portion of the loan is determined to be uncollectible, as is the case for all loans.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.


(g) Allowance for Loan Losses

An allowance is maintained for losses on loans. Loan losses, net of recoveries on loans previously charged off, are charged to the allowance. The allowance for loan losses is based upon management's periodic evaluation of the portfolio with consideration given to the overall loss experience, delinquency data, financial condition of the borrowers, and such other factors that, in management's judgment, warrant recognition in providing an adequate allowance.


(h) Foreclosed Properties

Property acquired through foreclosure is stated at the lower of the recorded cost or the estimated fair value of the property less estimated costs to sell. At the time of foreclosure, any excess of cost over estimated fair value is charged to the allowance for loan losses. Subsequent declines in the fair value are recorded in a valuation account and are reflected in operations in the year in which the decline occurred.


(i) Bank Premises and Equipment

Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is charged to expense over the estimated useful lives of the assets and is computed using the straight-line or declining-balance method for financial reporting purposes. Depreciation for tax purposes is computed based upon accelerated methods. The costs of major renewals or improvements are capitalized while the costs of ordinary maintenance and repairs are charged to expense as incurred.


(j) Disclosure Concerning the Fair Value of Financial Instruments

Disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Corporation using available market information and appropriate valuation methodologies. Loan commitments are conditional and subject to market pricing and therefore do not reflect a gain or loss of market value. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.


(k) Cash and Short-Term Investments

The nature of these instruments and their relatively short maturities provides for the reporting of fair value equal to the historical cost.


(l) Investment Securities

The fair value of investment securities are based on quoted market prices.


(m) Loans

The estimate of fair value of the loan portfolio is estimated based on present values using applicable rates currently offered on similar products.


(n) Deposits

The fair value of all demand accounts is the amount payable at the report date. For all other deposits, the fair value is determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.


(o) Income Taxes

The Corporation uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refunded for the period plus or minus the change during the period in deferred tax assets and liabilities.


(p) Earnings Per Share

In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

Weighted average shares were 5,188,071, 5,177,428 and 5,192,288 for the years ended 1997, 1996 and 1995, respectively, adjusted for the share exchange on December 29, 1997. The Corporation had no potential common stock as of December 31, 1997, 1996 and 1995.


(q) Pension Costs

Pension costs are charged to salaries and employee benefits as accrued.

(r) Advertising

The Corporation practices the policy of charging advertising costs to expense as incurred.


(s) Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current year presentation.

Note 2. Business Combination

On December 29, 1997, the Reorganization was completed whereby each outstanding share of SSB Common Stock was exchanged for 2.5984 shares of the Corporation Common Stock and each outstanding share of BNI Common Stock was exchanged for
1.0 share of the Corporation Common Stock. The Corporation serves as the parent bank holding company for both SSB and BNI, both of which continues to carry on their respective banking business in substantially the same manner as before the Reorganization and with no change in their respective names or management. A total of 5,188,576 shares of the Corporation's Common Stock was issued in the transaction which was accounted for as a pooling of interests and, accordingly, all prior consolidated financial statements have been restated. Total assets and results of operations of the separate companies for 1997, 1996 and 1995 are summarized as follows:


                       Total             Total              Net
                      Assets             Income           Income
                 ----------------   ---------------   --------------
1997 SSB          $ 187,301,989      $ 16,052,845      $ 2,794,623
1997 BNI            136,127,862        10,481,288        2,513,171
                  -------------      ------------      -----------
Consolidated      $ 323,429,851      $ 26,534,133      $ 5,307,794
                  =============      ============      ===========
1996 SSB          $ 177,182,353      $ 14,557,637      $ 2,548,543
1996 BNI            131,541,674         9,924,421        2,494,964
                  -------------      ------------      -----------
Consolidated      $ 308,724,027      $ 24,482,058      $ 5,043,507
                  =============      ============      ===========
1995 SSB          $ 164,321,242      $ 13,695,208      $ 2,139,133
1995 BNI            122,282,163         9,410,903        1,986,124
                  -------------      ------------      -----------
Consolidated      $ 286,603,405      $ 23,106,111      $ 4,125,257
                  =============      ============      ===========


Note 3. Securities


The following is a comparison of amortized cost and estimated fair values of securities at December 31, 1997 and 1996:



                                                                          December 31, 1997
                                                 --------------------------------------------------------------------
                                                                        Gross            Gross           Estimated
                                                    Amortized        Unrealized        Unrealized           Fair
                                                       Cost             Gains           (Losses)           Value
                                                 ---------------   --------------   ---------------   ---------------
Available for Sale:
 U.S. Government obligations                      $ 12,899,856      $    84,261       $    (5,419)     $ 12,978,698
 Obligations of U.S. Government agencies            24,142,611          181,711           (78,381)       24,245,941
 Obligations of state/political subdivisions         1,108,665           17,848              (596)        1,125,917
 Other securities                                      561,598               --                --           561,598
                                                  ------------      -----------       -----------      ------------
                                                    38,712,730          283,820           (84,396)       38,912,154
                                                  ------------      -----------       -----------      ------------
Held to Maturity:
 Obligations of state/political subdivisions        37,462,871        1,073,246           (98,291)       38,437,826
 Corporate bonds                                       898,537           13,513                --           912,050
                                                  ------------      -----------       -----------      ------------
                                                    38,361,408        1,086,759           (98,291)       39,349,876
                                                  ------------      -----------       -----------      ------------
  Total                                           $ 77,074,138      $ 1,370,579       $  (182,687)     $ 78,262,030
                                                  ============      ===========       ===========      ============



                                                            continued on page 32

                                                  EASTERN VIRGINIA BANKSHARES 31

                                                                        December 31,  1996
                                                 -----------------------------------------------------------------
                                                                       Gross           Gross          Estimated
                                                    Amortized       Unrealized      Unrealized           Fair
                                                       Cost            Gains         (Losses)           Value
                                                 ---------------   ------------   --------------   ---------------
Available for Sale:
 U.S. Government obligations                      $ 11,632,463      $  42,278      $   (22,210)     $ 11,652,531
 Obligations of U.S. Government agencies            30,469,455        115,884         (287,187)       30,298,152
 Obligations of state/political subdivisions           410,549          1,702           (3,104)          409,147
 Other securities                                      283,212             --               --           283,212
                                                  ------------      ---------      -----------      ------------
                                                    42,795,679        159,864         (312,501)       42,643,042
                                                  ------------      ---------      -----------      ------------
Held to Maturity:
 Obligations of U.S. Government agencies               200,000             --           (1,125)          198,875
 Obligations of state/political subdivision         37,650,058        775,047         (150,271)       38,274,834
 Corporate bonds                                     1,636,133         28,688               --         1,664,821
                                                  ------------      ---------      -----------      ------------
                                                    39,486,191        803,735         (151,396)       40,138,530
                                                  ------------      ---------      -----------      ------------
  Total                                           $ 82,281,870      $ 963,599      $  (463,897)     $ 82,781,572
                                                  ============      =========      ===========      ============

The following is a comparison of amortized cost and estimated fair values of the Corporation's securities by contractual maturity at December 31, 1997:



                                 Amortized       Estimated
                                   Cost         Fair Value
                              -------------   -------------
Available for Sale:
 One year or less              $ 6,945,631     $ 6,930,671
 1-5 years                      20,693,352      20,792,998
 5-10 years                      2,808,542       2,858,120
 After 10 years                    661,598         667,892
 Mortgage-backed securities      7,603,607       7,662,473
                               -----------     -----------
                                38,712,730      38,912,154
                               -----------     -----------

Held to Maturity:
 One year or less                3,669,415       3,689,625
 1-5 years                      14,618,042      14,893,224
 5-10 years                     17,137,708      17,777,869
 After 10 years                  2,936,243       2,989,158
                               -----------     -----------
                                38,361,408      39,349,876
                               -----------     -----------
  Total                        $77,074,138     $78,262,030
                               ===========     ===========


Proceeds from sales of securities available for sale were $10,775,770 for the year ended December 31, 1997. Gross losses of $27,604 were realized on those sales. Proceeds from sales of securities available for sale were $3,024,280 for the year ended December 31, 1996. Gross gains of $8,193 and gross losses of $60,510 were realized on those sales. The book value of securities pledged to secure public deposits and other purposes amounts to $4,326,260 and $5,945,146 at December 31, 1997 and 1996, respectively.

Note 4. Loans

The following is a comparison of loans by type which were outstanding at December 31, 1997 and 1996:





(Thousands)                          1997          1996
-------------------------------- -----------   -----------
Real estate -- construction       $  6,430      $  3,808
Real estate -- mortgage            118,639       109,015
Commercial real estate              27,324        25,330
Commercial, industrial and
 agricultural loans                 32,901        29,195
Loans to individuals for
 household, family and other
 consumer expenditures              45,723        41,887
All other loans                        294           496
                                  --------      --------
  Total gross loans                231,311       209,731
Less unearned income                (2,492)       (2,919)
Less deferred loan fee                (838)         (469)
Less allowance for loan losses      (3,868)       (3,643)
                                  --------      --------
  Total net loans                 $224,113      $202,700
                                  ========      ========



Note 5. Allowance for Loan Losses


The following is a summary of the activity in the allowance for loan losses:




                                        1997            1996            1995
                                   -------------   -------------   -------------
Balance at beginning of year        $3,642,753      $3,814,699      $3,599,260
Provisions charged against income      412,200         437,186         575,473
Recoveries of loans charged off        458,604         220,199         131,343
Loans charged off                     (645,124)       (829,331)       (491,377)
                                    ----------      ----------      ----------
Balance at end of year              $3,868,433      $3,642,753      $3,814,699
                                    ==========      ==========      ==========

Information about impaired loans as of and for the years ended December 31, 1997 and 1996 is as follows:



                                                  1997            1996
                                             -------------   -------------
Impaired loans                                $1,684,877      $1,538,854
Allowance provided for impaired loans,
 included in the allowance for loan losses            --          21,228
Average balance in impaired loans              1,718,165       1,425,194
Interest income recognized                         2,440              --



Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $1,337,522 and $2,332,134 at December 31, 1997 and 1996. If interest on these loans had been accrued such income would have approximated $97,688 and $290,695, respectively.


                                                  EASTERN VIRGINIA BANKSHARES 33

Note 6. Related Party Transactions


Loans to directors and officers totaled $6,180,622 and $6,420,693 at December 31, 1997 and 1996, respectively. New advances to directors and officers totaled $3,554,659 and repayments totaled $3,794,730 in the year ended December 31, 1997.


Note 7. Bank Premises and Equipment


The detail of bank premises and equipment is as follows:


                                             1997           1996
                                        -------------   ------------
Cost:
  Land                                  $1,110,174      $  970,174
  Buildings                              4,002,265       3,453,701
  Furniture, fixtures and equipment      4,384,858       3,766,121
                                        ----------      ----------
                                         9,497,297       8,189,996
  Less accumulated depreciation          5,296,924       4,585,984
                                        ----------      ----------
     Book value                         $4,200,373      $3,604,012
                                        ==========      ==========



The depreciation charged to expense for the years ended December 31, 1997, 1996 and 1995, amounted to $710,939, $601,856 and $655,556, respectively.
--------------------------------------------------------------------------------


Note 8. Deposits

The aggregate amount of certificates of deposit with a minimum denomination of $100,000, was approximately $17,635,887 and $17,917,840 in 1997 and 1996, respectively.

At December 31, 1997, the scheduled maturities of certificates of deposit were as follows:

Within three months        $ 29,497,487
Three to twelve months       64,312,964
One to five years            39,749,928
Over five years                 115,882
                           ------------
  Total                    $133,676,261
                           ============




Note 9. Commitments and Contingent Liabilities

In the normal course of business, there are outstanding various commitments and contingent liabilities, which are not reflected in the accompanying financial statements. The Corporation does not anticipate any material loss as a result of these transactions.

See Note 15 with respect to financial instruments with off-balance-sheet risk.

To comply with Federal Reserve Regulations, the Corporation's subsidiary banks are required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1997 and 1996, the aggregate amounts of daily average required balances were approximately $520,000 and $626,000.

Note 10. Income Taxes

Income taxes applicable to net income for the years ended December 31, 1997,
                                        1996 and 1995, were as follows:




                                1997            1996            1995
                           -------------   -------------   -------------
Currently payable           $2,005,750      $1,683,155      $1,428,937
Deferred tax (benefit)         (40,765)         26,826        (112,174)
                            ----------      ----------      ----------
                            $1,964,985      $1,709,981      $1,316,763
                            ==========      ==========      ==========


The following is a reconciliation of the expected tax expense with the reported expense for the years ended December 31, 1997, 1996 and 1995:



                                                     1997            1996            1995
                                                -------------   -------------   -------------
Expected tax expense at statutory rate           $2,473,952      $2,296,185      $1,850,287
Increase (decrease) in taxes resulting from:
 Tax-exempt interest                               (581,277)       (585,052)       (517,971)
 Other                                              (51,567)         (1,152)        (15,553)
 Merger expenses                                    123,877              --              --
                                                 ----------      ----------      ----------
                                                 $1,964,985      $1,709,981      $1,316,763
                                                 ==========      ==========      ==========


The components of the deferred income tax asset are as follows:


                                                               1997           1996
                                                          -------------   ------------
Deferred tax assets:
 Depreciation and amortization                             $  140,737      $   79,230
 Deferred loan fees                                            60,994          86,240
 Allowance for loan losses                                  1,100,810       1,024,077
 Interest on nonaccrual loans                                  72,260         104,227
 Other real estate owned                                           --          42,500
 Pension liability                                             59,941          40,916
 Other                                                         41,584          66,296
 Net unrealized loss on available for sale securities              --          51,896
                                                           ----------      ----------
                                                            1,476,326       1,495,382
                                                           ----------      ----------
 Deferred tax liabilities:
 Net unrealized gain on available for sale securities          67,817              --
 Deferred loan costs                                          158,193         166,131
 FHLB dividend                                                  7,888           7,888
                                                           ----------      ----------
                                                              233,898         174,019
                                                           ----------      ----------
 Net deferred tax asset                                    $1,242,428      $1,321,363
                                                           ==========      ==========




                                                  EASTERN VIRGINIA BANKSHARES 35

Note 11. Employee Benefit Plans



Pension Plan

The Banks have defined benefit pension plans covering substantially all of the employees. Benefits are based on years of service and the employee's compensation during the last five years of employment. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributable to service to date but also for those expected to be earned in the future.


                                                            1997            1996            1995
                                                       -------------   -------------   -------------
Net pension cost included the following components:
 Service cost - benefits earned during the period       $  194,090      $  172,497      $  166,755
 Interest cost on projected benefit obligations            204,861         191,124         184,232
 Actual return on plan assets (income)                    (736,906)       (337,023)       (451,383)
 Net amortization and deferral                             487,294         103,080         282,809
                                                        ----------      ----------      ----------
 Net periodic pension cost                              $  149,339      $  129,678      $  182,413
                                                        ==========      ==========      ==========

The following table sets forth the plan's funded status and amounts recognized in the Corporation's financial statements at December 31, 1997 and 1996:


                                                                        1997               1996
                                                                  ----------------   ----------------
Actuarial present value of benefit obligations:
 Vested benefit obligation                                          $ (2,086,157)      $ (1,707,463)
                                                                    ============       ============
 Accumulated benefit obligations                                    $ (2,133,300)      $ (1,744,709)
                                                                    ============       ============
Projected benefit obligation for service rendered to date           $ (3,458,415)      $ (2,754,328)
Plan assets at fair value                                              3,700,705          2,837,030
                                                                    ------------       ------------
Projected benefit obligation under plan assets                           242,290             82,702
Unrecognized net gain from past experience different from that
 assumed and effects of changes in assumptions                            40,556             44,350
Unrecognized prior service cost                                          178,811            192,955
Unrecognized net (gain)                                                 (688,435)          (571,722)
                                                                    ------------       ------------
Accrued pension cost                                                $   (226,778)      $   (251,715)
                                                                    ============       ============


The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefits obligation were 7.5% and 5%, respectively for the year ended December 31, 1997. The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefits obligation were 7.5% and 6%, respectively for the year ended December 31, 1996. The expected long-term rate of return on assets was 9.0% for both years.


401(k) Plan

SSB has a 401(k) defined contribution plan applicable to all eligible employees. Contributions to the Plan are made in accordance with proposals set forth and approved by the SSB Board of Directors. Beginning with the year ended December 31, 1997, employees may also elect to contribute to the Plan an amount not to exceed 4% of salary, in addition to the contribution made by the Bank.

Contributions to this Plan by the Bank of $71,800, $110,000 and $110,000 were included in expenses for the years ended December 31, 1997, 1996 and 1995, respectively.

BNI has a 401(k) defined contribution plan applicable to all eligible employees. Contributions to the Plan are at the employees' election; however, the BNI does not contribute to the Plan.

Note 12. Other Expenses


For the years ended December 31, 1997, 1996 and 1995, other expenses included the following:



                                                                    1997            1996            1995
                                                               -------------   -------------   -------------
Data processing                                                $  261,080      $  276,015      $  283,859
Equipment expense                                                 288,851         271,480         262,195
Printing supplies and postage                                     505,620         447,674         403,604
Taxes other than income                                           302,132         276,212         285,010
FDIC assessment                                                    32,739           4,000         276,148
Merger costs                                                      364,285              --              --
Other (includes no items in excess of 1% of total revenue)      1,436,573       1,403,484         975,026
                                                               ----------      ----------      ----------
                                                               $3,191,280      $2,678,865      $2,485,842
                                                               ==========      ==========      ==========



Note 13. Restrictions on Transfers to Parent


Transfers of funds from banking subsidiaries to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. As of December 31, 1997, the aggregate amount of unrestricted funds which could be transferred from the Corporation's subsidiaries to the Parent Corporation, without regulatory approval, totaled $2,663,000 or 6.78% of the consolidated net assets.


Note 14. Federal Home Loan Bank Advances and Available Lines of Credit


The Corporation has available a $20,000,000 line of credit with the Federal Home Loan Bank of Atlanta. Borrowings are secured by a blanket lien on the loan portfolio of SSB. There were no outstanding borrowings as of December 31, 1997.


The Corporation has unused lines of credit totaling $14,000,000 with nonaffiliated banks as of December 31, 1997.

Note 15. Financial Instruments with Off-Balance-Sheet Risk

The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. The financial instruments include commitments to extend credit and standby letters of credit. These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Corporation does not require collateral or other security to support financial instruments with credit risk. A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1997 and 1996, is as follows:


(Thousands)                                1997         1996
-------------------------------------   ----------   ----------
Financial instruments whose contract
  amounts represent credit risk:
     Commitments to extend credit       $18,963      $15,704
     Standby letters of credit          $   865      $ 1,228


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing properties.

                                                          continued on page 38



                                                  EASTERN VIRGINIA BANKSHARES 37

Standby letters of credit are conditional commitments issued by the Corporation and Subsidiaries to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.



Note 16. Credit Risk


As of December 31, 1997, the Corporation had $3,420,274 in deposits in financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).

Note 17. Fair Value of Financial Instruments


The estimated fair values of the Corporation's financial instruments at:




                                        December 31, 1997          December 31, 1996
                                     ------------------------   -----------------------
                                                   Estimated                  Estimated
                                      Carrying        Fair       Carrying       Fair
(Thousands)                            Amount        Value        Amount        Value
----------------------------------   ----------   -----------   ----------   ----------
Financial assets:
 Cash and short-term investments     $12,061      $12,061       $14,617      $14,617
 Securities - available for sale      38,912       38,912        42,643       42,643
 Securities - held to maturity        38,361       39,350        39,486       40,139
 FHLB and FRB stock                      824          824           733          733
 Loans                               227,982      227,331       206,343      202,525
 Less allowance for loan losses        3,868                      3,643
Financial liabilities:
 Noninterest-bearing deposits         29,095       29,095        25,395       25,395
 Interest-bearing deposits           251,787      269,000       244,508      243,720



Note 18. Regulatory Requirements

The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes as of December 31, 1997, that the Corporation meets all capital adequacy requirements to which it is subject.


As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation and the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based. Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Corporation's actual capital amounts and ratios are also presented in the table.


                                                                                           To Be Well
                                                                                       Capitalized Under
                                                              For Capital              Prompt Corrective
                                     Actual                Adequacy Purposes           Action Provisions
                            ------------------------   -------------------------   --------------------------
(Amounts in Thousands)        Amount        Ratio         Amount        Ratio         Amount         Ratio
-------------------------   ----------   -----------   -----------   -----------   -----------   ------------
As of December 31, 1997:
-------------------------
 Total Capital (to Risk
  Weighted Assets)
  Consolidated               $41,685         20.56%     >$16,223         >8.00%                 N/A
  SSB                        $12,775         10.11%     >$10,112         >8.00%     >$12,639         >10.00%
  BNI                        $13,273         18.11%      >$5,863         >8.00%      >$7,329         >10.00%
 Tier 1 Capital (to Risk
  Weighted Assets)
  Consolidated               $39,133         19.30%      >$8,112         >4.00%                 N/A
  SSB                        $11,182          8.85%      >$5,056         >4.00%      >$7,584          >6.00%
  BNI                        $12,357         16.86%      >$2,932         >4.00%      >$4,397          >6.00%
 Tier 1 Capital (to
  Average Assets)
  Consolidated               $39,133         12.87%     >$12,953         >4.00%                 N/A
  SSB                        $11,182          6.85%      >$7,460         >4.00%      >$9,325          >5.00%
  BNI                        $12,357          9.28%      >$5,325         >4.00%      >$6,656          >5.00%
As of December 31, 1996:
-------------------------
 Total Capital (to Risk
  Weighted Assets)
  Consolidated               $37,838         20.85%     >$14,519         >8.00%                 N/A
  SSB                        $18,224         16.08%      >$9,068         >8.00%     >$11,336         >10.00%
  BNI                        $19,614         28.79%      >$5,451         >8.00%      >$6,813         >10.00%
 Tier 1 Capital (to Risk
  Weighted Assets)
  Consolidated               $35,557         19.59%      >$7,259         >4.00%                 N/A
  SSB                        $16,795         14.81%      >$4,534         >4.00%      >$6,802          >6.00%
  BNI                        $18,762         27.54%      >$2,725         >4.00%      >$4,088          >6.00%
 Tier 1 Capital (to
  Average Assets)
  Consolidated               $35,557         11.89%     >$11,963         >4.00%                 N/A
  SSB                        $16,795          9.70%      >$6,924         >4.00%      >$8,655          >5.00%
  BNI                        $18,762         14.89%      >$5,039         >4.00%      >$6,299          >5.00%



                                                  EASTERN VIRGINIA BANKSHARES 39

Note 19. Condensed Financial Information -- Parent Company Only

                       EASTERN VIRGINIA BANKSHARES, INC.
                           (Parent Corporation Only)

Balance Sheet

December 31, 1997


Assets
  Cash on deposit with subsidiary banks      $15,598,521
  Investment in subsidiaries                  23,666,395
                                             -----------
     Total assets                            $39,264,916
                                             ===========

Shareholders' Equity
  Common stock                               $10,377,152
  Surplus                                        220,803
  Retained earnings                           28,535,343
  Unrealized gain on securities
     available for sale, net                     131,618
                                             -----------
       Total shareholders' equity            $39,264,916
                                             ===========


Statement of Income

For the Year Ended December 31, 1997



Revenue, dividends from subsidiaries       $  15,607,651
Distributions in excess of earnings of
  subsidiaries                               (10,299,857)
                                           -------------
       Net income                          $   5,307,794
                                           =============


Statement of Cash Flows

For the Year Ended December 31, 1997

Cash Flows from Operating Activities
  Net income                                     $ 5,307,794
  Adjustments to reconcile net income to
     net cash provided by operating
     activities, distributions in excess of
     earnings of subsidiaries                     10,299,857
                                                 -----------
     Net cash provided by operating
       activities                                 15,607,651

Cash Flows from Financing Activities, cash
  paid in lieu of fractional shares                   (9,130)
                                                 -----------
     Increase in cash and cash equivalents        15,598,521
Cash and Cash Equivalents, beginning of
  year                                                    --
                                                 -----------
Cash and Cash Equivalents, end of year           $15,598,521
                                                 ===========

[YOUNT, HYDE & BARBOUR logo]





Independent Auditor's Report


The Shareholders and Board of Directors
Eastern Virginia Bankshares, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Eastern Virginia Bankshares, Inc. and Subsidiaries as of December 31, 1997, and the related consolidated statements of income, retained earnings, and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of the Bank of Northumberland, Inc., a consolidated subsidiary, which statements reflect total assets and revenue constituting 42.1% and 39.5%, respectively in 1997, and 42.6% and 40.5%, respectively in 1996, and 40.7% of revenue in 1995, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the Bank of Northumberland, Inc., is based solely on the report of the other auditors. In addition, the financial statements of Southside Bank for the two years ended December 31, 1996 were audited by other auditors whose report dated January 13, 1997, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eastern Virginia Bankshares, Inc. and Subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



/s/ Yount, Hyde & Barbour, P.C.


Winchester, Virginia
January 19, 1998

--------------------------------------------------------------------------------

                       [GOODMAN, & COMPANY, L.L.P. logo]



Independent Auditor's Report

The Shareholders and Board of Directors
Bank of Northumberland, Inc.

We have audited the balance sheets of Bank of Northumberland, Inc. (the "Bank") as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Bank of Northumberland, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Goodman & Company, L.L.P.




Richmond, Virginia
January 9, 1998


                                                  EASTERN VIRGINIA BANKSHARES 41

Directors
---------

Eastern Virginia Bankshares


Robert L. Covington
Chairman of the Board


F. L. Garrett, III
Vice Chairman


Thomas M. Boyd, Jr.
President and Chief Executive Officer


Lewis R. Reynolds
Executive Vice President


L. Edelyn Dawson, Jr.
Secretary


Eric A. Johnson
General Manager,
Mason Realty


William L. Lewis
Attorney,
Lewis & Ware, P.C.


W. Rand Cook
Attorney,
McCaul, Martin, Evans & Cook, P.C.


F. Warren Haynie, Jr.
Attorney,
F. Warren Haymie, Jr., P.C.


Bank of Northumberland
----------------------

Robert L. Covington
Chairman of the Board of the Bank


S. Lake Cowart, Sr.
President,
Cowart Seafood, Inc.,
Lake Packing Company, Inc.,
and Lake Farms, Inc.


L. Edelyn Dawson, Jr.
Senior Vice President of the Bank


F. Warren Haynie, Jr.
Attorney,
F. Warren Haynie, Jr., P.C.


Lewis R. Reynolds
President and Chief Executive Officer


Charles R. Rice
Retired Petroleum Products Distributor


William E. Sanford, Jr.
Real Estate Developer and Retired Farmer


Howard R. Straughan, Jr.
Retired Banker


W. Leslie Kilduff
Retired Petroleum Products Distributor




Southside Bank
--------------

E. Gary Ball
Vice President,
Ball Lumber Company


T. M. Boyd, Jr.
President and CEO,
Southside Bank


W. Rand Cook
Attorney,
McCaul, Martin, Evans & Cook, P.C.


W. Gerald Cox
President,
Twin Rivers Realty, Inc.


F. L. Garrett, III
Oysterman and Realtor


Eric A. Johnson
General Manager,
Mason Realty


William L. Lewis
Attorney,
Lewis & Ware, P.C.


William W. Lowery
Part Owner,
Lowery's Restaurant


Lawrence R. Moter, M. D.
Physician


J. Thomas Newman
Retired Sr. Vice President,
Southside Bank


Charles R. Revere
President,
Revere Gas & Appliance


Leslie E. Taylor
President,
Leslie E. Taylor, C.P.A., P.C.


Emmett Upshaw
Clerk, Circuit Court
King William County

Officers

Eastern Virginia Bankshares
----------------------------


Robert L. Covington
Chairman of the Board


Thomas M. Boyd, Jr.
President and Chief Executive Officer


Lewis R. Reynolds
Executive Vice President


L. Edelyn Dawson, Jr.
Secretary


Ned Stephenson
Chief Financial Officer


Bank of Northumberland
----------------------


Robert L. Covington
Chairman of the Board


Lewis R. Reynolds
President and Chief Executive Officer


L. Edelyn Dawson, Jr.
Senior Vice President


W. Leslie Kilduff
Vice President


Charles R. Thrift, Jr.
Vice President


Dorothy C. Reynolds
Cashier & Assistant Secretary


Lisa K. Baughan
Assistant Vice President


Sylvia O. Bartlett
Assistant Vice President


Rebekah H. Haynie
Assistant Cashier


Joyce W. Hall
Assistant Cashier



Southside Bank
--------------


Patricia H. Barrett
Training and Human Resources Officer
Tappahannock


T. M. Boyd, Jr.
President and CEO


Eileen T. Brooks
Assistant Cashier
Tappahannock


Patsy C. Clow
Branch Manager
Bowling Green


Carolyn H. Elliott
Assistant Operations Officer
Tappahannock


Dennis W. Elmore
Vice President
Branch Operations
Tappahannock


F. L. Garrett, III
Chairman


Patricia H. Gallagher
Administrative Officer
Tappahannock


Gertrude C. Hand
Teller Coordination Officer
Tappahannock


Virginia S. Hogge
Assistant Branch Manager
Assistant Cashier
Urbanna


Betsy G. Hudgins
Assistant Branch Manager
Assistant Cashier
Hartfield


C. Tony Hudson
Vice President/Sr. Loan Officer
Branch Administrator
Tappahannock


Edwin P. Jones
Assistant Vice President
Branch Manager
Aylett

Celita S. Lane
Assistant Branch Manager
Hanover


Larry L. Lucas
Assistant Vice President
Branch Manager
Hartfield


Thomas J. McKittrick, III
Assistant Vice President
Branch Manager
Hanover


Betty R. Miller
Assistant Vice President
Branch Manager
Urbanna


John L. Muller
Vice President/Manager
Tappahannock Region
Marketing Direcctor
Tappahannock


William E. Saunders, Jr.
Vice President Operations
Tappahannock


Barbara C. Scott
Assistant Cashier
Tappahannock


Sheilah E. Seal
Assistant Branch Manager
Aylett


Mae W. Staton
Branch Manager
Essex Square


Ned Stephenson
Vice President/Cashier
Chief Financial Officer
Tappahannock


Betty M. Vaughan
Assistant Vice President
Loan Officer
Tappahannock


Cheryl F. Wilson
Assistant Branch Manager
Essex Square


                                                 EASTERN VIRGINIA BANKSHARES  43





                            [MAP OF BANK LOCATIONS]




O    Southside Bank
     --------------


     TAPPAHANNOCK
     Main Office
     307 Church Lane
     P. O. Box 105
     Tappahannock, VA 22560
     (804) 443-4333

     TAPPAHANNOCK
     Essex Square Office
     Essex Square Shopping Center
     P. O. Box 2128
     Tappahannock, VA 22560
     (804) 443-9381

     AYLETT
     8270 Richmond/Tappahannock Hwy.
     P. O. Box 123
     Aylett, VA 23009
     (804) 769-7677

     BOWLING GREEN
     202 N. Main Street
     P. O. Box 1009
     Bowling Green, VA 22427
     (804) 633-5075


     DELTAVILLE
     U. S. Routes 33 & 1101
     P. O. Box 188
     Deltaville, VA 23043
     (804) 776-0777

     HARTFIELD
     U. S. Routes 3 & 33
     P. O. Box 250
     Hartfield, VA 23071
     (804) 776-7677

     HANOVER
     4241 Mechanicsville Turnpike
     P. O. Box 397
     Mechanicsville, VA 23111
     (804) 779-3232

     URBANNA
     291 Virginia Street
     P. O. Box 817
     Urbanna, VA 23175
     (804) 758-3096


[]   Bank of
     Northumberland

     BURGESS
     14953 Northumberland Hwy.
     P. O. Box 81
     Burgess, VA 22432
     (804) 453-7003

     CALLAO
     110 Northumberland Hwy.
     P. O. Box 1040
     Callao, VA 22435
     (804) 529-6158

     HEATHSVILLE
     Route 360
     Box 9
     Heathsville, VA 22473
     (804) 580-3621