Form 10-K, Exhibit 13
period 1998-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 1999-03-31
CIK 1047170

[EASTERN VIRGINIA BANKSHARES LOGO]

                                 Southside Bank
                          Bank of Northumberland, Inc.

Index to Annual Report                Notes to Financial Statement          31
Financial Data                    2   Report of Independent Auditors        44
Chairman and President's
  Letter to Stockholders          3   Board of Directors                    45
Management's Discussion and
  Analysis                        9   Officers                              46
Financial Statements             27   Bank Locations                        47

SELECTED FINANCIAL DATA
(In thousands except ratios and per share amounts)


                                                                                           YEAR ENDED DECEMBER 31
                                                                      -------------------------------------------------------------
INCOME STATEMENT DATA:                                                     1998         1997       1996         1995          1994
-----------------------------------------------------------------------------------------------------------------------------------
 Interest income                                                        $  26,670    $ 25,093   $ 23,204      $21,821      $ 19,611
 Interest expense                                                          11,846      11,144     10,360       10,315         8,097
                                                                        ---------    --------   --------      --------     --------
  Net interest income                                                      14,824      13,949     12,844       11,506        11,514
 Provision for loan losses                                                    449         412        437          575           796
                                                                        ---------    --------   --------      --------     --------
  Net interest income after provision for loan losses                      14,375      13,537     12,407       10,931        10,718
 Noninterest income                                                         1,764       1,469      1,330        1,294         1,153
 Securities gains (losses)                                                      8         (28)       (52)          (9)          (52)
 Noninterest expense                                                        8,442       7,705      6,931        6,774         6,433
                                                                        ---------    --------   --------      -------      --------
 Income before income taxes                                                 7,705       7,273      6,754        5,442         5,386
 Income taxes                                                               2,088       1,965      1,710        1,317         1,292
                                                                        ---------    --------   --------      -------      --------
 Net Income                                                             $   5,617    $  5,308   $  5,044      $ 4,125      $  4,094
                                                                        =========    --------   --------      -------      --------
PER SHARE DATA:
------------------------------------------------------------------------------------------------------------------------------------
 Net Income                                                             $   1.08     $  1.02    $  0.97       $  0.79      $  0.79
 Cash dividends                                                             0.44        0.34       0.31          0.25         0.24
 Book value at period end                                                   8.22        7.57       6.84          6.23         5.48
BALANCE SHEET DATA:
------------------------------------------------------------------------------------------------------------------------------------
 Assets                                                                 $ 347,995    $323,430   $308,724     $286,734      $269,832
 Loans, net of unearned income                                            239,664     227,981    206,343      192,894       183,862
 Securities                                                                81,332      78,098     82,862       72,708        66,385
 Deposits                                                                 304,330     280,882    269,903      251,612       238,880
 Shareholders' equity                                                      42,257      39,265     35,457       32,393        28,439
 Average shares outstanding                                                 5,179       5,188      5,177        5,191         5,192
PERFORMANCE RATIOS
------------------------------------------------------------------------------------------------------------------------------------
 Return on average assets                                                    1.66%       1.68%      1.72%        1.48%         1.55%
 Return on average equity                                                   13.56%      13.97%     14.57%       13.20%        14.83%
 Dividend payout                                                            40.52%      32.78%     31.91%       31.70%        30.47%
 Efficiency (1)                                                             48.45%      47.26%     46.04%       49.79%        48.60%
 Average equity to average assets                                           12.26%      12.01%     11.79%       11.23%        10.48%
ASSET QUALITY RATIOS:
------------------------------------------------------------------------------------------------------------------------------------
 Allowance for loan losses to period end loans                               1.61%       1.70%      1.77%        1.98%         1.96%
 Allowance for loan losses to nonaccrual loans                             237.39%     127.99%     94.11%       92.75%       117.00%
 Nonperforming assets to period end loans and foreclosed properties          0.79%       1.36%      2.00%        2.44%         1.89%
 Net charge-offs to average loans                                            0.20%       0.09%      0.31%        0.19%         0.11%
CAPITAL AND LIQUIDITY RATIOS:
------------------------------------------------------------------------------------------------------------------------------------
 Leverage                                                                   12.39%      12.87%     11.89%       12.24%        11.12%
 Risk-based capital ratios:
  Tier 1 capital                                                            19.34%      19.30%     19.59%       16.07%        13.12%
  Total capital                                                             20.59%      20.56%     20.85%       17.32%        13.73%
 Average loans to average deposits                                          79.23%      79.01%     76.82%       76.84%        73.64%
------------------------------------------------------------------------------------------------------------------------------------

NOTE: THE AMOUNTS PREVIOUSLY REPORTED FOR THE PERIODS HAVE BEEN RETROACTIVELY
      RESTATED TO REFLECT THE MERGER OF SSB AND BNI TO FORM EVB AS OF DECEMBER 29, 1997.

(1) EFFICIENCY RATIO IS COMPUTED BY DIVIDING NON-INTEREST EXPENSE BY THE SUM OF NET INTEREST INCOME ON A TAX-EQUIVALENT BASIS AND NON-INTEREST INCOME, NET OF SECURITIES GAINS OR LOSSES.

Business Profile

Eastern Virginia Bankshares, Incorporated (EVB), established December 29, 1997 is a multi-bank holding company whose subsidiaries, Southside Bank and Bank of Northumberland, provide financial service to the Central, Middle Peninsula, and Northern Neck regions of Virginia. Each subsidiary is an independently managed, state chartered bank offering full banking services, which include commercial and consumer loans, deposit accounts, credit cards, automated teller machines and many other service, through a total of twelve offices, Deposits are insured by the Federal Deposit Insurance Corporation.

To Our Stockholders


       company, we are pleased to present the 1998 Annual Report for Eastern Virginia Bankshares, the parent company for Bank of Northumberland and Southside Bank. Our two well established banks continue their long time tradition of high performance by achieving excellent results in each operation as measured by most often used indicators of performance, which are included on a combined basis in this report, including return on assets and return on equity, both of particular interest to our shareholders.

[PHOTO]

Eastern Virginia Bankshares Board of Directors: Seated left to right;
Robert L. Covington, Thomas M. Boyd, Jr.; standing left to right;
L. Edelyn Dawson, Jr., F. Warren Haynie, Lewis R. Reynolds, Eric A. Johnson,
W. Rand Cook, not pitcured F. L. Garrett, III and William L. Lewis.

                                              Eastern Virginia Bankshares     3

[SOUTHSIDE BANK LOGO]

Balance Sheet as of 12/31/98 (in 000's)
Cash and cash equivalents:                    $  6,509
Interest-bearing Deposits-Other Banks                0
Investments                                     39,605
Loans, Net                                     146,809
Other Assets                                     7,486
-------------------------------------------------------------------------------
Total Assets                                  $200,409

Deposits                                      $187,951
Other Liabilities                                  625
Shareholders Equity                             11,833
-------------------------------------------------------------------------------
Total Liabilities & Capital                   $200,409

-------------------------------------------------------------------------------
Income Statement as of 12/31/98 (in 000's)
Interest Income                               $ 16,079
Interest Expense                                 7,307
-------------------------------------------------------------------------------
Net Interest Income                           $  8,772
Provision For Loan Losses                          361
Other Income                                     1,234
Other Expense                                    5,566
Federal Income Tax                               1,140
-------------------------------------------------------------------------------
Net Income                                    $  2,939

   For EVB, return on assets for 1998 continued strong at 1.66% compared to 1997 at 1.68%. Return on equity for 1998 was 13.56% compared to 13.97% in 1997, reflecting our exceptionally strong capital base. EVB had total shareholders' equity of $42.3 million as of December 31, 1998, a 7.62% increase from year-end 1997 total shareholder equity of $39.3 million.
   Net income for 1998 was $5,617,000, up 5.8%, from $5,308,000 at the end of 1997. Per share net income at the end of 1998 was $1.08, up from $1.02 at the end of 1997. Book value per share rose to $8.22 at the end of 1998, from $7.57 at the end of 1997. As a result of our strong performance and strong equity position, your board raised the dividend for the year 1998 to 44 cents per share from the 1997 dividend of 34 cents per share, a 10 cents per share , or 29% increase. Please visit our Selected Financial Data for other results.
     We are pleased to report that during 1998 we accomplished a number of the goals, of our strategic plan which will benefit our performance this year and in the future. We are continuously reviewing our plans, goals, and targets and assessing performance, and striving to achieve the desired results as set forth in our plan, to insure that we are carrying out our mission as a successful community bank. (See our mission statement.)

[PHOTO]
Southside Bank Board of Directors:
Seated left to right; William L. Lewis, F. L. Garrett, III, T. M. Boyd, Jr.,
E. Gary Ball; standing left to right; W. Rand Cook, W. Gerald Cox,
J. Thomas Newman, Lawrence R. Moter, M.D., William W. Lowery, III,
Emmett Upshaw, Leslie E. Taylor, Eric A. Johnson, not pictured
Charles R. Revere.

   The major project for our two banks in 1998 involved consolidation of operational functions, including data processing. Southside Bank has operated its in-house system for 12 years, having built a freestanding operations center in Tappahannock in 1994. Earlier in the year, Southside upgraded its mainframe computer to a Unisys 4621-31 which provides present and future processing capabilities for both banks. The new mainframe is also Year 2000 compliant. By mid-year, Bank of Northumberland had installed a wide-area network. In the fourth quarter of 1998, Bank of Northumberland converted from a third party service bureau to Southside's in-house system. While the hardware, software, and conversion costs were substantial, approximately $650,000, the majority was expensed in 1998, thereby providing cost savings and enhanced delivery systems in 1999 and beyond. The board is grateful for the dedication and hard work of the officers and staff of both banks who made the conversion happen. Many long hours and much effort went into making it successful.
   In 1998 Southside opened its ninth office, a full-service office in Gloucester County, east of the Gloucester Courthouse area. On June 5, 1998 Commissioner of Banking Joe Face and various state and local dignitaries helped us celebrate the grand opening. We are very pleased with the reception this office has received in that market. Assistant Vice President and Manager Rick Fulk and his staff have achieved good results since open

                                              Eastern Virginia Bankshares     5
   ing. We look for excellent performance at this location, and a solid contribution to our expanding banking franchise.
   During 1998 the EVB board authorized a stock repurchase plan, directing the company's management to purchase up to 300,000 shares by year end 1999. During 1998, 45,000 shares were purchased and retired. This program obviously benefits our existing shareholders. Also, by popular demand of our shareholders, EVB will reinstitute a dividend reinvestment plan in 1999. We plan to announce the details of this plan shortly.
   With the century date change quickly approaching, interest in the Year 2000 readiness of insured depository institutions is certain to intensify. As many financial institutions have learned, Y2K (Year 2000) assessment is not an easy or inexpensive task. At EVB's two banks we are committed to honoring our service goals with special attention given to the arrival of a new century. Project teams have been established and management has deployed resources to renovate and test our systems for Year 2000 readiness, much of which has already been accomplished. The Bank recognizes the seriousness of the Year 2000 issues and has developed an action plan to update its computer systems and critical applications. We do not anticipate any material impact on earnings from Year 2000 compliance issues. We want you and our customers to be confident that our bank has properly addressed this issue, and will be prepared for this event.

[BANK OF NORTHUMBERLAND LOGO]

Balance Sheet as of 12/31/98 (in 000's)
Cash and cash equivalents:                          $  4,562
Interest-bearing Deposits-Other Banks                      0
Investments                                           51,446
Loans, Net                                            88,996
Other Assets                                           2,493
-------------------------------------------------------------------------------
Total Assets                                        $147,497

Deposits                                            $136,314
Other Liabilities                                        495
Shareholders Equity                                   10,688
-------------------------------------------------------------------------------
Total Liabilities & Capital                         $147,497

-------------------------------------------------------------------------------
Income Statement as of 12/31/98 (in 000's)
Interest Income                                     $ 10,591
Interest Expense                                       5,013
-------------------------------------------------------------------------------
Net Interest Income                                 $  5,578
Provision For Loan Losses                                 88
Other Income                                             510
Other Expense                                          2,373
Federal Income Tax                                       947
-------------------------------------------------------------------------------
Net Income                                          $  2,680

   In 1998 the trend of consolidation continued in banking. In Virginia, several significant banks exited the market by merger with out of state regionals. This phenomenon has presented the community banks of our state with great opportunities. Your board and management believe that with this industry consolidation, and with the many other factors of change within the industry, we have a great opportunity to increase our franchise value, by well-planned expansion. However, expansion must be well planned. In 1998, your EVB team took the opportunity to strengthen its systems first.
   Also with respect to the future, in Washington the 106th Congress will once again address a financial modernization bill. Last year's bill, universally known as H.B.10, came close to becoming law. Conventional thinking is that included in these sweeping changes, banks will be allowed to affiliate with securities and insurance companies, and holding companies will be permitted to offer any financial products in the future and cross-sell them on bank premises. Your company wants to be positioned to successfully compete in the financial services arena of the future. We see many challenges as we assess new opportunities. This will require major commitments of our company, both in technology and human resources. And with our strong capital base, we have the financial resources to be a player in this new environment.

[PHOTO]
Bank of Northumberland Board of Directors: Seated left to right;
W. Leslie Kilduff, Robert L. Covington, Lewis R. Reynolds; standing left to right; Charles R. Rice, Howard R. Straughn, Jr., William E. Sanford, Jr.,
F. Warren Haynie, L. Edelyn Dawson, Jr., S. Lake Cowart, Sr.

                                              Eastern Virginia Bankshares     7

   Technology will play a large role in the future as we begin to offer more electronic services. We are striving to be prepared for these changes, and we firmly believe that the well focused, well run community bank which offers exceptional service will be highly successful.
   EVB is fortunate to have a strong, experienced board of directors, as do each of its banks, who provide solid leadership to management. While each of the banks in EVB operate with a great deal of autonomy, which is helpful in the markets we serve, this board support has been an immeasurable benefit. At the same time, in 1999 we will see many benefits to our holding company operation, which convey to our banks. We would also like to recognize the loyalty and dedication of the staff and officers of our organization. Without their hard work, the success our companies have enjoyed would have been impossible.
   Finally, we wish to thank you, our shareholders, for your support.

                                    [PHOTO]

     /s/ T. M. Boyd, Jr.                   /s/ Robert L. Covington
    ---------------------------            -----------------------------
    T. M. Boyd, Jr.                        R. L. Covington
    President and CEO                      Chairman of the Board


Mission Statement

Our mission is to be the primary financial services source in a broadly-defined Northern Neck/ Middle Peninsula. Broadly-defined is essentially those counties west of the Chesapeake Bay that are not parts of the "in close" Richmond, Tidewater and Washington metropolitan areas and also excludes the immediate Fredericksburg area. In accomplishing this mission, we expect to deliver quality service to our customers, produce maximum value for our shareholders, be exemplary corporate citizens in our communities and provide a good working environment for our employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Management's discussion and analysis is intended to assist the reader in evaluating and understanding the consolidated results of operations and financial condition of Eastern Virginia Bankshares, Inc. and subsidiaries (the "Corporation"). The following analysis provides information about the major components of the results of operations, financial condition, liquidity and capital resources of Eastern Virginia Bankshares (EVB) and attempts to identify trends and material changes that occurred during the reporting periods. The discussion should be read in conjunction with Selected Financial Data and the Consolidated Financial Statements and Notes to Consolidated Financial Statements.


OVERVIEW

Eastern Virginia Bankshares, Inc. produced record earnings during 1998, performing well in a highly complex, competitive business environment. The year marked a very successful first full year of operations under the EVB umbrella for the former Bank of Northumberland, Inc. and Southside Bank which were merged with and into the Corporation on December 29, 1997. The first major opportunity to achieve operational cost savings while providing consistent high quality customer service was realized as the two banks consolidated technology efforts to the same shared in-house data processing system in November. Consolidated in-house technology provides management with the ability to grow the Corporation at a much lower incremental processing cost and provides improved access to management information. Earlier in the year, the Corporation continued to expand within its market region as Southside Bank opened a new branch in Gloucester County in June. Gloucester was Southside's second new branch opened in a seven month period, following the October 1997 opening of the Deltaville Office.

Despite the changes noted above and the associated cost, the Corporation reported net income of $5. 6 million or $1.08 per share, up 5.8% from $1.02 in 1997, a return on assets of 1.66%, and an efficiency ratio of 48.45%. This earnings increase was particularly gratifying in a year when the Corporation absorbed approximately $300 thousand of non-recurring expenses related to systems consolidation and merger costs.


RESULTS OF OPERATIONS

Net income increased 5.8% in 1998 to $5.6 million, compared with $5.3 million in 1997 and $5.0 million in 1996. Earnings per share was $1.08 in 1998, compared to $1.02 and $0.97 for 1997 and 1996 respectively. The improvement in net income in 1998 was the result of increases in both net interest income and noninterest income.

Profitability, as measured by EVB's return on average assets and return on average equity was a strong 1.66% and 13.56% respectively. These returns remain strong relative to the Corporation's peer group averages of 1.58% and 12.45%, respectively (based on latest data available). The return on equity is particularly gratifying given EVB's high capital level. In November 1998, the Corporation announced a stock repurchase program that will permit repurchase of up to 300,000 shares by year end 1999 or slightly over 5% of the Corporation's outstanding shares at the time of the announcement. The repurchase plan is intended to reduce high capital levels and to increase return on equity to shareholders.

Net interest margin, on a tax equivalent basis, declined slightly to 4.83% in 1998, as compared to 4.93% in 1997 and 4.92% in 1996. However, changes in volume exceeded changes in rates, generating an additional $875 thousand of net interest income in 1998 and $1.1 million in 1997.

The Corporation experienced declining loan demand for the first half of 1998 as market demand moved away from adjustable rate mortgages to fixed rate loans. With a strong marketing program initiated at the end of June and the introduction of a fixed rate mortgage product in September, loan demand strengthened and produced an increase of 7% in average loans, compared to 1997.


EVB's efficiency ratio, a measure of performance based upon the relationship between noninterest expense and income less securities gains, compares very favorably to other Virginia financial institutions. The Corporation's efficiency ratio for 1998 and 1997 was 48.45% and 47.26%, respectively despite over $700 thousand of non recurring expenses. A lower efficiency ratio represents greater control of noninterest costs. A fluctuation in the efficiency ratio can be attributed to relative changes in both noninterest income and net interest income as well as noninterest expense. With the November 1998 data processing consolidation and other expenditures to achieve cost savings, it is anticipated that 1999 should bring a sharp decline in the growth of noninterest expenses which have trended upward at a rate of 9.6% and 11.2% in 1998 and 1997, respectively.

Capital growth of 7.6% from year end 1997 to year end 1998 matched total asset growth during the same period. As mentioned previously, EVB has initiated a stock repurchase program in an attempt to manage capital growth and enhance shareholder return.

EVB is not aware of any current recommendations by any regulatory authorities which, if they were implemented, would have a material effect on the registrant's liquidity, capital resources, or results of operations.

The following table sets forth, for the periods indicated, selected quarterly results of EVB's operations.


                                                  EASTERN VIRGINIA BANKSHARES  9

                    SUMMARY OF FINANCIAL RESULTS BY QUARTER


                                             THREE MONTHS ENDED
                             ---------------------------------------------------
                                                    1998
                             ---------------------------------------------------
                                Dec. 31      Sep. 30      June 30      Mar. 31
                             ------------ ------------ ------------ ------------
Interest income                $  6,812     $  6,721     $  6,593     $  6,544
Interest expense                  2,998        3,018        2,960        2,870
                               --------     --------     --------     --------
Net interest income               3,814        3,703        3,633        3,674
Provision for loan losses            95          116          115          123
                               --------     --------     --------     --------
Net interest income after
 provision for loan losses        3,719        3,587        3,518        3,551
Noninterest income                  456          424          445          447
Noninterest expense               2,262        2,109        2,148        1,923
                               --------     --------     --------     --------
Income before income taxes        1,913        1,902        1,815        2,075
Applicable income taxes             533          577          476          502
                               --------     --------     --------     --------
Net income                     $  1,380     $  1,325     $  1,339     $  1,573
Net income per share,
 basic and diluted             $   0.26     $   0.26     $   0.26     $   0.30



                                             THREE MONTHS ENDED
                             ---------------------------------------------------
                                                    1997
                             ---------------------------------------------------
                                Dec. 31      Sep. 30      June 30      Mar. 31
                             ------------ ------------ ------------ ------------
Interest income                $  6,461     $  6,326     $  6,247     $  6,059
Interest expense                  2,885        2,832        2,739        2,688
                               --------     --------     --------     --------
Net interest income               3,576        3,494        3,508        3,371
Provision for loan losses           150           90           88           84
                               --------     --------     --------     --------
Net interest income after
 provision for loan losses        3,426        3,404        3,420        3,287
Noninterest income                  400          368          330          342
Noninterest expense               2,594        1,724        1,787        1,599
                               --------     --------     --------     --------
Income before income taxes        1,232        2,048        1,963        2,030
Applicable income taxes             424          544          495          502
                               --------     --------     --------     --------
Net income                     $    808     $  1,504     $  1,468     $  1,528
Net income per share,
 basic and diluted             $   0.16     $   0.29     $   0.28     $   0.29

--------------------------------------------------------------------------------
NET INTEREST INCOME

Net interest income represents the Corporation's gross profit margin and is defined as the difference between interest income and interest expense. For comparative purposes, income from tax-exempt securities is adjusted to a tax-equivalent basis using the federal statutory tax rate of 34%. Tax-equivalent securities income is further adjusted by the TEFRA adjustment for the disallowance as a deduction of a portion of total interest expense related to the ratio of average tax-exempt securities to average total assets. This adjustment results in tax-exempt income and yields being presented on a basis comparable with income and yields from fully taxable earning assets.


Net interest margin represents the Corporation's net interest income divided by average earning assets. Changes in the volume and mix of earning assets and interest bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income.


The "Average Balances, Income and Expense, Yields and Rates" table presents average balances, related interest income and expense, and average yield/cost data for each of the past three years. The "Volume and Rate Analysis" table on the following page reflects changes in interest income and interest expense resulting from changes in average volume and average rates.


Tax-equivalent net interest income increased 4.76% in 1998 to $15.6 million from $14.9 million in 1997. Average loan growth of 7% combined with a 39% decrease in nonperforming assets were important factors in the increase in net interest income and in achieving a net interest margin of 4.83%, which was a ten basis point decline from 4.93% in 1997. The decline in net interest margin was the result of a 13 basis point decline in yield on earning assets to 8.49% in 1998 from 8.62% in 1997, combined with a slight increase in the cost of interest bearing funds from 4.50% in 1997 to 4.51% in 1998.


The growth in average earning assets of 7.0% matched the growth in the loan portfolio. Average securities decreased 1.9% while average Federal funds sold increased by 102.8%. This change in the mix of average earning assets resulted in a decrease in yield from 1997. The year 1998 provided an environment in which interest rates were generally below those in 1997. EVB was pleased that the average yield on loans was maintained at 9.21%, matching the 1997 yield, but was impacted by a decrease in total securities yield from 7.24% in 1997 to 6.94% in 1998 and a decrease in Fed funds yield from 5.63% in 1997 to 5.45% in 1998. Tax-equivalent interest income increased 5.5% in 1998, while interest expense increased at the slightly higher rate of 6.3%.


During 1997, net interest income, on a tax-equivalent basis, increased 7.9% to $14.9 million from $13.8 million in 1996. Average loans increased $20 million (10.1%) from $197.3 million to $217.3 million, funded primarily by an $18.1 million or 7% increase in deposits to $275 million from $256.9 million in 1996. Net interest margin increased to 4.93% from 4.92% in 1996 as the yield on earning assets increased to 8.62% from 8.60% and the cost of funds from 4.47% to 4.50%.

--------------------------------------------------------------------------------

           AVERAGE BALANCE, INCOME AND EXPENSE, YIELDS AND RATES (1)




                                                              TWELVE MONTHS ENDED DECEMBER 31
                                             -----------------------------------------------------------------
                                                           1998                             1997
                                             -------------------------------- --------------------------------
                                               Average    Income/    Yield/     Average    Income/    Yield/
(DOLLARS IN THOUSANDS)                         Balance    Expense     Rate      Balance    Expense     Rate
-------------------------------------------- ----------- --------- ---------- ----------- --------- ----------
ASSETS:
Securities
 Taxable                                      $ 40,885    $ 2,632      6.44%   $ 41,432    $ 2,794      6.74%
 Tax-exempt (1)                                 35,961      2,668      7.42%     36,872      2,878      7.81%
                                              --------    -------              --------    -------
  Total securities                              76,846      5,300      6.90%     78,304      5,672      7.24%
Federal funds sold                              14,121        769      5.45%      6,964        392      5.63%
Loans (net of unearned income) (2)             232,605     21,412      9.21%    217,320     20,007      9.21%
Interest-bearing deposits-other banks               64          4      6.25%          8          1     12.50%
                                              --------    -------              --------    -------
  Total earning assets                         323,636     27,485      8.49%    302,596     26,072      8.62%
Less allowance for loan losses                  (3,947)                          (3,777)
Total non-earning assets                        18,311                           17,488
                                              --------                         --------
Total assets                                  $338,000                         $316,307
                                              ========                         --------
LIABILITIES & SHAREHOLDER'S EQUITY
Interest-bearing deposits:
 Checking                                     $ 31,608        829      2.62%   $ 28,480        782      2.75%
 Savings                                        69,157      2,866      4.14%     61,414      2,504      4.08%
 Money market savings                           28,518        954      3.35%     29,127        956      3.28%
 Certificates of deposit:
  $100,000 and over                             17,490        970      5.55%     14,469        771      5.33%
  Less than $100,000                           116,073      6,227      5.36%    114,129      6,125      5.37%
                                              --------    -------              --------    -------
    Total interest-bearing deposits            262,846     11,846      4.51%    247,619     11,138      4.50%
Other borrowings                                    --         --                    84          6      7.14%
                                              --------    -------              --------    -------
 Total interest-bearing liabilities            262,846     11,846      4.51%    247,703     11,144      4.50%
Non-interest bearing liabilities:
 Demand deposits                                30,739                           27,347
 Other liabilities                               2,989                            3,270
                                              --------                         --------
  Total liabilities                            296,574                          278,320
Shareholder's equity                            41,426                           37,987
                                              --------                         --------
Total liabilities & shareholder's equity      $338,000                         $316,307
                                              ========                         --------
Net interest income                                       $15,639                          $14,928
                                                          =======                          -------
Interest rate spread (3)                                               3.98%                            4.12%
Interest expense as a percent of
 average earning assets                                                3.66%                            3.68%
Net interest margin (4)                                                4.83%                            4.93%



                                             TWELVE MONTHS ENDED DECEMBER 31
                                             --------------------------------
                                                           1996
                                             --------------------------------
                                               Average    Income/    Yield/
(DOLLARS IN THOUSANDS)                         Balance    Expense     Rate
-------------------------------------------- ----------- --------- ----------
ASSETS:
Securities
 Taxable                                      $ 40,745    $ 2,702      6.63%
 Tax-exempt (1)                                 36,583      2,911      7.96%
                                              --------    -------
  Total securities                              77,328      5,613      7.26%
Federal funds sold                               6,558        349      5.32%
Loans (net of unearned income) (2)             197,336     18,230      9.24%
Interest-bearing deposits-other banks               --         --
                                              --------    -------
  Total earning assets                         281,222     24,192      8.60%
Less allowance for loan losses                  (3,726)
Total non-earning assets                        16,178
                                              --------
Total assets                                  $293,674
                                              --------
LIABILITIES & SHAREHOLDER'S EQUITY
Interest-bearing deposits:
 Checking                                     $ 27,254        751      2.76%
 Savings                                        57,453      2,264      3.94%
 Money market savings                           27,889        912      3.27%
 Certificates of deposit:
  $100,000 and over                             13,012        713      5.48%
  Less than $100,000                           106,179      5,720      5.39%
                                              --------    -------
    Total interest-bearing deposits            231,787     10,360      4.47%
Other borrowings                                    --         --
                                              --------    -------
 Total interest-bearing liabilities            231,787     10,360      4.47%
Non-interest bearing liabilities:
 Demand deposits                                25,089
 Other liabilities                               2,186
                                              --------
  Total liabilities                            259,062
Shareholder's equity                            34,612
                                              --------
Total liabilities & shareholder's equity      $293,674
                                              --------
Net interest income                                       $13,832
                                                          -------
Interest rate spread (3)                                               4.13%
Interest expense as a percent of
 average earning assets                                                3.68%
Net interest margin (4)                                                4.92%

NOTES:
(1) INCOME AND YIELDS ARE REPORTED ON A TAX-EQUIVALENT BASIS ASSUMING A FEDERAL TAX RATE OF 34%.

(2) NONACCRUING LOANS HAVE BEEN INCLUDED IN THE COMPUTATIONS OF AVERAGE LOAN BALANCES.

(3) INTEREST RATE SPREAD IS THE AVERAGE YIELD ON EARNING ASSETS, CALCULATED ON A FULLY TAXABLE BASIS, LESS THE AVERAGE RATE INCURRED ON INTEREST-BEARING LIABILITIES.

(4) NET INTEREST MARGIN IS THE NET INTEREST INCOME, CALCULATED ON A FULLY TAXABLE BASIS ASSUMING A FEDERAL INCOME TAX RATE OF 34%, EXPRESSED AS A PERCENTAGE OF AVERAGE EARNING ASSETS.
--------------------------------------------------------------------------------

                                                  EASTERN VIRGINIA BANKSHARES 11

                           VOLUME AND RATE ANALYSIS






                                                        1998 vs. 1997                          1997 vs. 1996
                                            Increase (Decrease) Due to Changes in:  Increase (Decrease) Due to Changes in:
                                           ---------------------------------------- --------------------------------------
                                              Volume         Rate         Total       Volume       Rate        Total
                                           ------------ ------------- ------------- ---------- ------------ --------------
EARNING ASSETS:
Taxable securities                           $  (38)       $ (124)       $ (162)     $    46      $  46       $    92
Tax exempt securities                           (47)         (163)         (210)          23        (56)          (33)
Loans, (net)                                  1,405            --         1,405        1,781         (4)        1,777
Federal funds sold                              390           (13)          377           22         21            43
Interest-bearing deposits -- other banks          3            --             3            1         --             1
                                             ------        ------        ------      -------      -------     -------
 Total earning assets                         1,713          (300)        1,413        1,873          7         1,880
INTEREST-BEARING LIABILITIES:
 Interest checking                               85           (38)           47           34         (3)           31
 Regular savings & clubs                        320            42           362          156         84           240
 Money market savings                           (22)           20            (2)          41          3            44
 Certificates of deposit:
  $100,000 and over                             161            38           199           80        (22)           58
  Less than $100,000                            105            (3)          102          429        (24)          405
 Short-term borrowings                           (6)           --            (6)           6         --             6
                                             ---------     --------      ---------   -------      -------     -------
  Total interest-bearing liabilities            643            59           702          746         38           784
                                             --------      --------      --------    -------      -------     -------
Change in net interest income:               $ 1,070       $ (359)       $  711      $ 1,127      $ (31)      $ 1,096
                                             --------      --------      --------    -------      -------     -------

NOTES:
(1) CHANGES CAUSED BY THE COMBINATION OF RATE AND VOLUME ARE ALLOCATED BASED ON THE PERCENTAGE OF VOLUME CAUSED BY EACH.

(2) INCOME AND YIELDS ARE REPORTED ON A TAX-EQUIVALENT BASIS, ASSUMING A
    FEDERAL TAX RATE OF 34%.
--------------------------------------------------------------------------------
INTEREST SENSITIVITY

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

The Corporation generally strives to maintain a position flexible enough to move to an equality between rate-sensitive assets and rate-sensitive liabilities, which may be desirable when there are wide and frequent fluctuations in interest rates. Matching the amount of assets and liabilities maturing in the same time interval helps to hedge interest rate risk and to minimize the impact on net interest income in periods of rising or falling interest rates. When an unacceptable positive gap within a one-year time frame occurs, maturities can be extended by selling shorter term investments and purchasing longer maturities. When an unacceptable negative gap occurs, variable rate loans can be increased and more investment in shorter term investments can be made. Interest rate gaps are managed through investments, loan pricing and deposit pricing.

--------------------------------------------------------------------------------

MARKET RISK MANAGEMENT

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. EVB's market risk is composed primarily of interest rate risk. The Company's Management is responsible for reviewing the interest rate sensitivity position of EVB's subsidiary banks and establishing policies to monitor and limit exposure to interest rate risk. Guidelines established by Management are reviewed by The Board of Directors.

It is EVB's policy not to engage in activities considered to be derivative in nature such as futures, option contracts, swaps, caps, floors, collars or forward commitments. EVB considers derivatives as speculative which is contrary to the Company's historical or prospective philosophy. EVB does not hold or issue financial instruments for trading purposes. It does not hold in its loan and security portfolio investments that adjust or float according to changes in the "prime" lending rate which is not considered speculative, but necessary for good asset/liability management.

ASSET/LIABILITY RISK MANAGEMENT: The primary goals of asset/ liability risk management are to maximize net interest income and the net value of EVB's future cash flows within the interest rate limits set by the Asset/Liability Committee (ALCO).

INTEREST RATE RISK MEASUREMENT: Interest rate risk is monitored through the use of three complimentary measures. static gap analysis, earnings simulation modeling and net present value estimation. While each of the interest rate risk measurements has limitations, taken together they represent a reasonably comprehensive view of the magnitude of interest rate risk in the Corporation, the distribution of risk along the yield curve, the level of risk through time, and the amount of exposure to changes in certain interest rate relationships.

STATIC GAP: Gap analysis measures the amount of repricing risk embedded in the balance sheet at a point in time. It does so by comparing the differences in the repricing characteristics of assets and liabilities. A gap is defined as the difference between the principal amount of assets and liabilities, adjusted for off-balance sheet instruments, which reprice within a specific time period. The cumulative one-year gap, at year-end was -9.7% which is well within the policy limit for the one-year gap of plus or minus 15% of adjusted total assets at a combined Company level.

Core deposits and loans with noncontractual maturities are included in the gap repricing distributions based upon historical patterns of balance attrition and pricing behavior which are reviewed at least annually. The gap repricing distributions include principal cash flows from residential mortgage loans and mortgage-backed securities in the time frames in which they are expected to be received. Mortgage prepayments are estimated by applying industry median projections of prepayment speeds to portfolio segments based on coupon range and loan age.

EARNINGS SIMULATION: The earnings simulation model forecasts one year net income under a variety of scenarios that incorporate changes in the absolute level of interest rates, changes in the shape of the yield curve and changes in interest rate relationships. Management evaluates the effects on income of alternative interest rate scenarios against earnings in a stable interest rate environment. This type of analysis is also most useful in determining the short-run earnings exposures to changes in customer behavior involving loan payments and deposit additions and withdrawals.

The most recent earnings simulation model projects net income would increase approximately 4.80%, of stable-rate net income if rates were to fall immediately by two percentage points. It projects a decrease of approximately 5.20% if rates rise by two percentage points. Management believes this reflects a slight liability-sensitive interest risk for the one-year horizon.

This dynamic simulation model includes assumptions about how the balance sheet is likely to evolve through time, in different interest rate environments. Loan and deposit growth rate assumptions are derived from historical analysis and management's outlook, as are the assumptions used to project yields and rates for new loans and deposits. All maturities, calls and prepayments in the securities portfolio are assumed to be reinvested in like instruments. Mortgage loan prepayment assumptions are developed from industry median estimates of prepayment speeds for portfolios with similar coupon ranges and seasoning. Noncontractual deposit growth rates and pricing are assumed to follow historical patterns. The sensitivities of key assumptions are analyzed at least annually and reviewed by management.

NET PRESENT VALUE: The Net Present Value ("NPV") of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows minus the discounted value of liability cash flows. Interest rate risk analysis using NPV involves changing the interest rates used in determining the cash flows and in discounting the cash flows. The resulting percentage change in NPV is an indication of the longer term repricing risk and options embedded in the balance sheet.

At year-end, a 200 basis point immediate increase in rates is estimated to decrease NPV by 8.78%. Additionally, NPV is estimated to increase by 8.37% if rates fall immediately by 200 basis points. Analysis of the average quarterly change in the


                                                  EASTERN VIRGINIA BANKSHARES 13

Treasury yield curve over the past ten years indicates that a parallel curve shift of 200 basis points or more is an event that has less that a 0.1% chance of occurrence.

As with gap analysis and earnings simulation modeling, assumptions about the timing and variability of balance sheet cash flows are critical in NPV analysis. Particularly important are the assumptions driving mortgage prepayments and the assumptions about expected attrition of the core deposit portfolios. These assumptions are applied consistently across the different rate risk measures.

Summary information about interest-rate risk measures is presented below:



                                                         DECEMBER 31
                                           ----------------------------------------
                                               1998                 1997
                                           -----------   --------------------------
                                               EVB           SSB            BNI
                                           -----------   -----------   ------------
Static 1-Year Cumulative Gap:               -9.66%        -5.43%        -22.67%
1-year net income simulation projection
  -200 basis point Shock vs. Stable Rate     4.80%        -9.10%          8.50%
  +200 basis point Shock vs. Stable Rate    -5.20%         7.70%         -9.90%
Static Net Present Value Change:
  -200 basis point Shock vs. Stable Rate     8.37%         4.43%         17.80%
  +200 basis point Shock vs. Stable Rate    -8.78%        -9.10%        -20.40%

Due to borrowers' preferences for floating-rate loans and depositors' preferences for fixed-rate deposits, EVB's balance sheet tends to move toward less liability sensitivity with the passage of time. The earnings simulation model indicates that if all prepayments, calls and maturities of the securities portfolios expected over the next year were to remain uninvested, then the current liability sensitive position would be lessened.

Management expects interest rates to be relatively stable during 1999 and believes that the current modest level of liability sensitivity is appropriate.

--------------------------------------------------------------------------------
NONINTEREST INCOME


Noninterest income increased by $331 thousand (23.0%) from $1.4 million in 1997 to $1.8 million in 1998. Service charges, the largest source of noninterest income, increased $238 thousand (22.0%) from $1.1 million in 1997 to $1.3 million in 1998. Other operating income increased $57 thousand (14.8%) from $385 thousand in 1997 to $442 thousand in 1998. Other operating income includes credit life premiums, ATM fees charged to non-EVB users, safe deposit box fees, and other miscellaneous income. Realized gain (loss) on sale of securities improved from a $28 thousand loss in 1997 to an $8 thousand gain in 1998.

Noninterest income increased $163 thousand (12.8%) from 1996 to 1997, attributable primarily to increases of $89 thousand in other operating income, $50 thousand in service charges, and a decline of $24 thousand in realized losses on security sales.




                                     YEAR ENDED DECEMBER 31
                              ------------------------------------
(DOLLARS IN THOUSANDS)           1998         1997         1996
---------------------------   ----------   ----------   ----------
Service charges               $ 1,322       $ 1,084      $ 1,034
Gain (loss) on securities           8           (28)         (52)
Other operating income            442           385          296
                              -------       -------      -------
                              $ 1,772       $ 1,441      $ 1,278
                              =======       -------      -------

--------------------------------------------------------------------------------
NONINTEREST EXPENSE


Total noninterest expense increased $737 thousand (9.6%) from $7.7 million in 1997 to $8.4 million in 1998. The largest contributor to this increase was salaries and benefits which increased $603 thousand or 17% from 1997 resulting from a $161 thousand increase in employee health, life and dental expense partially the result of a $121 thousand credit in 1997, normal increases in salaries and benefits and increased staffing related to Southside Bank's opening new branches in Deltaville in the fourth quarter of 1997 and Gloucester in the second quarter of 1998. A second major contributor to an increase in noninterest expense was a $282 thousand increase in data processing expense as the Corporation made technology investments projected in the 1997 Annual Report, implemented Year 2000 compiance enhancements, and exercised a buy-out option with a vendor. These actions are projected to achieve meaningful efficiencies in data processing expense in 1999 and future years. Net Occupancy and equipment expense increased $75 thousand or 6% compared to 1997, again primarily impacted by the opening of the new Deltaville and Gloucester offices. Printing, supplies and postage expense increased $70 thousand or 13.8%, primarily resulting from a one-time forms order for a November consolidation of data processing systems and initial supplies for a new branch office. Advertising and public relations increased $40 thousand or 15.6%, again impacted significantly by the opening of the Gloucester office. Other operating expenses increased $47 thousand or 3.9% from 1997. These increases were partially offset by a decrease of $271 thousand in merger related expenses from $364 thousand in 1997 to $93 thousand in 1998; and a decrease in taxes other than occupancy from $302 thousand in 1997 to $193 thousand in 1998.

Noninterest expense increased $774 thousand or 11.2% from $6.9 million in 1996 to $7.7 million in 1997, primarily the result of $364 thousand of merger expenses in 1997 and normal expense increases related to growth and the opening of a new branch office in Deltaville. 1997 was also impacted by a $29 thousand increase in FDIC insurance assessment following a reduction in 1996 to reflect fluctuating FDIC premiums.



                                           YEARS ENDED DECEMBER 31
                                     ------------------------------------
(DOLLARS IN THOUSANDS)                  1998         1997         1996
----------------------------------   ----------   ----------   ----------
Salaries and employee benefits        $ 4,145      $ 3,542      $ 3,372
Net occupancy and equipment             1,336        1,261        1,151
Printing supplies and postage             576          506          448
Taxes other than income                   193          302          276
Data processing                           543          261          276
Advertising and public relations          296          256          183
Merger expenses                            93          364
Other operating expenses                1,260        1,213        1,225
                                      -------      -------      -------
  Total non-interest expense          $ 8,442      $ 7,705      $ 6,931
                                      =======      -------      -------

---------------------------------------
INCOME TAXES


Income tax expense in 1998 was $2.09 million, up from $1.96 million in 1997 and $1.71 million in 1996. The increase in income taxes is attributable to increased taxable earnings at the federal statutory rate of 34%. Income tax expense corresponds to an effective rate of 27.1%, 27.0% and 25.3% for the three years ended December 31, 1998, 1997 and 1996, respectively. Note 9 to the Consolidated Financial Statements provides a reconciliation between the amount of income tax expense computed using the federal statutory income tax rate and EVB's actual income tax expense. Also included in Note 9 to the Consolidated Financial Statements is information regarding deferred taxes for 1998 and 1997.

---------------------------------------
LOAN PORTFOLIO


Loans, net of unearned income, increased to $239.7 million at December 31, 1998, up $11.7 million or 5.1% from $228 million at year end 1997. The Corporation experienced slower loan growth through most of 1998 compared to 1997 as consumers sought secondary market, long-term, fixed rate mortgages rather than EVB's traditional variable rate mortgage product. With the Corporation's introduction of a fixed rate mortgage product in the fourth quarter of 1998, loan demand has again strengthened with 75% of the 1998 loan growth occurring in the second half of the year and most of that in the fourth quarter. The almost immediate response to the introduction of the Corporation's new fixed rate mortgage product is indicative of a healthy economy in its banking market area. Both of EVB's subsidiary banks offer commercial, real estate and consumer loans with the greatest concentration of lending being in residential real estate mortgages. While total loan growth in 1998 was 5.1%, the continuing expansion of consumer lending was evident as that sector of the loan portfolio increased 12.6% from $45.7 million to $51.5 million and accounted for over 49% of total 1998 loan growth. At year end 1997, loans net of unearned income were $228 million, an increase of $21.6 million over $206.3 million at year end 1996. The loan portfolio in 1997, while comprised primarily of real estate loans, was highlighted by strong growth in all sectors of the loan portfolio.

--------------------------------------------------------------------------------

                                                  EASTERN VIRGINIA BANKSHARES 15

                                LOAN PORTFOLIO




                                                                                 DECEMBER 31
                                                  -------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                1998            1997           1996           1995           1994
-----------------------------------------------   ------------   -------------   ------------   ------------   ------------
Commercial, industrial and agricultural loans      $ 30,649       $  32,901       $ 29,195       $ 26,533       $ 27,108
Real estate mortgage                                130,856         118,639        109,015        105,233        103,808
Real estate construction                              6,096           6,430          3,808          3,941          3,586
Commercial real estate                               23,114          27,324         25,330         24,464         19,455
Consumer loans                                       51,481          45,723         41,887         34,746         31,610
All other loans                                         961             294            496            613            552
                                                   --------       ---------       --------       --------       --------
 Total loans                                        243,157         231,311        209,731        195,530        186,119
Less unearned income                                 (3,493)         (3,330)        (3,388)        (2,636)        (2,257)
                                                   --------       ---------       --------       --------       --------
 LOANS, NET OF UNEARNED INCOME                     $239,664       $ 227,981       $206,343       $192,894       $183,862
                                                   ========       ---------       --------       --------       --------

--------------------------------------------------------------------------------
MATURITY SCHEDULE OF SELECTED LOANS




                                  DECEMBER 31, 1998
                           --------------------------------
                            Commercial and     Real Estate
(DOLLARS IN THOUSANDS)       Agricultural      Construction
------------------------   ----------------   -------------
Within 1 year                  $ 12,464          $ 5,460
Variable rate:
  1 to 5 years                    3,947              430
Fixed rate:
  1 to 5 years                   10,858              206
  After 5 years                   3,380               --
                               --------          -------
     Total                       14,238              206
                               --------          -------
Total Maturities               $ 30,649          $ 6,096
                               ========          =======

Approximately 66% of EVB's loan portfolio at December 31, 1998 was comprised of loans secured by real estate. Residential real estate mortgages made up 55% of the loan portfolio as compared to 52% at year end 1997 and 53% at year end 1996. The Corporation attempts to limit its exposure to the risk of local real estate markets by controlling the size of its commercial real estate loan portfolio, and by focusing on real estate loans secured by owner-occupied properties. The Corporation's residential real estate loans are primarily 20 year loans with the rate adjusted every three years. Introduction of the fixed rate mortgage product in late 1998 is expected to change the makeup of these loans over time. Real estate construction loans accounted for only 2.5% of total loans outstanding at year end 1998, and commercial real estate loans accounted for 9.6% of total loans. The Corporation's losses on loans secured by real estate have historically been low, averaging less than $6 thousand per year over the last five years, and accounting for no net charge offs in 1998.

Consumer loans are the second largest and fastest growing component of EVB's loan portfolio. Consumer loans were 20% of the loan portfolio at year end 1998, and 19% at year end 1997 and 1996. This portfolio component consists primarily of installment loans. Total consumer loans for household, family and other personal expenditures totaled $51.5 million at 1998 year end, up $5.8 million from $45.7 million at 1997 year end, which was up $3.8 million from $41.9 million at December 31, 1996. Performance of the consumer loan portfolio is closely tied to the general economic conditions in our market region. Commercial and industrial loans are designed specifically to meet the needs of small and medium-size business customers. This category of loans decreased slightly in 1998 to 13% of the total loan portfolio from its historical 14% position.

Consistent with its focus on providing community-based financial services, EVB generally does not make loans outside of its principal market region. The Corporation does not engage in foreign lending activities; consequently our loan portfolio is not exposed to the sometimes volatile risk from foreign credits. EVB further maintains a policy not to originate or purchase loans classified by regulators as highly-leveraged transactions or loans to foreign entities or individuals. The Corporation's unfunded loan commitments and letters of credit at 1998 year end totaled $22.9 million, up $3.1 million from $19.8 million at December 31, 1997. Unfunded loan commitments (excluding $1.1 million in home equity lines) are used in large part to meet seasonal funding needs which are generally higher from Spring through Fall than at year end. On December 31, 1998, EVB had no concentration of loans in any one industry in excess of 10% of its loan portfolio. Historically, EVB's loan collateral has been primarily real estate because of the nature of our market region.

---------------------------------------
ASSET QUALITY
     The Corporation's allowance for loan losses is an estimate of the amount adequate to provide for potential losses in the loan portfolio. In determining adequacy of the allowance, management considers the Corporation's historical loss experience, the size and composition of the loan portfolio, specific impaired loans, and the overall level of nonaccrual loans, the value and adequacy of collateral and guarantors, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.. Because the risk of loan loss includes general economic trends as well as conditions affecting individual borrowers, the allowance for loan losses can only be an estimate.
     Both of EVB's subsidiary banks have a formal loan review function consisting of a committee of bank officers and board members that regularly review loans and assign a classification based on current or perceived credit risk. Additionally an independent credit review consultant performs a monthly review of selected loans for Southside Bank and refers those deemed appropriate to the Bank's Officers' Loan Committee and the Loan Committee of the Bank Board. Bank of Northumberland, Inc maintains a formal review process by senior credit personnel. As a matter of policy, Southside Bank generally places loans on a nonaccrual status when a loan becomes 90 days past due as to principal and interest, regardless of how well the loan may be collateralized. Bank of Northumberland moves loans to a nonaccrual status when management makes a determination that the borrower can no longer meet the contractual terms of the loan agreement. For the Corporation, this detailed management analysis forms the basis for determining the amount needed in the allowance for loan losses. Management believes the allowance for loan losses to be adequate based on this loan review process and analysis.
     In 1998 and 1997, improved loan quality, declining levels of nonperforming assets and improved loan underwriting standards allowed EVB to maintain a lower allowance for loan losses. The ratio of allowance for loan losses to period end loans, net for 1998, 1997 and 1996 was 1.61%, 1.70%, and 1.77% respectively. For the same periods the ratio of allowance for loan losses to nonaccrual loans was 237%, 128% and 94%, indicating that the allowance is adequate with respect to nonaccrual loans. Both the ratio of nonaccrual loans to total loans and the actual dollar amount of nonaccrual loans at December 31, 1998 were at their lowest level in the last five years. The allowance for loan losses amount and methodology are subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as methodology used to calculate the allowance and the size of the allowance in comparison to peer companies identified by regulatory agencies.

--------------------------------------------------------------------------------

                                                  EASTERN VIRGINIA BANKSHARES 17

                           ALLOWANCE FOR LOAN LOSSES




(DOLLARS IN THOUSANDS)                                          1998          1997         1996         1995         1994
----------------------------------------------------------------------------------------------------------------------------
Average loans outstanding, net of unearned income            $  232,605    $ 217,320    $ 197,336    $ 188,335    $ 173,012
Allowance for loan losses balance, beginning of year         $    3,868    $   3,643    $   3,814    $   3,599    $   2,998
Loans charged off:
 Commercial and agricultural                                        213          252          435          278          219
 Real estate                                                          2           12           23           17           70
 Consumer                                                           452          381          371          196          165
                                                             ----------    ---------    ---------    ---------    ---------
  Total loans charged off                                           667          645          829          491          454
Recoveries:
 Commercial and agricultural                                         24          279           19           16          112
 Real estate                                                         20            6           48           12           11
 Consumer                                                           166          173          154          103          136
                                                             ----------    ---------    ---------    ---------    ---------
  Total recoveries                                                  210          458          221          131          259
                                                             ----------    ---------    ---------    ---------    ---------
Net loans charged off                                               457          187          608          360          195
Provision for loan losses                                           449          412          437          575          796
                                                             ----------    ---------    ---------    ---------    ---------
Balance, end of year                                         $    3,860    $   3,868    $   3,643    $   3,814    $   3,599
                                                             ----------    ---------    ---------    ---------    ---------
RATIOS:
Ratio of allowance for loan losses to total loans
  outstanding, end of year                                         1.61%        1.70%        1.77%        1.98%        1.96%
Ratio of net charge-offs to average loans
  outstanding during the year                                      0.20%        0.09%        0.31%        0.19%        0.11%
----------------------------------------------------------------------------------------------------------------------------

NONPERFORMING ASSETS

Total nonperforming assets, consisting of nonaccrual loans and foreclosed properties, decreased 39.1% and 23.6% during 1998 and 1997, respectively, and are at their lowest level of the past five years. Improvement in nonperforming assets during the past two years was the result of improved underwriting standards combined with a strong economy that reduced levels of new nonperforming loans, and management's focus on identifying deteriorating assets early enough to ensure prompt resolution.

Nonperforming assets at December 31, 1998 were $1.9 million or 0.79% of total loans and foreclosed real estate, down from $3.1 million or 1.36% at December 31, 1997, and down from $4.1 million or 2.0% at year end 1996. Nonperforming loans at year end 1998 consisted primarily of residential first mortgage loans secured by real estate in the Corporation's market area. Based on estimated fair values of the related real estate , management considers these amounts recoverable, with any individual deficiency well covered by the allowance for loan losses. No interest is accrued on loans placed in a nonaccrual status, and any unpaid interest previously accrued on such past due loans is reversed when a loan is placed in nonaccrual status. If interest on nonaccrual loans had been accrued, such income would have approximated $98 thousand and $308 thousand for the years 1998 and 1997.


(DOLLARS IN THOUSANDS)                                             1998        1997         1996         1995        1994
----------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                $  1,626    $   3,022     $  3,871    $  4,112    $  3,076
Restructured loans                                                    --           --           --          --          --
Foreclosed property                                                  268           86          196         618         407
                                                                --------    ---------     --------    --------    --------
Total nonperforming assets                                      $  1,894    $   3,108     $  4,067    $  4,730    $  3,483
Loans past due 90 days and accruing interest                       1,190          927          597         905       1,222
Nonperforming assets to total loans and other real estate           0.79%        1.36%        2.00%       2.44%       1.89%
Allowance for loan losses to nonaccrual loans                     237.39%      127.99%       94.11%      92.75%     117.00%
Net charge-offs to average loans outstanding during the year        0.20%        0.09%        0.31%       0.19%       0.11%
Allowance for loan losses to year end loans                         1.61%        1.70%        1.77%       1.98%       1.96%
Foregone interest income on nonaccrual loans                    $     98    $     308     $    290    $    198    $    215
Interest income recorded on nonaccrual loans                    $      7    $       2     $     --    $     --    $     --

At December 31, 1998, loans past due 90 days or more and still accruing interest (because they are well secured and in the process of collection) were $1.19 million. Although trends for credit quality factors continue to improve, it is likely that EVB will continue modest provisions for loan losses in 1999. The primary factor for additional provisions is growth in the loan portfolio as the result of continued improvement in the region's economy. The Corporation has historically reflected a high level of nonaccrual real estate loans, but has had minimal losses from those loans because of the well collateralized position. Therefore, effective in 1997, management revised its formula for allocation of the allowance to reflect current net loans and nonaccrual loans plus the five year history for net charge offs by loan category. That allocation appears on the following page.

POTENTIAL PROBLEM LOANS: At December 31, 1998, potential problem loans were approximately $922 thousand, including 4 lending relationships in excess of $100,000, which had aggregate principal balances outstanding of $453 thousand. Loans are viewed as potential problem loans according to the ability of such borrowers to comply with current repayment terms. These loans are subject to constant management attention, and their status is reviewed on a regular basis. The potential problem loans identified at December 31, 1998 are generally secured by residential and commercial real estate with appraised values that exceed the principal balance.
--------------------------------------------------------------------------------

                                                  EASTERN VIRGINIA BANKSHARES 19

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES




                                         DECEMBER 31, 1998             DECEMBER 31, 1997            DECEMBER 31, 1996
                                   ----------------------------- ----------------------------- ----------------------------
                                               Percent of loans              Percent of loans              Percent of loans
                                               in each category              in each category              in each category
                                     Amount     to Total Loans     Amount     to Total Loans     Amount     to Total Loans
                                   ---------- ------------------ ---------- ------------------ ---------- -----------------
Commercial and agricultural        $ 1,244           12.79%      $ 1,346           14.21%      $   496           13.62%
Real estate mortgage                 1,209           54.60%        1,207           51.29%        1,894           51.97%
Real estate construction                25            2.54%           65            2.78%           66            1.82%
Commercial real estate                 193            9.65%          279           11.82%          433           11.89%
Installment                          1,186           20.02%          969           19.77%          739           20.29%
Other loans                              3            0.40%            2            0.13%           15            0.41%
                                   -------          ------       -------          ------       -------          ------
 Total allowance for loan losses   $ 3,860          100.00%      $ 3,868          100.00%      $ 3,643          100.00%


                                           DECEMBER 31, 1995              DECEMBER 31, 1994
                                     -----------------------------   ----------------------------
                                                     Percent of                      Percent of
                                                    loans in each                  loans in each
                                                      category                        category
                                       Amount      to Total Loans      Amount      to Total Loans
                                     ----------   ----------------   ----------   ---------------
Commercial and agricultural          $   486            12.74%       $   495            13.77%
Real estate mortgage                   2,053            53.82%         2,032            56.46%
Real estate construction                  77             2.02%            70             1.95%
Commercial real estate                   485            12.71%           355             9.92%
Installment                              701            18.37%           638            17.66%
Other loans                               12             0.34%             9             0.24%
                                     -------           ------        -------           ------
 Total allowance for loan losses     $ 3,814           100.00%       $ 3,599           100.00%

--------------------------------------------------------------------------------
SECURITIES

The securities portfolio consists of two components, investment securities and securities available for sale. Securities are classified as investment securities when management has the intent and the Corporation has the ability, at the time of purchase, to hold such securities to maturity. Investment securities are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities available for sale include those securities that may be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, general liquidity needs, and other similar factors, and are carried at estimated fair market value. Generally, EVB utilizes tax-exempt securities for its investment portfolio and taxable securities in its available for sale portfolio.

At December 31, 1998, the combined securities portfolio was $81.3 million, a 4.1% increase from $78.1 million at 1997 year end. Book value of the investment component of this portfolio was $39.3 million compared to $38.4 million at December 31, 1997. The available for sale portion of the securities portfolio at 1998 year end, at estimated fair market value, was $42 million, compared to $39.7 million at year end 1997.

At December 31, 1997, the combined securities portfolio was $78.1 million, a 5.7% decline from $82.9 million at 1996 year end. Book value of the investment component of the portfolio was $38.4 million compared to $39.5 million at December 31, 1996. The available for sale portion of the portfolio at 1997 year end was $39.7 million compared to $43.4 million at December 31, 1996.

FASB pronouncement No. 115 effective January 1, 1994, required EVB to show the effect of market value changes of securities available for sale. The market value of this portfolio at 1998 year end was $42 million. The effect of valuing the available for sale portfolio at market, net of income taxes, is reflected as a line in the Shareholders' Equity section of the Balance Sheet as Accumulated other comprehensive income of $365 thousand at December 31, 1998 and $132 thousand at 1997 year end.

EVB follows a policy of not engaging in activities considered to be derivative in nature such as options, futures, swaps or forward commitments. The Corporation considers derivatives to be speculative in nature and contrary to EVB's historical philosophy. EVB does not hold or issue financial instruments for trading purposes.

INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE

The following table presents the book value and fair value of securities for the years 1998, 1997 and 1996.



                                         DECEMBER 31, 1998           DECEMBER 31, 1997          DECEMBER 31, 1996
                                      ------------------------   -------------------------   ------------------------
                                       Amortized       Fair       Amortized        Fair       Amortized       Fair
(DOLLARS IN THOUSANDS)                    Cost         Value         Cost         Value          Cost         Value
-----------------------------------   -----------   ----------   -----------   -----------   -----------   ----------
AVAILABLE FOR SALE:
U.S. Treasury securities               $  9,567      $  9,768      $12,900      $ 12,978       $11,632      $11,653
U.S. government agency securities        13,997        14,116       16,538        16,584        23,426       23,360
States and political subdivisions         4,590         4,760        1,109         1,126           411          409
Mortgage-backed securities               10,059        10,097        7,604         7,662         7,044        6,938
Other including equity securities         3,234         3,259        1,386         1,386         1,016        1,016
                                       --------      --------      -------      --------       -------      -------
 Total available for sale                41,447        42,000       39,537        39,736        43,529       43,376
                                       ========      ========      -------      --------       -------      -------
HELD TO MATURITY:
U.S. government agency securities            --            --           --            --           200          199
States and political subdivisions        39,333        40,308       37,463        38,438        37,650       38,275
Other                                        --            --          899           912         1,636        1,665
                                       --------      --------      -------      --------       -------      -------
 Total held to maturity                  39,333        40,308       38,362        39,350        39,486       40,139
                                       --------      --------      -------      --------       -------      -------
 Total securities                      $ 80,781      $ 82,308      $77,899      $ 79,086       $83,015      $83,515
                                       ========      ========      -------      --------       -------      -------

MATURITY DISTRIBUTION AND YIELDS OF SECURITIES



                                                                     DECEMBER 31, 1998
                                     ----------------------------------------------------------------------------------------------
                                           Due in            Due after          Due after          Due after
                                           1 year            1 through          5 through        10 years and
                                           or less            5 years           10 years       equity securities
                                     ------------------  -----------------  ----------------  -------------------    Total
(DOLLARS IN THOUSANDS)                 Amount   Yield     Amount   Yield     Amount   Yield    Amount     Yield     Amount    Yield
-----------------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
 U.S. Government securities             4,076    4.77%    14,011   5.08%     11,935   5.90%      3,959    6.22%    33,981     5.47%
 Other including equity securities        203    5.20%     3,443   5.54%      2,955   6.21%      1,418    5.12%     8,019     5.71%
                                        -----             ------             ------              -----             ------
  Total                                 4,279    4.79%    17,454   5.17%     14,890   5.96%      5,377    6.20%    42,000     5.52%
SECURITIES HELD FOR INVESTMENT
 Taxable securities                        --      --         --     --          --     --          --      --         --       --
 Tax exempt municipals (1)              2,901    7.63%    14,112   7.42%     14,649   6.98%      7,671    6.99%    39,333     7.19%
                                        -----             ------             ------              -----             ------
  Total                                 2,901    7.63%    14,112   7.42%     14,649   6.98%      7,671    6.99%    39,333     7.19%
                                        -----    ----     ------   ----      ------   ----       -----    ----     ------     ----
Total securities                      $ 7,180    5.94%   $31,566   6.18%     29,539   6.47%     13,048    6.71%    81,333     6.34%
                                      =======    ====    =======   ====      ======   ====      ======    ====     ======     ====

(1) YIELDS ON TAX-EXEMPT SECURITIES HAVE BEEN COMPUTED ON A TAX-EQUIVALENT
    BASIS.

SEE NOTE 2 TO THE CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998,
FOR AN ANALYSIS OF GROSS UNREALIZED GAINS AND LOSSES IN THE SECURITIES
PORTFOLIO.
--------------------------------------------------------------------------------

                                                  EASTERN VIRGINIA BANKSHARES 21

DEPOSITS

The Corporation is focused on increasing core deposits to reduce the need for other borrowings to fund growth in earning assets. Core deposits provide a low cost, stable source of funding for the Corporation's asset growth. Interest rates paid on deposits are carefully managed to provide an attractive market rate while at the same time not adversely affecting the net interest margin.

Total deposits at December 31, 1998 of $304.3 million reflected an increase of $23.4 million (8.3%) compared to $280.9 million at 1997 year end. Non-interest bearing deposits increased $4.1 million (14.2%) to $33.2 million at 1998 year end compared to $29.1 million at December 31, 1997. During the same period, interest bearing deposits increased 7.7% to $271.1 million at 1998 year end, compared to $251.8 million at December 31, 1997. While these figures are as of a specific day at year end, it is more meaningful to review average deposits for the year. For 1998, average total deposits of $293.6 million reflected a 6.8% increase over the 1997 average of $275.0 million. All components of deposits other than money market showed increases in 1998.

Total deposits at 1997 year end of $280.9 million reflected an increase of $11 million (4.1%) compared to $269.9 million at 1996 year end. Average deposits for 1997 were $275 million, an increase of 7% or $18.1 million compared to 1996 average deposits of $256.9 million. Average non-interest bearing deposit growth in 1997 was 9.0% while interest bearing deposits increased 6.8%. The trend of a higher growth rate of non-interest bearing deposits compared to more costly certificates of deposit has assisted the Corporation in controlling the cost of funds and managing its net interest margin.
--------------------------------------------------------------------
AVERAGE DEPOSITS AND RATES PAID


                                                          FOR THE YEAR ENDED DECEMBER 31
                                  -------------------------------------------------------------------------------
                                           1998                       1997                        1996
                                  -----------------------   -------------------------   -------------------------
(DOLLARS IN THOUSANDS)              Amount     Rate            Amount      Rate            Amount       Rate
-----------------------------------------------------------------------------------------------------------------
Non-interest bearing accounts      $ 30,739                  $  27,347                   $  25,089
Interest bearing accounts:
 Interest checking                   31,608    2.62%            28,480     2.75%            27,254       2.76%
 Money market                        28,518    3.35%            29,127     3.28%            27,889       3.27%
 Regular savings                     69,157    4.14%            61,414     4.08%            57,453       3.94%
 Certificates of deposit:
    Less than $100,000              116,073    5.36%           114,129     5.37%           106,179       5.39%
    $100,000 and over                17,490    5.55%            14,469     5.33%            13,012       5.48%
                                   --------                  ---------                   ---------
 Total interest bearing             262,846    4.51%           247,619     4.50%           231,787       4.47%
                                   --------                  ---------                   ---------
    TOTAL AVERAGE DEPOSITS         $293,585                  $ 274,966                   $ 256,876
                                   ========                  ---------                   ---------

--------------------------------------------------------------------------------
MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000 AND OVER





                                                                                              Percent
                             Within         3-12          1-3        Over 3                   of Total
(DOLLARS IN THOUSANDS)      3 months       Months        Years        Years        Total      Deposits
------------------------------------------------------------------------------------------------------
At December 31, 1998        $ 2,611      $ 12,091      $ 5,183      $ 1,532      $21,417        7.04%
At December 31, 1997          2,855         8,045        5,847          889       17,636        6.28%
At December 31, 1996          3,576         8,692        5,650           --       17,918        6.64%
------------------------------------------------------------------------------------------------------

CAPITAL RESOURCES

Capital resources are managed to maintain a capital structure that provides the Corporation the ability to support asset growth, absorb potential losses and to expand EVB's franchise when appropriate. Capital represents original investment by shareholders along with retained earnings and provides financial resources over which management can exercise greater control as compared to deposits and borrowed funds.

Regulatory authorities have adopted guidelines to establish minimum capital standards. Specifically the guidelines classify assets and balance sheet items into four risk-weighted categories. The minimum regulatory total capital to risk-weighted assets is 8.0% of which at least 4.0% must be Tier 1 capital, defined as common equity and retained earnings. At December 31, 1998, EVB had total capital of 20.59% and a Tier 1 ratio of 19.34%, both far in excess of regulatory guidelines and the amount needed to support each subsidiary's banking business.

Capital represents a double-edged sword to management as the financial opportunities of a high capital base are weighed against the impact of the return on equity ratio. When the Corporation was formed in 1997, both of the subsidiary banks had a capital structure that far exceeded regulatory guidelines and created significant challenges in managing the return on equity. After evaluating a variety of alternatives to more effectively utilize its strong capital base and to create additional value to our shareholders, management transferred $15.6 million from the subsidiary banks to the parent company at year end 1997 and another $7.0 million at year end 1998. Dividends are paid out of parent company capital, and in November 1998 the Corporation announced a stock repurchase program that will permit repurchase of up to 300,000 shares by year end 1999 or slightly over 5% of the Corporation's outstanding shares at the time of the announcement. The repurchase plan is intended to reduce high capital levels and to increase return on equity to shareholders.

The table which follows provides an analysis of the Corporation's capital as of December 31, 1998, 1997 and 1996. Note 17 in the Consolidated Financial Statements provides an analysis of the capital position of each of the subsidiary banks as of year end 1998 and 1997.
--------------------------------------------------------------------------------

ANALYSIS OF CAPITAL




                                                  DECEMBER 31
                                   ----------------------------------------
(DOLLARS IN THOUSANDS)               1998            1997            1996
---------------------------------------------------------------------------
TIER 1 CAPITAL:
  Common stock                    $ 10,286        $ 10,377        $ 10,374
  Additional paid in capital         3,729             221             206
  Retained earnings                 27,877          28,535          24,977
                                   --------        --------        --------
     Total Tier 1 capital           41,892          39,133          35,557
TIER 2 CAPITAL:
  Allowable portion of
     allowance for loan losses       2,722           2,552           2,281
                                   --------        --------        --------

     Total risk based capital       44,614          41,685          37,838
Risk-weighted assets               216,630         202,786         183,390
CAPITAL RATIOS:
  Tier 1 risk based capital          19.34%          19.30%          19.59%
  Total risk based capital           20.59%          20.56%          20.85%
  Tier 1 capital to average
     total assets                    12.39%          12.87%          11.89%

--------------------------------------------------------------------------------

                                                  EASTERN VIRGINIA BANKSHARES 23

LIQUIDITY

Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, deposits with other banks, federal funds sold, investments and loans maturing within one year. EVB's management of liquid assets combined with the ability to generate liquidity through liability funding provides a liquidity level which management believes is sufficient to satisfy its depositors' requirements and to meet its customers' credit needs. At December 31, 1998, $103.4 million or 31.3% of total earning assets were due to mature within the next year.

EVB also maintains additional sources of liquidity through a variety of borrowing arrangements. Federal funds borrowing arrangements with major regional banks combined with lines of credit with the Federal Home Loan Bank totaled $31.5 million at December 31, 1998. There were no outstanding borrowings at 1998 year end, and the average of outstanding borrowings for the year was less than $100 thousand.
--------------------------------------------------------------------------------
INFLATION


In financial institutions, unlike most manufacturing companies, virtually all of the assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on a bank's performance than the effects of general levels of inflation. Interest rate movement is not necessarily tied to movements in the same direction or with the same magnitude at the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.
--------------------------------------------------------------------------------
FORWARD-LOOKING STATEMENTS


Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although EVB believes that its expectations concerning certain forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results and performance achievements of the Corporation will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.
--------------------------------------------------------------------------------

IMPACT OF THE YEAR 2000 ISSUE




 THE PROBLEM

The Year 2000 issue (Y2K) involves the risk that computer programs and computer systems may not be able to perform without interruption into the new millennium. On older computers, memory and storage space were limited and expensive. In many cases, only the last two digits of the year (99) were used, with the century (19) being implied. At the turn of the century, some computers may recognize the year "00" as 1900 instead of 2000, causing problems ranging from minor inaccuracies to systems failures. EVB is committed to achieving Year 2000 readiness well in advance of the millennium change. It is EVB's goal to continue to deliver uninterrupted and unparalleled service into the 21st century and beyond.

EVB and its subsidiary banks are dependent upon various hardware and software systems which may be impacted by this century date change. In 1997, the Corporation initiated a review and assessment of all possible systems which may be affected, including hardware, software, telecommunications, environmental systems and security systems. Based on this assessment the Corporation believes that its mainframe hardware and banking software are currently Y2K compliant. However testing is required to confirm this. Testing began in early 1998 and will continue through the second quarter of 1999. For some systems, the Corporation determined that replacement or modification of certain pieces of hardware would be required for systems to function properly in the year 2000. A new mainframe computer was installed in the third quarter of 1998, and provisions have been made for other equipment that has been determined not to be year 2000 compliant.


 YEAR 2000 PROJECT PHASES

In 1997, EVB developed a comprehensive five step plan to prepare for the millennium change as outlined below:

PHASE I -- ORGANIZATIONAL AWARENESS -- Management determined that the strategic importance of Year 2000 as a business objective must be understood by the Board of Directors, senior management, officers and employees of all affiliates.

PHASE II -- ASSESSING ACTIONS AND DEVELOPING DETAILED PLANS -- Management created a detailed inventory of centralized and decentralized software, hardware, and networks as well as equipment that might contain embedded computer chips, and logic. This inventory went beyond the obvious business computer processing systems to also include HVAC systems, vaults, and security equipment.

PHASE III -- RENOVATING SYSTEMS, APPLICATIONS, AND EQUIPMENT -- In this phase, the necessary upgrading of hardware and operating systems takes place. In addition, the contingency plans are developed identifying alternative approaches if renovations of current software, hardware and equipment should fail to adequately correct any deficiencies.

PHASE IV -- VALIDATING RENOVATED SYSTEMS THROUGH TESTING -- In this phase EVB has developed and coordinated detailed test schedules with correspondents and vendors to ensure Year 2000 preparedness.

PHASE V -- IMPLEMENTATION -- Implementation requires careful planning to ensure that interrelated applications are coordinated as to when they go into production. This phase also includes monitoring of systems throughout 1999 and into 2000 to ensure date functions and interdependencies work properly.


 MISSION CRITICAL SYSTEM TESTING

Based on the areas identified, the banks have prioritized the systems into three categories: mission critical, medium risk and low risk. Mission critical applications have been certified as compliant by the specific vendors. The banks are currently testing these systems and project that the majority of testing will be completed by early second quarter 1999. An FDIC review of the vendor that provides our primary hardware and software has been completed and the vendor's performance was rated as completely satisfactory. Additionally we have completed proxy testing these same systems. The banks have also received verification of compliance from vendors in the medium risk and low risk categories. All vendors are either compliant or have documented projects with completion dates prior to June 30, 1999. Corporate management has been working steadily on all related aspects of business that could be affected, and EVB has been scrutinized by regulatory authorities to ensure that it is proceeding with a prudent plan of action for year 2000 readiness and keeping its customers informed.

As of December 31, 1998, EVB and its subsidiary banks have spent approximately $100,000 associated with Year 2000 compliance. These costs include testing, training, hardware and software replacement and upgrades. It is anticipated that another $75,000 will be expended to complete the Year 2000 changes and testing. EVB estimates that 1998 cost of addressing this Y2K issue was approximately 1.3% of 1998 earnings (or 0.29% of assets) which was immaterial when considering the size of the Corporation. Year 2000 issue costs in 1999 and 2000 are also expected to be immaterial. The projections of total costs of EVB's Year 2000 project and the expected completion dates are based on EVB's best estimates, which are necessarily based in part on assumptions of future events including the availability of adequate resources and completion of third party modification plans.

Management believes it has taken all reasonable steps to minimize the operational, regulatory and legal risks associated with the century date change. Large borrowers have been interviewed to determine applicable risks, and loan documentation has been amended to address Year 2000 issues. The Company has followed a recommended regulatory outline for this project, and is maintaining documentation to address any legal issues. Each of the subsidiary banks has implemented a written contingency plan which addresses actions to be taken in the event of problems related to the Year 2000 date change issue. Management believes that the current staffing levels are sufficient to complete the project and to administer contingency plans if necessary.


 CONTINGENCY PLANS

Simultaneous with its continued testing of mission critical systems, EVB is preparing alternate solutions through a business resumption contingency plan to mitigate potential risks on January 1, 2000. This contingency plan is being developed for all core business functions and their supporting information technology systems and will include trigger dates for implementation of alternative solutions. Core business risks are being prioritized based upon greatest risk to the Corporation. Contingency plans will identify financial and human resources necessary for their execution.

The risk of failure is not limited to internal technology systems. The Corporation depends on data provided by its business partners, correspondent banks, Federal Reserve Bank and other third parties. EVB also depends on vendors from which telecommunications, software, and other services are provided. Finally, EVB depends on services provided by the public infrastructure including power, voice and data communications, water, and transportation. EVB's contingency plan will address these concerns to ensure that the Corporation can operate at an acceptable level should infrastructure problems occur.


 WORST-CASE YEAR 2000 SCENARIO

Until the Year 2000 event actually occurs and for a period of time thereafter, there can be no assurance that there will be no problems related to Year 2000. The Corporation could face, among other things, business disruptions, operational problems, financial losses, legal liability and similar risks, and the Corporation's business, results of operations and financial position could be materially adversely affected. The Corporation's


                                                  EASTERN VIRGINIA BANKSHARES 25
credit risk associated with borrowers may increase to the extent borrowers fail to adequately address Year 2000 issues.

While the Corporation has no reason to conclude that a failure will occur, the most likely worst-case Y2K scenarios entail those items over which EVB has absolutely no control, (1) the unpredictable actions of illogical public demand even if the Y2K computer issue presents no problems, and (2) a scenario where a disruption or failure of the Corporation's power suppliers or voice and data transmission suppliers impacts the Corporation, its customers, vendors and the public infrastructure. If such public reaction or a failure were to occur, the Corporation would implement a contingency plan. While it is impossible to quantify the impact of such scenarios, the most reasonably likely worst-case scenario would entail liquidity issues related to increased customer withdrawals or the diminishment of service levels, resulting in customer inconvenience, and additional costs associated with the implementation of contingency plans.

The foregoing Year 2000 discussion contains "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements are based on management's best current estimates, which were derived utilizing numerous assumptions about future events, including the continued availability of certain resources, representations received from third-party vendors and other factors. However there can be no guarantee that these estimates will be achieved, and actual results could differ materially from the Corporation's current estimates. The inability to control the actions and plans of vendors and suppliers, customers, government entities, and other third parties with respect to Year 2000 issues are associated risks. Specific factors that might cause such material differences include, but are not limited to: results of Year 2000 testing; adequate resolution of Year 2000 issues by governmental agencies, businesses or other third parties that are service providers, borrowers or customers of the Corporation; the adequacy of and ability to implement contingency plans; and similar uncertainties. The forward-looking statements made in the foregoing Year 2000 discussion speak only as of the date on which such statements are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events.

The foregoing Year 2000 discussion constitutes a Year 2000 Readiness Disclosure within the meaning of the Year 2000 Readiness and Disclosure Act of 1998.
---------------------------------------
ACCOUNTING RULE CHANGES


FASB No. 133 "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998, to provide a uniform approach for the accounting and reporting of all derivatives and hedging activities, and is effective for fiscal years beginning after June 15, 1999, but permits institutions to adopt an earlier effective date. While EVB has no hedging or derivative investments, this FASB also contained a provision that permitted a FASB 115 reclassification of securities, effective at the time of initial application of FASB 133. The Board's of the subsidiary banks adopted this Rule effective October 1, 1998 to take early advantage of the securities reclassification provision.

--------------------------------------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS


                                                                                       DECEMBER 31
                                                                            ----------------------------------
                                                                                  1998              1997
                                                                            ---------------   ----------------
ASSETS
Cash and due from banks                                                      $  10,864,363     $   9,319,359
Interest-bearing deposits, in other banks                                               --            99,570
Federal funds sold                                                              10,658,000         2,642,000
Securities available for sale at fair value                                     41,999,579        39,736,304
Securities held to maturity at amortized cost, fair value of $40,308,465
 and $39,349,876, respectively                                                  39,332,854        38,361,408
Loans, net                                                                     235,804,960       224,113,138
Deferred income taxes                                                              953,228         1,242,428
Bank premises and equipment                                                      4,697,684         4,200,373
Accrued interest receivable                                                      2,422,692         2,479,356
Other real estate                                                                  267,551            85,794
Other assets                                                                       993,922         1,150,121
                                                                             -------------     -------------
 Total assets                                                                $ 347,994,833     $ 323,429,851
                                                                             =============     -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
 Noninterest-bearing demand accounts                                         $  33,215,958     $  29,094,646
 Savings accounts and interest-bearing deposits                                136,520,757       118,110,797
 Time deposits                                                                 134,593,761       133,676,261
                                                                             -------------     -------------
  Total deposits                                                               304,330,476       280,881,704
 Accrued interest payable                                                          740,523           794,507
 Other liabilities                                                                 667,169         2,488,724
 Commitments and contingent liabilities                                                 --                --
                                                                             -------------     -------------
  Total liabilities                                                            305,738,168       284,164,935
                                                                             -------------     -------------
SHAREHOLDERS' EQUITY
 Common stock of $2 par value per share; authorized 50,000,000 shares; issued and outstanding, 5,142,834 and 5,188,576,
  respectively                                                                  10,285,668        10,377,152
 Surplus                                                                         3,729,504           220,803
 Retained earnings                                                              27,876,655        28,535,343
 Accumulated other comprehensive income                                            364,838           131,618
                                                                             -------------     -------------
  Total shareholders' equity                                                    42,256,665        39,264,916
                                                                             -------------     -------------
  Total liabilities and shareholders' equity                                 $ 347,994,833     $ 323,429,851
                                                                             =============     -------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------


                                                  EASTERN VIRGINIA BANKSHARES 27

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                    FOR THE YEARS ENDED DECEMBER 31
                                                           --------------------------------------------------
                                                                 1998              1997             1996
                                                           ----------------   --------------   --------------
INTEREST INCOME
 Loans and fees on loans                                     $ 21,412,321      $20,007,134      $18,230,869
 Interest on investment securities:
  Taxable interest income                                              --          327,679          293,197
  Tax exempt interest income                                    1,852,478        1,899,613        1,921,589
 Interest on securities available for sale:
  Taxable interest income                                       2,572,219        2,398,437        2,351,633
  Dividends                                                        60,125           67,519           57,554
 Interest on Federal funds sold                                   768,872          391,978          348,736
 Interest on deposits in other banks                                3,743              510               --
                                                             ------------      -----------      -----------
   Total interest income                                       26,669,758       25,092,870       23,203,578
                                                             ------------      -----------      -----------
INTEREST EXPENSE
 Deposits                                                      11,845,364       11,138,095       10,360,045
 Short-term borrowings                                                290            5,928               --
                                                             ------------      -----------      -----------
   Total interest expense                                      11,845,654       11,144,023       10,360,045
                                                             ------------      -----------      -----------
   Net interest income                                         14,824,104       13,948,847       12,843,533
PROVISION FOR LOAN LOSSES                                         448,959          412,200          437,186
                                                             ------------      -----------      -----------
   Net interest income after provision for loan losses         14,375,145       13,536,647       12,406,347
OTHER INCOME
 Service charges on deposit accounts                            1,322,337        1,083,544        1,034,757
 Gain (loss) on sale of available for sale securities               8,035          (27,604)         (52,327)
 Other operating income                                           441,908          385,323          296,050
                                                             ------------      -----------      -----------
                                                                1,772,280        1,441,263        1,278,480
                                                             ------------      -----------      -----------
OTHER EXPENSES
 Salaries and benefits                                          4,145,489        3,541,517        3,372,107
 Net occupancy expense                                          1,021,247          989,705          889,652
 Equipment expense                                                315,069          271,480          262,195
 Other operating expenses                                       2,960,571        2,902,429        2,407,385
                                                             ------------      -----------      -----------
                                                                8,442,376        7,705,131        6,931,339
                                                             ------------      -----------      -----------
 Income before income taxes                                     7,705,049        7,272,779        6,753,488

INCOME TAX EXPENSE                                              2,087,573        1,964,985        1,709,981
                                                             ------------      -----------      -----------
 Net income                                                  $  5,617,476      $ 5,307,794      $ 5,043,507
                                                             ============      -----------      -----------
Earnings Per Share, basic and assuming dilution              $       1.08      $      1.02      $       .97
                                                             ============      -----------      -----------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                          FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 --------------------------------------------------------------------------------------------
                                                                                  Accumulated
                                                                                     Other
                                      Common                        Retained     Comprehensive   Comprehensive
                                      Stock          Surplus        Earnings         Income          Income          Total
-----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995        $ 10,401,827     $   308,164   $ 21,542,820     $  140,430                     $ 32,393,241
Comprehensive income:
 Net income - 1996                          --              --      5,043,507             --      $ 5,043,507       5,043,507
 Other comprehensive income:
  Unrealized holding losses
    arising during period,
    (net of tax, $142,031)                  --              --             --             --         (275,707)             --
  Reclassification adjustment,
    (net of tax, $17,792)                   --              --             --             --           34,536              --
 Other comprehensive income                                                                       -----------
  (net of tax, $124,239)                    --              --             --       (241,171)        (241,171)       (241,171)
  Total comprehensive income                --              --                                    -----------
Cash dividends declared                     --              --             --             --      $ 4,802,336              --
Shares sold under dividend
 reinvestment plan                      30,110         152,169             --             --                          182,279
Shares purchased and retired           (57,497)       (254,346)            --             --                         (311,843)
                                  ------------     -----------   ------------     ----------                     ------------
BALANCE, DECEMBER 31, 1996          10,374,440         205,987     24,976,854       (100,741)                      35,456,540
Comprehensive income:
 Net income - 1997                          --              --      5,307,794             --      $ 5,307,794       5,307,794
 Other comprehensive income:
  Unrealized holding gains
    arising during period
    (net of tax, $110,315)                  --              --             --             --          214,140              --
  Reclassification adjustment
    (net of tax, $9,398)                    --              --             --             --           18,219              --
 Other comprehensive income                                                                       -----------
  (net of tax, $119,713)                    --              --             --        232,359          232,359         232,359
                                                                                                  -----------
  Total comprehensive income                --              --             --             --      $ 5,540,153              --
                                                                                                  ===========
Cash dividends declared                     --              --     (1,740,175)            --                       (1,740,175)
Shares sold under dividend
 reinvestment plan                      11,616          62,151             --             --                           73,767
Shares repurchased and retired          (8,904)        (47,335)            --             --                          (56,239)
Cash paid in lieu of fractional
shares                                      --              --         (9,130)            --                           (9,130)
                                  ------------     -----------   ------------     ----------                     ------------
BALANCE, DECEMBER 31, 1997          10,377,152         220,803     28,535,343        131,618                       39,264,916
Comprehensive income:
 Net income - 1998                          --              --      5,617,476             --      $ 5,617,476       5,617,476
 Other comprehensive income:
  Unrealized holding gains
    arising during period
    (net of tax, $122,875)                  --              --             --             --          238,523              --
  Reclassification adjustment
    (net of tax, $2,732)                    --              --             --             --           (5,303)             --
 Other comprehensive income                                                                       -----------
  (net of tax, $120,143)                    --              --             --        233,220          233,220         233,220
                                                                                                  -----------
  Total comprehensive income                --              --             --             --      $ 5,850,696              --
                                                                                                  ===========
Cash dividends declared                     --              --     (2,276,164)            --                       (2,276,164)
Shares repurchased and retired         (91,484)       (491,299)            --             --                         (582,783)
Discretionary transfer                      --       4,000,000     (4,000,000)            --                               --
                                  ------------     -----------   ------------     ----------                     ------------
BALANCE, DECEMBER 31, 1998        $ 10,285,668     $ 3,729,504   $ 27,876,655     $  364,838                     $ 42,256,665
                                  ============     ===========   ============     ==========                     ============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

                                                  EASTERN VIRGINIA BANKSHARES 29

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                     FOR THE YEARS ENDED DECEMBER 31
                                                                          ------------------------------------------------------
                                                                                1998               1997               1996
                                                                          ----------------   ----------------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                                $   5,617,476      $   5,307,794      $   5,043,507
 Adjustments to reconcile net income to net cash provided by operating activities:
  Loss from equity investment in partnership                                      16,868             18,912              8,915
  Depreciation and amortization                                                  764,667            710,939            721,662
  Deferred tax (benefit) provision                                               169,071            (40,765)            26,826
  Provision for loan losses                                                      448,959            412,200            437,186
  Net gain on other real estate                                                   (6,587)           (28,273)           (24,000)
  Net gain on sale of bank premises and equipment                                 (9,452)                --               (100)
  (Gain) loss realized on available for sale securities                           (8,035)            27,604             52,327
  Accretion of discounts and amortization of premiums, net                       (50,838)           (25,738)            44,702
  Changes in assets and liabilities:
    (Increase) decrease in accrued interest receivable                            56,664            (77,074)          (110,254)
    (Increase) decrease in other assets                                          156,225           (189,907)          (168,000)
    Increase (decrease) in accrued interest payable                              (53,984)            47,996              1,672
    Increase (decrease) in other liabilities                                  (1,821,555)          (129,588)           816,116
                                                                           -------------      -------------      -------------
     Net cash provided by operating activities                                 5,279,479          6,034,100          6,850,559
                                                                           -------------      -------------      -------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sales of securities available for sale                            986,215         10,775,770          3,024,280
 Maturities and principal repayments of securities available for sale         30,365,423          4,300,000         10,828,662
 Maturities of securities held to maturity                                     4,928,700          6,690,050          3,419,292
 Purchases of investment securities available for sale                       (28,683,708)       (11,034,811)       (20,841,651)
 Purchases of investment securities held to maturity                         (10,436,023)        (5,573,394)        (6,497,794)
 Proceeds from sale of other real estate                                          49,587            270,128            489,734
 Net (increase) in loans                                                     (12,365,538)       (21,957,554)       (14,115,522)
 Purchases of bank premises and equipment                                     (1,264,435)        (1,307,300)          (202,073)
 Proceeds from sale of bank premises and equipment                                11,909                 --                100
 (Increase) decrease in deposits with other banks                                 99,570            (99,570)                --
                                                                           -------------      -------------      -------------
     Net cash (used in) investing activities                                 (16,308,300)       (17,936,681)       (23,894,972)
                                                                           -------------      -------------      -------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase in demand deposit accounts, interest- bearing demand
  deposits and savings accounts                                               22,531,272          8,251,830          8,729,466
 Net increase in certificates of deposit                                         917,500          2,727,212          9,514,100
 Proceeds from sale of stock                                                          --             73,767            182,279
 Repurchases and retirement of stock                                            (582,783)           (56,239)          (311,843)
 Dividends paid                                                               (2,276,164)        (1,749,305)        (1,609,473)
                                                                           -------------      -------------      -------------
  Net cash provided by financing activities                                   20,589,825          9,247,265         16,504,529
                                                                           -------------      -------------      -------------
  Net increase (decrease) in cash and cash equivalents                         9,561,004         (2,655,316)          (539,884)
CASH AND CASH EQUIVALENTS
 Beginning of year                                                            11,961,359         14,616,675         15,156,559
                                                                           -------------      -------------      -------------
 End of year                                                               $  21,522,363      $  11,961,359      $  14,616,675
                                                                           =============      -------------      -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 Cash payments for:
  Interest                                                                 $  11,899,638      $  11,096,028      $  10,358,373
                                                                           =============      -------------      -------------
  Income taxes                                                             $   2,166,398      $   1,946,176      $   1,829,247
                                                                           =============      -------------      -------------
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES, transfers
 from loans to foreclosed real estate                                      $     224,757      $     131,945      $      43,000
                                                                           =============      -------------      -------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998, 1997 AND 1996

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Eastern Virginia Bankshares, Inc. and Subsidiaries (the "Corporation") conform to generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant of those policies:


NATURE OF OPERATIONS

Eastern Virginia Bankshares, Inc. is a bank holding company that provides full banking services, including commercial and consumer demand and time deposit accounts, commercial and consumer loans, Visa and Mastercard revolving credit accounts, drive-in banking services and automated teller machine transactions through its wholly-owned subsidiaries, Southside Bank ("SSB") and Bank of Northumberland, Inc. ("BNI"). The area served by the Corporation is primarily the counties of Essex, Northumberland, King & Queen, King William, Middlesex, Richmond, Lancaster, Hanover, Gloucester and Caroline.


PRINCIPLES OF CONSOLIDATION

The consolidated statements of Eastern Virginia Bankshares, Inc. and its wholly-owned subsidiaries, Southside Bank and Bank of Northumberland, Inc. include the accounts of all companies. All material intercompany balances and transactions have been eliminated in consolidation. SSB and BNI were merged with and into the Corporation on December 29, 1997. The mergers were accounted for as pooling of interest and, accordingly, the amounts in the 1996 consolidated financial statements include the accounts of SSB and BNI.


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


CASH AND CASH EQUIVALENTS

The Corporation's definition of cash and cash equivalents as shown in the statements of cash flows includes cash on hand, amounts due from banks, Federal funds sold and other short-term, highly liquid investments with original maturities of three months or less.


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


LOANS

Loans are shown on the balance sheets net of unearned discounts and the allowance for loan losses. Interest is computed by methods which result in level rates of return on principal. Loans are charged off when in the opinion of management they are deemed to be uncollectible after taking into consideration such factors as the current financial condition of the customer and the underlying collateral and guarantees.

The Corporation adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan." This Statement has been amended by FASB No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.

The Corporation considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loans are not subject to impairment under FASB 114. A loan is considered impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired, if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in


                                                  EASTERN VIRGINIA BANKSHARES 31
management's judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualifies as an impaired loan under FASB 114. Charge-offs for impaired loans occur when the loan or portion of the loan is determined to be uncollectible, as is the case for all loans.

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


FORECLOSED PROPERTIES

Property acquired through foreclosure is stated at the lower of the recorded cost or the estimated fair value of the property. At the time of foreclosure, any excess of cost over estimated fair value is charged to the allowance for loan losses. Subsequent declines in the fair value are recorded in a valuation account and are reflected in operations in the year in which the decline occurred.


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


EARNINGS PER SHARE

In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Weighted average shares were 5,178,700, 5,188,071 and 5,177,428 for the years ended 1998, 1997 and 1996, respectively. The Corporation had no potential common stock as of December 31, 1998, 1997 and 1996.


DEFINED BENEFIT PLAN

In 1998, the Corporation adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This pronouncement does not change the measurement or recognition of amounts recognized in the Corporation's financial statements applicable to its defined benefit plan. Statement No. 132 revises the existing disclosure requirements by standardizing the disclosure requirements for pensions requiring certain additional information on changes in the benefit obligations and fair values of plan assets, and eliminating certain disclosures.


COMPREHENSIVE INCOME

As of January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Corporation's net income or shareholders' equity. SFAS No. 130 requires other comprehensive income to include the unrealized gains or losses on available for sale securities, which prior to adoption were reported separately in shareholders' equity. The financial statements for previous periods have been reclassified to conform to the requirements of SFAS No. 130.


DERIVATIVE FINANCIAL INSTRUMENTS

As of October 1, 1998, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement 133 establishes accounting and reporting standards for derivative financial instruments and other similar financial instruments and for hedging activities. The Statement also allowed securities classified as held to maturity to be transferred to the available for sale category at the date of initial application of this standard. The Corporation does not have any derivative instruments and hedging activities as defined under this Statement.


ADVERTISING

The Corporation practices the policy of charging advertising costs to expense as incurred.


RECLASSIFICATIONS

Certain reclassifications have been made to prior period balances to conform to the current year presentation.
--------------------------------------------------------------------------------
NOTE 2. SECURITIES


The following is a comparison of amortized cost and estimated fair values of securities at December 31, 1998 and 1997:


                                                                                1998
                                                 ------------------------------------------------------------------
                                                                       Gross            Gross           Estimated
                                                    Amortized       Unrealized        Unrealized          Fair
                                                      Cost             Gains           (Losses)           Value
-------------------------------------------------------------------------------------------------------------------
Available for Sale:
 U.S. Government obligations                      $  9,567,133     $   202,286       $    (1,965)     $  9,767,454
 Obligations of U.S. Government agencies            24,055,904         219,580           (62,048)       24,213,436
 Corporate bonds                                     2,030,220          25,090                --         2,055,310
 Obligations of state/political subdivisions         4,589,780         175,209            (5,367)        4,759,622
 Other securities                                    1,203,757              --                --         1,203,757
                                                  ------------     -----------       -----------      ------------
                                                    41,446,794         622,165           (69,380)       41,999,579
                                                  ------------     -----------       -----------      ------------
Held to Maturity:
 Obligations of state/political subdivisions        39,332,854       1,069,105           (93,494)       40,308,465
                                                  ------------     -----------       -----------      ------------
  Total                                           $ 80,779,648     $ 1,691,270       $  (162,874)     $ 82,308,044
                                                  ============     ===========       ===========      ============



                                                  EASTERN VIRGINIA BANKSHARES 33

                                                                                 1997
                                                 --------------------------------------------------------------------
                                                                        Gross            Gross           Estimated
                                                    Amortized        Unrealized        Unrealized           Fair
                                                       Cost             Gains           (Losses)           Value
---------------------------------------------------------------------------------------------------------------------
Available for Sale:
 U.S. Government obligations                      $ 12,899,856      $    84,261       $    (5,419)     $ 12,978,698
 Obligations of U.S. Government agencies            24,142,611          181,711           (78,381)       24,245,941
 Obligations of state/political subdivisions         1,108,665           17,848              (596)        1,125,917
 Other securities                                    1,385,748               --                --         1,385,748
                                                  ------------      -----------       -----------      ------------
                                                    39,536,880          283,820           (84,396)       39,736,304
                                                  ------------      -----------       -----------      ------------
Held to Maturity:
 Obligations of state/political subdivisions        37,462,871        1,073,246           (98,291)       38,437,826
 Corporate bonds                                       898,537           13,513                --           912,050
                                                  ------------      -----------       -----------      ------------
                                                    38,361,408        1,086,759           (98,291)       39,349,876
                                                  ------------      -----------       -----------      ------------
  Total                                           $ 77,898,288      $ 1,370,579       $  (182,687)     $ 79,086,180
                                                  ------------      -----------       -----------      ------------

The following is a comparison of amortized cost and estimated fair values of the Corporation's securities by contractual maturity at December 31, 1998:


                                   Amortized          Fair
                                     Cost             Value
---------------------------------------------------------------
Available for Sale:
 One year or less                $  4,216,825     $  4,253,632
 1-5 years                         16,686,388       17,059,166
 5-10 years                         9,080,708        9,171,340
 After 10 years                     1,403,757        1,418,123
 Mortgage-backed securities        10,059,116       10,097,318
                                 ------------     ------------
                                   41,446,794       41,999,579
                                 ------------     ------------
Held to Maturity:
 One year or less                   3,002,611        3,026,797
 1-5 years                         12,540,456       12,940,200
 5-10 years                        16,119,391       16,683,548
 After 10 years                     7,670,396        7,657,920
                                 ------------     ------------
                                   39,332,854       40,308,465
                                 ------------     ------------
  Total                          $ 80,779,648     $ 82,308,044
                                 ============     ============

Proceeds from sales of securities available for sale were $986,215 for the year ended December 31, 1998. Gross gains of $8,035 were realized on those sales. Proceeds from sales of securities available for sale were $10,775,770 for the year ended December 31, 1997. Gross losses of $27,604 were realized on those sales. The book value of securities pledged to secure public deposits and other purposes amounts to $7,769,488 and $4,326,260 at December 31, 1998 and 1997, respectively.

As permitted under FASB No. 133, the Corporation transferred securities held to maturity with a book value of $4,466,031 and a market value of $4,608,947 to securities available for sale as of October 1, 1998.
--------------------------------------------------------------------------------

NOTE 3. LOANS


The following is a comparison of loans by type which were outstanding at December 31, 1998 and 1997:




(THOUSANDS)                           1998            1997
--------------------------------------------------------------
Real estate -- construction        $   6,096       $   6,430
Real estate -- mortgage              130,856         118,639
Commercial real estate                23,114          27,324
Commercial, industrial and
 agricultural loans                   30,649          32,901
Loans to individuals for
 household, family and other
 consumer expenditures                51,481          45,723
All other loans                          961             294
                                   ---------       ---------
  Total gross loans                  243,157         231,311
Less unearned income and
 deferred loan fees                   (3,493)         (3,330)
Less allowance for loan losses        (3,860)         (3,868)
                                   ---------       ---------
  Total net loans                  $ 235,804       $ 224,113
                                   =========       ---------

--------------------------------------------------------------------------------
NOTE 4. ALLOWANCE FOR LOAN LOSSES


The following is a summary of the activity in the allowance for loan losses:




                                           1998             1997             1996
--------------------------------------------------------------------------------------
Balance at beginning of year           $ 3,868,433      $ 3,642,753      $ 3,814,699
Provisions charged against income          448,959          412,200          437,186
Recoveries of loans charged off            209,827          458,604          220,199
Loans charged off                         (667,223)        (645,124)        (829,331)
                                       -----------      -----------      -----------
Balance at end of year                 $ 3,859,996      $ 3,868,433      $ 3,642,753
                                       ===========      -----------      -----------

Information about impaired loans as of and for the years ended December 31, 1998, 1997 and 1996 is as follows:




                                          1998            1997             1996
-----------------------------------------------------------------------------------
Impaired loans                         $ 216,031      $ 1,684,877      $1,538,854
Allowance provided for impaired
 loans, included in the allowance
 or loan losses                               --               --          21,228
Average balance in impaired loans        570,069        1,718,165       1,425,194
Interest income recognized                 7,170            2,440              --

Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $1,410,770, $1,337,522 and $2,332,134 at December 31, 1998, 1997 and 1996.
If interest on these loans had been accrued such income would have approximated $78,077, $306,589 and $290,695, respectively.
--------------------------------------------------------------------------------

                                                  EASTERN VIRGINIA BANKSHARES 35

NOTE 5. RELATED PARTY TRANSACTIONS


Loans to directors and officers totaled $5,362,631 and $6,180,622 at December 31, 1998 and 1997, respectively. New advances to directors and officers totaled $2,216,212 and repayments totaled $3,034,203 in the year ended December 31, 1998.
--------------------------------------------------------------------------------
NOTE 6. BANK PREMISES AND EQUIPMENT


The detail of bank premises and equipment is as follows:



                                           1998             1997
---------------------------------------------------------------------
Land                                  $ 1,110,174      $ 1,110,174
Buildings                               4,309,223        4,002,265
Furniture, fixtures and equipment       5,085,269        4,384,858
                                      -----------      -----------
                                       10,504,666        9,497,297
Less accumulated depreciation           5,806,982        5,296,924
                                      -----------      -----------
Book value                            $ 4,697,684      $ 4,200,373
                                      ===========      -----------

The depreciation charged to expense for the years ended December 31, 1998, 1997 and 1996, amounted to $764,667, $710,939 and $601,856, respectively.
--------------------------------------------------------------------------------
NOTE 7. DEPOSITS


The aggregate amount of certificates of deposit with a minimum denomination of $100,000, was approximately $21,417,002 and $17,635,887 in 1998 and 1997, respectively.

At December 31, 1998, the scheduled maturities of time deposits were as follows:



1999                    $  92,394,203
2000                       33,987,888
2001                        8,063,685
2002                               --
2003                               --
2004 and thereafter           147,985
                        -------------
  Total                 $ 134,593,761
                        -------------

--------------------------------------------------------------------------------

NOTE 8. COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, there are outstanding various commitments and contingent liabilities, which are not reflected in the accompanying financial statements. The Corporation does not anticipate any material loss as a result of these transactions.

See Note 14 with respect to financial instruments with off-balance-sheet risk.

To comply with Federal Reserve Regulations, the Corporation's subsidiary banks are required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1998 and 1997, the aggregate amounts of daily average required balances were approximately $669,000 and $520,000.

The Corporation is conducting a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue, and is developing a remediation plan to resolve the Issue. The Issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Corporation is heavily dependent on computer processing in the conduct of its business activities. Failure of these systems could have a significant impact on the Corporation's operations.
--------------------------------------------------------------------------------

NOTE 9. INCOME TAXES

Income taxes applicable to net income for the years ended December 31, 1998, 1997 and 1996, were as follows:




                                1998             1997             1996
---------------------------------------------------------------------------
Currently payable           $ 1,918,502      $ 2,005,750      $ 1,683,155
Deferred tax (benefit)          169,071          (40,765)          26,826
                            -----------      -----------      -----------
                            $ 2,087,573      $ 1,964,985      $ 1,709,981
                            ===========      -----------      -----------

The following is a reconciliation of the expected tax expense with the reported expense for the years ended December 31, 1998, 1997 and 1996:


                                                     1998             1997             1996
------------------------------------------------------------------------------------------------
Expected tax expense at statutory rate           $ 2,619,717      $ 2,473,952      $ 2,296,185
Increase (decrease) in taxes resulting from:
Tax-exempt interest                                 (541,405)        (581,277)        (585,052)
Other                                                (22,267)         (51,567)          (1,152)
Merger expenses                                       31,528          123,877               --
                                                 -----------      -----------      -----------
                                                 $ 2,087,573      $ 1,964,985      $ 1,709,981
                                                 ===========      -----------      -----------

The components of the deferred income tax asset are as follows:


                                                              1998            1997
---------------------------------------------------------------------------------------
Deferred tax assets:
 Depreciation and amortization                             $  148,944     $   140,737
 Deferred loan fees                                            27,188          60,994
 Allowance for loan losses                                  1,097,916       1,100,810
 Interest on nonaccrual loans                                  33,153          72,260
 Pension liability                                              1,353          59,941
 Other                                                          4,264          41,584
                                                           ----------     -----------
                                                            1,312,818       1,476,326
                                                           ----------     -----------
 Deferred tax liabilities:
 Net unrealized gain on available for sale securities         187,946          67,817
 Deferred loan costs                                          163,756         158,193
 FHLB dividend                                                  7,888           7,888
                                                           ----------     -----------
                                                              359,590         233,898
                                                           ----------     -----------
 Net deferred tax asset                                    $  953,228     $ 1,242,428
                                                           ==========     -----------

--------------------------------------------------------------------------------

                                                  EASTERN VIRGINIA BANKSHARES 37

NOTE 10. EMPLOYEE BENEFIT PLANS



PENSION PLAN

The Banks have defined benefit pension plans covering substantially all of the employees. Benefits are based on years of service and the employee's compensation during the last five years of employment. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributable to service to date but also for those expected to be earned in the future. Information about the plan follows:



                                                            1998             1997
--------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, beginning                           $ 3,458,415      $ 2,754,328
Service cost                                                222,583          194,090
Interest cost                                               257,668          204,861
Actuarial loss                                              402,697          352,743
Benefits paid                                               (78,727)         (47,607)
                                                        -----------      -----------
Benefit obligation, ending                                4,262,636        3,458,415
                                                        -----------      -----------
CHANGE IN PLAN ASSETS
Fair value of plan assets, beginning                      3,700,705        2,837,030
Actual return on plan assets                                (48,988)         736,906
Employer contributions                                      321,550          174,376
Benefits paid                                               (78,727)         (47,607)
                                                        -----------      -----------
Fair value of plan assets, ending                         3,894,540        3,700,705
                                                        -----------      -----------
Funded status                                              (368,096)         242,290
Unrecognized net actual (gain) loss                         112,210         (688,435)
Unrecognized net obligation at transition                    36,762           40,556
Unrecognized prior service cost                             164,667          178,811
                                                        -----------      -----------
Accrued benefit cost included in other liabilities      $   (54,457)     $  (226,778)
                                                        ===========      -----------


                                                       1998            1997           1996
----------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                       $  222,583      $  194,090      $  172,497
Interest cost                                         257,668         204,861         191,124
Expected return on plan assets                       (331,006)       (253,276)       (236,098)
Amortization of prior service cost                     14,144          14,144          14,144
Amortization of net obligation at transition            3,794           3,794           3,794
Recognized net actuarial gain                         (17,954)        (14,274)        (15,783)
                                                   ----------      ----------      ----------
Net periodic benefit cost                          $  149,229      $  149,339      $  129,678
                                                   ==========      ----------      ----------
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31
Discount rate                                             7.5%            7.5%            7.5%
Expected return on plan assets                            9.0             9.0             9.0
Rate of compensation increase                             5.0             5.0             6.0

401(K) PLAN

Southside Bank has a 401(k) defined contribution plan applicable to all eligible employees. Contributions to the Plan are made in accordance with proposals set forth and approved by the Southside Bank Board of Directors. Beginning with the year ended December 31, 1997, employees may also elect to contribute to the Plan an amount not to exceed 4% of salary, in addition to the contribution made by the Bank.

Contributions to this Plan by the Bank of $41,593, $71,800 and $110,000 were included in expenses for the years ended December 31, 1998, 1997 and 1996, respectively.

Bank of Northumberland, Inc. has a 401(k) defined contribution plan applicable to all eligible employees. Contributions to the Plan are at the employees' election; however, the Bank of Northumberland, Inc. does not contribute to the Plan.

--------------------------------------------------------------------------------
NOTE 11. OTHER OPERATING EXPENSES


For the years ended December 31, 1998, 1997 and 1996, other operating expenses included the following:


                                       1998            1997            1996
-------------------------------------------------------------------------------
Data processing                   $  542,873      $  261,080      $  276,015
Printing supplies and postage        575,713         505,620         447,674
Taxes other than income              192,957         302,132         276,212
Merger costs                          92,726         364,285              --
Other                              1,556,302       1,469,312       1,407,484
                                  ----------      ----------      ----------
                                  $2,960,571      $2,902,429      $2,407,385
                                  ==========      ----------      ----------

--------------------------------------------------------------------------------
NOTE 12. RESTRICTIONS ON TRANSFERS TO PARENT


Transfers of funds from banking subsidiaries to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. As of December 31, 1998, there were no unrestricted funds which could be transferred from the banking subsidiaries to the parent corporation without regulatory approval.
--------------------------------------------------------------------------------
NOTE 13. FEDERAL HOME LOAN BANK ADVANCES AND AVAILABLE LINES OF CREDIT


The Corporation has available a $20,000,000 line of credit with the Federal Home Loan Bank of Atlanta. Borrowings are secured by a blanket lien on the loan portfolio of SSB. There were no outstanding borrowings as of December 31, 1998.


The Corporation has unused lines of credit totaling $11,500,000 with nonaffiliated banks as of December 31, 1998.
--------------------------------------------------------------------------------
NOTE 14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. The financial instruments include commitments to extend credit and standby letters of credit. These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

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


                                                  EASTERN VIRGINIA BANKSHARES 39

Corporation's exposure to off-balance-sheet risk as of December 31, 1998 and 1997, is as follows:


(THOUSANDS)                                1998         1997
--------------------------------------------------------------
Financial instruments whose contract
  amounts represent credit risk:
     Commitments to extend credit       $22,151      $18,963
     Standby letters of credit              740          865

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

--------------------------------------------------------------------------------
NOTE 15. CREDIT RISK


As of December 31, 1998, the Corporation had $5,539,450 in deposits in financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).
--------------------------------------------------------------------------------
NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS


The estimated fair values of the Corporation's financial instruments at:




                                        DECEMBER 31, 1998          DECEMBER 31, 1997
                                     ------------------------   -----------------------
                                                   Estimated                  Estimated
                                      Carrying        Fair       Carrying       Fair
(THOUSANDS)                            Amount        Value        Amount        Value
---------------------------------------------------------------------------------------
FINANCIAL ASSETS:
 Cash and short-term investments     $21,522      $21,522       $12,061      $12,061
 Securities - available for sale      42,000       42,000        39,736       39,736
 Securities - held to maturity        39,333       40,308        38,361       39,350
 Loans                               235,805      244,182       224,113      227,113
FINANCIAL LIABILITIES:
 Noninterest-bearing deposits         33,216       33,216        29,095       29,095
 Interest-bearing deposits           271,114      271,969       251,787      253,401

--------------------------------------------------------------------------------
NOTE 17. REGULATORY REQUIREMENTS

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes as of December 31, 1998, that the Corporation meets all capital adequacy requirements to which it is subject.


As of the most recent notification from the Federal Deposit Insurance Corporation categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Corporation's actual capital amounts and ratios are also presented in the table.


                                                                                           To Be Well
                                                                                        Capitalized Under
                                                              For Capital               Prompt Corrective
                                     Actual                Adequacy Purposes            Action Provisions
                            ------------------------   -------------------------   ---------------------------
(AMOUNTS IN THOUSANDS)        Amount        Ratio         Amount        Ratio         Amount          Ratio
--------------------------------------------------------------------------------------------------------------
As of December 31, 1998:
-------------------------
 Total Capital (to Risk
  Weighted Assets)
  Consolidated               $44,614         20.59%     -$17,330         -8.00%                 N/A
  SSB                        $13,308          9.94%     -$10,716         -8.00%     -$-13,395         -10.00%
  BNI                        $11,568         14.01%      -$6,606         -8.00%       -$8,257         -10.00%
 Tier 1 Capital (to Risk
  Weighted Assets)
  Consolidated               $41,892         19.34%      -$8,665         -4.00%                 N/A
  SSB                        $11,623          8.68%      -$5,358         -4.00%       -$8,037           -6.0%
  BNI                        $10,533         12.76%      -$3,303         -4.00%       -$4,954           -6.0%
 Tier 1 Capital (to
  Average Assets)
  Consolidated               $41,892         12.39%     -$13,520         -4.00%                 N/A
  SSB                        $11,623          5.91%      -$7,865         -4.00%       -$9,831          -5.00%
  BNI                        $10,533          7.56%      -$5,572         -4.00%       -$6,965          -5.00%
As of December 31, 1997:
-------------------------
 Total Capital (to Risk
  Weighted Assets)
  Consolidated               $41,685         20.56%     -$16,223         -8.00%                 N/A
  SSB                        $12,775         10.11%     -$10,112         -8.00%      -$12,639         -10.00%
  BNI                        $13,273         18.11%      -$5,863         -8.00%       -$7,329         -10.00%
 Tier 1 Capital (to Risk
  Weighted Assets)
  Consolidated               $39,133         19.30%      -$8,112         -4.00%                 N/A
  SSB                        $11,182          8.85%      -$5,056         -4.00%       -$7,584          -6.00%
  BNI                        $12,357         16.86%      -$2,932         -4.00%       -$4,397          -6.00%
 Tier 1 Capital (to
  Average Assets)
  Consolidated               $39,133         12.87%     -$12,953         -4.00%                 N/A
  SSB                        $11,182          6.85%      -$7,460         -4.00%       -$9,325          -5.00%
  BNI                        $12,357          9.28%      -$5,325         -4.00%       -$6,656          -5.00%

--------------------------------------------------------------------------------

                                                  EASTERN VIRGINIA BANKSHARES 41

NOTE 18. CONDENSED FINANCIAL INFORMATION -- PARENT CORPORATION ONLY


                       EASTERN VIRGINIA BANKSHARES, INC.
                           (PARENT CORPORATION ONLY)


BALANCE SHEETS

                                                            DECEMBER 31
                                                 ---------------------------------
                                                       1998              1997
----------------------------------------------------------------------------------
ASSETS
 Cash on deposit with subsidiary banks            $ 19,726,946      $ 15,598,521
 Investment in subsidiaries                         22,521,378        23,666,395
 Other assets                                           60,028                --
                                                  ------------      ------------
  Total assets                                    $ 42,308,352      $ 39,264,916
                                                  ============      ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
 LIABILITIES, other liabilities                   $     51,687      $         --
                                                  ------------      ------------
SHAREHOLDERS' EQUITY
 Common stock                                       10,285,668        10,377,152
 Capital surplus                                     3,729,504           220,803
 Retained earnings                                  27,876,655        28,535,343
 Accumulated other comprehensive income                364,838           131,618
                                                  ------------      ------------
  Total shareholders' equity                        42,256,665        39,264,916
                                                  ------------      ------------
  Total liabilities and shareholders' equity      $ 42,308,352      $ 39,264,916
                                                  ============      ------------

STATEMENTS OF INCOME

                                                             FOR THE YEARS ENDED DECEMBER 31
                                                             --------------------------------
                                                                  1998              1997
---------------------------------------------------------------------------------------------
Income:
 Dividends from subsidiaries                                  $  6,995,376     $  15,607,651
 Interest from subsidiaries                                        474,353                --
 Miscellaneous income                                               29,650                --
                                                              ------------     -------------
                                                                 7,499,379        15,607,651
                                                              ------------     -------------
Expenses:
 Management fees                                                   332,800                --
 Miscellaneous                                                     170,866                --
                                                              ------------     -------------
                                                                   503,666                --
                                                              ------------     -------------
 Net income before distributions in excess of earnings of
  subsidiary                                                     6,995,713        15,607,651
 Distributions in excess of earnings of subsidiaries            (1,378,237)      (10,299,857)
                                                              ------------     -------------
 Net income                                                   $  5,617,476     $   5,307,794
                                                              ============     -------------

                       EASTERN VIRGINIA BANKSHARES, INC.
                           (PARENT CORPORATION ONLY)


STATEMENTS OF CASH FLOWS

                                                                  FOR THE YEARS ENDED DECEMBER 31
                                                                -----------------------------------
                                                                      1998               1997
---------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                       $  5,617,476       $  5,307,794
 Adjustments to reconcile net income to net cash provided by operating activities:
  Distributions in excess of earnings of subsidiaries                1,378,237         10,299,857
  (Increase) in other assets                                           (60,028)                --
  Increase in other liabilities                                         51,687                 --
                                                                  ------------       ------------
    Net cash provided by operating activities                        6,987,372         15,607,651
                                                                  ------------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Cash paid in lieu of fractional shares                                     --             (9,130)
 Dividends paid                                                     (2,276,164)                --
 Shares repurchased and retired                                       (582,783)                --
                                                                  ------------       ------------
    Net cash (used in) financing activities                         (2,858,947)            (9,130)
                                                                  ------------       ------------
    Increase in cash and cash equivalents                            4,128,425         15,598,521
CASH AND CASH EQUIVALENTS, beginning of year                        15,598,521                 --
                                                                  ------------       ------------
CASH AND CASH EQUIVALENTS, end of year                            $ 19,726,946       $ 15,598,521
                                                                  ============       ------------

--------------------------------------------------------------------------------

                                                  EASTERN VIRGINIA BANKSHARES 43

INDEPENDENT AUDITOR'S REPORT

           [LOGO]
 Yount, Hyde & Barbour, P.C.
Certified Public Accountants
      and Consultants




The Shareholders and Board of Directors
Eastern Virginia Bankshares, Inc. and Subsidiaries
Tappahannock, Virginia

We have audited the accompanying consolidated balance sheets of Eastern Virginia Bankshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the Bank of Northumberland, Inc., a consolidated subsidiary for the two years ended December 31, 1997, which statements reflect total assets and revenue constituting 42.1% and 39.5%, respectively in 1997, and 40.5% of revenue in 1996, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the Bank of Northumberland, Inc., is based solely on the report of the other auditors. In addition, the financial statements of Southside Bank for the year ended December 31, 1996 were audited by other auditors whose report dated January 13, 1997, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eastern Virginia Bankshares, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ Yount, Hyde & Barbour, P.C.


Winchester, Virginia
January 7, 1999

--------------------------------------------------------------------------------

                                     [LOGO]
                           GOODMAN & COMPANY, L.L.P.
                          CERTIFIED PUBLIC ACCOUNTANTS




INDEPENDENT AUDITOR'S REPORT


The Shareholders and Board of Directors
Bank of Northumberland, Inc.

We have audited the balance sheet of Bank of Northumberland, Inc. (the "Bank") as of December 31, 1997, and the related statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of Northumberland, Inc. as of December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Goodman & Company, L.L.P.

Richmond, Virginia
January 9, 1998

--------------------------------------------------------------------------------

DIRECTORS


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


L. EDELYN DAWSON, JR.
SECRETARY


ERIC A. JOHNSON
GENERAL MANAGER,
MASON REALTY


WILLIAM L. LEWIS
ATTORNEY,
LEWIS & WARE, P.C.


W. RAND COOK
ATTORNEY,
MCCAUL, MARTIN, EVANS & COOK, P.C.


F. WARREN HAYNIE, JR.
ATTORNEY,
F. WARREN HAYMIE, JR., P.C.
--------------------------------------------------------------------------------


BANK OF NORTHUMBERLAND


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


CHARLES R. RICE
RETIRED PETROLEUM PRODUCTS DISTRIBUTOR


WILLIAM E. SANFORD, JR.
REAL ESTATE DEVELOPER AND RETIRED FARMER


HOWARD R. STRAUGHAN, JR.
RETIRED BANKER


W. LESLIE KILDUFF
RETIRED PETROLEUM PRODUCTS DISTRIBUTOR


--------------------------------------------------------------------------------


SOUTHSIDE BANK


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


LAWRENCE R. MOTER, M. D.
PHYSICIAN


J. THOMAS NEWMAN
RETIRED SR. VICE PRESIDENT,
SOUTHSIDE BANK


CHARLES R. REVERE
PRESIDENT,
REVERE GAS & APPLIANCE


LESLIE E. TAYLOR
PRESIDENT,
LESLIE E. TAYLOR, C.P.A., P.C.


EMMETT UPSHAW
CLERK, CIRCUIT COURT
KING WILLIAM COUNTY
--------------------------------------------------------------------------------


                                                  EASTERN VIRGINIA BANKSHARES 45

OFFICERS


EASTERN VIRGINIA BANKSHARES


THOMAS M. BOYD, JR.
PRESIDENT AND CHIEF EXECUTIVE OFFICER


ROBERT L. COVINGTON
CHAIRMAN OF THE BOARD


L. EDELYN DAWSON, JR.
SECRETARY


F.L. GARRETT, III
VICE CHAIRMAN


LEWIS R. REYNOLDS
EXECUTIVE VICE PRESIDENT


NED STEPHENSON
CHIEF FINANCIAL OFFICER
-------------------------
OFFICERS




BANK OF NORTHUMBERLAND


SYLVIA O. BARTLETT
ASSISTANT VICE PRESIDENT


LISA K. BAUGHAN
ASSISTANT VICE PRESIDENT


ROBERT L. COVINGTON
CHAIRMAN OF THE BOARD


L. EDELYN DAWSON, JR.
SENIOR VICE PRESIDENT


JOYCE W. HALL
ASSISTANT CASHIER


REBEKAH H. HAYNIE
ASSISTANT CASHIER


W. LESLIE KILDUFF
VICE PRESIDENT


DOROTHY C. REYNOLDS
CASHIER & ASSISTANT SECRETARY


LEWIS R. REYNOLDS
PRESIDENT AND CHIEF EXECUTIVE OFFICER


CHARLES R. THRIFT, JR.
VICE PRESIDENT
-------------------------


SOUTHSIDE BANK


PATRICIA H. BARRETT
ASSISTANT VICE PRESIDENT
TRAINING AND HUMAN RESOURCES OFFICER
TAPPAHANNOCK


T. M. BOYD, JR.
PRESIDENT AND CHIEF EXECUTIVE OFFICER


PATSY C. CLOW
BRANCH MANAGER
BOWLING GREEN


SHIRLEY M. DANIEL
ASSISTANT BRANCH MANAGER
GLOUCESTER


CAROLYN H. ELLIOTT
ASSISTANT OPERATIONS OFFICER
TAPPAHANNOCK


DENNIS W. ELMORE
VICE PRESIDENT
BRANCH OPERATIONS
TAPPAHANNOCK


RICK A. FULK
ASSISTANT VICE PRESIDENT
GLOUCESTER


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


MAE W. STATON
BRANCH MANAGER
ESSEX SQUARE


CLAY S. SMITH
ASSISTANT BRANCH MANAGER
BOWLING GREEN


NED STEPHENSON
VICE PRESIDENT/CASHIER
CHIEF FINANCIAL OFFICER
TAPPAHANNOCK


BETTY M. VAUGHAN
ASSISTANT VICE PRESIDENT
LOAN OFFICER
TAPPAHANNOCK


CHERYL F. WILSON
ASSISTANT BRANCH MANAGER
ESSEX SQUARE

----------------------------------------------------

                      [MAP OF THE LOCATIONS LISTED BELOW]

Callao

Heathsville

Bowling
Green

Tappahannock

Burgess

Essex Square

Aylett

Hartfield

Hanover

Urbanna

Deltaville

Gloucester

RICHMOND

Southside Bank                                                                                      Northumberland
--------------                                                                                      --------------
TAPPAHANNOCK                              DELTAVILLE                                             BURGESS
Main Office                               U. S. Routes 33 & 1101                                 14953 Northumberland Hwy.
307 Church Lane                           P. O. Box 188                                          P. O. Box 81
P. O. Box 1005                            Deltaville, VA 23043                                   Burgess, VA 22432
Tappahannock, VA 22560                    (804) 776-0777                                         (804) 453-7003
(804) 443-4333

TAPPAHANNOCK                              GLOUCESTER                                             CALLAO
Essex Square Office                       7132 George Washington                                 110 Northumberland Hwy.
Essex Square Shopping Center                      Memorial Highway                               P. O. Box 1040
P. O. Box 2128                            P.O. Box 1820                                          Callao, VA 22435
Tappahannock, VA 22560                    Gloucester, VA 23061                                   (804) 529-6158
(804) 443-9381                            (804) 694-4700

                                          HARTFIELD                                              HEATHSVILLE
AYLETT                                    U. S. Routes 3 & 33                                    6358 Northumberland Hwy.
8270 Richmond/Tappahannock Hwy.           P. O. Box 250                                          P. O. Box 9
P. O. Box 123                             Hartfield, VA 23071                                    Heathsville, VA 22473
Aylett, VA 23009                          (804) 776-7677                                         (804) 580-3621
(804) 769-3001

BOWLING GREEN                             HANOVER
202 N. Main Street                        4241 Mechanicsville Turnpike
P. O. Box 1009                            P. O. Box 397
Bowling Green, VA 22427                   Mechanicsville, VA 23111
(804) 633-5075                            (804) 779-3232

                                          URBANNA
                                          291 Virginia Street
                                          P. O. Box 817
                                          Urbanna, VA 23175
                                          (804) 758-3096


                                             Eastern Virginia Bankshares     47

                          Bank of Northumberland, Inc.

[PHOTO]
HEATHSVILLE

[PHOTO]
BURGESS

[photo]
CALLAO

                                 Southside Bank

[PHOTO]
TAPPAHANNOCK

[PHOTO]
ESSEX SQUARE

[PHOTO]
AYLETT

                                             Eastern Virginia Bankshares     49

                                 Southside Bank

[PHOTO]
BOWLING GREEN

[PHOTO]
DELTAVILLE

[PHOTO]
HARTFIELD

[PHOTO]
HANOVER

[PHOTO]
URBANNA

[PHOTO]
GLOUCESTER

[PHOTO]
OPERATION CENTER

                                             Eastern Virginia Bankshares     51

Stockholder Information


Corporate Headquarters
-------------------------------------------------------------------------------

Eastern Virginia Bankshares, Inc.
307 Church Lane
P.O. Box 1005
Tappahannock, VA 22560-1005

Annual Meeting
-------------------------------------------------------------------------------

The Annual Meeting of Stockholders will be held Thursday, May 20, 1999, at 9:30 a.m. at Saint Margaret's School, 444 Water Lane, Tappahannock, Virginia. All shareholders are cordially invited to attend.

Common Stock
-------------------------------------------------------------------------------

Eastern Virginia Bankshares common stock is traded on the NASDAQ Small Cap Market under the symbol EVBS. On December 31, 1998 there were approximately 2,000 shareholders. The CUSIP number is 277196101.

Common Stock Performance
and Dividends
-------------------------------------------------------------------------------

Eastern Virginia Bankshares, Inc. commenced operations on December 29, 1997, with the acquisition of Southside Bank and Bank of Northumberland, Inc., and its common stock began trading on the NASDAQ Small Cap market on January 5, 1998. Prior to the commencement of operations by EVB, shares of the banks traded in private transactions. There was no known market in the Corporation's common stock from the December 29, 1997 effective date until January 5, 1998. The SEC's Office of the Chief Accountant has advised EVB management that based on the lack of a market for the Corporation's common stock prior to January 5, 1998, that providing trading history for the predecessor companies would not be appropriate.



Investor Relations
-------------------------------------------------------------------------------

Eastern Virginia Bankshares' Annual Report, Form 10-K and other corporate publications are available to shareholders on request without charge, by writing:
   Ned Stephenson, Vice President
   and Chief Financial Officer
   Eastern Virginia Bankshares
   P. O. Box 1005
   Tappahannock, VA 22560
Phone:  (804) 443-4333
Fax:      (804) 443-1271

Transfer Agent
-------------------------------------------------------------------------------

Shareholders  requiring  information  on  stock  transfer   requirements,   lost
certificates, dividends and other shareholder matters should contact our transfer agent:
   Southside Bank
   Stock Transfer Department
   P. O. Box 1005
   Tappahannock, VA 22560
Phone: (804) 443-4333

Independent Auditors
-------------------------------------------------------------------------------

Yount, Hyde & Barbour, P.C.
50 South Cameron Street
Winchester, Virginia 22604

-------------------------------------------------------------------------------

[EASTERN VIRGINIA BANKSHARES LOGO]

               Common Stock Price          Dividends Declared
-------------------------------------------------------------------------------
                High 1998   Low 1998         1998   1997    1996
First Quarter   $ 22.50     $ 17.50         $ 0.11   --      --
Second Quarter    22.00       20.50           0.11  0.120   0.027
Third Quarter     21.75       16.50           0.11   --      --
Fourth Quarter    20.00       15.75           0.11  0.215   0.283
Year ended
  December 31   $ 17.50     $ 17.50         $ 0.44  0.34    0.310

52