Form 10-K, Exhibit 13
period 1999-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 2000-03-22
CIK 1047170

                     [LOGO OF EASTERN VIRGINIA BANKSHARES]



                                Southside Bank
                                --------------
                         Bank of Northumberland, Inc.



______________________________________________________________________________

Index to Annual Report                                           Notes to Financial Statement                      26

Financial Data                                         2         Report of Independent Auditors                    40

Chairman and President's Letter to Stockholders        3         Board of Directors                                41

Management's Discussion and Analysis                   7         Officers                                          42

Financial Statements                                  22         Bank Locations                                    43

Selected Financial Data
(in thousands except ratios and per share amounts)

                                          Year Ended December 31
                               ------------------------------------------------
                               1999      1998      1997      1996      1995
                               ------------------------------------------------
Income Statement Data:
 Interest income               $ 27,637  $ 26,670  $ 25,093  $ 23,204  $ 21,821
 Interest expense                11,867    11,846    11,144    10,360    10,315
                               --------  --------  --------  --------  --------
  Net interest income            15,770    14,824    13,949    12,844    11,506
 Provision for loan losses          510       449       412       437       575
                               --------  --------  --------  --------  --------
  Net interest income after
  provision for loan losses      15,260    14,375    13,537    12,407    10,931
 Noninterest income               1,799     1,764     1,469     1,330     1,294
 Securities gains (losses)          (76)        8       (28)      (52)       (9)
 Non-interest expense             8,813     8,442     7,705     6,931     6,774
                               --------  --------  --------  --------  --------
 Income before income taxes       8,170     7,705     7,273     6,754     5,442
 Income taxes                     2,210     2,088     1,965     1,710     1,317
                               --------  --------  --------  --------  --------
 Net Income                    $  5,960  $  5,617  $  5,308  $  5,044  $  4,125
                               --------  --------  --------  --------  --------
--------------------------------------------------------------------------------
Per Share Data:
 Net Income, basic and
  assuming dilution            $   1.17  $   1.08  $   1.02  $   0.97  $   0.79
 Cash dividends                    0.48      0.44      0.34      0.31      0.25
 Book value at period end          8.50      8.22      7.57      6.84      6.23
--------------------------------------------------------------------------------
Balance Sheet Data:
 Assets                         377,839   347,995   323,430   308,724   286,734
 Loans, net of unearned
  income                        273,858   239,664   227,981   206,343   192,894
 Securities                      88,076    81,333    78,098    82,862    72,708
 Deposits                       322,647   304,330   280,882   269,903   251,612
 Shareholders' equity            42,795    42,257    39,265    35,457    32,393
 Average shares outstanding       5,092     5,179     5,188     5,177     5,191
--------------------------------------------------------------------------------
Performance Ratios
 Return on average assets          1.64%     1.66%     1.68%     1.72%     1.48%
 Return on average equity         13.95%    13.56%    13.97%    14.57%    13.20%
 Dividend payout                  41.08%    40.52%    32.78%    31.91%    31.70%
 Efficiency (1)                   47.83%    48.45%    47.26%    46.04%    49.79%
 Average equity to average
  assets                          11.78%    12.26%    12.01%    11.79%    11.23%
--------------------------------------------------------------------------------
Asset Quality Ratios:
 Allowance for loan losses to
  period end loans                 1.52%     1.61%     1.70%     1.77%     1.98%
 Allowance for loan losses to
  nonaccrual loans               227.99%   237.39%   127.99%    94.11%    92.75%
 Nonperforming assets to
  period end loans and
  foreclosed properties            0.75%     0.79%     1.36%     2.00%     2.44%
 Net charge-offs to average
  loans                            0.08%     0.20%     0.09%     0.31%     0.19%
--------------------------------------------------------------------------------
Capital and Liquidity Ratios:
 Leverage                         11.98%    12.39%    12.87%    11.89%    12.24%
 Risk-based capital ratios:
  Tier 1 capital                  17.98%    19.34%    19.30%    19.59%    16.07%
  Total capital                   19.24%    20.59%    20.56%    20.85%    17.32%
 Average loans to average
  deposits                        81.98%    79.23%    79.01%    76.82%    76.84%
--------------------------------------------------------------------------------

Note: The amounts previously reported for the periods have been retroactively restated to reflect the merger of SSB and BNI to form EVB as of December 29, 1997.
(1) Efficiency ratio is computed by dividing non-interest expense by the sum of net-interestincome on a tax equivalent basis and non-interest income, net of securities gains or losses.

Business Profile

The primary mission of Eastern Virginia Bankshares is to produce maximum value for its shareholders by remaining a well-capitalized, strong independent financial services provider, delivering quality service to all customers and by contributing to the economic vitality and quality of life in the communities we serve, while providing a good work environment for our employees.

To Our Stockholders

As EVBS and its two subsidiaries, Southside Bank and Bank of Northumberland, usher in the new millennium, I am pleased to report that your company enjoyed another record year of increased shareholder value in 1999. The year brought positive results to challenges in the areas of company growth, income, and operations consolidation.

Outstanding performance resulted in benchmark achievement.
Some of the highlights for the year include an increase in return on equity to 13.95% in 1999 from 13.56% in 1998, and stability in earnings while continuing to grow with a strong return on average assets of 1.64% in 1999 versus
1.66% in 1998, reflecting strong earnings performance.
Total assets increased to $377.8 million at year-end 1999, up 8.58% from $347.9 million year-end 1998. Total loans grew 14.27% to $273.9 million at year-end 1999 from $239.7 million at the end of 1998, reflecting strong loan demand in our market, indicative that as truly responsive community banks we are serving our customers' needs.

Earnings per share increased 8.33% to $1.17 from $1.08 a year earlier and dividends per share increased 9.09% to $.48 from $.44 per share in 1998. At the same time, book value per share increased from $8.22 to $8.50. Eastern
Virginia Bankshares (EVBS on NASDAQ) stock price appreciated from $17.50 to year-end 1998 to $19.00 at year-end 1999, an increase of 8.57% in a year in which most of our peer group community bank share prices decreased.

For the year 1999 "Other Operating Expenses" were down
11.14% from $2.96 million to $2.63 million, as the company continued to reap the benefits of the late 1998 consolidation of operations. Data processing expenses made up nearly all of the savings with a $319,000 decrease from $543,000 to $224,000. Another industry benchmark of performance is the efficiency ratio, which improved to 47.83% for the year, from 48.45% in 1998. Our performance in this measure continues to be among the best in the industry, as the target benchmark is below 60.0%.

It should be noted that net charge offs decreased from
 .20% to .08% from 1998 to 1999, with 1999 figures being an historic low, looking back seven years. Also, non performing assets to period end loans and foreclosed properties decreased from .79% in 1998 to .75% at year-end
1999, also an historic low, looking back seven years.
                                                     EASTERN VIRGINIA BANKSHARES

                                    [PHOTO]

EVB Board of Directors: front row: (left to right) F. L. Garrett III, Robert L. Covington, Thomas M. Boyd, Jr., back row (left to right) Lewis R. Reynolds, Eric A. Johnson, J. T. Thompson III, F. Warren Haynie, Jr., Leslie E. Taylor,
L. Edelyn Dawson, Jr., William L. Lewis, W. Rand Cook

We are pleased that your company's performance received recognition during 1999 from several sources. "U S Banker" in its July 1999 issue ranked Eastern Virginia Bankshares the top banking organization in overall performance in the state and 27th nationwide in a listing of the 200 top performing, publicly traded or registered community bank holding companies with assets of less than $432 million for the calendar year 1998. "Virginia Business" also recognized Eastern Virginia Bankshares in its November 1999 issue as "a small fish in the banking world, but it is getting attention..." Also, the nationally recognized Bauer Financial Group give our company an excellent rating.

Eastern Virginia Bankshares continues to be among the best-capitalized banking organizations in our market, with a total capital to risk-based asset ratio of 19.24%. This strong capital base presents a unique challenge to your company's management as we strive to keep our return on equity at acceptable levels. However this also presents us with excellent opportunities.

In the last quarter of 1999 your company began plans to establish a third bank in its holding company. With the opening of its Hanover County office at Old Church three years ago, Southside Bank's expansion into Hanover County has been very successful. However, it was felt that the timing was excellent for a new community bank in that market. By teaming with a group of very successful businessmen in that area who had prior community bank experience, our company has ready-made franchise value from which to begin a new operation. Regulatory applications have been filed, and preparations are being made for a May opening. We are pleased that Jay T. "Tommy" Thompson of Hanover County has joined us as a director of Eastern Virginia Bankshares. He will become the chairman of Hanover, now in formation. We are very encouraged and confident that this will be a successful expansion for our company.

In 1999 Southside Bank appointed Harry Morris, a successful attorney in Gloucester County, to its Board of Directors. We are pleased to have the wise counsel of Mr. Morris, and we are pleased with the results of our move into that market.

Bank of Northumberland has long been recognized for its strong performance. In 1999 this affiliate of EVB continued to contribute solid earnings to the holding company.

In 1999 the two major national events that occurred which could have had the most impact on banking were the Y2K event and the passage of major new financial modernization legislation. The first, which received as much national media attention, regulatory attention as well as attention from your management and staff, turned out to be a "non-event." The second, which by comparison, passed with little attention outside the industry, will have major long-lasting impact, changing our industry forever. Some would even say that without it, banking would have gone the way of the railroads! The Gramm-Leach-Bliley Act repeals the 1933 Glass-Steagall Act, opening many areas of opportunity for bankers and basically knocks down the barriers in law that separates banking from insurance and securities. We see great opportunities for our company in the year ahead.

In April of 1999 Southside Bank offering various investment services through an affiliation with Compulife, including mutual funds, annuities and life insurance. What will happen to

Southside Bank

Balance Sheet as of 12/31/99 (in 000's)
Cash and cash equivalents       $   6,789
Investments                        44,374
Loans, net                        168,277
Other assets                        7,125
                                ---------
 Total assets                    $226,565
Deposits                         $200,887
Borrowed funds                     12,468
Other liabilities                   1,622
Shareholders' equity               11,588
                                ---------
 Total liabilities and capital   $226,565

-----------------------------------------

Income Statement for year ended
12/31/1999  (in 000's)
Interest income                 $  16,988
Interest expense                    7,344
                                ---------
Net interest income                 9,644
Provision for loan losses             399
Other income                        1,145
Other expense                       5,962
Federal income tax                  1,249
                                ---------
Net income                      $   3,179

Bank of Northumberland

Balance Sheet as of 12/31/99
(in 000's)
Cash and cash equivalents      $  3,469
Investments                      43,701
Loans, net                      101,427
Other assets                      2,642
                               --------
 Total assets                  $151,239
Deposits                       $137,449
Borrowed funds                    4,000
Other liabilities                   934
Shareholders' equity              8,856
                               --------
 Total liabilities and capital $151,239


---------------------------------------


Income Statement for year ended
12/31/1999
 (in 000's)
Interest income                $ 10,649
Interest expense                  4,961
Net interest income               5,688
Provision for loan losses           111
Other income                        571
Other expense                     2,407
Federal income tax                  961
                               --------
Net income                     $  2,780

                                                     EASTERN VIRGINIA BANKSHARES
arrangements banks have with third party providers to offer non-traditional financial services now that laws have changed is yet to be determined. Some will probably continue to exist where it makes sense. But we believe that in the future, banking offers the best platform for sales of many types of financial services, and that we are in the first step of a major evolution for financial service providers.

Looking ahead, technology is another major challenge for us. Your holding company is using resources and talents to keep its member banks on the leading edge in this changing environment. We feel confident that we can compete in this arena.

At the beginning of 2000, we were saddened by the loss of Mr. Franklin Y. Hundley, a former chairman and long-time director of Southside Bank. He was a great supporter of management, that institution, and of the formation of the EVB holding company. He will be missed in this institution and in his community.

Much has been said about the great opportunity community banks have with so much consolidation in the industry. Your company has been and is looking at many expansion opportunities to increase its value. We are confident as we look ahead.

We wish to thank your dedicated boards of directors, our staffs and management teams who created the excellent results we bring to you, and we also thank you our shareholder for your confidence.





/s/ T.M. Boyd, Jr.                                       /s/ Robert L. Covington
T.M. Boyd, Jr.                                           R.L. Covington
President and CEO                                        Chairman of the Board

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

Overview

Eastern Virginia Bankshares, Inc. reported record earnings for the year ended December 31, 1999, as it began to reap the benefits of the 1998 consolidation of technology functions for its Southside Bank and Bank of Northumberland, Inc. subsidiaries. Consolidated in-house data processing systems position the Corporation for future growth while permitting the officers and staff to focus on consistent high quality customer service. The focus on technology continues as the Corporation contracted in 1999 for installation of an imaging system to be implemented in January, 2000. With EVB's December announcement that it would be opening a newly organized third banking subsidiary, Hanover Bank, in mid 2000, Management is pleased to have the systems decisions and implementation projects completed.

Record setting performance in 1999 included an increase in net income to $5.96 million from $5.62 million in 1998, an increase in Return on Shareholder Equity to 13.95% from 13.56% in 1998, loan growth of over 14%, and an improvement in its already outstanding efficiency ratio from 48.45% to 47.83%.

Results of Operations

Net income was up 6.1% in 1999 to $5.96 million, compared with $5.62 million in 1998 and $5.31 million in 1997. This earning increase combined with the success of a share buyback program announced in late 1998 resulted in earnings per share increasing 8.33% to $1.17, compared to $1.08 and $1.02 for 1998 and 1997 respectively. The improvement in net income in 1999 was the result of increased net interest income combined with a decrease in other operating expenses.

Profitability, as measured by EVB's return on average equity improved to 13.95% from 1998's 13.56%. Return on average assets was a strong 1.64%, a slight decrease from the prior year's 1.66%. These returns remain strong relative to the Corporation's peer group averages of 13.25% and 1.25%, respectively (based on latest data available). The return on equity is particularly gratifying given EVB's high capital level. The Corporation repurchased 110 thousand shares of its common stock in 1999. This repurchase combined with 32 thousand shares purchased in late 1998 brings the repurchase program to 47% of the share repurchase approved by the Board and announced in November 1998. The repurchase plan is intended to reduce high capital levels and to increase return on equity to shareholders.

Net interest margin, on a tax equivalent basis, declined slightly to 4.78% in 1999, as compared to 4.83% in 1998 and 4.93% in 1997. However, changes in volume exceeded changes in rates, generating an additional $946 thousand of net interest income in 1999 and $875 thousand in 1998.

The Corporation experienced strong loan demand throughout 1999, particularly in the various components of its real estate loan portfolio with net loans outstanding at year end being up 14.4% compared to 1998 year end and average loans outstanding for the year increasing 10.9% from the 1998 average.

EVB's efficiency ratio, a measure of performance based upon the relationship between noninterest expense and income net of securities gains and losses, compares favorably to other Virginia financial institutions. The Corporation's efficiency ratio for 1999 improved to 47.83% compared to 1998's excellent 48.45%. A lower efficiency ratio represents greater control of noninterest costs. Fluctuation in the efficiency ratio can be attributed to relative changes in both noninterest income and net interest income as well as noninterest expense. Based largely on cost savings from the late 1998 data processing consolidation, total noninterest expense which had trended upward at a rate of 9.6% and 11.2% in 1998 and 1997 was held to a 4.4% increase.

Capital growth from year end 1998 to year end 1999 was held to 1.3% as the Corporation repurchased shares in an attempt to manage capital growth and enhance shareholder return.

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

The following table sets forth, for the periods indicated, selected quarterly results of EVB's operations.
                                                     EASTERN VIRGINIA BANKSHARES

Summary of Financial Results by Quarter

                                               Three Months Ended
                         ---------------------------------------------------------------
                                      1999                            1998
                         ------------------------------- -------------------------------
                         Dec. 31 Sep. 30 June 30 Mar. 31 Dec. 31 Sep. 30 June 30 Mar. 31
----------------------------------------------------------------------------------------
Interest income          $7,205  $7,004  $6,787  $6,641  $6,812  $6,721  $6,593  $6,544
Interest expense          3,104   3,039   2,866   2,858   2,998   3,018   2,960   2,870
                         ------  ------  ------  ------  ------  ------  ------  ------
Net interest income       4,101   3,965   3,921   3,783   3,814   3,703   3,633   3,674
Provision for loan
 losses                     138     144     114     114      95     116     115     123
                         ------  ------  ------  ------  ------  ------  ------  ------
Net interest income
 after
 provision for loan
 losses                   3,963   3,821   3,807   3,669   3,719   3,587   3,518   3,551
Noninterest income          425     482     403     413     456     424     445     447
Noninterest expense       2,366   2,228   2,109   2,110   2,262   2,109   2,148   1,923
                         ------  ------  ------  ------  ------  ------  ------  ------
Income before income
 taxes                    2,022   2,075   2,101   1,972   1,913   1,902   1,815   2,075
Applicable income taxes     547     606     563     494     533     577     476     502
                         ------  ------  ------  ------  ------  ------  ------  ------
Net income               $1,475  $1,469  $1,538  $1,478  $1,380  $1,325  $1,339  $1,573
Net income per share,
 basic and diluted       $ 0.29  $ 0.29  $ 0.30  $ 0.29  $ 0.26  $ 0.26  $ 0.26  $ 0.30

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

Tax-equivalent net interest income increased 6.3% in 1999 to $16.6 million from $15.6 million in 1998. Average loan growth of 10.9% was the primary factor in the increase in net interest income and in achieving a net interest margin of 4.78%, which was a five basis point decline from 4.83% in 1998. Management's focus on matching changes in its earning asset yield and cost of funds was successful as yield and cost decreased by 30 and 32 basis points, respectively. Yield on earning assets declined 30 basis points to 8.19% in 1999 from 8.49% in 1998, while the cost of interest bearing funds decreased 32 basis points from 4.51% in 1998 to 4.19% in 1999. Although the cost of funds actually decreased two basis points more than the yield decrease on earning assets, the net interest margin declined slightly because of the greater volume of earning asset growth as compared to interest bearing liabilities. This small decrease resulted from net interest income growth of 6.3% on average earning asset growth of 7.6%.

Average earning asset growth of 7.6% resulted from increases in average loans outstanding of 10.9% and average securities of 5.6%. Growth in the loan and securities portfolios was partially funded by a 35.3% decrease in federal funds sold. This change in the mix of average earning assets would have resulted in an increased yield in a stable interest rate environment. However 1999 provided an environment in which interest rates were generally well below those in 1998 for most of the year, with that trend beginning to reverse in the fourth quarter.

During 1998, net interest income, on a tax-equivalent basis, increased 4.8% to $15.6 million from $14.9 million in 1997. Average loans increased $15.3 million (7.0%) from $217.3 million to $232.6 million, funded by a 15.2 million or 6.1% increase in interest bearing deposits to $262.8 million from $247.6 million in 1997. Net interest margin decreased from 4.93% in 1997 to 4.83% in 1998 as the yield on earning assets decreased 13 basis points to 8.49% from 8.62% while the cost of funds increased one basis point from 4.50% to 4.51%.
--------------------------------------------------------------------------------

Average Balance, Income and Expense, Yields and Rates

                                              Twelve Months Ended December 31
                          --------------------------------------------------------------------------
                                   1999                     1998                     1997
                          ------------------------ ------------------------ ------------------------
                          Average   Income/ Yield/ Average   Income/ Yield/ Average   Income/ Yield/
(Dollars in thousands)    Balance   Expense  Rate  Balance   Expense  Rate  Balance   Expense  Rate
------------------------------------------------   ----------------------   -----------------------
Assets:
Securities
 Taxable                  $ 40,574  $ 2,626  6.47% $ 40,885  $ 2,632  6.44% $ 41,432  $ 2,794  6.74%
 Tax-exempt (1)             40,571    2,804  6.91%   35,961    2,668  7.42%   36,872    2,878  7.81%
                          --------  -------        --------  -------        --------  -------
  Total securities          81,145    5,430  6.69%   76,846    5,300  6.90%   78,304    5,672  7.24%
Federal funds sold           9,137      455  4.98%   14,121      769  5.45%    6,964      392  5.63%
Loans (net of unearned
 income) (2)               257,876   22,612  8.77%  232,605   21,412  9.21%  217,320   20,007  9.21%
Interest-bearing
 deposits-other banks           --       --   n/a        64        4  6.25%        8        1 12.50%
                          --------  -------        --------  -------        --------  -------
  Total earning assets     348,158   28,497  8.19%  323,636   27,485  8.49%  302,596   26,072  8.62%
Less allowance for loan
 losses                     (4,020)                  (3,947)                  (3,777)
Total non-earning assets    18,584                   18,311                   17,488
                          --------                 --------                 --------
Total assets              $362,722                 $338,000                 $316,307
                          --------                 --------                 --------
Liabilities &
 Shareholder's equity
Interest-bearing
 deposits:
 Checking                 $ 36,546  $   902  2.47% $ 31,608      829  2.62% $ 28,480      782  2.75%
 Savings                    72,953    2,696  3.70%   69,157    2,866  4.14%   61,414    2,504  4.08%
 Money market savings       27,402      866  3.16%   28,518      954  3.35%   29,127      956  3.28%
 Certificates of
  deposit:
  $100,000 and over         24,801    1,300  5.24%   17,490      970  5.55%   14,469      771  5.33%
  Less than $100,000       118,938    5,970  5.02%  116,073    6,227  5.36%  114,129    6,125  5.37%
                          --------  -------        --------  -------        --------  -------
  Total interest-bearing
   deposits                280,640   11,734  4.18%  262,846   11,846  4.51%  247,619   11,138  4.50%
Short-term borrowings          409       23  5.62%       --       --    --        84        6  7.14%
Long-term debt               1,923      110  5.72%       --       --
                          --------  -------        --------  -------        --------  -------
 Total interest-bearing
  liabilities              282,972   11,867  4.19%  262,846   11,846  4.51%  247,703   11,144  4.50%
Non-interest bearing
 liabilities:
 Demand deposits            33,903                   30,739                   27,347
 Other liabilities           3,127                    2,989                    3,270
                          --------                 --------                 --------
  Total liabilities        320,002                  296,574                  278,320
Shareholder's equity        42,720                   41,426                   37,987
                          --------                 --------                 --------
Total liabilities &
 shareholder's equity     $362,722                 $338,000                 $316,307
                          --------                 --------                 --------
Net interest income                 $16,630                  $15,639                  $14,928
                                    -------                  -------                  -------
Interest rate spread (3)                     4.00%                    3.98%                    4.12%
Interest expense as a
 percent of
 average earning assets                      3.41%                    3.66%                    3.68%
Net interest margin (4)                      4.78%                    4.83%                    4.93%

Notes:
(1) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.
(2) Nonaccruing loans have been included in the computations of average loan balances
(3) Interest rate spread is the average yield on earning assets, calculated on a fully taxable basis, less the average rate incurred on interest-bearing liabilities.
(4) Net interest margin is the net interest income, calculated on a fully taxable basis assuming a federal income tax rate

--------------------------------------------------------------------------------
                                                     EASTERN VIRGINIA BANKSHARES

Volume and Rate Analysis

                                      1999 vs. 1998                               1998 vs. 1997
                          Increase (Decrease) Due to Changes in:     Increase (Decrease) Due to Changes in:
                         ------------------------------------------  -----------------------------------------
                            Volume          Rate          Total         Volume          Rate         Total
-------------------------------------------------------------------  -----------------------------------------
Earning Assets:
Taxable securities       $         (19) $          13  $         (6) $         (38) $       (124) $       (162)
Tax exempt securities              347           (211)          136            (47)         (163)         (210)
Loans, (net)                     2,333         (1,133)        1,200          1,405            --         1,405
Federal funds sold                (271)           (43)         (314)           390           (13)          377
Interest-bearing
 deposits-other banks               (4)            --            (4)             3            --             3
                         -------------  -------------  ------------  -------------  ------------  ------------
 Total earning assets            2,386         (1,374)        1,012          1,713          (300)        1,413
Interest-Bearing
 Liabilities:
 Interest checking                 128            (55)           73             85           (38)           47
 Regular savings & clubs           157           (327)         (170)           320            42           362
 Money market savings              (37)           (51)          (88)           (22)           20            (2)
 Certificates of
  deposit:
  $100,000 and over                407            (77)          330            161            38           199
  Less than $100,000               154           (411)         (257)           105            (3)          102
 Borrowings                        133             --           133             (6)           --            (6)
                         -------------  -------------  ------------  -------------  ------------  ------------
  Total interest-bearing
   liabilities                     942           (921)           21            643            59           702
                         -------------  -------------  ------------  -------------  ------------  ------------
Change in net interest
 income:                 $       1,444  $        (453) $        991  $       1,070  $       (359) $        711
                         -------------  -------------  ------------  -------------  ------------  ------------

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

Asset/Liability Risk Management: The primary goals of asset/liability risk management are to maximize net interest income and the net value of EVB's future cash flows within the interest rate limits set by the Asset/Liability Committee (ALCO).

Interest Rate Risk Measurement: Interest rate risk is monitored through the use of three complimentary measures, static gap analysis, earnings simulation modeling and net present value estimation. While each of the interest rate risk measurements has limitations, taken together they represent a reasonably comprehensive view of the magnitude of interest rate risk in the Corporation, the distribution of risk along the yield curve, the level of risk through time, and the amount of exposure to changes in certain interest rate relationships.

Static Gap: Gap analysis measures the amount of repricing risk embedded in the balance sheet at a point in time. It does so by comparing the differences in the repricing characteristics of assets and liabilities. A gap is defined as the difference between the principal amount of assets and liabilities, adjusted for off-balance sheet instruments, which reprice within a specific time period. The cumulative one-year gap, at year-end was -6.9% which is well within the policy limit for the one-year gap of plus or minus 15% of adjusted total assets at a combined Company level.

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

The most recent earnings simulation model projects net income would increase approximately 5.8%, of stable-rate net income if rates were to fall immediately by two percentage points. It projects a decrease of approximately 6.8% if rates rise by two percentage points. Management believes this reflects a slight liability-sensitive interest risk for the one-year horizon.

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

At year-end, a 200 basis point immediate increase in rates is estimated to decrease NPV by 9.9%. Additionally, NPV is estimated to increase by 8.1% if rates fall immediately by 200 basis points. Analysis of the average quarterly change in the Treasury yield curve over the past ten years indicates that a parallel curve shift of 200 basis points or more is an event that has less that a 0.1% chance of occurrence.

As with gap analysis and earnings simulation modeling, assumptions about the timing and variability of balance sheet cash flows are critical in NPV analysis. Particularly important are the assumptions driving mortgage prepayments and the assumptions about expected attrition of the core deposit portfolios. These assumptions are applied consistently across the different rate risk measures.
                                                     EASTERN VIRGINIA BANKSHARES

Summary information about interest-rate risk measures is presented below:

                                December
                                   31
                               -----------
                               1999  1998
-------------------------------------------
Static 1-Year Cumulative Gap:  -6.9% -9.66%
1-year net income simulation
 projection
 -200 basis point Shock vs.
  Stable Rate                   5.8%  4.80%
 +200 basis point Shock vs.
  Stable Rate                  -6.8% -5.20%
Static Net Present Value
 Change:
 -200 basis point Shock vs.
  Stable Rate                   8.1%  8.37%
 +200 basis point Shock vs.
  Stable Rate                  -9.9% -8.78%

The earnings simulation model indicates that if all prepayments, calls and maturities of the securities portfolios expected over the next year were to remain uninvested, then the current liability sensitive position would be lessened.

Management projects interest rates to continue a moderate upward trend during the first half of 2000 to a level 50 to 75 basis points above that at 1999 year end and believes that the current modest level of liability sensitivity is appropriate.
--------------------------------------------------------------------------------
Noninterest Income

Noninterest income decreased by $49 thousand (2.8%) from $1.77 million in 1998 to $1.72 million in 1999. Service charges, the largest source of noninterest income, increased $90 thousand (6.8%) from $1.32 million in 1998 to $1.41 million in 1999. Other operating income decreased $55 thousand (12.5%) from $441 thousand in 1998 to $386 thousand in 1999. Other operating income includes credit life premiums, ATM fees charged to non-EVB users, safe deposit box fees, and other miscellaneous income. Realized gain/(loss) on sale of securities was the primary factor in the decrease in noninterest income as the Corporation reported a $76 thousand loss in 1999, compared to an $8 thousand gain in 1998.

Noninterest income increased $331 thousand (23.0%) from 1997 to 1998, attributable primarily to increases of $239 thousand in service charges, and $56 thousand in other operating income.

                      Year Ended December
                               31
                      ---------------------
(Dollars in
thousands)             1999    1998   1997
--------------------------------------------
Service charges       $1,413  $1,323 $1,084
Gain (loss) on
 securities              (76)      8    (28)
Other operating
 income                  386     441    385
                      ------  ------ ------
                      $1,723  $1,772 $1,441
                      ------  ------ ------

--------------------------------------------------------------------------------


Noninterest Expense

Total noninterest expense increased $371 thousand (4.4%) from $8.44 million in 1998 to $8.81 million in 1999. The largest contributor to this increase was salaries and benefits which increased $584 thousand or 14.1% from 1998. Salary and benefit expense growth was spread primarily among three categories. Actual salary expense increased $304 thousand (8.8%) resulting from normal salary increases and a modest volume-based increase in staff. Employee retirement expense more than doubled to $310 thousand in 1999 compared to $149 thousand in 1998, based on market fluctuations in pension plan assets at the prior fiscal year end. Health, life and dental expense increased $140 thousand (56%) caused primarily by a one-time life insurance expense adjustment.

Net Occupancy and equipment expense increased $117 thousand or 8.7% compared to 1998, the result of increased depreciation for technology investments and full year depreciation on the Gloucester branch opened in mid-1998. The increases in salary/benefit and occupancy/equipment expense were partially offset by a $319 thousand decrease in data processing expense resulting from cost savings related to technology investments and the 1998 consolidation of operations. Noninterest expense for 1998 included a $93 thousand merger expense while that category had no expense in 1999.

Noninterest expense increased $737 thousand or 9.6% from $7.7 million in 1997 to $8.4 million in 1998, primarily the result of salary and benefit expense growth of $603 thousand from normal increases related to growth and the opening of new branches in Deltaville in late 1997 and Gloucester in mid 1998, and from a $282 thousand increase in data processing expense related to a consolidation of systems in late 1998 and expenses related to Year 2000 compliance.

                                  Years Ended December
                                           31
                                  --------------------
(Dollars in thousands)             1999   1998   1997
------------------------------------------------------
Salaries and employee benefits    $4,729 $4,145 $3,542
Net occupancy and equipment        1,453  1,336  1,261
Printing supplies and postage        584    576    506
Taxes other than income              204    193    302
Data processing                      224    543    261
Advertising and public relations     284    296    256
Merger expenses                       --     93    364
Other operating expenses           1,335  1,260  1,213
                                  ------ ------ ------
Total non-interest expense        $8,813 $8,442 $7,705
                                  ------ ------ ------

--------------------------------------------------------------------------------

Income Taxes

Income tax expense in 1999 was $2.21 million, up from $2.09 million in 1998 and $1.96 million in 1997. The increase in income taxes is attributable to increased taxable earnings at the federal statutory rate of 34%. Income tax expense corresponds to an effective rate of 27.1%, 27.1% and 27.0% for the three years ended December 31, 1999, 1998 and 1997, respectively. Note 9 to the Consolidated Financial Statements provides a reconciliation between the amount of income tax expense computed using the federal statutory income tax rate and EVB's actual income tax expense. Also included in Note 9 to the Consolidated Financial Statements is information regarding deferred taxes for 1999 and 1998.
--------------------------------------------------------------------------------
Loan Portfolio
Loans, net of unearned income, increased to $273.9 million at December 31, 1999, up $34.2 million or 14.3% from $239.7 million at year end 1998. The Corporation experienced strong loan growth throughout 1999, continuing a trend that started in the fourth quarter of 1998 which otherwise had been a slow loan growth year. Most of the loan growth in 1999 was in the various components of the real estate portfolio which increased $34.2 million or 21.4% from 1998 year end. Growth in the different real estate loan portfolio components included $22 million (16.8%) in residential mortgages, $10 million (43.2%) in commercial real estate, and $2.2 million (35.6%) in construction loans. Other loan categories experienced much slower growth as commercial loans increased 354 thousand or 1.2% and consumer loans increased $132 thousand or 0.3%.

At year end 1998, loans net of unearned income were $239.7 million, an increase of $11.7 million over $228 million at year end 1997. The loan portfolio in 1998, while comprised primarily of real estate loans, was highlighted by strong growth of $5.6 million (13.2%) in consumer loans. Loan demand in the real estate sector was weak through much of 1998, increasing substantially late in the year as the Corporation introduced its fixed rate mortgage product in the 4th quarter.

                                            December 31
                            ------------------------------------------------
(Dollars in thousands)        1999      1998      1997      1996      1995
-----------------------------------------------------------------------------
Commercial, industrial and
 agricultural loans         $ 31,003  $ 30,649  $ 32,901  $ 29,195  $ 26,533
Real estate mortgage         152,905   130,856   118,639   109,015   105,233
Real estate construction       8,267     6,096     6,430     3,808     3,941
Commercial real estate        33,103    23,114    27,324    25,330    24,464
Consumer loans                51,890    51,481    45,723    41,887    34,746
All other loans                  460       961       294       496       613
                            --------  --------  --------  --------  --------
 Total loans                 277,628   243,157   231,311   209,731   195,530
Less unearned income          (3,770)   (3,493)   (3,330)   (3,388)   (2,636)
                            --------  --------  --------  --------  --------
 Loans, net of unearned
  income                    $273,858  $239,664  $227,981  $206,343  $192,894
                            --------  --------  --------  --------  --------

--------------------------------------------------------------------------------
                                                     EASTERN VIRGINIA BANKSHARES

Maturity Schedule of Selected Loans

                       December 31, 1999
                  ---------------------------
(Dollars in       Commercial and Real Estate
thousands)         Agricultural  Construction
---------------------------------------------
Within 1 year        $22,541        $6,975
Variable rate:
 1 to 5 years          2,863         1,021
 After 5 years            --            --
                     -------        ------
  Total                2,863         1,021
Fixed rate:
 1 to 5 years          4,654           157
 After 5 years           945           114
                     -------        ------
  Total                5,599           271
                     -------        ------
Total Maturities     $31,003        $8,267
                     -------        ------

Approximately 71% of EVB's loan portfolio at December 31, 1999 was comprised of loans secured by real estate. Residential real estate mortgages made up 55.8% of the loan portfolio as compared to 54.6% at year end 1998 and 52.0% at year end 1997. The Corporation attempts to limit its exposure to the risk of local real estate markets by controlling the size of its commercial real estate loan portfolio, and by focusing on real estate loans secured by owner-occupied properties. Commercial real estate loans were increased from 9.6% of the total loan portfolio at year end 1998 to 12.1% at 1999 year end. Real estate construction loans accounted for only 3.0% of total loans outstanding at year end 1999, and 2.5% of total loans at 1998 year end. The Corporation's losses on loans secured by real estate have historically been low, averaging zero net charges offs per year over the last five years, and accounting for $20 thousand of net charge offs in 1999.

Consumer loans are the second largest and historically fastest growing component of EVB's loan portfolio. Consumer loans were 17.6% of the loan portfolio at year end 1999, 20.0% and 18.6% at year end 1998 and 1997 respectively. This portfolio component consists primarily of installment loans. Net consumer loans for household, family and other personal expenditures totaled $48.1 million at 1999 year end, basically flat with $48.0 million at 1998 year end, which was up $5.6 million from $42.4 million at December 31, 1997.

Performance of the consumer loan portfolio is closely tied to the general economic conditions in our market region and is impacted by intense competition for automobile loans by other financial institutions and by low rates offered by the automotive industry as a sales incentive. Commercial and industrial loans are designed specifically to meet the needs of small and medium-size business customers. While this category of loans increased $354 thousand in total loans outstanding at year end 1999 compared to 1998, the percentage to total loans decreased to 11.3% of the total loan portfolio from 12.8% at year end 1998 and a historical 14% share of total loans.

Consistent with its focus on providing community-based financial services, EVB generally does not make loans outside of its principal market region. The Corporation does not engage in foreign lending activities; consequently our loan portfolio is not exposed to the sometimes volatile risk from foreign credits. EVB further maintains a policy not to originate or purchase loans classified by regulators as highly-leveraged transactions or loans to foreign entities or individuals. The Corporation's unfunded loan commitments, excluding credit card lines and letters of credit, at 1998 year end totaled $29.9 million, up $7.0 million from $22.9 million at December 31, 1998. Unfunded loan commitments (excluding $1.3 million in home equity lines) are used in large part to meet seasonal funding needs which are generally higher from Spring through Fall than at year end. On December 31, 1999, EVB had no concentration of loans in any one industry in excess of 10% of its loan portfolio. Historically, EVB's loan collateral has been primarily real estate because of the nature of our market region.


--------------------------------------------------------------------------------
Asset Quality

The Corporation's allowance for loan losses is an estimate of the amount adequate to provide for potential losses in the loan portfolio. In determining adequacy of the allowance, management considers the Corporation's historical loss experience, the size and composition of the loan portfolio, specific impaired loans, and the overall level of nonaccrual loans, the value and adequacy of collateral and guarantors, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Because the risk of loan loss includes general economic trends as well as conditions affecting individual borrowers, the allowance for loan losses can only be an estimate. In an environment of generally rising interest rates as forecast for 2000, the level of past due loans usually shows a moderate increase.

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

In 1999 and 1998, improved loan quality, declining levels of nonperforming assets and improved loan underwriting standards allowed EVB to maintain a lower allowance for loan losses. The ratio of allowance for loan losses to period end loans, net for 1999, 1998 and 1997 was 1.52%, 1.61%, and 1.70% respectively. For the same periods the ratio of allowance for loan losses to nonaccrual loans was 228%, 237% and 128%, indicating that the allowance is adequate with respect to nonaccrual loans. Both the ratio of nonaccrual loans to total loans and the actual dollar amount of nonaccrual loans at December 31, 1999 were close to their lowest level in the last five years. The allowance for loan losses amount and methodology are subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as methodology used to calculate the allowance and the size of the allowance in comparison to peer companies identified by regulatory agencies.
--------------------------------------------------------------------------------
Allowance for Loan Losses

(Dollars in thousands)                                            1999      1998      1997      1996      1995
-----------------------------------------------------------------------------------------------------------------
Average loans outstanding, net of unearned income               $257,876  $232,605  $217,320  $197,336  $188,335
Allowance for loan losses balance, beginning of year            $  3,860  $  3,868  $  3,643  $  3,814  $  3,599
Loans charged off:
 Commercial and agricultural                                          71       213       252       435       278
 Real estate                                                          37         2        12        23        17
 Consumer                                                            358       452       381       371       196
                                                                --------  --------  --------  --------  --------
 Total loans charged off                                             466       667       645       829       491
Recoveries:
 Commercial and agricultural                                          46        24       279        19        16
 Real estate                                                          17        20         6        48        12
 Consumer                                                            187       166       173       154       103
                                                                --------  --------  --------  --------  --------
 Total recoveries                                                    250       210       458       221       131
                                                                --------  --------  --------  --------  --------
Net loans charged off                                                216       457       187       608       360
Provision for loan losses                                            510       449       412       437       575
                                                                --------  --------  --------  --------  --------
Balance, end of year                                            $  4,154  $  3,860  $  3,868  $  3,643  $  3,814
                                                                --------  --------  --------  --------  --------
Ratios:
Ratio of allowance for loan losses to total loans outstanding,
 end of year                                                        1.52%     1.61%     1.70%     1.77%     1.98%
Ratio of the charge-offs to average loans outstanding during
 the year                                                           0.08%     0.20%     0.09%     0.31%     0.19%
-----------------------------------------------------------------------------------------------------------------

                                                     EASTERN VIRGINIA BANKSHARES

Nonperforming Assets

Total nonperforming assets, consisting of nonaccrual loans and foreclosed properties, increased 9.0% in 1999 after a 39.1% decrease during 1998. While the total dollar amount of nonperforming assets increased in 1999, the increase was less than the growth rate of the loan portfolio resulting in nonperforming assets as a percentage of total loans and foreclosed properties being at their lowest level of the past five years. Improvement in nonperforming assets during the past two years was the result of improved underwriting standards combined with a strong economy that reduced levels of new nonperforming loans, and management's focus on identifying deteriorating assets early enough to ensure prompt resolution.

Nonperforming assets at December 31, 1999 were $2.1 million or 0.75% of total loans and foreclosed real estate, up from $1.9 million at 1998 year end, but down from the 0.79% of total loans and foreclosed properties at December 31, 1998, and down from $3.1 million or 1.36% at year end 1997. Nonperforming loans at year end 1999 consisted primarily (85%) of residential first mortgage loans secured by real estate in the Corporation's market area. Based on estimated fair values of the related real estate, management considers these amounts recoverable, with any individual deficiency well covered by the allowance for loan losses. No interest is accrued on loans placed in a nonaccrual status, and any unpaid interest previously accrued on such past due loans is reversed when a loan is placed in nonaccrual status. If interest on nonaccrual loans had been accrued, such income would have approximated $151 thousand and $98 thousand for the years 1999 and 1998.

(Dollars in thousands)              1999      1998      1997     1996    1995
-------------------------------------------------------------------------------
Nonaccrual loans                  $  1,822  $  1,626  $  3,022  $3,871  $4,112
Restructured loans                      --        --        --      --      --
Foreclosed property                    243       268        86     196     618
                                  --------  --------  --------  ------  ------
Total nonperforming assets        $  2,065  $  1,894  $  3,108  $4,067  $4,730
Loans past due 90 days and
 accruing interest                   1,345     1,190       927     597     905
Nonperforming assets to total
 loans and other real estate          0.75%     0.79%     1.36%   2.00%   2.44%
Allowance for loan losses to
 nonaccrual loans                   227.99%   237.39%   127.99%  94.11%  92.75%
Net charge-offs to average loans
 outstanding during the year          0.08%     0.20%     0.09%   0.31%   0.19%
Allowance for loan losses to
 year end loans                       1.52%     1.61%     1.70%   1.77%   1.98%
Foregone interest income on
 nonaccrual loans                 $    151  $     98  $    308  $  290  $  198
Interest income recorded on
 nonaccrual loans                 $     --  $      7  $      2  $   --  $   --

At December 31, 1999, loans past due 90 days or more and still accruing interest (because they are well secured and in the process of collection) were $1.35 million. Although trends for credit quality factors continue to improve, it is likely that EVB will continue modest provisions for loan losses in 2000. The primary factor for additional provisions is growth in the loan portfolio as the result of continued improvement in the region's economy. The Corporation has historically reflected a high level of nonaccrual real estate loans, but has had minimal losses from those loans because of the well collateralized position. Therefore, effective in 1997, management revised its formula for allocation of the allowance to reflect current net loans and nonaccrual loans plus the five year history for net charge offs by loan category, and in 1999 added off-balance sheet credit risk. That allocation appears on the following page.

Potential Problem Loans: At December 31, 1999, potential problem loans were approximately $1.12 million, including six lending relationships in excess of $100,000, which had aggregate principal balances outstanding of $647 thousand. Loans are viewed as potential problem loans according to the ability of such borrowers to comply with current repayment terms. These loans are subject to constant management attention, and their status is reviewed on a regular basis. The potential problem loans identified at December 31, 1999 are generally secured by residential and commercial real estate with appraised values that exceed the principal balance.
--------------------------------------------------------------------------------

Allocation of Allowance for Loan Losses

                             December 31, 1999       December 31, 1998       December 31, 1997
                          ----------------------- ----------------------- -----------------------
                                 Percent of loans        Percent of loans        Percent of loans
                                 in each category        in each category        in each category
                          Amount  to Total Loans  Amount  to Total Loans  Amount  to Total Loans
---------------------------------------           -------------           -------------
Commercial and agricul-
 tural                    $1,233       11.32%     $1,244       12.79%     $1,346       14.21%
Real estate mortgage       1,429       55.83%      1,209       54.60%      1,207       51.29%
Real estate construction      30        3.02%         25        2.54%         65        2.78%
Commercial real estate       133       12.09%        193        9.65%        279       11.82%
Consumer                   1,191       17.57%      1,186       20.02%        969       19.77%
Other loans                    2        0.17%          3        0.40%          2        0.13%
                          ------      ------      ------      ------      ------      ------
 Total allowance for
 balance sheet loans       4,018      100.00%     $3,860      100.00%     $3,868      100.00%
Allowance for off-bal-
 ance sheet risk             136
                          ------
 Total allowance for
 loan losses              $4,154
                             December 31, 1996       December 31, 1995
                          ----------------------- -----------------------
                                    Percent of              Percent of
                                  loans in each           loans in each
                                     category                category
                          Amount  to Total Loans  Amount  to Total Loans
---------------------------------------           -------------
Commercial and agricul-
 tural                    $  496       13.62%     $  486       12.74%
Real estate mortgage       1,894       51.97%      2,053       53.82%
Real estate construction      66        1.82%         77        2.02%
Commercial real estate       433       11.89%        485       12.71%
Consumer                     739       20.29%        701       18.37%
Other loans                   15        0.41%         12        0.34%
                          ------      ------      ------      ------
 Total allowance for
 loan losses              $3,643      100.00%     $3,814      100.00%
-------------------------------------------------------------------------------------------------

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

At December 31, 1999, the combined securities portfolio was $88.08 million, an 8.3% increase from $81.3 million at 1998 year- end. Book value of the investment component of this portfolio was $44.8 million compared to $39.3 million at December 31, 1998. The available for sale portion of the securities portfolio at 1999 year-end, at estimated fair market value, was $43.3 million, compared to $42.0 million at year-end 1998.

At December 31, 1998, the combined securities portfolio was $81.3 million, a 4.1% increase from $78.1 million at 1997 year end. Book value of the investment component of the portfolio was $39.3 million compared to $38.4 million at December 31, 1997. The available for sale portion of the portfolio at 1998 year end was $42.0 million compared to $39.7 million at December 31, 1997.


FASB pronouncement No. 115 effective January 1, 1994, required EVB to show the effect of market value changes of securities available for sale. The market value of this portfolio at 1998 year end was $43.3 million. The effect of valuing the available for sale portfolio at market, net of income taxes, is reflected as a line in the Shareholders' Equity section of the Balance Sheet as Accumulated other comprehensive income/(loss) of ($671 thousand) at December 31, 1999 and $365 thousand at 1998 year end.


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

Investment Securities and Securities Available for Sale

The following table presents the book value and fair value of securities for the years 1999, 1998 and 1997.

                          December 31, 1999 December 31, 1998 December 31, 1997
                          ----------------- ----------------- -----------------
                          Amortized  Fair   Amortized  Fair   Amortized  Fair
(Dollars in thousands)      Cost     Value    Cost     Value    Cost     Value
------------------------------------------- ----------------- -----------------
Available for sale:
U.S. Treasury securities   $ 8,517  $ 8,457  $ 9,567  $ 9,768  $12,900  $12,978
U.S. government agency
 securities                 16,157   15,624   13,997   14,116   16,538   16,584
States and political
 subdivisions                7,034    6,853    4,590    4,760    1,109    1,126
Mortgage-backed
 securities                  7,124    6,962   10,059   10,097    7,604    7,662
Other including equity
 securities                  5,480    5,400    3,234    3,259    1,386    1,386
                           -------  -------  -------  -------  -------  -------
 Total available for
 sale                       44,312   43,296   41,447   42,000   39,537   39,736
                           -------  -------  -------  -------  -------  -------
Held to maturity:
States and political
 subdivisions               44,780   44,451   39,333   40,308   37,463   38,438
Other                           --       --       --       --      899      912
                           -------  -------  -------  -------  -------  -------
 Total held to maturity     44,780   44,451   39,333   40,308   38,362   39,350
                           -------  -------  -------  -------  -------  -------
 Total securities          $89,092  $87,747  $80,780  $82,308  $77,899  $79,086
                           -------  -------  -------  -------  -------  -------

Maturity Distribution and Yields of Securities

                                                      December 31, 1999
                          -----------------------------------------------------------------------------
                             Due in       Due after      Due after        Due after
                             1 year       1 through      5 through       10 years and
                            or less        5 years       10 years     equity securities
                          ------------  -------------  -------------  ------------------
                                                                                           Total
(Dollars in thousands)    Amount Yield  Amount  Yield  Amount  Yield   Amount    Yield    Amount  Yield
-------------------------------------------------------------------------------------------------------
Securities available for
 sale
 U.S. Government
  securities               3,441 5.90%   18,536 6.16%    9,066 6.58%         --    0.00%   31,043 6.26%
 Other including equity
  securities                 815 6.83%    5,801 6.51%    4,239 7.26%      1,398    6.35%   12,253 6.77%
                          ------        -------        -------        ---------           -------
  Total                    4,256 6.08%   24,337 6.24%   13,305 6.80%      1,398    6.35%   43,296 6.40%
Securities held for
 investment
 Tax exempt municipals
  (1)                      4,174 7.33%   14,261 7.22%   21,439 6.89%      4,906    7.18%   44,780 7.07%
                          ------ ----   ------- ----   ------- ----   --------- -------   ------- ----
Total securities          $8,430 6.70%  $38,598 6.61%  $34,744 6.85%  $   6,304    6.99%  $88,076 6.74%
                          ------ ----   ------- ----   ------- ----   --------- -------   ------- ----

(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.
See Note 2 to the Consolidated Financial Statements as of December 31, 1999,
for an analysis of gross unrealized gains and losses on securities.
--------------------------------------------------------------------------------

Deposits

The Corporation is focused on increasing core deposits to reduce the need for other borrowings to fund growth in earning assets. Core deposits provide a low cost, stable source of funding for the Corporation's asset growth. Interest rates paid on deposits are carefully managed to provide an attractive market rate while at the same time not adversely affecting the net interest margin. Borrowing through the Federal Home Loan Bank of Atlanta is utilized for funding when the cost of borrowed funds falls below the cost of new interest bearing deposits.

Total deposits at December 31, 1999 of $322.6 million reflected an increase of $18.3 million (6.0%) compared to $304.3 million at 1998 year end. Non-interest bearing deposits decreased $400 thousand (1.2%) to $32.8 million at 1999 year end compared to $33.2 million at December 31, 1998. During the same period, interest bearing deposits increased 6.9% to $289.8 million at 1999 year end, compared to $271.1 million at December 31, 1998.

While these figures are as of a specific day at year end, it is more meaningful to review average deposits for the year. For 1999, average total deposits of $314.5 million reflected a 7.1% increase over the 1997 average of $293.6 million. All components of deposits other than money market showed increases in 1998.

Total deposits at 1998 year end of $304.3 million reflected an increase of $23.4 million (8.3%) compared to $280.9 million at 1996 year end. Average deposits for 1998 were $293.6 million, an increase of 6.8% or $18.6 million compared to 1997 average deposits of $275.0 million. Average non-interest bearing deposit growth in 1998 was 12.4% while interest bearing deposits increased 6.1%. The trend of a higher growth rate of non-interest bearing deposits compared to more costly certificates of deposit assisted the Corporation in controlling the cost of funds and managing its net interest margin in 1998.

--------------------------------------------------------------------------------

Average Deposits and Rates Paid

                                    For the Year Ended December 31
                               -------------------------------------------
                                   1999           1998           1997
                               -------------  -------------  -------------
(Dollars in thousands)          Amount  Rate   Amount  Rate   Amount  Rate
--------------------------------------------  -------------  -------------
Non-interest bearing accounts  $ 33,903       $ 30,739       $ 27,347
Interest bearing accounts:
 Interest checking               36,546 2.47%   31,608 2.62%   28,480 2.75%
 Money market                    27,402 3.16%   28,518 3.35%   29,127 3.28%
 Regular savings                 72,953 3.70%   69,157 4.14%   61,414 4.08%
 Certificates of deposit:
  Less than $100,000            118,938 5.02%  116,073 5.36%  114,129 5.37%
  $100,000 and over              24,801 5.24%   17,490 5.55%   14,469 5.33%
                               --------       --------       --------
Total interest bearing          280,640 4.18%  262,846 4.51%  247,619 4.50%
                               --------       --------       --------
  Total average deposits       $314,543       $293,585       $274,966
                               --------       --------       --------

--------------------------------------------------------------------------------

Maturities of Certificates of Deposit of $100,000 and Over

                                                               Percent
                         Within   3-12    1-3   Over 3         of Total
(Dollars in thousands)  3 months Months  Years  Years   Total  Deposits
------------------------------------------------------------------------
At December 31, 1999      $4,437 $15,128 $5,821 $3,800 $29,186     9.05%
At December 31, 1998       2,611  12,091  5,183  1,532  21,417     7.04%
At December 31, 1997       2,855   8,045  5,847    889  17,636     6.28%

--------------------------------------------------------------------------------
                                                     EASTERN VIRGINIA BANKSHARES

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

Regulatory authorities have adopted guidelines to establish minimum capital standards. Specifically the guidelines classify assets and balance sheet items into four risk-weighted categories. The minimum regulatory total capital to risk-weighted assets is 8.0% of which at least 4.0% must be Tier 1 capital, defined as common equity and retained earnings. At December 31, 1999, EVB had total capital of 19.24% and a Tier 1 ratio of 17.98%, both far in excess of regulatory guidelines and the amount needed to support each subsidiary's banking business.

Capital represents a double-edged sword to management as the financial opportunities of a high capital base are weighed against the impact of the return on equity ratio. When the Corporation was formed in 1997, both of the subsidiary banks had a capital structure that far exceeded regulatory guidelines and created significant challenges in managing the return on equity. After evaluating a variety of alternatives to more effectively utilize its strong capital base and to create additional value to our shareholders, management transferred $15.6 million from the subsidiary banks to the parent company at year end 1997 and another $7.0 million at both year end 1998 and 1999. Dividends are paid out of parent company capital, and in November 1998 the Corporation announced a stock repurchase program intended to reduce high capital levels and to increase return on equity to shareholders. The Corporation repurchased 110 thousand shares in 1999, following the repurchase of 32 thousand shares in late 1998. It is likely that EVB will continue with periodic repurchase transactions in 2000.


The table which follows provides an analysis of the Corporation's capital as of December 31, 1999, 1998 and 1997. Note 16 in the Consolidated Financial Statements provides an analysis of the capital position of each of the subsidiary banks as of year end 1999 and 1998.

Analysis of Capital

                                   December 31
                            ----------------------------
(Dollars in thousands)        1999      1998      1997
---------------------------------------------------------
Tier 1 capital:
 Common stock               $ 10,065  $ 10,286  $ 10,377
 Additional paid in capital    2,014     3,729       221
 Retained earnings            31,388    27,877    28,535
                            --------  --------  --------
  Total Tier 1 capital        43,467    41,892    39,133
Tier 2 capital:
 Allowable portion of
  allowance for loan losses    3,036     2,722     2,552
                            --------  --------  --------
 Total risk-based capital     46,503    44,614    41,685
Risk-weighted assets         241,734   216,630   202,786
Capital ratios:
 Tier 1 risk based capital     17.98%    19.34%    19.30%
 Total risk based capital      19.24%    20.59%    20.56%
 Tier 1 capital to average
  total assets                 11.98%    12.39%    12.87%

--------------------------------------------------------------------------------

Liquidity

Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, deposits with other banks, federal funds sold, investments and loans maturing or repricing within one year. EVB's management of liquid assets combined with the ability to generate liquidity through liability funding provides a liquidity level which management believes is sufficient to satisfy its depositors' requirements and to meet its customers' credit needs. At December 31, 1999, $100.0 million or 27.8% of total earning assets were due to mature or reprice within the next year.

EVB also maintains additional sources of liquidity through a variety of borrowing arrangements. Federal funds borrowing arrangements with major regional banks combined with lines of credit with the Federal Home Loan Bank totaled $41 million at December 31, 1999. At year end 1999, the Corporation had $8 million of FHLB borrowings outstanding, a $3 million fixed rate three year loan executed in June 1999 and a $5 million floating rate one year loan executed in December in preparation for possible Year 2000 cash needs. Also outstanding at December 31, 1999, was $1.468 million of federal funds purchased.

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

--------------------------------------------------------------------------------

Impact of the Year 2000 Issue

EVB encountered no problems related to the Year 2000 date change. The Corporation's total expenditures associated with Year 2000 compliance were approximately $175,000. Those costs included testing, training, hardware and software replacements and upgrades. The 1999 portion of this expense approximated 0.9% of pretax income or 0.020% of assets which was immaterial when considering the size of the Corporation.

--------------------------------------------------------------------------------

Accounting Rule Changes

There were no accounting rule changes during 1999 that will impact EVB.

--------------------------------------------------------------------------------
                                                     EASTERN VIRGINIA BANKSHARES

Consolidated Balance Sheets

                                                    December 31
                                             --------------------------
                                                 1999          1998
-----------------------------------------------------------------------
Assets
Cash and due from banks                      $ 10,258,340  $ 10,864,363
Federal funds sold                                     --    10,658,000
Securities available for sale at fair value    43,295,192    41,999,579
Securities held to maturity at amortized
 cost, fair value of $44,451,379
 and $40,308,465, respectively                 44,780,367    39,332,854
Loans, net of allowance for loan losses of
 $4,153,813 in 1999 and $3,859,996 in 1998    269,704,195   235,804,960
Deferred income taxes                           1,641,339       953,228
Bank premises and equipment                     4,568,324     4,697,684
Accrued interest receivable                     2,581,879     2,422,692
Other real estate                                 242,801       267,551
Other assets                                      766,307       993,922
                                             ------------  ------------
 Total assets                                $377,838,744  $347,994,833
                                             ------------  ------------
Liabilities and Shareholders' Equity
Liabilities
 Noninterest-bearing deposits                $ 32,815,516  $ 33,215,958
 Interest-bearing deposits                    289,831,431   271,114,518
                                             ------------  ------------
  Total deposits                              322,646,947   304,330,476
 Federal funds purchased                        1,468,000            --
 Federal Home Loan Bank advances                5,000,000            --
 Long-term debt                                 3,000,000            --
 Accrued interest payable                         795,446       740,523
 Other liabilities                              2,132,984       667,169
 Commitments and contingent liabilities                --            --
                                             ------------  ------------
  Total liabilities                           335,043,377   305,738,168
                                             ------------  ------------
Shareholders' Equity
 Common stock of $2 par value per share;
  authorized 50,000,000 shares; issued and
  outstanding, 5,032,263 and 5,142,834,
  respectively                                 10,064,526    10,285,668
 Surplus                                        2,013,760     3,729,504
 Retained earnings                             31,388,237    27,876,655
 Accumulated other comprehensive income
  (loss)                                         (671,156)      364,838
                                             ------------  ------------
  Total shareholders' equity                   42,795,367    42,256,665
                                             ------------  ------------
  Total liabilities and shareholders' equity $377,838,744  $347,994,833
                                             ------------  ------------


See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

Consolidated Statements of Income

                                             For the Years Ended December 31
                                           ------------------------------------
                                              1999         1998        1997
--------------------------------------------------------------------------------
Interest Income
 Loans and fees on loans                   $22,612,036  $21,412,321 $20,007,134
 Interest on investment securities:
  Taxable interest income                           --           --     327,679
  Tax exempt interest income                 1,944,000    1,852,478   1,899,613
 Interest on securities available for
  sale:
  Taxable interest income                    2,549,910    2,572,219   2,398,437
  Dividends                                     76,349       60,125      67,519
 Interest on Federal funds sold                454,752      768,872     391,978
 Interest on deposits in other banks                --        3,743         510
                                           -----------  ----------- -----------
  Total interest income                     27,637,047   26,669,758  25,092,870
                                           -----------  ----------- -----------
Interest Expense
 Deposits                                   11,733,908   11,845,364  11,138,095
 Short-term borrowings                          23,408          290       5,928
 Long-term debt                                109,565           --          --
                                           -----------  ----------- -----------
  Total interest expense                    11,866,881   11,845,654  11,144,023
                                           -----------  ----------- -----------
  Net interest income                       15,770,166   14,824,104  13,948,847
Provision for Loan Losses                      510,000      448,959     412,200
                                           -----------  ----------- -----------
  Net interest income after provision for
   loan losses                              15,260,166   14,375,145  13,536,647
                                           -----------  ----------- -----------
Other Income
 Service charges on deposit accounts         1,412,895    1,322,337   1,083,544
 Gain (loss) on sale of available for
  sale securities                              (76,268)       8,035     (27,604)
 Other operating income                        386,537      441,908     385,323
                                           -----------  ----------- -----------
                                             1,723,164    1,772,280   1,441,263
                                           -----------  ----------- -----------
Other Expenses
 Salaries and benefits                       4,729,395    4,145,489   3,541,517
 Net occupancy expense                       1,214,692    1,021,247     989,705
 Equipment expense                             237,987      315,069     271,480
 Other operating expenses                    2,631,014    2,960,571   2,902,429
                                           -----------  ----------- -----------
                                             8,813,088    8,442,376   7,705,131
                                           -----------  ----------- -----------
  Income before income taxes                 8,170,242    7,705,049   7,272,779
Income Tax Expense                           2,210,603    2,087,573   1,964,985
                                           -----------  ----------- -----------
  Net income                               $ 5,959,639  $ 5,617,476 $ 5,307,794
                                           -----------  ----------- -----------
Earnings Per Share, basic and assuming
 dilution                                  $      1.17  $      1.08 $      1.02
                                           -----------  ----------- -----------

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
                                                     EASTERN VIRGINIA BANKSHARES

Consolidated Statements of Shareholders' Equity

                                    For the Years Ended December 31, 1999, 1998 and 1997
                         ------------------------------------------------------------------------------
                                                                 Accumulated
                                                                    Other
                           Common                   Retained    Comprehensive Comprehensive
                            Stock       Surplus     Earnings    Income (Loss)    Income        Total
--------------------------------------------------------------------------------------------------------
Balance, December 31,
 1996                    $10,374,440  $   205,987  $24,976,854   $  (100,741)               $35,456,540
Comprehensive income:
 Net income - 1997                --           --    5,307,794            --   $ 5,307,794    5,307,794
 Other comprehensive
  income:
  Unrealized holding
   gains arising during
   period (net of tax,
   $110,315)                      --           --           --            --       214,140           --
  Reclassification ad-
   justment
   (net of tax, $9,398)           --           --           --            --        18,219           --
                                                                               -----------
 Other comprehensive in-
  come
  (net of tax, $119,713)          --           --           --       232,359       232,359      232,359
                                                                               -----------
  Total comprehensive
   income                         --           --           --            --   $ 5,540,153           --
                                                                               -----------
Cash dividends declared           --           --   (1,740,175)           --                 (1,740,175)
Shares sold under
 dividend reinvestment
 plan                         11,616       62,151           --            --                     73,767
Shares repurchased and
 retired                      (8,904)     (47,335)          --            --                    (56,239)
Cash paid in lieu of
 fractional shares                --           --       (9,130)           --                     (9,130)
                         -----------  -----------  -----------   -----------                -----------
Balance, December 31,
 1997                     10,377,152      220,803   28,535,343       131,618                 39,264,916
Comprehensive income:
 Net income - 1998                --           --    5,617,476            --   $ 5,617,476    5,617,476
 Other comprehensive
  income:
  Unrealized holding
   gains arising during
   period (net of tax,
   $122,875)                      --           --           --            --       238,523           --
  Reclassification ad-
   justment
   (net of tax, $2,732)           --           --           --            --        (5,303)          --
                                                                               -----------
 Other comprehensive in-
  come
  (net of tax, $120,143)          --           --           --       233,220       233,220      233,220
                                                                               -----------
  Total comprehensive
   income                         --           --           --            --   $ 5,850,696           --
                                                                               -----------
Cash dividends declared           --           --   (2,276,164)           --                 (2,276,164)
Shares repurchased and
 retired                     (91,484)    (491,299)          --            --                   (582,783)
Discretionary transfer            --    4,000,000   (4,000,000)           --                         --
                         -----------  -----------  -----------   -----------                -----------
Balance, December 31,
 1998                     10,285,668    3,729,504   27,876,655       364,838                 42,256,665
Comprehensive income:
 Net income - 1999                --           --    5,959,639            --   $ 5,959,639    5,959,639
 Other comprehensive
  income:
  Unrealized holding
   losses arising during
   period, (net of tax,
   $559,625)                      --           --           --            --    (1,086,331)          --
  Reclassification ad-
   justment,
   (net of tax, $25,931)          --           --           --            --        50,337           --
                                                                               -----------
 Other comprehensive in-
  come (net of tax,
  $533,694)                       --           --           --    (1,035,994)   (1,035,994)  (1,035,994)
                                                                               -----------
  Total comprehensive
   income                         --           --           --            --   $ 4,923,645           --
                                                                               -----------
Cash dividends declared           --           --   (2,448,057)           --                 (2,448,057)
Shares purchased and
 retired                    (221,142)  (1,715,744)          --            --                 (1,936,886)
                         -----------  -----------  -----------   -----------                -----------
Balance, December 31,
 1999                    $10,064,526  $ 2,013,760  $31,388,237   $  (671,156)               $42,795,367
                         -----------  -----------  -----------   -----------                -----------

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

Consolidated Statements of Cash Flows

                                           For the Years Ended December 31
                                        ----------------------------------------
                                            1999          1998          1997
---------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income                              $  5,959,639  $  5,617,476  $  5,307,794
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Loss from equity investment in
   partnership                                27,948        16,868        18,912
  Depreciation and amortization              899,474       764,667       710,939
  Deferred tax (benefit) provision          (154,418)      169,071       (40,765)
  Provision for loan losses                  510,000       448,959       412,200
  Net gain on other real estate               (7,569)       (6,587)      (28,273)
  Net loss (gain) on sale of bank
   premises and equipment                      1,965        (9,452)           --
  (Gain) losses realized on available
   for sale securities                        76,268        (8,035)       27,604
  Accretion of discounts and
   amortization of premiums, net              80,108       (50,838)      (25,738)
  Changes in assets and liabilities:
  (Increase) decrease in accrued
   interest receivable                      (159,187)       56,664       (77,074)
  (Increase) decrease in other assets        227,616       156,225      (189,907)
  Increase (decrease) in accrued
   interest payable                           54,923       (53,984)       47,996
  Increase (decrease) in other
   liabilities                             1,465,815    (1,821,555)     (129,588)
                                        ------------  ------------  ------------
   Net cash provided by operating
    activities                             8,982,582     5,279,479     6,034,100
                                        ------------  ------------  ------------
Cash Flows from Investing Activities
 Proceeds from sales of securities
  available for sale                       3,641,476       986,215    10,775,770
 Maturities and principal repayments
  of securities available for sale         8,806,051    30,365,423     4,300,000
 Maturities of securities held to
  maturity                                 4,151,575     4,928,700     6,690,050
 Purchases of investment securities
  available for sale                     (15,439,530)  (28,683,708)  (11,034,811)
 Purchases of investment securities
  held to maturity                        (9,656,710)  (10,436,023)   (5,573,394)
 Proceeds from sale of other real
  estate                                      32,319        49,587       270,128
 Net (increase) in loans                 (34,409,235)  (12,365,538)  (21,957,554)
 Purchases of bank premises and
  equipment                                 (797,042)   (1,264,435)   (1,307,300)
 Proceeds from sale of bank premises
  and equipment                               24,963        11,909            --
 (Increase) decrease in deposits with
  other banks                                     --        99,570       (99,570)
                                        ------------  ------------  ------------
   Net cash (used in) investing
    activities                           (43,646,133)  (16,308,300)  (17,936,681)
                                        ------------  ------------  ------------
Cash Flows from Financing Activities
 Net increase in demand deposit
  accounts, interest-bearing demand
  deposits and savings accounts            2,326,422    22,531,272     8,251,830
 Net increase in certificates of
  deposit                                 15,990,049       917,500     2,727,212
 Proceeds from Federal Home Loan Bank
  advances                                 8,000,000            --            --
 Increase in Federal funds purchased       1,468,000            --            --
 Proceeds from sale of stock                      --            --        73,767
 Repurchases and retirement of stock      (1,936,886)     (582,783)      (56,239)
 Dividends paid                           (2,448,057)   (2,276,164)   (1,749,305)
                                        ------------  ------------  ------------
   Net cash provided by financing
    activities                            23,399,528    20,589,825     9,247,265
                                        ------------  ------------  ------------
   Net increase (decrease) in cash and
    cash equivalents                     (11,264,023)    9,561,004    (2,655,316)
Cash and Cash Equivalents
 Beginning of year                        21,522,363    11,961,359    14,616,675
                                        ------------  ------------  ------------
 End of year                            $ 10,258,340  $ 21,522,363  $ 11,961,359
                                        ------------  ------------  ------------
Supplemental Disclosures of Cash Flow
 Information
 Cash payments for:
  Interest                              $ 11,811,959  $ 11,899,638  $ 11,096,028
                                        ------------  ------------  ------------
  Income taxes                          $  1,730,215  $  2,166,398  $  1,946,176
                                        ------------  ------------  ------------
Supplemental Disclosures of Noncash
 Financing Activities,
 transfers from loans to foreclosed
 real estate                            $         --  $    224,757  $    131,945
                                        ------------  ------------  ------------

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
                                                     EASTERN VIRGINIA BANKSHARES

Notes to Consolidated Financial Statements
December 31, 1999, 1998 and 1997

Note 1. Summary of Significant Accounting Policies

The accounting and reporting policies of Eastern Virginia Bankshares, Inc. and Subsidiaries (the "Corporation") conform to generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant of those policies:

Business

Eastern Virginia Bankshares, Inc. is a bank holding company that provides full banking services, including commercial and consumer demand and time deposit accounts, commercial and consumer loans, Visa and Mastercard revolving credit accounts, drive-in banking services and automated teller machine transactions through its wholly-owned subsidiaries, Southside Bank ("SSB") and Bank of Northumberland, Inc. ("BNI"). The area served by the Corporation is primarily the counties of Essex, Northumberland, King & Queen, King William, Richmond, Lancaster, Hanover, Gloucester, Middlesex and Caroline.

The Corporation has filed applications with the Federal Deposit Insurance Corporation, the Federal Reserve Bank and the State Corporation Commission for the opening of a new subsidiary named Hanover Bank. The new subsidiary is to be wholly owned by Eastern Virginia Bankshares and is scheduled to open in the second quarter of 2000. Hanover Bank was incorporated in December, 1999 but remained dormant until January, 2000.

Basis of Presentation and Consolidation

The consolidated statements of Eastern Virginia Bankshares, Inc. and its wholly-owned subsidiaries, Southside Bank and Bank of Northumberland, Inc. include the accounts of all companies. All material intercompany balances and transactions have been eliminated in consolidation. SSB and BNI were merged with and into the Corporation on December 29, 1997.

Use of Estimates

In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of foreclosed real estate and deferred tax assets.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all which mature within ninety days.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans

The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in the Corporation's market area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances less the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractural terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

Other Real Estate

Real estate acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenues and expenses from operations and changes in the valuation are included in other operating expenses.

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

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Earnings per common share has been computed on the basis of the weighted-average number of common shares outstanding during each period presented.

Weighted average shares were 5,092,008, 5,178,700 and 5,188,071 for the years ended 1999, 1998 and 1997, respectively. The Corporation had no potential common stock as of December 31, 1999, 1998, and 1997.

Pension Plan

The Corporation has a defined benefit pension plan covering employees meeting certain age and service requirements. The Corporation computes the net periodic pension cost of the plan in accordance with FASB No. 87, "Employers' Accounting for Pensions."

Comprehensive Income

As of January 1, 1998, the Corporation adopted FASB No. 130, "Reporting Comprehensive Income." FASB No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Corporation's net income or shareholders' equity. FASB No. 130 requires other comprehensive income to include unrealized gains (losses) on available for sale securities, which prior to adoption were reported separately in shareholders' equity. The December 31, 1997 financial statements have been reclassified to conform to the requirements of FASB No. 130.

Advertising

The Corporation practices the policy of charging advertising costs to expense as incurred. Advertising expense totaled $236,117, $247,254 and $224,292 for the three years ended December 31, 1999, 1998 and 1997, respectively.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current year presentation.
--------------------------------------------------------------------------------
                                                     EASTERN VIRGINIA BANKSHARES

Note 2. Securities

The following is a comparison of amortized cost and estimated fair values of securities at December 31, 1999 and 1998:

                                                     1999
                                -----------------------------------------------
                                              Gross       Gross      Estimated
                                 Amortized  Unrealized Unrealized      Fair
                                   Cost       Gains     (Losses)       Value
-------------------------------------------------------------------------------

Available for Sale:

 U.S. Government obligations    $ 8,517,407 $    3,396 $   (63,449) $ 8,457,354

 Obligations of U.S. Government
  agencies                       23,281,111     23,131    (718,883)  22,585,359

 Corporate bonds                  4,278,173        325     (80,023)   4,198,475

 Obligations of state and
  political subdivisions          7,033,903      3,641    (185,050)   6,852,494

 Other securities                 1,201,510         --          --    1,201,510
                                ----------- ---------- -----------  -----------
                                 44,312,104     30,493  (1,047,405)  43,295,192
                                ----------- ---------- -----------  -----------


Held to Maturity:

 Obligations of state and
  political subdivisions         44,780,367    308,627    (637,615)  44,451,379
                                ----------- ---------- -----------  -----------
  Total                         $89,092,471 $  339,120 $(1,685,020) $87,746,571
                                ----------- ---------- -----------  -----------
                                                     1998
                                -----------------------------------------------
                                              Gross       Gross      Estimated
                                 Amortized  Unrealized Unrealized      Fair
                                   Cost       Gains     (Losses)       Value
-------------------------------------------------------------------------------

Available for Sale:

 U.S. Government obligations    $ 9,567,133 $  202,286 $    (1,965) $ 9,767,454

 Obligations of U.S. Government
  agencies                       24,055,904    219,580     (62,048)  24,213,436

 Corporate bonds                  1,765,920     25,090          --    1,791,010

 Obligations of state and
  political subdivisions          4,589,780    175,209      (5,367)   4,759,622

 Other securities                 1,468,057         --          --    1,468,057
                                ----------- ---------- -----------  -----------
                                 41,446,794    622,165     (69,380)  41,999,579
                                ----------- ---------- -----------  -----------

Held to Maturity:

 Obligations of state and
  political subdivisions         39,332,854  1,069,105     (93,494)  40,308,465
                                ----------- ---------- -----------  -----------
  Total                         $80,779,648 $1,691,270 $  (162,874) $82,308,044
                                ----------- ---------- -----------  -----------

The following is a comparison of amortized cost and estimated fair values of the Corporation's securities by contractual maturity at December 31, 1999:

                             Amortized     Fair
                               Cost        Value
---------------------------------------------------
Available for Sale:

 One year or less           $ 3,867,559 $ 3,866,643

 1-5 years                   19,492,679  19,190,001

 5-10 years                  12,396,724  11,870,012

 After 10 years               1,431,324   1,407,488

 Mortgage-backed securities   7,123,818   6,961,048
                            ----------- -----------
                             44,312,104  43,295,192
                            ----------- -----------

Held to Maturity:

 One year or less             2,966,457   2,984,381

 1-5 years                   14,059,026  14,152,869

 5-10 years                  19,835,015  19,653,981

 After 10 years               7,919,869   7,660,148
                            ----------- -----------
                             44,780,367  44,451,379
                            ----------- -----------
  Total                     $89,092,471 $87,746,571
                            ----------- -----------

For the years ended December 31, 1999, 1998 and 1997, proceeds from sales of securities available for sale amounted to $3,641,476, $986,215 and $10,775,770, respectively. Gross realized gains amounted to $8,035 in 1998 and gross realized losses amounted to $76,268 and $27,604 in 1999 and 1997, respectively.

The book value of securities pledged to secure public deposits and other purposes amounted to $8,851,091 and $7,769,488 at December 31, 1999 and 1998, respectively.

As permitted under FASB No. 133, the Corporation transferred securities held to maturity with a book value of $4,466,031 and a market value of $4,608,947 to securities available for sale as of October 1, 1998.

--------------------------------------------------------------------------------

Note 3. Loans

The following is a comparison of loans by type which were outstanding at December 31, 1999 and 1998:

(Thousands)                                      1999      1998
-----------------------------------------------------------------

Real estate-construction                       $  8,267  $  6,096

Real estate-mortgage                            152,905   130,856

Commercial real estate                           33,103    23,114

Commercial, industrial and agricultural loans    31,003    30,649

Loans to individuals for household, family
 and other consumer expenditures                 51,890    51,481

All other loans                                     460       961
                                               --------  --------
  Total gross loans                             277,628   243,157

Less unearned income and deferred loan fees      (3,770)   (3,492)

Less allowance for loan losses                   (4,154)   (3,860)
                                               --------  --------
  Total net loans                              $269,704  $235,805
                                               --------  --------

--------------------------------------------------------------------------------
                                                     EASTERN VIRGINIA BANKSHARES

Note 4. Allowance for Loan Losses

The following is a summary of the activity in the allowance for loan losses:

                                      1999        1998        1997
----------------------------------------------------------------------

Balance at beginning of year       $3,859,996  $3,868,433  $3,642,753

Provisions charged against income     510,000     448,959     412,200

Recoveries of loans charged off       249,824     209,827     458,604

Loans charged off                    (466,007)   (667,223)   (645,124)
                                   ----------  ----------  ----------
Balance at end of year             $4,153,813  $3,859,996  $3,868,433
                                   ----------  ----------  ----------

Information about impaired loans is as follows:

                                                                        1998
------------------------------------------------------------------------------

Impaired loans for which an allowance
 has been provided                                                    $     --

Impaired loans for which no
 allowance has been provided                                           216,031
                                                                      --------
  Total impaired loans                                                $216,031
                                                                      --------

There were no impaired loans at December 31, 1999. No additional funds are committed to be advanced in connection with impaired loans.

Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $1,821,838 and $1,410,770 at December 31, 1999 and 1998. If interest on these loans had been accrued such income would have approximated $150,701 and $78,077, respectively.

--------------------------------------------------------------------------------

Note 5. Related Party Transactions

Loans to directors and officers totaled $5,654,457 and $4,396,554 at December 31, 1999 and 1998, respectively. New advances to directors and officers totaled $3,725,609 and repayments totaled $2,467,706 in the year ended December 31, 1999.

--------------------------------------------------------------------------------

Note 6. Bank Premises and Equipment

A summary of the cost and accumulated depreciation of bank premises and equipment follows:

                                      1999       1998
--------------------------------------------------------

Land and land improvements         $1,227,647 $1,110,174

Buildings                           4,444,024  4,309,223

Furniture, fixtures and equipment   5,273,045  5,085,269
                                   ---------- ----------
                                   10,944,716 10,504,666

Less accumulated depreciation       6,376,392  5,806,982
                                   ---------- ----------
                                   $4,568,324 $4,697,684
                                   ---------- ----------

Depreciation and amortization expense amounted to $899,474, $764,667 and $710,939 for 1999, 1998 and 1997, respectively.

--------------------------------------------------------------------------------

Note 7. Deposits

The aggregate amount of certificate of deposit with a minimum denomination of $100,000, was approximately $29,186,107 and $21,417,002 in 1999 and 1998, respectively.

At December 31, 1999, the scheduled maturities of certificates of deposit were as follows:

    2000                                                          $105,686,635

    2001                                                            24,843,180

    2002                                                             8,997,422

    2003                                                             5,063,294

    2004                                                             5,703,112

    2005 and thereafter                                                290,167
                                                                  ------------
     Total                                                        $150,583,810
                                                                  ------------

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

To comply with Federal Reserve Regulations, the Corporation's subsidiary banks are required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1999 and 1998, the aggregate amounts of daily average required balances were approximately $784,000 and $669,000.

--------------------------------------------------------------------------------

Note 9. Income Taxes

Net deferred tax assets consist of the following components as of December 31, 1999 and 1998:


                                              1999         1998
------------------------------------------------------------------

Deferred tax assets:

 Depreciation and amortization             $   189,469  $  148,944

 Deferred loan fees                             11,124      27,188

 Unrealized loss on available for sale
  securities                                   345,747          --

 Allowance for loan losses                   1,197,814   1,097,916

 Interest on nonaccrual loans                   51,238      33,153

 Pension liability                               6,091       1,353

 Other                                          28,789       4,264
                                           -----------  ----------
                                             1,830,272   1,312,818
                                           -----------  ----------
Deferred tax liabilities:

 Net unrealized gain on available for sale
  securities                                        --     187,946

 Deferred loan costs                           181,045     163,756

 FHLB dividend                                   7,888       7,888
                                           -----------  ----------
                                               188,933     359,590
                                           -----------  ----------
 Net deferred tax asset                    $ 1,641,339  $  953,228
                                           -----------  ----------

Income tax expense charged to operations for the years ended December 31, 1999, 1998 and 1997, consists of the following:

                                              1999         1998        1997
-------------------------------------------------------------------------------

Currently payable                          $ 2,365,021  $1,918,502  $2,005,750

Deferred tax (benefit)                        (154,418)    169,071     (40,765)
                                           -----------  ----------  ----------
                                            $2,210,603  $2,087,573  $1,964,985
                                           -----------  ----------  ----------

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended
December 31, 1999, 1998 and 1997, due to the following:

                                              1999         1998        1997
-------------------------------------------------------------------------------

Expected tax expense at statutory rate     $ 2,777,882  $2,619,717  $2,473,952

Increase (decrease) in taxes resulting
 from:

 Tax-exempt interest                          (572,918)   (541,405)   (581,277)

 Other                                           5,639     (22,267)    (51,567)

 Merger expenses                                    --      31,528     123,877
                                           -----------  ----------  ----------
                                           $ 2,210,603  $2,087,573  $1,964,985
                                           -----------  ----------  ----------

--------------------------------------------------------------------------------


                                                     EASTERN VIRGINIA BANKSHARES

Note 10. Employee Benefit Plans

The Corporation has a defined benefit pension plan covering substantially all of the employees. Benefits are based on years of service and the employee's compensation during the last five years of employment. The Corporation's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributable to service to date but also for those expected to be earned in the future. Information about the plan follows:

                                              1999        1998        1997
------------------------------------------------------------------------------

Change in Benefit Obligation

Benefit obligation, beginning              $4,262,636  $3,458,415  $2,754,328

Service cost                                  293,394     222,583     194,090

Interest cost                                 317,051     257,668     204,861

Actuarial loss (gain)                        (100,964)    402,697     352,743

Benefits paid                                 (81,258)    (78,727)    (47,607)
                                           ----------  ----------  ----------
Benefit obligation, ending                  4,690,859   4,262,636   3,458,415
                                           ----------  ----------  ----------
Change in Plan Assets

Fair value of plan assets, beginning        3,894,540   3,700,705   2,837,030

Actual return on plan assets                  673,179     (48,988)    736,906

Employer contributions                        296,053     321,550     174,376

Benefits paid                                 (81,258)    (78,727)    (47,607)
                                           ----------  ----------  ----------
Fair value of plan assets, ending           4,782,514   3,894,540   3,700,705
                                           ----------  ----------  ----------
Funded status                                  91,655    (368,096)    242,290

Unrecognized net actual (gain) loss          (343,540)    112,210    (688,435)

Unrecognized net obligation at transition      32,968      36,762      40,556

Unrecognized prior service cost               150,523     164,667     178,811
                                           ----------  ----------  ----------
Accrued benefit cost included in other
 liabilities                               $  (68,394) $  (54,457) $ (226,778)
                                           ----------  ----------  ----------

                                                  1999      1998      1997
-----------------------------------------------------------------------------

Components of Net Periodic Benefit Cost

Service cost                                    $293,394  $222,583  $194,090

Interest cost                                    317,051   257,668   204,861

Expected return on plan assets                  (318,393) (331,006) (253,276)

Amortization of prior service cost                14,144    14,144    14,144

Amortization of net obligation at transition       3,794     3,794     3,794

Recognized net actuarial gain                         --   (17,954)  (14,274)
                                                --------  --------  --------
Net periodic benefit cost                       $309,990  $149,229  $149,339
                                                --------  --------  --------
Weighted-Average Assumptions as of December 31

Discount rate                                        7.5%      7.5%      7.5%

Expected return on plan assets                       9.0%      9.0%      9.0%

Rate of compensation increase                        5.0%      5.0%      5.0%

401(k) Plan

The Corporation has a 401(k) defined contribution plan applicable to all eligible employees. Contributions to the Plan are made in accordance with proposals set forth and approved by the Board of Directors. Employees may elect to contribute to the Plan an amount not to exceed 4% of salary, in addition to the contribution made by the Corporation.

Contributions to this Plan by the Corporation of $46,827, $41,593, and $71,800 were included in expenses for the years ended December 31, 1999, 1998, and
1997, respectively.
--------------------------------------------------------------------------------

Note 11. Other Expenses

For the years ended December 31, 1999, 1998 and 1997, other expenses included the following:

                                  1999        1998       1997
----------------------------------------------------------------

Data processing                $   223,768 $  542,873 $  261,080

Printing supplies and postage      584,237    575,713    505,620

Taxes other than income            204,009    192,957    302,132

Merger costs                            --     92,726    364,285

Other                            1,619,000  1,556,302  1,469,312
                               ----------- ---------- ----------
                               $ 2,631,014 $2,960,571 $2,902,429
                               ----------- ---------- ----------

--------------------------------------------------------------------------------

Note 12. Restrictions on Transfers to Parent
Transfers of funds from banking subsidiaries to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. As of December 31, 1999, there were no unrestricted funds which could be transferred from the banking subsidiaries to the Parent Corporation without regulatory approval.

--------------------------------------------------------------------------------
                                                     EASTERN VIRGINIA BANKSHARES

Note 13. Federal Home Loan Bank Advances and Available Lines of Credit

The Corporation has available a $29,450,000 line of credit with the Federal Home Loan Bank of Atlanta. Borrowings are secured by a blanket line on the 1-4 family dwelling loan portfolio of SSB. At December 31, 1999, SSB had a fixed-rate, long-term advance of $3,000,000 maturing at $1,000,000 per year in May of 2000 through 2002. The interest rate for the long-term advance was 5.62%. The Corporation has a $5,000,000 variable rate advance maturing in December 2000. There were no outstanding borrowings as of December 31, 1998.

The Corporation has unused lines of credit totaling $11,700,000 with nonaffiliated banks as of December 31, 1999. There were no outstanding borrowings on these lines of credit as of December 31, 1999.


--------------------------------------------------------------------------------

Note 14. Financial Instruments with Off-Balance-Sheet Risk

The Corporation is party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

The Corporation's exposure to credit loss is represented by the contractual amount of these commitments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

At December 31, 1999 and 1998, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                             Contract Amount
                                             ---------------
(Thousands)                                   1999    1998
------------------------------------------------------------
Commitments to grant loans and
 unfunded commitments under lines of credit  $33,757 $22,151
 Standby letters of credit                   $   744 $   740

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not nece ssarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management's credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are usually uncollateralized and do not always contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary.

The Corporation maintains cash accounts in other commercial banks. The amount on deposit with correspondent institutions at December 31, 1999, exceeded the insurance limits of the Federal Deposit Insurance Corporation by $3,919,523.


--------------------------------------------------------------------------------

Note 15. Disclosures About Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and Short-Term Investments

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities

For securities and marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans were estimated using discounted cash flow analyses, using interest rates currently being offered.

Deposit Liabilities

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using market rates for deposits of similar remaining maturities.

Short-Term Borrowings

The carrying amounts of federal funds purchased and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

Long-Term Debt

The fair values of the Corporation's long-term borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Off-Balance-Sheet Financial Instruments

The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

At December 31, 1999 and 1998, the carrying amounts and fair values of loan commitments and standby letters of credit were immaterial.

                                                          (continued on page 36)
                                                     EASTERN VIRGINIA BANKSHARES

The estimated fair values and related carrying amounts of the Corporation's financial instruments are as follows:

                                  December 31, 1999   December 31, 1998
                                 ------------------- -------------------
                                 Carrying Estimated  Carrying Estimated
(Thousands)                       Amount  Fair Value  Amount  Fair Value
------------------------------------------------------------------------
Financial assets:
 Cash and short-term investments $10,258   $10,258   $21,522   $21,522
 Securities - available for sale  43,295    43,295    42,000    42,000
 Securities - held to maturity    44,780    44,451    39,333    40,308
 Loans                           269,704   273,300   235,805   244,182
 Accrued interest receivable       2,582     2,582     2,423     2,423
Financial liabilities:
 Noninterest-bearing deposits     32,816    32,816    33,216    33,216
 Interest-bearing deposits       289,831   288,724   271,114   271,969
 Federal funds purchased           1,468     1,468        --        --
 Federal Home Loan Bank advances   5,000     5,000        --        --
 Long-term debt                    3,000     2,974        --        --
 Accrued interest payable            795       795       741       741
------------------------------------------------------------------------

Note 16. Regulatory Matters

The Corporation (on a consolidated basis) and the subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and subsidiary banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the subsidiary banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, that the Corporation meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Federal Reserve Bank categorized the subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the institutions must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Corporation's actual capital amounts and ratios are presented in the table.

                    Actual                For Capital Adequacy Purposes
                 -------------  --------------------------------------------------
(Amounts in
Thousands)       Amount  Ratio            Amount                    Ratio
-----------------------------------------------------------------------------------
As of December
31, 1999:
--------------
 Total Capital
  (to Risk
  Weighted
  Assets)
  Consolidated   $46,503 19.24% (greater than or =)$19,339 (greater than or =)8.00%
  SSB            $16,718 10.97% (greater than or =)$12,189 (greater than or =)8.00%
  BNI            $14,437 16.09% (greater than or =)$ 7,179 (greater than or =)8.00%
 Tier 1 Capital
  (to Risk
  Weighted
  Assets)
  Consolidated   $43,467 17.98% (greater than or =)$ 9,669 (greater than or =)4.00%
  SSB            $11,802  7.75% (greater than or =)$ 6,094 (greater than or =)4.00%
  BNI            $ 9,313 10.38% (greater than or =)$ 3,589 (greater than or =)4.00%
 Tier 1 Capital
  (to
  Average Assets)
  Consolidated   $43,467 11.98% (greater than or =)$14,509 (greater than or =)4.00%
  SSB            $11,802  5.22% (greater than or =)$ 9,049 (greater than or =)4.00%
  BNI            $ 9,313  6.12% (greater than or =)$ 6,084 (greater than or =)4.00%
As of December
31, 1998:
--------------
 Total Capital
  (to Risk
  Weighted
  Assets)
  Consolidated   $44,614 20.59% (greater than or =)$17,330 (greater than or =)8.00%
  SSB            $13,308  9.94% (greater than or =)$10,716 (greater than or =)8.00%
  BNI            $11,568 14.01% (greater than or =)$ 6,606 (greater than or =)8.00%
 Tier 1 Capital
  (to Risk
  Weighted
  Assets)
  Consolidated   $41,892 19.34% (greater than or =)$ 8,665 (greater than or =)4.00%
  SSB            $11,623  8.68% (greater than or =)$ 5,358 (greater than or =)4.00%
  BNI            $10,533 12.76% (greater than or =)$ 3,303 (greater than or =)4.00%
 Tier 1 Capital
  (to
  Average Assets)
  Consolidated   $41,892 12.39% (greater than or =)$13,520 (greater than or =)4.00%
  SSB            $11,623  5.91% (greater than or =)$ 7,865 (greater than or =)4.00%
  BNI            $10,533  7.56% (greater than or =)$ 5,572 (greater than or =)4.00%
                     To Be Well Capitalized Under Prompt Corrective
                                    Action Provisions
                 --------------------------------------------------------
(Amounts in
Thousands)                 Amount                        Ratio
-----------------------------------------------------------------------------------
As of December
31, 1999:
--------------
 Total Capital
  (to Risk
  Weighted
  Assets)
  Consolidated                              N/A
  SSB            (greater than or =)$15,236     (greater than or =)10.00%
  BNI            (greater than or =)$ 8,973     (greater than or =)10.00%
 Tier 1 Capital
  (to Risk
  Weighted
  Assets)
  Consolidated                              N/A
  SSB            (greater than or =)$ 9,142      (greater than or =)6.00%
  BNI            (greater than or =)$ 5,384      (greater than or =)6.00%
 Tier 1 Capital
  (to
  Average Assets)
  Consolidated                              N/A
  SSB            (greater than or =)$11,312      (greater than or =)5.00%
  BNI            (greater than or =)$ 7,606      (greater than or =)5.00%
As of December
31, 1998:
--------------
 Total Capital
  (to Risk
  Weighted
  Assets)
  Consolidated                              N/A
  SSB            (greater than or =)$13,395     (greater than or =)10.00%
  BNI            (greater than or =)$ 8,257     (greater than or =)10.00%
 Tier 1 Capital
  (to Risk
  Weighted
  Assets)
  Consolidated                              N/A
  SSB            (greater than or =)$ 8,037      (greater than or =)6.00%
  BNI            (greater than or =)$ 4,954      (greater than or =)6.00%
 Tier 1 Capital
  (to
  Average Assets)
  Consolidated                              N/A
  SSB            (greater than or =)$ 9,831      (greater than or =)5.00%
  BNI            (greater than or =)$ 6,965      (greater than or =)5.00%

--------------------------------------------------------------------------------
                                                     EASTERN VIRGINIA BANKSHARES

Note 17. Condensed Financial Information

                       EASTERN VIRGINIA BANKSHARES, INC.
                           (Parent Corporation Only)

Balance Sheets

                                         December 31
                                   -------------------------
                                       1999         1998
------------------------------------------------------------
Assets
 Cash on deposit with subsidiary
  banks                            $ 15,688,413  $19,726,946
 Subordinated debt in subsidiaries    7,000,000           --
 Investment in subsidiaries          20,444,056   22,521,378
 Other assets                            34,917       60,028
                                   ------------  -----------
  Total assets                     $ 43,167,386  $42,308,352
                                   ------------  -----------
Liabilities and Shareholders'
 Equity
Liabilities                        $    372,019   $   51,687
                                   ------------  -----------
Shareholders' Equity
 Common stock                        10,064,526   10,285,668
 Capital surplus                      2,013,760    3,729,504
 Retained earnings                   31,388,237   27,876,655
 Accumulated other comprehensive
  income (loss)                        (671,156)     364,838
                                   ------------  -----------
  Total shareholders' equity         42,795,367   42,256,665
                                   ------------  -----------
  Total liabilities and
   shareholders' equity            $ 43,167,386  $42,308,352
                                   ------------  -----------

Statements of Income

                                          For the Years Ended December 31
                                        --------------------------------------
                                           1999         1998          1997
------------------------------------------------------------------------------
Income:
 Dividends from subsidiaries            $ 7,000,000  $ 6,995,376  $ 15,607,651
 Interest from subsidiaries                 438,500      474,353            --
 Miscellaneous income                             8       29,650            --
                                        -----------  -----------  ------------
                                          7,438,508    7,499,379    15,607,651
                                        -----------  -----------  ------------
Expenses:
 Management fees                            185,600      332,800            --
 Miscellaneous                              251,941      170,866            --
                                        -----------  -----------  ------------
                                            437,541      503,666            --
                                        -----------  -----------  ------------
 Net income before distributions in
  excess of earnings of subsidiaries      7,000,967    6,995,713    15,607,651
 Distributions in excess of earnings of
  subsidiaries                           (1,041,328)  (1,378,237) (10,299,857)
                                        -----------  -----------  ------------
 Net income                             $ 5,959,639  $ 5,617,476  $  5,307,794
                                        -----------  -----------  ------------

                       EASTERN VIRGINIA BANKSHARES, INC.
                           (Parent Corporation Only)

Statements of Cash Flows

                                           For the Years Ended December 31
                                        ---------------------------------------
                                            1999         1998          1997
--------------------------------------------------------------------------------
Cash Flows from Operating Activities
 Net income                             $  5,959,639  $ 5,617,476  $  5,307,794
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Distributions in excess of earnings
   of subsidiaries                         1,041,328    1,378,237    10,299,857
  Decrease (increase) in other assets         25,111      (60,028)           --
  Increase in other liabilities              320,332       51,687            --
                                        ------------  -----------  ------------
  Net cash provided by operating
   activities                              7,346,410    6,987,372    15,607,651
                                        ------------  -----------  ------------
Cash Flows from Financing Activities
 Subordinated debt to subsidiary banks    (7,000,000)          --            --
 Dividends paid                           (2,448,057)  (2,276,164)           --
 Cash paid in lieu of fractional
  shares                                          --           --        (9,130)
 Shares repurchased and retired           (1,936,886)    (582,783)           --
                                        ------------  -----------  ------------
  Net cash (used in) financing
   activities                            (11,384,943)  (2,858,947)       (9,130)
                                        ------------  -----------  ------------
  Increase (decrease) in cash and cash
   equivalents                            (4,038,533)   4,128,425    15,598,521
Cash and Cash Equivalents, beginning
 of year                                  19,726,946   15,598,521            --
                                        ------------  -----------  ------------
Cash and Cash Equivalents, end of year  $ 15,688,413  $19,726,946  $ 15,598,521
                                        ------------  -----------  ------------

--------------------------------------------------------------------------------
                                                     EASTERN VIRGINIA BANKSHARES

Independent Auditor's Report
Logo appears here

To the Board of Directors and Stockholders
Eastern Virginia Bankshares, Inc. and Subsidiaries
Tappahannock, Virginia

We have audited the accompanying consolidated balance sheets of Eastern Virginia Bankshares, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eastern Virginia Bankshares, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.


Logo appears here
Winchester, Virginia
January 7, 2000

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

F. Warren Haynie, Jr.
Attorney,
F. Warren Haynie, Jr. P.C.

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

Thomas M. Boyd, Jr.
President and Chief Executive Officer
Southside Bank

W. Rand Cook
Attorney,
McCaul, Martin, Evans & Cook, P.C.

W. Gerald Cox
President
Twin Rivers Realty, Inc.

F. L. Garrett, III
Oysterman and Realtor

Eric A. Johnson
General Manager,
Mason Realty

William L. Lewis
Attorney,
Lewis & Ware, P.C.

William W. Lowery, III
Part Owner,
Lowery's Restaurant

Lawrence R. Moter, M.D.
Physician

J. Thomas Newman
Retired Sr. Vice President,
Southside Bank

Charles R. Revere
President,
Revere Gas & Appliance

Leslie E. Taylor
President,
Leslie E. Taylor, C.P.A., P.C.

Emmett Upshaw
Clerk, Circuit Court
King William County

--------------------------------------------------------------------------------



                              Franklin Y. Hundley
                                   1915-1999

It is with great sorrow that we report the death of Franklin Y. Hundley, member of the Board of Directors for 33 years. We have lost a conscientious member and a friend.
                                                     EASTERN VIRGINIA BANKSHARES

Officers

Eastern Virginia Bankshares

Thomas M. Boyd, Jr.
President and Chief Executive Officer

Robert L. Covington
Chairman of the Board

L. Edelyn Dawson, Jr.
Secretary

F. L. Garrett, III
Vice Chairman

Lewis R. Reynolds
Executive Vice President

Ned Stephenson
Chief Financial Officer

--------------------------------------------------------------------------------

Bank of Northumberland

Sylvia O. Bartlett
Assistant Vice President

Lisa K. Baughan
Assistant Vice President

Robert L. Covingtgon
Chairman of the Board

L. Edelyn Dawson, Jr.
Senior Vice President

Joyce W. Hall
Assistant Cashier

Rebecca H. Haynie
Assistant Cashier

W. Leslie Kilduff
Vice President

Dorothy C. Reynolds
Cashier & Assistant Secretary

Lewis R. Reynolds
President and Chief Executive Officer

Charles R. Thrift, Jr.
Vice President

--------------------------------------------------------------------------------

Southside Bank

Patricia H. Barrett
Vice President
Training and Human Resources Officer
Tappahanock


Thomas M. Boyd, Jr.
President and Chief Executive Officer

Patsy C. Clow
Assistant Vice President
Branch Manager
Bowling Green

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

Virginia S. Hogge
Assistant Branch Manager
Assistant Cashier
Urbanna

Betsy G. Hudgins
Assistant Branch Manager
Assistant Cashier
Hartfield

C. Tony Hudson
Vice President/Sr. Loan Officer
Branch Administrator
Tappahannock

Edwin P. Jones
Assistant Vice President
Branch Manager
Aylett

Cellta S. Lane
Assistant Branch Manager
Hanover

Wiliam B. Littreal
Vice President of Operations
Tappahannock

Larry L. Lucas
Assistant Vice President
Branch Manager
Hartfield

Thomas J. McKittrick, III
Assistant Vice President
Branch Manager
Hanover

Betty R. Miller
Assistant Vice President
Branch Manager
Urbanna

John L. Muller
Vice President/Manager
Tappahannock Region
Marketing Director
Tappahannock

William E. Saunders, Jr.
Vice President Operations
Tappahannock

Sheilah E. Seal
Assistant Branch Manager
Aylett

Mae W. Staton
Assistant Vice President
Branch Manager
Essex Square

Clay S. Smith
Assistant Branch Manager
Bowling Green

Kavan W. Snow
Assistant Vice President
Branch Manager
Deltaville

N. Diane Struse
Assistant Branch Manager
Gloucester

Ned Stephenson
Vice President/Cashier
Chief Financial Officer
Tappahannock

Betty M. Vaughan
Assistant Vice President
Loan Officer
Tappahannock

--------------------------------------------------------------------------------
42

                                     [MAP]
                                                     EASTERN VIRGINIA BANKSHARES

Stockholder Information

Corporate Headquarters

Eastern Virginia Bankshares, Inc
307 Church Lane P.O. Box 1005
Tappahannock, VA 22560-1005

--------------------------------------------------------------------------------

Annual Meeting

The Annual Meeting of Stockholders will be held Thursday, April 20, 2000, at 9:30 A.M. at Saint Margaret's School, 444 Water Lane, Tappahannock, Virginia. All shareholders are cordially invited to attend.

--------------------------------------------------------------------------------

Common Stock

Eastern Virginia Bankshares common stock is traded on the NASDAQ Small Cap Market under the symbol EVBS. On December 31, 1998 there were approximately 2,000 shareholders. The CUSIP number is 277196101.

--------------------------------------------------------------------------------

Common Stock Performance and Dividends

Eastern Virginia Bankshares, Inc. commenced operations on December 29, 1997, with the acquisition of Southside Bank and Bank of Northumberland, Inc., and
its common stock began trading on the NASDAQ Small Cap market on January 5, 1998. Prior to the commencement of operations by EVB, shares of the banks traded in private transactions. There was no known market in the Corporation's common stock from the December 29, 1997 effective date until January 5, 1998. The SEC's Office of the Chief Accountant has advised EVB management that based on the lack of a market for the Corporation's common stock prior to January 5, 1998, providing trading history for the predecessor companies would not be appropriate.
--------------------------------------------------------------------------------

                                Common Stock Price         Dividends Declared
                         --------------------------------- --------------------
                                1999             1998
                           High     Low     High     Low    1999   1998   1997
---------------------------------------------------------- --------------------
First quarter            $   18.75 $16.50 $   22.50 $17.50 $ 0.12 $ 0.11
Second quarter               19.25  16.00     22.00  20.50   0.12   0.11   .120
Third quarter                22.75  16.00     21.75  16.50   0.12   0.11
Fourth quarter               21.69  17.06     20.00  15.75   0.12   0.11   .215
Years ended December 31      22.75  16.00     22.50  15.75 $ 0.48 $ 0.44 $ 0.34
-------------------------------------------------------------------------------
At December 31, Closing
 Price                      $19.00           $17.50
Common shares
 outstanding             5,032,263        5,142,834

--------------------------------------------------------------------------------

Investor Relations

Eastern Virginia Bankshares' Annual Report, Form 10-K and other corporate publications are available to shareholders on request without charge, by writing:
  Ned Stephenson, Vice President & Chief Financial Officer
  Eastern Virginia Bankshares, Inc.
  P.O. Box 1005
  Tappahannock, VA 22560
  (804) 443-4333
  Fax 804/443-1271

--------------------------------------------------------------------------------

Transfer Agent

Shareholders requiring information on stock transfer requirements, lost certificates, dividends and other shareholder matters should contact our transfer agent:
  Southside Bank
  Stock Transfer Department
  P.O. Box 1005
  Tappahannock, VA 22560
  804/443-4333
  Internet: http://www.southsidebank.com

--------------------------------------------------------------------------------

Independent Auditors

  Yount, Hyde & Barbour, P.C.
  50 South Cameron Street
  Winchester, VA 22604

--------------------------------------------------------------------------------

44