Form 10-K, Exhibit 13
period 2000-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 2001-03-26
CIK 1047170

                       [ASSORTED PICTURES ON THIS PAGE]


                               Checking Services
                          Advantage Checking Accounts
                       Advantage Gold Checking Accounts
                              Super Now Accounts
                             Money Market Accounts
                         Commercial Checking Accounts

                                 Loan Services
                                Consumer Loans
                            Home Improvement Loans
                                Mortgage Loans
                             Commercial Mortgages
                               Commercial Loans

                                  Investments
                           Certificates of Deposits
                             Super Saver Accounts
                          Statement Savings Accounts
                        Individual Retirements Accounts
                          Discount Brokerage Services

                                Other Services
                               Telephone Banking
                              Interactive Website
                              Safe Deposit Boxes
                                Direct Deposit
                               24 Hour Banking
                               Night Depository

Business Profile

The primary mission of Eastern Virginia Bankshares is to produce maximum value for its shareholders by operating a strong, independent, financial services provider, by delivering quality service to all customers and by contributing to the economic vitality and quality of life in the communities we serve, while providing a good work environment for our employees.

                      [EASTERN VIRGINIA BANKSHARES LOGO]

                                Southside Bank

                             --------------------

                         Bank of Northumberland, Inc.

                             --------------------

                                 Hanover Bank

     Selected Financial Data
     (in thousands except ratios and per share amounts)

                                             Year Ended December 31
                                --------------------------------------------------
                                    2000      1999      1998      1997      1996
                                --------------------------------------------------
      Income Statement Data:
       Interest income          $ 30,728  $ 27,637  $ 26,670  $ 25,093  $ 23,204
       Interest expense           14,513    11,867    11,846    11,144    10,360
                                --------  --------  --------  --------  --------
        Net interest income       16,215    15,770    14,824    13,949    12,844
       Provision for loan
        losses                       647       510       449       412       437
                                --------  --------  --------  --------  --------
        Net interest income
        after provision for
        loan losses               15,568    15,260    14,375    13,537    12,407
       Noninterest income          2,235     1,799     1,764     1,469     1,330
       Securities gains
        (losses)                    (10)       (76)        8       (28)      (52)
       Non-interest expense       10,346     8,813     8,442     7,705     6,931
                                --------  --------  --------  --------  --------
       Income before income
        taxes                      7,447     8,170     7,705     7,273     6,754
       Income taxes                1,926     2,210     2,088     1,965     1,710
                                --------  --------  --------  --------  --------
       Net Income               $  5,521  $  5,960  $  5,617  $  5,308  $  5,044
                                ------------------------------------------------
                                ------------------------------------------------
      Per Share Data:
       Net Income, basic and
        assuming dilution       $   1.12  $   1.17  $   1.08  $   1.02  $   0.97
       Cash dividends               0.52      0.48      0.44      0.34      0.31
       Book value at period
        end                         9.10      8.50      8.22      7.57      6.84
     ---------------------------------------------------------------------------
      Balance Sheet Data:
       Assets                    407,105   377,839   347,995   323,430   308,724
       Loans, net of unearned
        income                   301,032   273,858   239,664   227,981   206,343
       Securities                 83,403    88,076    81,333    78,098    82,862
       Deposits                  350,414   322,647   304,330   280,882   269,903
       Shareholders' equity       45,031    42,795    42,257    39,265    35,457
       Average shares
        outstanding                4,948     5,092     5,179     5,188     5,177
     ---------------------------------------------------------------------------
      Performance Ratios
       Return on average
        assets                      1.40%     1.64%     1.66%     1.68%     1.72%
       Return on average
        equity                     12.94%    13.95%    13.56%    13.97%    14.57%
       Dividend payout             46.57%    41.08%    40.52%    32.78%    31.91%
       Efficiency (1)              53.63%    47.83%    48.45%    47.26%    46.04%
       Average equity to
        average assets             10.85%    11.78%    12.26%    12.01%    11.79%
     ----------------------------------------------------------------------------
      Asset Quality Ratios:
       Allowance for loan
        losses to period end
        loans                       1.46%     1.52%     1.61%     1.70%     1.77%
       Allowance for loan
        losses to nonaccrual
        loans                     224.10%   227.99%   237.39%   127.99%    94.11%
       Nonperforming assets to
        period end loans and
        foreclosed properties       0.95%     1.24%     1.29%     1.77%     2.26%
       Net charge-offs to
        average loans               0.14%     0.08%     0.20%     0.09%     0.31%
     ----------------------------------------------------------------------------
      Capital and Liquidity
       Ratios:
       Leverage                    11.14%    11.98%    12.39%    12.87%    11.89%
       Risk-based capital
        ratios:
        Tier 1 capital             16.58%    17.98%    19.34%    19.30%    19.59%
        Total capital              17.89%    19.24%    20.59%    20.56%    20.85%
       Average loans to
        average deposits           85.42%    81.98%    79.23%    79.01%    76.82%
     ----------------------------------------------------------------------------

     Note: The amounts previously reported for the periods have been retroactively restated to reflect the merger of SSB and BNI to form EVB as of December 29, 1997.
     (1) Efficiency ratio is computed by dividing non-interest expense by the sum of net-interest income on a tax equivalent basis and non-interest income, net of securities gains or losses.

To Our Stockholders

 There was much relief across the country, and particularlyin the banking industry at the beginning of 2000, when Y2K turned out to be a "non-event." However, 2000 was a very exciting year for your Company. During 2000, Eastern Virginia Bankshares passed several important milestones, capitalized on several strategic growth opportunities, and made important technological investments for the future. In short, your Company started a new bank, consolidated back-office functions, invested in new technology, and capitalized on several opportunities. We are eager to share with you the story behind these events.

 Total assets at the end of 2000 were $407 million, up 7.7% from $378 million on December 31, 1999. Our banks experienced strong loan demand, as evidenced by a 9.9% increase in loans, from $274 million at year end 1999, to $301 million at year end 2000. Total deposits grew to $350 million on December 31, 2000, from $323 million on December 31, 1999, or 8.6%.

 Net interest income, after provision for loan losses, increased 2% to $15.6 million for the year ended December 31, 2000, up from $15.3 million for the year ended December 31, 1999. Other operating income increased to $2,235,000 for 2000 from $1,799,000 in 1999.

 The Company's return on average equity (ROE) and return on average assets (ROA) for the year were 12.9% and 1.40%, respectively, compared with 13.9% and 1.64% for 1999, respectively. While ROE and ROA decreased in 2000, both ratios remain strong compared to our peer group.

 Book value per share at December 31, 2000, increased to $9.10 from $8.50 on December 31, 1999, partially due to the Company's stock buy-back program which resulted in fewer shares outstanding. Per share income decreased to $1.12 for 2000, from $1.17 in 1999. It is important to understand that the primary reasons for this were milestone opportunities, and the investments in our future, which we will enumerate.

 As reported in last year's Annual Report, the third bank in our organization would be opening in 2000, and as planned, Hanover Bank opened its doors to a very enthusiastic reception in Mechanicsville last May. We feel confident that positioning our Company more firmly in the growing Hanover market will be an excellent move for the future, and will greatly increase our total franchise value.

 During 2000, Eastern Virginia Bankshares completed the restructuring of certain back-office functions in order to gain efficiencies, and added new technology for check imaging. Various bookkeeping and data processing functions were removed from Southside Bank and placed in EVB. The Southside Bank Operations Center became the EVB Operations Center to serve all three banks in a manner which is transparent to the customer. The costs associated with these moves in 2000 should be recaptured very quickly.

               Southside Northumberland Hanover
  (in 000's)   --------- -------------- -------
  Balance Sheet as of 12/31/00
  Cash         $  9,023     $  6,117    $ 5,629
  Investments    46,126       36,926        233
  Loan          168,197      106,677     21,750
  Other           5,438        3,246      1,002
               --------     --------    -------
   Total       $228,784     $152,966    $28,614
  Deposits     $199,305     $136,992    $23,659
  Borrowed       15,724        4,000          0
  Other           1,589        1,424        330
  Shareholder    12,166       10,550      4,625
               --------     --------    -------
   Total       $228,784     $152,966    $28,614

  Income Statement for the year ended 12/31/00
  Interest Income        $ 17,626 $ 11,455 $ 1,948
  Interest Expense          8,959    5,684     874
  Net                       8,667    5,771   1,074
  Provision                   360      180     107
  Other income              1,448      622      73
  Tax and other expense     6,680    3,394   1,415
                         -------- -------- -------
  Net                    $  3,075 $  2,819 $ (375)

                                                     EASTERN VIRGINIA BANKSHARES

                                    [PHOTO]
Eastern Virginia Bankshares Board of Directors: seated (left to right) Robert
L. Covington, Thomas M. Boyd, Jr. standing (left to right) F.L. Garrett III,
W. Rand Cook, William L. Lewis, J.T. Thompson III, Eric A. Johnson, Lewis R. Reynolds, F. Warren Haynie, Jr., Leslie E. Taylor, and L. Edelyn Dawson, Jr.

 These two initiatives, the opening of a new bank, and the start up of check imaging technology, had a major impact on last year's earnings. While dilutive to earnings, we believe these investments are in the best interest of our shareholders in providing long-term value.

 In the fall 2000, the Bank of Northumberland made plans to enter the Kilmarnock, Virginia, market in an office vacated by a regional bank. This office was reopened under the Bank of Northumberland name on January 3, 2001, and early indications are that it will be an excellent addition to the Bank of Northumberland offices on the Northern Neck.

 Further, seeking long-term growth opportunities late in 2000, Hanover Bank began plans to open another office, to be located in the Hanover County Air Park, in the second quarter of 2001. Additionally, Southside Bank sees expansion opportunities in its Middle Peninsula market, however, we believe that any expansion in our market must be planned carefully, with concern for bottom line impact and weighted by potential value.

 Years ago we were told to expect a checkless society. The growth of credit cards and Internet banking notwithstanding, our Country still remains a nation of check writers. However, two developments have forced traditional financial instructions into a more aggressive posture. The Grahm, Leach, Bliley legislation, known as the Financial Services Modernization Act of 1999 has removed long-imposed barriers, and opened great opportunities for the capable financial services institution. That legislation, with the rapid expansion of technology, particularly the Internet, has set the stage for many changes in our industry.

 Eastern Virginia Bankshares and its member banks plan to meet these challenges, and to aggressively seek new opportunities, and to expand business where we believe profit and value will be added to your investment.

 We could not have accomplished what we did last year without good people. Our institutions are staffed with excellent management; management with a great deal of experience, and a knowledgeable and dedicated staff. Last year we recognized the hard work of Ned Stephenson by promoting him to Executive Vice President of Eastern Virginia Bankshares. Ned has worked tirelessly behind the scenes at the holding company, while also performing his duties at Southside. We are very pleased with the leadership that Marty Martin, President and CEO, and Bill Stegeman, Senior Vice President and COO, of Hanover Bank have provided as new members of our management team. Also, we are pleased to gain the service of Joe James, Vice President of EVB Operations, to manage the EVB Operations Center. He has brought a great deal of knowledge and excellent leadership ability to that division of the organization.

 We thank the boards of directors of the holding company and of the banks for their loyalty and dedication, and finally, we thank you our shareholders for your continued support.





        T.M. Boyd, Jr.                                   R.L. Covington
        President and CEO                                Chairman of the Board

                                                     EASTERN VIRGINIA BANKSHARES

Directors
Eastern Virginia Bankshares

Thomas M. Boyd, Jr.
President and Chief Executive Officer Eastern Virginia Bankshares

W. Rand Cook
Partner McCaul, Martin, Evans & Cook, P.C.

Robert L. Covington, Jr.
Retired President & CEO Bank of Northumberland, Inc.

L. Edelyn Dawson, Jr.
Senior Vice President Bank of Northumberland, Inc.

F. L. Garrett, III
Realtor

F. Warren Haynie, Jr.
of Counsel McKerns & McKerns

Eric A. Johnson
General Manager
Mason Realty

William L. Lewis
Attorney
Lewis & Ware, P.C.

Lewis R. Reynolds
President and Chief Executive Officer
Bank of Northumberland, Inc.

Leslie E. Taylor
President
Leslie E. Taylor, C.P.A., P.C.

Jay T. Thompson, III
President
Mechanicsville Drug Store

--------------------------------------------------------------------------------

Bank of Northumberland

Robert L. Covington
Retired President & CEO
Bank of Northumberland, Inc.

S. Lake Cowart, Sr.
President
Cowart Seafood, Inc.,
Lake Packing Company, Inc.,
and Lake Farms, Inc.

L. Edelyn Dawson, Jr.
Senior Vice President
Bank of Northumberland, Inc.

F. Warren Haynie, Jr.
of Counsel
McKerns & McKerns

Alfred D. Hurt, Jr., D.D.S.
Dentist

W. Leslie Kilduff
Retired Petroleum Products Distributor

Lewis R. Reynolds
President and Chief Executive Officer Bank of Northumberland, Inc.

William E. Sanford, Jr.
Real Estate Developer and Retired Farmer

Howard R. Straughan, Jr.
Retired Banker

--------------------------------------------------------------------------------

Hanover Bank

Roger P. Burcham, CPA
Partner
Cheely Burcham Eddins Rokenbrod & Carroll

W. Rand Cook
Partner
McCaul, Martin, Evans & Cook, P.C.

Michael E. Fiore, P.E.
President
Resource International, Ltd.

William E. Martin, Jr.
President and Chief Executive Officer

Jay T. Thompson, III
President
Mechanicsville Drug Store

John T. Wash
President S. Galeski Optical

--------------------------------------------------------------------------------

Southside Bank

E. Gary Ball
Vice President
Ball Lumber Company

Thomas M. Boyd, Jr.
President and Chief Executive Officer
Eastern Virginia Bankshares

W. Gerald Cox
President
Twin Rivers Realty, Inc.

F. L. Garrett, III
Realtor

Eric A. Johnson
General Manager
Mason Realty

William L. Lewis
Attorney
Lewis & Ware, P.C.

William W. Lowery, III
Part Owner
Lowery's Restaurant

Harry A. Morris
Attorney-at-Law & Counselor

Lawrence R. Moter, M.D.
Physician

J. Thomas Newman
Retired Senior Vice President
Southside Bank

Charles R. Revere
President
Revere Gas & Appliance

Leslie E. Taylor
President
Leslie E. Taylor, C.P.A., P.C.

Emmett Upshaw
Retired Clerk of the Circuit Court
King William County

--------------------------------------------------------------------------------

Officers
Eastern Virginia Bankshares

Ronald L. Blevins
Chief Financial Officer

Thomas M. Boyd, Jr.
President and Chief Executive Officer

Robert L. Covington
Chairman of the Board

L. Edelyn Dawson, Jr.
Secretary

F. L. Garrett, III
Vice Chairman

Joseph H. James, Jr.
Vice President - Operations

Lewis R. Reynolds
Senior Vice President

Ned Stephenson
Executive Vice President

--------------------------------------------------------------------------------

Bank of Northumberland

Sylvia O. Bartlett
Assistant Vice President

Lisa K. Baughan
Assistant Vice President

Robert L. Covington
Chairman of the Board

L. Edelyn Dawson, Jr.
Senior Vice President and
Secretary

Joyce W. Hall
Assistant Cashier

Rebekah Byrd Haynie
Assistant Cashier

W. Leslie Kilduff
Vice Chairman

Dorothy C. Reynolds
Cashier and Assistant Secretary

Lewis R. Reynolds
President and Chief Executive Officer

C. Reuben Thrift, Jr.
Vice President

--------------------------------------------------------------------------------
Hanover Bank

W. Rand Cook
Vice Chairman

Celita S. Lane
Assistant Manager

William E. Martin, Jr.
President and Chief Executive Officer

Thomas J. McKittrick, III
Vice President

William D. Stegeman
Senior Vice President and
Chief Operating Officer

Jay T. Thompson, III
Chairman of the Board

John T. Wash
Secretary

--------------------------------------------------------------------------------

Southside Bank

Patricia H. Barrett
Vice President

Thomas M. Boyd, Jr.
President and Chief Executive Officer

Brenda L. Burke
Assistant Branch Manager

Patsy C. Clow
Assistant Vice President

Debbie M. Coghill
Loan Administration Officer

Carolyn H. Elliott
Assistant Operations Officer

Dennis W. Elmore
Vice President

Rick A. Fulk
Assistant Vice President

Patricia H. Gallagher
Administrative Officer

Della P. Garrett
Assistant Branch Manager

F. L. Garrett, III
Chairman of the Board

Gertrude C. Hand
Teller Coordination Officer

Virginia S. Hogge
Assistant Branch Manager

Betsy G. Hudgins
Assistant Branch Manager

C. Tony Hudson
Vice President and Senior Loan Officer

Edwin P. Jones
Assistant Vice President

Pamela P. Loving
Loan Officer

Larry L. Lucas
Assistant Vice President

Betty R. Miller
Assistant Vice President

John L. Muller
Vice President

J. Thomas Newman
Secretary

Sheilah E. Seal
Assistant Branch Manager

Clay S. Smith
Assistant Branch Manager

Kavan W. Snow
Assistant Vice President

Mae W. Staton
Assistant Vice President

Ned Stephenson
Vice President and Chief Financial Officer

Stephanie L. Sterling
Assistant Branch Manager

James R. Stevens
Assistant Branch Manager

--------------------------------------------------------------------------------
                                                     EASTERN VIRGINIA BANKSHARES

Stockholder Information

Corporate Headquarters

Eastern Virginia Bankshares, Inc
307 Church Lane, P.O. Box 1455
Tappahannock, VA 22560

-------------------------------------------------------------------------------

Annual Meeting

The Annual Meeting of Stockholders will be held Thursday, April 19, 2001, at 9:30 A.M. at Saint Margaret's School, 444 Water Lane, Tappahannock, Virginia. All stockholders are cordially invited to attend.

-------------------------------------------------------------------------------

Common Stock

Eastern Virginia Bankshares common stock is traded on the NASDAQ Small Cap Market under the symbol EVBS. On December 31, 2000, there were approximately 2,000 shareholders. The CUSIP number is 277196101.

-------------------------------------------------------------------------------

Independent Auditors

Yount, Hyde & Barbour, P.C. 50 South Cameron Street Winchester, VA 22604

-------------------------------------------------------------------------------

Local Market Makers (known)

Branch, Cabell
Davenport & Company, LLC
Ferris, Baker Watts, Inc. Scott & Stringfellow
-------------------------------------------------------------------------------

                       Common Stock Price      Dividends Declared
                   --------------------------- ------------------
                        2000           1999
                    High   Low    High   Low      2000     1999
   --------------------------------------------------------------
   First quarter   $20.00 $11.00 $18.75 $16.50   $ 0.13  $ 0.12
   Second quarter   17.00  13.12  19.25  16.00     0.13    0.12
   Third quarter    17.75  14.50  22.75  16.00     0.13    0.12
   Fourth quarter   18.00  12.50  21.69  17.06     0.13    0.12


Investor Relations

Eastern Virginia Bankshares' Annual Report, Form 10-K and other corporate publications are available to shareholders on request without charge by writing:
Ronald L. Blevins
Eastern Virginia Bankshares, Inc.
P.O. Box 1455
Tappahannock, VA 22560
(804) 443-8423
Fax 804/443-3501

-------------------------------------------------------------------------------

Direct Deposit of Cash Dividends

Shareholders of Eastern Virginia Bankshares, Inc. common stock may have their cash dividend deposited automatically, on the date of payment, to a checking, saving, or money market account in a financial institution that participates in an Automatic Clearing House. Shareholders who wish to receive direct deposit may contact the dividend paying agent, Southside Bank, at (804) 443-4333.

-------------------------------------------------------------------------------
Transfer Agent

Shareholders requiring information on stock transfers, lost certificates, dividends and other shareholder matters should contact the transfer agent:
Southside Bank
Stock Transfer Agent
P.O. Box 1005
Tappahannock, VA 22560
804/443-4333


-------------------------------------------------------------------------------

Automatic Dividend Reinvestment and Stock Purchase Plan

Eastern Virginia Bankshares, Inc. offers its shareholders a Plan whereby they may automatically invest their cash dividends in EVB stock, at the market price on the dividend record date. Shareholders who wish to enroll in the Plan should contact the Stock Transfer Agent, above.

-------------------------------------------------------------------------------

                                    [MAP]

Soutside Bank
-------------
o Tappahannock
  Main Office
  P.O. Box 1005
  Tappahannock, VA 22560
  (804) 443-4333

  Tappahannock
  Essex Square Office
  Essex Square Shopping Center
  P.O. Box 2128
  Tappahannock, VA 22560
  (804) 443-9381

  Aylett
  8270 Richmond/Tappahannock Hwy.
  P.O. Box 123
  Aylett, VA 23009
  (804) 769-3001

  Bowling Green
  202 N. Main Street
  P.O. Box 1009
  Bowling Green, VA 22427
  (804) 633-5075

  Deltaville
  U.S. Route 1101 & 33
  P.O. Box 188
  Deltaville, VA 23043
  (804) 776-0777

  Gloucester
  7132 George Washington Memorial Highway
  P.O. Box 250
  Gloucester, VA 23061
  (804) 694-4700

  Hartfield
  U.S. Route 3 & 33
  P.O. Box 250
  Hartfield, VA 23071
  (804) 776-7677

  Urbanna
  291 Virginia Street
  P.O. Box 817
  Urbanna, VA 23175
  (804) 758-3096

o Hanover Bank
  ------------
  Old Church
  4241 Mechanicsville Turnpike
  P.O. Box 397
  Mechanicsville,  VA 23111
  (804) 779-3232

  Mechanicsville
  8071 Mechanicsville Turnpike
  P.O. Box 397
  Mechanicsville, VA 23111
  (804) 559-9000


o Bank of Northumberland
  ----------------------
  14953 Northumberland Hwy.
  P.O. Box 81
  Burgess, VA 22432
  (804) 453-7003

  Callao
  110 Northumberland Hwy.
  P.O. Box 1040
  Callao, VA 22435
  (804) 529-6158

  Heathsville
  6958 Northumberland Hwy.
  P.O. Box 9
  Heathsville, VA 22473
  (804) 580-3621

  Kilmarnock
  437 N. Main Street
  P.O. Box 1937
  Kilmarnock, VA 22482
  (804) 435-2850

                       [ASSORTED PICTURES ON THIS PAGE]


                               Checking Services
                          Advantage Checking Accounts
                       Advantage Gold Checking Accounts
                              Super Now Accounts
                             Money Market Accounts
                         Commercial Checking Accounts

                                 Loan Services
                                Consumer Loans
                            Home Improvement Loans
                                Mortgage Loans
                             Commercial Mortgages
                               Commercial Loans

                                  Investments
                           Certificates of Deposits
                             Super Saver Accounts
                          Statement Savings Accounts
                        Individual Retirements Accounts
                          Discount Brokerage Services

                                Other Services
                               Telephone Banking
                              Interactive Website
                              Safe Deposit Boxes
                                Direct Deposit
                               24 Hour Banking
                               Night Depository