Form 10-K, Exhibit 13
period 2002-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 2003-03-24
CIK 1047170

                                                                    EXHIBIT 13.1

Exhibit 13.1  (from Annual Report to Shareholders)

   STOCKHOLDER INFORMATION

              COMMON STOCK
     Eastern Virginia Bankshares common stock is traded on the NASDAQ Small Cap Market under the symbol EVBS. On December 31, 2002, there were approximately 2,000 shareholders. The CUSIP number is 277196101

                      COMMON STOCK PRICE
   ---------------------------------------------------------
                              2002               2001
                         HIGH      LOW      HIGH      LOW
   ---------------------------------------------------------
   First Quarter        $ 17.00  $ 14.02  $  17.50  $  14.25
   ---------------------------------------------------------
   Second Quarter         18.80    16.10     17.00     14.60
   ---------------------------------------------------------
   Third Quarter          18.80    17.50     15.60     14.25
   ---------------------------------------------------------
   Fourth Quarter         18.58    16.52     15.40     13.87
   ---------------------------------------------------------

           DIVIDENDS DECLARED
   ---------------------------------
                      2002    2001

   ---------------------------------
   First Quarter     $ 0.13  $  0.13
   ---------------------------------
   Second Quarter      0.13     0.13
   ---------------------------------
   Third Quarter       0.14     0.13
   ---------------------------------
   Fourth Quarter      0.14     0.13
   ---------------------------------

   INVESTOR RELATIONS
     Eastern Virginia Bankshares' Annual Report, Form 10-K and other corporate publications are available to shareholders on request without charge by writing:
        Ronald L. Blevins
        Eastern Virginia Bankshares, Inc.
        P. O. Box 1455
        Tappahannock, VA 22560
        (804) 443-8423
        Fax (804) 445-1047

   TRANSFER AGENT
     Shareholders requiring information on stock transfers, lost certificates, dividends and other shareholder matters should contact the transfer agent:
        Eastern Virginia Bankshares, Inc.
        Stock Transfer Agent
        P. O. Box 1455
        Tappahannock, VA 22560
        (804) 443-8421
        Toll free 1-866-443-8421

                                        1