Form 10-K, Exhibit 13
period 2002-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 2003-03-24
CIK 1047170

Exhibit 13.2 (from Annual Report to Shareholders)

SELECTED FINANCIAL DATA

(in thousands except ratios and per share amounts)

                                                                  Year Ended December 31
                                       ------------------------------------------------------------------------------
                                           2002            2001            2000             1999             1998
                                       ------------    ------------    ------------     ------------     ------------
INCOME STATEMENT DATA:
   Interest income                     $     34,617    $     32,903    $     30,728     $     27,637     $     26,670
   Interest expense                          12,107          15,373          14,513           11,867           11,846
                                       ------------    ------------    ------------     ------------     ------------
     Net interest income                     22,510          17,530          16,215           15,770           14,824
   Provision for loan losses                  1,515           2,183             647              510              449
                                       ------------    ------------    ------------     ------------     ------------
     Net interest income after
      provision for loan losses              20,995          15,347          15,568           15,260           14,375
   Noninterest income                         3,059           2,636           2,235            1,799            1,764
   Securities gains (losses)                     93               7             (10)             (76)               8
   Noninterest expense                       14,952          11,460          10,346            8,813            8,442
                                       ------------    ------------    ------------     ------------     ------------
     Income before income taxes               9,195           6,530           7,447            8,170            7,705
   Income taxes                               2,546           1,650           1,926            2,210            2,088
                                       ------------    ------------    ------------     ------------     ------------
     Net Income                        $      6,649    $      4,880    $      5,521     $      5,960     $      5,617
                                       ============    ============    ============     ============     ============
PER SHARE DATA:
   Net Income, basic and assuming
    dilution                           $       1.36    $       0.99    $       1.12     $       1.17     $       1.08
   Cash dividends                              0.54            0.52            0.52             0.48             0.44
   Book value at period end                   10.79            9.67            9.10             8.50             8.22
BALANCE SHEET DATA:
   Assets                              $    540,290    $    467,263    $    407,105     $    377,839     $    347,995
   Loans, net of unearned income            399,134         347,977         301,032          273,858          239,664
   Securities                               102,210          91,880          83,403           88,076           81,333
   Deposits                                 469,117         408,241         350,414          322,647          304,330
   Shareholders' equity                      52,403          47,392          45,031           42,795           42,257
   Average shares outstanding                 4,884           4,915           4,948            5,092            5,179
PERFORMANCE RATIOS
   Return on average assets                    1.33%           1.13%           1.40%            1.64%            1.66%
   Return on average equity                   13.33%          10.47%          12.94%           13.95%           13.56%
   Dividend payout                            39.66%          52.45%          46.57%           41.08%           40.52%
   Efficiency (1)                             56.66%          54.74%          53.63%           47.83%           48.45%
   Average equity to average assets            9.97%          10.75%          10.85%           11.78%           12.26%
ASSET QUALITY RATIOS:
   Allowance for loan losses to
    period end loans                           1.44%           1.50%           1.46%            1.52%            1.61%
   Allowance for loan losses to
    nonaccrual loans                         177.40%         112.52%         224.10%          227.99%          237.39%
   Nonperforming assets to period
   End loans and other real estate             0.86%           1.34%           0.95%            1.24%            1.29%
   Net charge-offs to average loans            0.26%           0.43%           0.14%            0.08%            0.20%
CAPITAL AND LIQUIDITY RATIOS:
   Leverage                                    9.39%          10.08%          11.14%           11.98%           12.39%
   Risk-based capital ratios:
     Tier 1 capital                           13.86%          14.79%          16.58%           17.98%           19.34%
     Total capital                            15.11%          16.05%          17.89%           19.24%           20.59%
   Average loans to average deposits          85.23%          84.82%          85.42%           81.98%           79.23%

Note: (1)  Efficiency ratio is computed by dividing non-interest expense by the sum of net-interest income on a tax equivalent basis and non-interest income, net of securities gains or losses.

                                        1