Form 10-K, Exhibit 13
period 2003-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 2004-03-11
CIK 1047170

Exhibit 13.1

Stockholder Information

Corporate Office

Eastern Virginia Bankshares, Inc.

P. O. Box 1455, 330 Hospital Road

Tappahannock, VA 22560

Annual Meeting

The Annual Meeting of Stockholders will be held Thursday, April 15, 2004, at 4:00 P.M. at BETHPAGE Campground and Conference Center, 679 Browns Lane, Urbanna, Virginia. All stockholders are cordially invited to attend.

Common Stock

Eastern Virginia Bankshares common stock is traded on the NASDAQ Small Cap Market under the symbol EVBS. On December 31, 2003, there were approximately 2,000 shareholders. The CUSIP number is 277196101

	Common Stock Price
	2003		2002
	High	Low	High	Low
First Quarter	$25.85	$17.85	$17.00	$14.02
Second Quarter	27.73	21.30	18.80	16.10
Third Quarter	30.00	22.03	18.80	17.50
Fourth Quarter	32.05	28.11	18.58	16.52

Investor Relations

Eastern Virginia Bankshares’ Annual Report, Form 10-K and other corporate publications are available to shareholders on request without charge by writing:

Ronald L. Blevins

Eastern Virginia Bankshares, Inc.

P. O. Box 1455

Tappahannock, VA 22560

(804) 443-8423

Fax (804) 445-1047

Direct Deposit of Cash Dividends

Shareholders of Eastern Virginia Bankshares, Inc. common stock may have their cash dividend deposited automatically, on the date of payment, to a checking, savings, or money market account in a financial institution that participates in an Automatic Clearing House. Shareholders who wish to receive direct deposit may contact the dividend paying agent, Eastern Virginia Bankshares, at (804) 443-8421.

Independent Auditors

Yount, Hyde & Barbour, P.C.

50 South Cameron Street

Winchester, VA 22604

Market Makers (known)

BB&T Securities, Inc

Davenport & Company, LLC

Ferris, Baker Watts, Inc

	Dividends Declared
	2003	2002

First Quarter	$0.14	$0.13
Second Quarter	0.14	0.13
Third Quarter	0.14	0.14
Fourth Quarter	0.15	0.14

Transfer Agent

Shareholders requiring information on stock transfers, lost certificates, dividends and other shareholder matters should contact the transfer agent:

Eastern Virginia Bankshares, Inc.

Stock Transfer Agent

P. O. Box 1455

Tappahannock, VA 22560

(804) 443-8421

Toll free 1-866-443-8421

Automatic Dividend Reinvestment and Stock Purchase Plan

Eastern Virginia Bankshares, Inc. offers its shareholders a Plan whereby they may automatically invest their cash dividends in EVB stock, at the market price on the dividend payment date. Shareholders who wish to enroll in the Plan should contact the Stock Transfer Agent, above.