Form 10-K, Exhibit 13
period 2003-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 2004-03-11
CIK 1047170

Exhibit 13.2

Eastern Virginia Bankshares, Inc.

SELECTED FINANCIAL DATA

(in thousands except ratios and per share amounts)

	Year Ended December 31
	2003	2002	2001	2000	1999
Income Statement Data:
Interest income	$36,631	$34,617	$32,903	$30,728	$27,637
Interest expense	10,421	12,107	15,373	14,513	11,867

Net interest income	26,210	22,510	17,530	16,215	15,770
Provision for loan losses	1,637	1,515	2,183	647	510

Net interest income after provision for loan losses	24,573	20,995	15,347	15,568	15,260
Noninterest income	3,771	3,059	2,636	2,235	1,799
Securities gains (losses)	173	93	7	(10)	(76)
Noninterest expense	18,881	14,952	11,460	10,346	8,813

Income before income taxes	9,636	9,195	6,530	7,447	8,170
Income taxes	2,553	2,546	1,650	1,926	2,210

Net Income	$7,083	$6,649	$4,880	$5,521	$5,960

Per Share Data:
Net Income, basic and assuming dilution	$1.46	$1.36	$0.99	$1.12	$1.17
Cash dividends	0.57	0.54	0.52	0.52	0.48
Book value at period end	11.62	10.79	9.67	9.10	8.50

Balance Sheet Data:
Assets	$677,172	$540,290	$467,263	$407,105	$377,839
Loans, net of unearned income	486,750	399,134	347,977	301,032	273,858
Securities	141,427	102,210	91,880	83,403	88,076
Deposits	581,149	469,117	408,241	350,414	322,647
Shareholders’ equity	56,556	52,403	47,392	45,031	42,795
Average shares outstanding	4,858	4,884	4,915	4,948	5,092

Performance Ratios
Return on average assets	1.21%	1.33%	1.13%	1.40%	1.64%
Return on average equity	12.96%	13.33%	10.47%	12.94%	13.95%
Dividend payout	39.08%	39.66%	52.45%	46.57%	41.08%
Efficiency (1)	61.12%	56.66%	54.74%	53.63%	47.83%
Average equity to average assets	9.30%	9.97%	10.75%	10.85%	11.78%

Asset Quality Ratios:
Allowance for loan losses to period end loans	1.33%	1.44%	1.50%	1.46%	1.52%
Allowance for loan losses to nonaccrual loans	158.69%	177.40%	112.52%	224.10%	227.99%
Nonperforming assets to period end loans and other real estate	0.84%	0.86%	1.34%	0.95%	1.24%
Net charge-offs to average loans	0.21%	0.26%	0.43%	0.14%	0.08%

Capital and Liquidity Ratios:
Leverage	8.54%	9.39%	10.08%	11.14%	11.98%
Risk-based capital ratios:
Tier 1 capital	12.41%	13.86%	14.79%	16.58%	17.98%
Total capital	13.67%	15.11%	16.05%	17.89%	19.24%
Average loans to average deposits(2)	81.91%	85.23%	84.82%	85.42%	81.98%

Note: (1)	Efficiency ratio is computed by dividing non-interest expense by the sum of net-interest income on a tax equivalent basis and non-interest income, net of securities gains or losses.
(2)	Average deposits in the average loans to average deposits calculation includes long-term debt