Form 10-K, Exhibit 13
period 2004-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 2005-03-11
CIK 1047170

Exhibit 13.2

SELECTED FINANCIAL DATA

(in thousands except ratios and per share amounts)

	Year Ended December 31
	2004	2003	2002	2001	2000
Income Statement Data:
Interest income	$39,744	$36,205	$34,248	$32,560	$30,412
Interest expense	10,770	10,421	12,107	15,373	14,513

Net interest income	28,974	25,784	22,141	17,187	15,899
Provision for loan losses	1,279	1,637	1,515	2,183	647

Net interest income after provision for loan losses	27,695	24,147	20,626	15,004	15,252
Noninterest income	4,281	3,771	3,059	2,636	2,235
Securities gains (losses)	303	173	93	7	(10)
Noninterest expense	22,408	18,455	14,583	11,117	10,030

Income before income taxes	9,871	9,636	9,195	6,530	7,447
Income taxes	2,631	2,553	2,546	1,650	1,926

Net Income	$7,240	$7,083	$6,649	$4,880	$5,521

Per Share Data:
Diluted earnings per share	$1.48	$1.46	$1.36	$0.99	$1.12
Cash dividends	0.60	0.57	0.54	0.52	0.52
Book value at period end	12.24	11.62	10.79	9.67	9.10

Balance Sheet Data:
Assets	$696,327	$677,482	$540,290	$467,263	$407,105
Loans, net of unearned income	512,550	486,750	399,134	347,977	301,032
Securities	133,693	141,427	102,210	91,880	83,403
Deposits	589,878	581,149	469,117	408,241	350,414
Shareholders’ equity	59,763	56,556	52,403	47,392	45,031
Average shares outstanding, basic	4,873	4,858	4,884	4,915	4,948
Average shares outstanding, diluted	4,883	4,868	4,887	4,915	4,948

Performance Ratios
Return on average assets	1.05%	1.21%	1.33%	1.13%	1.40%
Return on average equity	12.42%	12.96%	13.33%	10.47%	12.94%
Dividend payout	40.37%	39.08%	39.66%	52.45%	46.57%
Efficiency (1)	65.70%	60.57%	56.05%	53.02%	52.69%
Average equity to average assets	8.43%	9.30%	9.97%	10.75%	10.85%

Asset Quality Ratios:
Allowance for loan losses to period end loans	1.30%	1.33%	1.44%	1.50%	1.46%
Allowance for loan losses to nonaccrual loans	207.54%	158.69%	177.41%	112.52%	224.10%
Nonperforming assets to period end loans and other real estate	0.94%	0.84%	0.86%	1.34%	0.95%
Net charge-offs to average loans	0.22%	0.21%	0.26%	0.43%	0.14%

Capital and Liquidity Ratios:
Leverage	8.90%	8.54%	9.39%	10.08%	11.14%
Risk-based capital ratios:
Tier 1 capital	12.61%	12.41%	13.86%	14.79%	16.58%
Total capital	13.86%	13.67%	15.11%	16.05%	17.89%
Average loans to average deposits (2)	79.59%	81.91%	85.23%	84.82%	85.42%

Note:	(1) Efficiency ratio is computed by dividing non-interest expense by the sum of net-interest income on a tax equivalent basis and non-interest income, net of securities gains or losses.

(2) Average deposits in the average loans to average deposits calculation includes long-term debt