Form 10-K, Exhibit 13
period 2005-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 2006-03-03
CIK 1047170

Exhibit 13.1

SHAREHOLDER INFORMATION

Corporate Office

Eastern Virginia Bankshares, Inc.

P. O. Box 1455

330 Hospital Road

Tappahannock, VA 22560

Annual Meeting

The Annual Meeting of Shareholders will be held Thursday, April 20, 2006, at 4:00 P.M. at Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia. All stockholders are cordially invited to attend.

Common Stock

Eastern Virginia Bankshares common stock is traded on the NASDAQ Small Cap Market under the symbol EVBS. On December 31, 2005, there were approximately 2,600 shareholders of record and beneficial shareholders. The CUSIP number is 277196101.

	Common Stock Price				Dividends Declared
	2005		2004		2005	2004
	High	Low	High	Low
First Quarter	$25.84	$21.90	$29.89	$22.50	$0.15	$0.15
Second Quarter	24.50	19.62	24.98	19.31	0.15	0.15
Third Quarter	21.03	19.25	23.76	19.60	0.15	0.15
Fourth Quarter	21.47	19.31	26.02	21.00	0.15	0.15

Investor Relations

Eastern Virginia Bankshares’ Annual Report, Form 10-K and other corporate publications are available without charge to shareholders on request by writing:

Cheryl Wood

Eastern Virginia Bankshares, Inc.

P. O. Box 1455

Tappahannock, VA 22560

Telephone (804) 443-8422 • Fax (804) 445-1047

Email: Cheryl.Wood@evb.org

Website www.evb.org

Direct Deposit of Cash Dividends

Shareholders of Eastern Virginia Bankshares, Inc. common stock may have their cash dividend deposited automatically, in lieu of having a check mailed, on the date of payment, to a checking, savings, or money market account in a financial institution that participates in an Automatic Clearing House. Shareholders who wish to receive direct deposit may contact the dividend paying agent, Registrar and Transfer Company at (800) 368-5948.

Independent Auditors

Yount, Hyde & Barbour, P.C.

50 South Cameron Street

Winchester, VA 22604

Market Makers (known)

BB&T Securities, Inc.

Davenport & Company, LLC

Ferris, Baker Watts, Inc.

Sandler O’Neill & Partners

Keefe, Bruyette & Woods, Inc.

Transfer Agent

Shareholders requiring an address change or information on stock transfers, lost certificates, dividends and other shareholder matters should contact the transfer agent:

Registrar and Transfer Company

Attn: Investor Relations

10 Commerce Drive

Cranford, NJ 07016-3572

Toll free (800) 368-5948

Email: info@rtco.com

Website: www.rtco.com

Automatic Dividend Reinvestment Plan

Eastern Virginia Bankshares, Inc. offers its shareholders a Plan whereby they may automatically invest their cash dividends in EVB stock, at the average closing market price on the three trading days prior to the dividend payment date. Shareholders who wish to enroll in the Plan should contact the Stock Transfer Agent, above.