Form 10-K, Exhibit 13
period 2005-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 2006-03-03
CIK 1047170

Exhibit 13.2

SELECTED FINANCIAL DATA

(in thousands except ratios and per share amounts)

	Year Ended December 31
	2005	2004	2003	2002	2001
Income Statement Data:
Interest income	$43,229	$39,744	$36,205	$34,248	$32,560
Interest expense	13,198	10,770	10,421	12,107	15,373
Net interest income	30,031	28,974	25,784	22,141	17,187
Provision for loan losses	552	1,279	1,637	1,515	2,183
Net interest income after provision for loan losses	29,479	27,695	24,147	20,626	15,004
Noninterest income	4,503	4,221	3,771	3,059	2,636
Securities gains (losses)	224	303	173	93	7
Noninterest expense	24,893	22,348	18,455	14,583	11,117
Income before income taxes	9,313	9,871	9,636	9,195	6,530
Income taxes	2,587	2,631	2,553	2,546	1,650
Net Income	$6,726	$7,240	$7,083	$6,649	$4,880
Per Share Data:
Diluted earnings per share	$1.37	$1.48	$1.46	$1.36	$0.99
Cash dividends	0.60	0.60	0.57	0.54	0.52
Book value at period end	12.61	12.24	11.62	10.79	9.67
Balance Sheet Data:
Assets	$763,926	$696,327	$677,482	$540,290	$467,263
Loans, net of unearned income	574,085	512,550	486,750	399,134	347,997
Securities	135,420	133,693	141,427	102,210	91,880
Deposits	628,343	589,878	581,149	469,117	408,241
Shareholders’ equity	61,874	59,763	56,556	52,403	47,392
Average shares outstanding, basic	4,893	4,873	4,858	4,884	4,915
Average shares outstanding, diluted	4,902	4,883	4,868	4,887	4,915
Performance Ratios
Return on average assets	0.93%	1.05%	1.21%	1.33%	1.13%
Return on average equity	11.05%	12.42%	12.96%	13.33%	10.47%
Dividend payout	43.63%	40.37%	39.08%	39.66%	52.45%
Efficiency(1)	70.36%	65.70%	60.57%	56.05%	53.02%
Average equity to average assets	8.38%	8.43%	9.30%	9.97%	10.75%
Asset Quality Ratios:
Allowance for loan losses to period end loans	1.15%	1.30%	1.33%	1.44%	1.50%
Allowance for loan losses to nonaccrual loans	746.72%	207.52%	158.69%	177.41%	112.52%
Nonperforming assets to period end loans and other real estate	0.44%	0.94%	0.84%	0.86%	1.34%
Net charge-offs to average loans	0.12%	0.22%	0.21%	0.26%	0.43%
Capital and Liquidity Ratios:
Leverage	8.87%	8.90%	8.54%	9.39%	10.08%
Risk-based capital ratios:
Tier 1 capital	12.04%	12.61%	12.41%	13.86%	14.79%
Total capital	13.23%	13.86%	13.67%	15.11%	16.05%
Average loans to average deposits(2)	81.87%	79.59%	81.91%	85.23%	84.82%

Note: (1)	Efficiency ratio is computed by dividing non-interest expense by the sum of net-interest income on a tax equivalent basis and non-interest income, net of securities gains or losses.

(2) Average deposits in the average loans to average deposits calculation includes long-term debt

4	2005 Annual Report