Form 10-K, Exhibit 13
period 2006-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 2007-03-12
CIK 1047170

EXHIBIT 13.1

Shareholder Information

Corporate Office	Independent Auditors
Eastern Virginia Bankshares, Inc.	Yount, Hyde & Barbour, P.C.
P. O. Box1455	50 South Cameron Street
330 Hospital Road	Winchester, VA 22604
Tappahannock, VA 22560
Market Makers (known)
Annual Meeting	BB&T Securities, Inc.
The Annual Meeting of Shareholders will be held Thursday, April 19, 2007, at 4:00 P.M. at Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia. All stockholders are cordially invited to attend.	Davenport & Company, LLC Ferris, Baker Watts, Inc. Keefe, Bruyette & Woods, Inc.

Common Stock

Eastern Virginia Bankshares common stock is traded on the NASDAQ Global Market under the symbol EVBS. On December 31, 2006, there were approximately 2,995 shareholders of record and beneficial shareholders. The CUSIP number is 277196101.

	Common Stock Price				Dividends Declared
	2006		2005		2006	2005
	High	Low	High	Low
First Quarter	$23.16	$20.50	$25.84	$21.90	$0.15	$0.15
Second Quarter	22.85	21.55	24.50	19.62	0.16	0.15
Third Quarter	22.10	20.10	21.03	19.25	0.16	0.15
Fourth Quarter	22.79	21.25	21.47	19.31	0.16	0.15

Investor Relations	Transfer Agent
Eastern Virginia Bankshares’ Annual Report, Form 10-K and other corporate publications are available without charge to shareholder on request by writing:	Shareholders requiring an address change or information on stock transfer, lost certificates, dividends and other shareholder matters should contact the transfer agent:
Cheryl Wood	Registrar and Transfer Company
Eastern Virginia Bankshares, Inc.	Attn: Investor Relations
P. O. Box 1455	10 Commerce Drive
Tappahannock, VA 22560	Cranford, NJ 07016-3572
Telephone (804) 443-8422 Fax (804) 445-1047	Toll free (800) 368-5948
Email: Cheryl.Wood@bankevb.com	Email: info@rtco.com
Website: www.bankevb.com	Website: www.rtco.com

Direct Deposit of Cash Dividends
Shareholders of Eastern Virginia Bankshares, Inc. common stock may have their cash dividends deposited automatically, in lieu of having a check mailed, on the date of payment, to a checking, savings, or money market account in a financial institution that participates in an Automatic Clearing House. Shareholders who wish to receive direct deposit may contact the dividend paying agent, Registrar and Transfer Company at (800) 368-5948.

Automatic Dividend Reinvestment Plan

Eastern Virginia Bankshares, Inc. offers its shareholders a Plan whereby they may automatically invest their cash dividends in EVB stock, at the average closing market price on the three trading days prior to the dividend record date. Shareholders who wish to enroll in the Plan should contact the Transfer Agent, above.