Form 10-K, Exhibit 13
period 2006-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 2007-03-12
CIK 1047170

EXHIBIT 13.2

Selected Financial Data

(in thousands except ratios and per share amounts)

	Year Ended December 31
	2006	2005	2004	2003	2002
Income Statement Data:
Interest income	$51,016	$43,229	$39,744	$36,205	$34,248
Interest expense	19,444	13,198	10,770	10,421	12,107
Net interest income	31,572	30,031	28,974	25,784	22,141
Provision for loan losses	725	552	1,279	1,637	1,515
Net interest income after provision for loan losses	30,847	29,479	27,695	24,147	20,626
Noninterest income	5,129	4,503	4,221	3,771	3,059
Securities gains (losses)	36	224	303	173	93
Noninterest expense	25,819	24,893	22,348	18,455	14,583
Income before income taxes	10,193	9,313	9,871	9,636	9,195
Income taxes	2,956	2,587	2,631	2,553	2,546
Net Income	$7,237	$6,726	$7,240	$7,083	$6,649

Per Share Data:
Diluted earnings per share	1.45	$1.37	$1.48	$1.46	$1.36
Cash dividends	0.63	0.60	0.60	0.57	0.54
Book value at period end	14.43	12.61	12.24	11.62	10.79

Balance Sheet Data:
Assets	$851,398	$763,926	$696,327	$677,482	$540,290
Loans, net of unearned income	650,492	574,085	512,550	486,750	399,134
Securities	127,167	135,420	133,693	141,427	102,210
Deposits	653,979	628,343	589,878	581,149	469,117
Shareholders’ equity	87,807	61,874	59,763	56,556	52,403
Average shares outstanding, basic	4,985	4,893	4,873	4,858	4,884
Average shares outstanding, diluted	4,992	4,902	4,883	4,868	4,887

Performance Ratios
Return on average assets	0.91%	0.93%	1.05%	1.21%	1.33%
Return on average equity	11.10%	11.05%	12.42%	12.96%	13.33%
Dividend payout	42.81%	43.63%	40.37%	39.08%	39.66%
Efficiency(1)	69.18%	70.36%	65.70%	60.57%	56.05%
Average equity to average assets	10.61%	8.38%	8.43%	9.30%	9.97%

Asset Quality Ratios:
Allowance for loan losses to period end loans	1.08%	1.15%	1.30%	1.33%	1.44%
Allowance for loan losses to nonaccrual loans	503.52%	746.72%	207.54%	158.69%	177.41%
Nonperforming assets to period end loans and other real estate	0.45%	0.44%	0.94%	0.84%	0.86%
Net charge-offs to average loans	0.04%	0.12%	0.22%	0.21%	0.26%

Capital and Liquidity Ratios:
Leverage	11.57%	8.87%	8.90%	8.54%	9.39%
Risk-based capital ratios:
Tier 1 capital	15.04%	12.04%	12.61%	12.41%	13.86%
Total capital	16.15%	13.23%	13.86%	13.67%	15.11%
Average loans to average deposits(2)	97.80%	88.86%	79.59%	81.91%	85.23%

Note:	(1) Efficiency ratio is computed by dividing non-interest expense by the sum of net-interest income on a tax equivalent basis and non-interest income, net of securities gains or losses.

(2) Average deposits in the average loans to average deposits calculation includes long-term debt.

2006 Annual Report