Form 10-K, Exhibit 13
period 2007-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 2008-03-05
CIK 1047170

Exhibit 13.1

SHAREHOLDER INFORMATION

Corporate Office

Eastern Virginia Bankshares, Inc.

P. O. Box 1455

330 Hospital Road

Tappahannock, VA 22560

Annual Meeting

The Annual Meeting of Shareholders will be held Thursday, April 17, 2008, at 4:00 P.M. at Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia. All stockholders are cordially invited to attend.

Independent Auditors

Yount, Hyde & Barbour, P.C.

50 South Cameron Street

Winchester, VA 22604

Market Makers (known)

BB&T Securities, Inc.

Davenport & Company, LLC

Ferris, Baker Watts, Inc.

Keefe, Bruyette & Woods, Inc.

Common Stock

Eastern Virginia Bankshares common stock is traded on the NASDAQ Global Market under the symbol EVBS. On December 31, 2007, there were approximately 3,000 shareholders of record and beneficial shareholders. The CUSIP number is 277196101.

	Common Stock Price				Dividends Declared
	2007		2006		2007	2006
	High	Low	High	Low
First Quarter	$23.68	$22.48	$23.16	$20.50	$0.16	$0.15
Second Quarter	23.08	21.95	22.85	21.55	0.16	0.16
Third Quarter	22.81	19.13	22.10	20.10	0.16	0.16
Fourth Quarter	19.98	16.88	22.79	21.25	0.16	0.16

Investor Relations

Eastern Virginia Bankshares’ Annual Report, Form 10-K and other corporate publications are available without charge to shareholders on request by writing:

Cheryl Wood

Eastern Virginia Bankshares, Inc.

P. O. Box 1455

Tappahannock, VA 22560

Telephone (804) 443-8422 Fax (804) 445-1047

Email: Cheryl.Wood@bankevb.com

Website: www.evb.org

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