Form 10-K, Exhibit 13
period 2007-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 2008-03-05
CIK 1047170

Exhibit 13.2

SELECTED FINANCIAL DATA

	Year Ended December 31
(in thousands except ratios and per share amounts)	2007	2006	2005	2004	2003
Income Statement Data:
Interest income	$58,201	$51,016	$43,229	$39,744	$36,205
Interest expense	24,962	19,444	13,198	10,770	10,421

Net interest income	33,239	31,572	30,031	28,974	25,784
Provision for loan losses	1,238	725	552	1,279	1,637
Net interest income after provision for loan losses	32,001	30,847	29,479	27,695	24,147
Noninterest income	6,096	5,129	4,503	4,221	3,771
Securities gains (losses)	14	36	224	303	173
Noninterest expense	25,874	25,819	24,893	22,348	18,455

Income before income taxes	12,237	10,193	9,313	9,871	9,636
Income taxes	3,483	2,956	2,587	2,631	2,553

Net Income	$8,754	$7,237	$6,726	$7,240	$7,083
Per Share Data:
Diluted earnings per share	1.45	1.45	$1.37	$1.48	$1.46
Cash dividends	0.64	0.63	0.60	0.60	0.57
Book value at period end	15.30	14.43	12.61	12.24	11.62
Balance Sheet Data:
Assets	$926,711	$851,398	$763,926	$696,327	$677,482
Loans, net of unearned income	708,817	650,492	574,085	512,550	486,750
Securities	160,865	127,167	135,420	133,693	141,427
Deposits	671,900	653,979	628,343	589,878	581,149
Shareholders’ equity	90,769	87,807	61,874	59,763	56,556
Average shares outstanding, basic	6,035	4,985	4,893	4,873	4,858
Average shares outstanding, diluted	6,040	4,992	4,902	4,883	4,868
Performance Ratios
Return on average assets	0.99%	0.91%	0.93%	1.05%	1.21%
Return on average equity	9.75%	11.10%	11.05%	12.42%	12.96%
Dividend payout	44.19%	42.81%	43.63%	40.37%	39.08%
Efficiency (1)	64.75%	69.18%	70.36%	65.70%	60.57%
Average equity to average assets	10.14%	10.61%	8.38%	8.43%	9.30%
Asset Quality Ratios:
Allowance for loan losses to period end loans	1.11%	1.08%	1.15%	1.30%	1.33%
Allowance for loan losses to nonaccrual loans	544.47%	503.52%	746.72%	207.54%	158.69%
Nonperforming assets to period loans and other real estate	0.40%	0.45%	0.44%	0.94%	0.84%
Net charge-offs to average loans	0.06%	0.04%	0.12%	0.22%	0.21%
Capital and Liquidity Ratios:
Leverage	10.80%	11.57%	8.87%	8.90%	8.54%
Risk-based capital ratios:
Tier 1 capital	13.82%	15.04%	12.04%	12.61%	12.41%
Total capital	14.75%	16.15%	13.23%	13.86%	13.67%
Average loans to average deposits(2)	87.20%	84.67%	79.59%	81.91%	85.23%

Note:

(1)	Efficiency ratio is computed by dividing non-interest expense by the sum of net-interest income on a tax equivalent basis and non-interest income, net of securities gains or losses.

(2)	Average deposits in the average loans to average deposits calculation includes long-term debt

Eastern Virginia Bank shares	2007 Annual Report