Form 10-K, Exhibit 13
period 2008-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 2009-03-10
CIK 1047170

Exhibit 13.1

SHAREHOLDER INFORMATION

Corporate Office

Eastern Virginia Bankshares, Inc.

P. O. Box 1455

330 Hospital Road

Tappahannock, VA 22560

Annual Meeting

The Annual Meeting of Shareholders will be held Thursday, May 21, 2009, at 4:00 P.M. at Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia. All stockholders are cordially invited to attend.

Independent Auditors

Yount, Hyde & Barbour, P.C.

50 South Cameron Street

Winchester, VA 22604

Market Makers (known)

BB&T Securities, Inc.

Davenport & Company, LLC

Keefe, Bruyette & Woods, Inc.

Common Stock

Eastern Virginia Bankshares common stock is traded on the NASDAQ Global Market under the symbol EVBS. On December 31, 2008, there were approximately 2,950 shareholders of record and beneficial shareholders. The CUSIP number is 277196101.

	Common Stock Price				Dividends Declared
	2008		2007		2008	2007
	High	Low	High	Low
First Quarter	$19.47	$15.92	$23.16	$20.50	$0.16	$0.16
Second Quarter	18.80	15.90	22.85	21.55	0.16	0.16
Third Quarter	16.85	12.74	22.10	20.10	0.16	0.16
Fourth Quarter	12.70	7.69	22.79	21.25	0.16	0.16

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

Registrar and Transfer Company

Attn: Investor Relations

10 Commerce Drive

Cranford, NJ 07016-3572

Toll free (800) 368-5948

Email: info@rtco.com

Website: www.rtco.com

Automatic Dividend Reinvestment Plan

Eastern Virginia Bankshares, Inc. offers its shareholders a Plan whereby they may automatically invest their cash dividends in EVBS stock, at the average closing market price on the three trading days prior to the dividend record date. Shareholders who wish to enroll in the Plan should contact the Transfer Agent, above.