Form 10-K, Exhibit 13
period 2008-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 2009-03-10
CIK 1047170

Exhibit 13.2

SELECTED FINANCIAL DATA

	Year Ended December 31
(in thousands except ratios and per share amounts)	2008	2007	2006	2005	2004
Income Statement Data:
Interest income	$59,386	$58,201	$51,016	$43,229	$39,744
Interest expense	26,809	24,962	19,444	13,198	10,770

Net interest income	32,577	33,239	31,572	30,031	28,974
Provision for loan losses	4,025	1,238	725	552	1,279

Net interest income after provision for loan losses	28,552	32,001	30,847	29,479	27,695
Noninterest income	6,531	6,096	5,129	4,503	4,221
Securities gains (losses)	44	14	36	224	303
Impairment on securities	(4,933)	—	—	—	—
Actuarial gain on pension curtailment	1,328	—	—	—	—
Noninterest expense	27,945	25,874	25,819	24,893	22,348

Income before income taxes	3,577	12,237	10,193	9,313	9,871
Income taxes	506	3,483	2,956	2,587	2,631

Net Income	$3,071	$8,754	$7,237	$6,726	$7,240

Per Share Data:
Diluted earnings per share	0.52	1.45	1.45	$1.37	$1.48
Cash dividends	0.64	0.64	0.63	0.60	0.60
Book value at period end	13.23	15.30	14.43	12.61	12.24

Balance Sheet Data:
Assets	$1,051,363	$926,711	$851,398	$763,926	$696,327
Loans, net of unearned income	819,266	708,817	650,492	574,085	512,550
Securities	161,879	160,865	127,167	135,420	133,693
Deposits	813,533	671,900	653,979	628,343	589,878
Shareholders’ equity	78,029	90,769	87,807	61,874	59,763
Average shares outstanding, basic	5,889	6,035	4,985	4,893	4,873
Average shares outstanding, diluted	5,890	6,040	4,992	4,902	4,883

Performance Ratios:
Return on average assets	0.31%	0.99%	0.91%	0.93%	1.05%
Return on average equity	3.55%	9.75%	11.10%	11.05%	12.42%
Dividend payout	123.02%	44.19%	42.81%	43.63%	40.37%
Efficiency (1)	70.15%	64.75%	69.18%	70.36%	65.70%
Average equity to average assets	8.69%	10.14%	10.61%	8.38%	8.43%

Asset Quality Ratios:
Allowance for loan losses to period end loans	1.29%	1.11%	1.08%	1.15%	1.30%
Allowance for loan losses to nonaccrual loans	77.66%	544.47%	503.52%	746.72%	207.54%
Nonperforming assets to period end loans and other real estate	2.04%	0.40%	0.45%	0.44%	0.94%
Net charge-offs to average loans	0.24%	0.06%	0.04%	0.12%	0.22%

Capital and Liquidity Ratios:
Leverage	8.62%	10.80%	11.57%	8.87%	8.90%
Risk-based capital ratios:
Tier 1 capital	10.51%	13.82%	15.04%	12.04%	12.61%
Total capital	11.56%	14.75%	16.15%	13.23%	13.86%
Average loans to average deposits(2)	86.15%	87.20%	84.67%	79.59%	81.91%

Note:	(1) Efficiency ratio is computed by dividing non-interest expense by the sum of net-interest income on a tax equivalent basis and core non-interest income, net of securities gains or losses.
(2) Average deposits in the average loans to average deposits calculation includes long-term debt.