Form 10-K, Exhibit 13
period 2009-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 2010-03-11
CIK 1047170

Exhibit 13.1

A CENTURY OF LOCAL BANKS SERVING LOCAL COMMUNITIES.

SHAREHOLDER INFORMATION

Corporate Office

Eastern Virginia Bankshares, Inc. P. O. Box 1455 330 Hospital Road Tappahannock, VA 22560

Annual Meeting

The Annual Meeting of Shareholders will be held Thursday, April 15, 2010, at 4:00 P.M. at Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia. All stockholders are cordially invited to attend.

Independent Auditors

Yount, Hyde & Barbour, P.C. 50 South Cameron Street Winchester, VA 22604

Market Makers (known)

BB&T Securities, Inc. Davenport & Company, LLC Keefe, Bruyette & Woods, Inc.

Common Stock

Eastern Virginia Bankshares common stock is traded on the NASDAQ Global Market under the symbol EVBS. On December 31, 2009, there were approximately 2,700 shareholders of record and beneficial shareholders. The CUSIP number is 277196101.

Common Stock Price Dividends Declared

2009 2008 2009 2008

High Low High Low

First Quarter $ 11.57 $7.44 $ 19.47 $ 15.92 $0.16 $0.16

Second Quarter 9.55 6.94 18.80 15.90 0.05 0.16

Third Quarter 9.45 7.45 16.85 12.74 0.05 0.16

Fourth Quarter 8.25 6.75 12.70 7.69 0.05 0.16

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

Eastern Virginia Bankshares A Century of Community Banking 2009 Annual Report