Form 10-K, Exhibit 13
period 2009-12-31
EASTERN VIRGINIA BANKSHARES INC
filed 2010-03-11
CIK 1047170

Exhibit 13.2

A CENTURY OF LOCAL BANKS SERVING LOCAL COMMUNITIES.

SELECTED FINANCIAL DATA

Year Ended December 31

2009 2008 2007 2006 2005

Income Statement Data:

Interest income $ 56,727 $ 59,386 $ 58,201 $ 51,016 $ 43,229

Interest expense 24,050 26,809 24,962 19,444 13,198

Net interest income 32,677 32,577 33,239 31,572 30,031

Provision for loan losses 4,200 4,025 1,238 725 552

Net interest income after

provision for loan losses 28,477 28,552 32,001 30,847 29,479

Noninterest income (charge) (12,555) 2,926 6,096 5,129 4,503

Securities gains (losses) 66 44 14 36 224

Noninterest expense 30,648 27,945 25,874 25,819 24,893

Income (loss) before income taxes (14,660) 3,577 12,237 10,193 9,313

Income taxes (benefit) (5,856) 506 3,483 2,956 2,587

Net income (loss) (8,804) 3,071 8,754 7,237 6,726

Effective dividend on preferred stock 1,459 ——— -

Net income (loss) available to common

shareholders $ (10,263) $ 3,071 $ 8,754 $ 7,237 $ 6,726

Per Share Data:

Diluted earnings (loss) per share $ (1.73) $ 0.52 $ 1.45 $ 1.45 $ 1.37

Cash dividends 0.31 0.64 0.64 0.63 0.60

Book value at period end 13.67 13.23 15.30 14.43 12.61

Balance Sheet Data:

Assets $ 1,126,283 $ 1,051,363 $ 926,711 $ i 851,398 $ 763,926

Loans, net of unearned income 853,063 819,266 708,817 650,492 574,085

Securities 178,383 161,879 160,865 127,167 135,420

Deposits 852,862 813,533 671,900 653,979 628,343

Total capital 105,198 78,029 90,769 87,807 61,874

Shareholders’ equity—common 81,198 78,029 90,769 87,807 61,874

Average shares outstanding, basic 5,920 5,889 6,035 4,985 4,893

Average shares outstanding, diluted 5,920 5,890 6,040 4,992 4,902

Performance Ratios:

Return on average assets -0.93% 0.31% 0.99% 0.91% 0.93%

Return on average common equity -13.16% 3.55% 9.75% 11.10% 11.05%

Dividend payout(1) n/a 123.02% 44.19% 42.81% 43.63%

Efficiency(2) 76.84% 70.15% 64.75% 69.18% 70.36%

Average equity to average assets 9.23% 8.69% 10.14% 10.61% 8.38%

Asset Quality Ratios:

Allowance for loan losses to

period end loans 1.42% 1.29% 1.11% 1.08% 1.15%

Allowance for loan losses to

nonaccrual loans 62.91% 77.66% 544.47% 503.52% 746.72%

Nonperforming assets to period

end loans and other real estate 3.88% 2.04% 0.40% 0.45% 0.44%

Net charge-offs to average loans 0.31% 0.24% 0.06% 0.04% 0.12%

Capital and Liquidity Ratios:

Leverage 9.08% 8.62% 10.80% 11.57% 8.87%

Risk-based capital ratios:

Tier 1 capital 11.60% 10.51% 13.82% 15.04% 12.04%

Total capital 12.29% 11.56% 14.75% 16.15% 13.23%

Average loans to average deposits(3) 84.67% 86.15% 87.20% 84.67% 79.59%

Note (1) Dividend payout is not a meaningful measure in a year in which a loss is reported.

Efficiency ratio is computed by dividing non-interest expense by the sum of net-interest income on a tax equivalent basis and non-interest income, net of securities gains or losses.

Average deposits in the average loans to average deposits calculation includes long-term debt. Average loans are before any adjustment for nonaccrual loans.

Eastern Virginia Bankshares A Century of Community Banking 2009 Annual Report